                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                EDO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                           CALCULATION OF FILING FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                            PER UNIT PRICE OR
                                                            OTHER UNDERLYING
                                                                VALUE OF
                                         AGGREGATE NUMBER      TRANSACTION          PROPOSED
                                         OF SECURITIES TO   COMPUTED PURSUANT       MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES     WHICH TRANSACTION   TO EXCHANGE ACT   AGGREGATE VALUE OF  AMOUNT OF FILING
     TO WHICH TRANSACTION APPLIES           APPLIES(1)        RULE 0-11(2)        TRANSACTION          FEE PAID
--------------------------------------------------------------------------------------------------------------------
 AIL Technologies Inc. Common Stock,
   $0.01 par value.....................      5,125,361           $11.17           $57,250,282           $11,446
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) The maximum number of shares of AIL Technologies Inc. common stock to be converted into shares of EDO Corporation common stock pursuant to the Amended and Restated Agreement and Plan of Merger to which the Joint Proxy Statement/Prospectus relates.

(2) Based on the book value per share of AIL Technologies Inc. common stock as of December 31, 1999. There is no trading market for shares of AIL Technologies Inc. common stock.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. EDO CORPORATION MAY NOT SELL THE SECURITIES DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                        JOINT PROXY STATEMENT/PROSPECTUS

                      SUBJECT TO COMPLETION, MARCH 2, 2000
[EDO LOGO]                                                            [AIL LOGO]

To the Shareholders of EDO Corporation and the Common Stockholders of AIL Technologies Inc.:

     The boards of directors of EDO Corporation and AIL Technologies Inc. have agreed to a merger in which AIL will merge with and into a wholly-owned subsidiary of EDO.

     AIL common stockholders who participate in the merger will receive approximately 1.28 EDO common shares for each share of AIL common stock that they own. EDO shareholders will continue to own their existing EDO shares after the merger. Following the merger, AIL common stockholders (including the AIL employee stock ownership plan) will control approximately [47]% of the total voting power of EDO.

     AIL is furnishing this joint proxy statement/prospectus to its common stockholders in connection with the solicitation of proxies for use at a special meeting of AIL common stockholders to be held on [May 25, 2000] to vote on whether to adopt the merger agreement and approve the merger.

     EDO is furnishing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies for use at its annual shareholders meeting to be held on [May 26, 2000] to vote on whether to (i) approve the issuance of 6,553,229 EDO common shares in the merger, (ii) approve an increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan for use in connection with the merger, (iii) elect three nominees for directors of EDO and (iv) ratify the appointment of KPMG LLP by the EDO board of directors as independent auditors of EDO for 2000.

     If you are an AIL common stockholder or an EDO shareholder, regardless of whether you plan to attend your company's meeting, please take the time to vote by completing, signing, dating and mailing your enclosed proxy card.

     If you are a participant in AIL's or EDO's employee stock ownership plan, you are not a stockholder or shareholder of record. Instead, the trustee of your company's employee stock ownership plan is the holder of record of the shares held in your company's plan. Please take the time to give voting instructions to your trustee for these shares by completing, signing, dating and mailing your enclosed voting instruction card. Your voting instructions will be kept entirely confidential by your trustee.

     REGARDLESS OF THE NUMBER OF SHARES YOU BENEFICIALLY OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE READ THIS ENTIRE DOCUMENT CAREFULLY AND VOTE TODAY.


---------------------------------------------------                ---------------------------------------------------
Frank A. Fariello                                                  Neil A. Armstrong
Chairman and Chief Executive Officer                               Chairman
EDO Corporation                                                    AIL Technologies Inc.

* SEE "RISK FACTORS" BEGINNING ON PAGE [   ] FOR A DISCUSSION OF RISKS RELEVANT
  TO THE MERGER.

     There is no public trading market for shares of AIL common stock. EDO common shares are traded on the New York Stock Exchange under the symbol "EDO."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Joint proxy statement/prospectus dated [               ], 2000
      and first mailed to shareholders on or about [               ], 2000

                                   [EDO LOGO]
                                EDO CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON [MAY 26, 2000]

To the Shareholders of EDO Corporation:

     You are cordially invited to attend the annual meeting of shareholders of EDO Corporation, to be held in the 11th floor Conference Center of Chase Manhattan Bank, 270 Park Avenue, New York, New York at 11:00 a.m. local time on [May 26, 2000].

     EDO, EDO Acquisition III Corporation (a wholly-owned subsidiary of EDO) and AIL Technologies Inc. have entered into a merger agreement. Under the merger agreement, AIL will merge with and into EDO Acquisition III with the surviving company becoming a wholly-owned subsidiary of EDO. AIL common stockholders who participate in the merger will receive approximately 1.28 EDO common shares for each share of AIL common stock that they own. Following the merger, the AIL common stockholders will control approximately [47]% of the total voting power of EDO. If either EDO or AIL issues additional shares or options before the completion of the merger (which in most cases would require the consent of the other party), this percentage of voting power as well as the exchange ratio may change.

     At the meeting, we will ask you to consider and vote on the following matters:

          (1) the approval of the issuance of 6,553,229 EDO common shares in the merger;

          (2) the increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan from 600,000 EDO common shares to 1,050,000 EDO common shares, which increase will become effective only if we complete the merger;

          (3) the election of three nominees for directors of EDO for a term expiring at the 2003 annual meeting;

          (4) the ratification of the appointment by the EDO board of directors of KPMG LLP, certified public accountants, as independent auditors for EDO for 2000; and

          (5) any other business that may properly come before the meeting or any postponements or adjournments thereof, as directed by the EDO board of directors.

     Only EDO shareholders of record at the close of business on [April 7, 2000] are entitled to notice of and to vote at the EDO meeting or any adjournments or postponements of the EDO meeting.

     Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the matters proposed for your consideration at the meeting.

     EDO shareholders are not entitled to appraisal or dissenters' rights in connection with the merger.

     YOUR VOTE IS VERY IMPORTANT. If you are an EDO shareholder, whether you plan to attend the meeting, you should complete, sign, date and mail your blue proxy card as soon as possible to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you are a participant in the EDO employee stock ownership plan, you should complete, sign, date and mail the enclosed red voting instruction card in the enclosed envelope addressed to The Bank of New York by no later than [May 22, 2000] to give voting instructions to the trustee of the EDO employee stock ownership plan. Subject to its fiduciary duties, the trustee of the EDO employee stock ownership plan will vote the EDO shares allocated to your account in accordance with your voting instructions.

     THE EDO BOARD OF DIRECTORS, BY A UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, ADOPTED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT HOLDERS OF EDO COMMON SHARES AND EDO PREFERRED SHARES

VOTE IN FAVOR OF (i) THE ISSUANCE OF 6,553,229 EDO COMMON SHARES IN THE MERGER AND (ii) THE INCREASE IN THE NUMBER OF EDO COMMON SHARES SUBJECT TO EDO'S 1996 LONG-TERM INCENTIVE PLAN FROM 600,000 EDO COMMON SHARES TO 1,050,000 EDO COMMON SHARES (WHICH WILL BECOME EFFECTIVE ONLY IF WE COMPLETE THE MERGER). THE EDO BOARD OF DIRECTORS ALSO RECOMMENDS THAT EDO SHAREHOLDERS VOTE IN FAVOR OF (x) THE ELECTION OF THE THREE NOMINEES FOR DIRECTORS OF EDO AND (y) THE RATIFICATION OF THE APPOINTMENT BY THE EDO BOARD OF DIRECTORS OF KPMG LLP AS INDEPENDENT AUDITORS FOR EDO FOR 2000.

                                          By Order of the EDO Board of Directors

                                          Marvin D. Genzer
                                          Secretary

[            , 2000]
New York, New York

                                   [AIL LOGO]
                             AIL TECHNOLOGIES INC.
                            ------------------------

                NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS
                          TO BE HELD ON [MAY 25, 2000]

To the Common Stockholders of AIL Technologies Inc.:

     You are cordially invited to attend the special meeting of common stockholders of AIL Technologies Inc. to be held at the corporate headquarters of AIL located at 455 Commack Road, Deer Park, New York at 5:00 p.m. local time on [May 25, 2000].

     EDO Corporation, EDO Acquisition III Corporation (a wholly-owned subsidiary of EDO), and AIL have entered into a merger agreement. Under the merger agreement, AIL will merge into EDO Acquisition III with the surviving company becoming a wholly-owned subsidiary of EDO. AIL common stockholders who participate in the merger will receive approximately 1.28 EDO common shares for each share of AIL common stock that they own. Following the merger, the AIL common stockholders will control approximately [47]% of the total voting power of EDO. If either EDO or AIL issues additional shares or options before the completion of the merger (which in most cases would require the consent of the other party), this percentage of voting power as well as the exchange ratio may change.

     At the meeting, we will ask you to consider and vote on the following matters:

          (1) the adoption of the merger agreement and the approval of the merger; and

          (2) any other business that may properly come before the meeting or any postponements or adjournments thereof, as directed by the AIL board of directors.

     Only AIL common stockholders of record at the close of business on [April 7, 2000] are entitled to notice of and to vote at the AIL meeting or any adjournments or postponements of the AIL meeting.

     If you object to the merger and you are an AIL common stockholder, you can demand to be paid the fair value of your AIL common stock. In order to do this, you must follow certain procedures mandated by Delaware law, including filing certain notices and not voting your shares in favor of the merger. Participants in the AIL employee stock ownership plan, however, may not object to the merger and demand to be paid the fair value of the AIL common stock allocated to them under the plan unless the trustee of the AIL employee stock ownership plan also objects to the merger. The provisions of Delaware law relating to the appraisal rights of AIL common stockholders are attached to the accompanying joint proxy statement/prospectus as Annex B and are described therein under the caption "The
Merger -- Appraisal Rights" beginning on page   .

     Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the matters proposed for your consideration at the meeting.

     YOUR VOTE IS VERY IMPORTANT. If you are an AIL common stockholder, whether or not you plan to attend the meeting, you should complete, sign, date and mail your yellow proxy card as soon as possible to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you are a participant in the AIL employee stock ownership plan, you should complete, sign, date and mail the enclosed green voting instruction card in the enclosed envelope addressed to HSBC Bank USA by no later than [May 22, 2000] to give voting instructions to the trustee of the AIL employee stock ownership plan. Subject to its fiduciary duties, the trustee of the AIL employee stock ownership plan will vote the shares of AIL common stock allocated to your account in accordance with your voting instructions.

     THE AIL BOARD OF DIRECTORS, BY A UNANIMOUS VOTE OF ALL DIRECTORS VOTING, APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND RECOMMENDS THAT AIL COMMON STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

                                          By Order of the AIL Board of Directors

                                          --------------------------------------
                                          Darrell L. Reed
                                          Secretary

[            , 2000]
Deer Park, New York

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER.............    1
SUMMARY.....................................................    7
  The Companies.............................................    7
  The Merger and Related Transactions.......................    7
  The Meetings..............................................    9
  Vote Required.............................................    9
  The Merger Agreement......................................   11
  Related Agreements........................................   11
  Exchange of AIL Common Stock Certificates.................   12
RISK FACTORS................................................   13
  Risk Factors Relating to the Merger.......................   13
  Risk Factor Relating to EDO...............................   16
  Risk Factors Relating to AIL..............................   16
SELECTED HISTORICAL FINANCIAL DATA OF EDO...................   17
SELECTED HISTORICAL FINANCIAL DATA OF AIL...................   18
AIL'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   19
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........   25
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA.........   30
COMPARATIVE PER SHARE MARKET PRICES AND DIVIDENDS...........   31
THE MEETINGS................................................   32
  AIL Special Meeting.......................................   32
  EDO Annual Meeting........................................   34
THE MERGER..................................................   37
  Background of the Merger..................................   37
  Recommendation of the Board of Directors of AIL; Reasons
     of AIL for the Merger..................................   40
  Opinion of Houlihan Lokey.................................   42
  Recommendation of the Board of Directors of EDO; Reasons
     of EDO for the Merger..................................   45
  Opinion of A.G. Edwards...................................   47
  Interests of Certain Persons in the Merger................   54
  Certain United States Federal Income Tax Consequences of
     the Merger and Sale of Shares..........................   56
  Accounting Treatment of the Merger........................   59
  United States Federal Securities Law Consequences.........   59
  Government Contracts; Novation............................   60
  Regulatory Approvals Required Before the Merger Can Be
     Completed..............................................   60
  Appraisal Rights..........................................   60

                                                              PAGE
                                                              ----
THE EXCHANGE RATIO AND ITS EFFECT ON AIL SECURITIES AND
  STOCK OPTION PLANS........................................   63
  General...................................................   63
  The Exchange Ratio........................................   63
  Fractional Shares.........................................   63
  Treatment of AIL Options..................................   63
  Stock Exchange Listing....................................   64
THE MERGER AGREEMENT........................................   65
  General...................................................   65
  Escrow....................................................   66
  Exchange of Stock Certificates............................   67
  No Fractional Shares......................................   68
  Transfer Taxes............................................   68
  Investment and Termination of the Exchange Fund...........   68
  Adjustment................................................   68
  Tax Treatment.............................................   68
  Representations and Warranties............................   68
  Covenants of EDO and AIL..................................   69
  Indemnification...........................................   73
  Conditions to Obligations of the Parties..................   74
  Termination...............................................   76
  Amendment and Waivers.....................................   78
RELATED AGREEMENTS AND TRANSACTIONS.........................   79
  Defense Systems Agreement.................................   79
  Management Agreement......................................   80
  Escrow Agreement..........................................   82
  Letter Agreements.........................................   84
  Letter from the Trustee of the AIL Employee Stock
     Ownership Plan.........................................   84
OTHER PROPOSALS TO BE CONSIDERED AT THE EDO ANNUAL
  MEETING...................................................   85
  Increase in the Number of EDO Common Shares subject to
     EDO's 1996 Long-Term Incentive Plan....................   85
  Election of Directors.....................................   89
  Selection of Auditors.....................................   98
THE COMPANIES...............................................   99
  Industry Background.......................................   99
  EDO Corporation...........................................   99
  EDO Acquisition III Corporation...........................   99
  AIL Technologies Inc......................................  100
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF EDO......  104
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF AIL......  105

                                                              PAGE
                                                              ----
INFORMATION REGARDING FUTURE OFFICERS AND DIRECTORS OF EDO
  AND THE SURVIVING COMPANY.................................  107
  Directors.................................................  107
  Executive Officers........................................  108
DESCRIPTION OF EDO COMMON SHARES............................  111
COMPARISON OF SHAREHOLDER RIGHTS............................  112
  Certain Differences Between New York and Delaware
     Corporate Law..........................................  112
  Board of Directors........................................  112
  Removal of Directors......................................  112
  Amendment to Certificate of Incorporation.................  112
  Amendment to By-laws......................................  113
  Stockholder Lists and Inspection Rights...................  113
  Corporation's Best Interests..............................  113
  Authorization of Certain Actions..........................  113
  Indemnification and Limitation of Liability of Directors
     and Officers...........................................  114
  Dividends.................................................  115
  Business Combinations.....................................  115
AMENDMENTS TO EDO'S BY-LAWS.................................  116
SHAREHOLDER PROPOSALS.......................................  116
WHERE TO FIND MORE INFORMATION..............................  117
FORWARD-LOOKING INFORMATION.................................  118
OTHER MATTERS...............................................  118
LEGAL MATTERS...............................................  119
EXPERTS.....................................................  119
ANNEX A  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
ANNEX B  DISSENTER'S APPRAISAL RIGHTS
ANNEX C  OPINION OF A.G. EDWARDS
ANNEX D  OPINION OF HOULIHAN LOKEY

     ACCOMPANYING THIS JOINT PROXY STATEMENT/PROSPECTUS IS A COPY OF THE EDO 1999 ANNUAL REPORT ON FORM 10-K. THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT EDO THAT IS INCLUDED IN EDO'S 1999 ANNUAL REPORT ON FORM 10-K. THE JOINT PROXY STATEMENT/ PROSPECTUS MAY ALSO INCORPORATE INFORMATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. THAT INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. YOU MUST ADDRESS YOUR REQUEST TO SECRETARY, EDO CORPORATION, 60 EAST 42ND STREET, SUITE 5010, NEW YORK, NEW YORK 10165, TELEPHONE (212) 716-2000. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN [MAY 18, 2000]. SEE "WHERE TO FIND MORE INFORMATION" BEGINNING ON PAGE [ ].

                QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: We are proposing a merger of AIL with and into EDO Acquisition III. Except as described in the following sentences, all outstanding shares of AIL common stock will convert into a total of 6,553,229 EDO common shares in the merger. Just before we complete the merger, EDO will purchase for cash (i) under the Defense Systems agreement, 754,598 shares of AIL common stock and 5,873 shares of AIL preferred stock directly from Defense Systems Holding Co., a subsidiary of Eaton Corporation, and (ii) under the management agreement, 225,000 shares of AIL common stock directly from some members of AIL's senior management. We will cancel those shares and any other shares of AIL common stock owned by EDO or held in AIL's treasury without paying their holders any consideration in the merger.

Q: WHY HAVE EDO AND AIL AGREED TO A BUSINESS COMBINATION?

A: We believe that the merger, by combining the complementary product offerings, customer bases and other resources of our companies, will position the combined company to enjoy greater growth and earnings potential and a greater technological base than either company could have experienced individually. To review the reasons for the merger in greater detail see "The
   Merger -- Recommendation of the Board of Directors of EDO; Reasons of EDO for
   the Merger" beginning on page   and "The Merger -- Recommendation of the
   Board of Directors of AIL; Reasons of AIL for the Merger" beginning on page
     .

Q: FOLLOWING THE MERGER, WHAT PERCENTAGES OF OWNERSHIP AND VOTING POWER OF EDO
   WILL THE AIL COMMON STOCKHOLDERS AND EDO SHAREHOLDERS HOLD?

A: Following the merger, the former AIL common stockholders will own approximately [49%], and EDO shareholders will own approximately [51%], of the total outstanding EDO common shares. The former AIL common stockholders will control approximately [47]%, and EDO shareholders (including EDO preferred shareholders) will control approximately [53]% of the voting power of EDO. If either EDO or AIL issues additional shares or options before the completion of the merger (which in most cases would require the consent of the other party), these percentages of ownership and voting power may change.

Q: WHAT WILL AIL COMMON STOCKHOLDERS WHO PARTICIPATE IN THE MERGER RECEIVE IF WE
   COMPLETE THE MERGER?

A: If we complete the merger, each share of AIL common stock (other than shares of AIL common stock owned by EDO or held in AIL's treasury) will convert into a number of EDO common shares determined by dividing the 6,553,229 EDO common shares to be issued in the merger by the number of outstanding shares of AIL common stock that are not held by EDO as of the closing of the merger. Based on the number of outstanding shares of AIL common stock on the day before we mailed this joint proxy statement/prospectus, this number, which in this joint proxy statement/prospectus we will call the "exchange ratio", would be
   1.28. EDO will not issue fractional shares. Instead, EDO will pay AIL common stockholders cash in lieu of any fractional EDO common shares owed to them based on the closing sale price for EDO common shares as reported on the New York Stock Exchange Composite Transactions Tape on the date we complete the merger.

   The value of the EDO common shares that AIL common stockholders who participate in the merger will receive depends on the market price of the EDO common shares immediately after the merger. Based on the market value of EDO common shares on the day before we mailed this joint proxy statement/prospectus, 1.28 EDO common shares are worth approximately
   $[            ].

Q: WHEN WILL AIL COMMON STOCKHOLDERS WHO PARTICIPATE IN THE MERGER RECEIVE THE
   MERGER CONSIDERATION?

A: Generally, once we complete the merger, AIL common stockholders who participate in the merger will receive the merger consideration as soon as possible after they properly complete and send to the exchange agent the letter of transmittal that we will send to them shortly after we complete the merger along with certificates representing their shares of AIL common stock. See "The Merger -- Exchange Proce-
   dures" beginning on page   . Under the merger agreement, however, 15% of the
   EDO common shares that AIL common stockholders (other than the trustee of the AIL employee stock ownership plan and some members of AIL's non-senior management, for whom such percentage will be determined on a sliding scale that is dependent on the market price of EDO common shares) would otherwise be entitled to receive under the merger agreement will be placed in escrow to secure the indemnification obligations of the AIL common stockholders. If there are any EDO common shares remaining in escrow when the escrow terminates, AIL common stockholders who deposited those shares will receive them. The escrow will generally terminate 45 days after the earlier of (i) the date that EDO's audit committee accepts the audit of the consolidated financial statements of EDO for the fiscal year ending December 31, 2000 and
   (ii) June 30, 2001. For a more detailed description of the escrow
   arrangement, see "The Merger Agreement -- Escrow" beginning on page   and
   "Related Agreements -- Escrow Agreement" beginning on page   .

Q: WHAT PERCENTAGE OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER BY THE
   TRUSTEE OF THE AIL EMPLOYEE STOCK OWNERSHIP PLAN AND SOME MEMBERS OF AIL'S NON-SENIOR MANAGEMENT WILL BE PLACED IN ESCROW?

A: An amount will be placed in escrow equal to the following percentages of the merger consideration that the trustee of the AIL employee stock ownership plan and some members of AIL's non-senior management would otherwise be entitled to receive:

                                Then the following
    If the closing price per    percentage of the
    EDO common share as         merger consideration
    reported on the New         otherwise payable to
    York Stock Exchange         the trustee and some
    Composite Transactions      members of AIL's non-
    Tape on the date we         senior management will
    complete the merger is:     be placed in escrow:
    ------------------------    ----------------------
    $6.25 or greater                      13%
    $6.00 to $6.24                         9%
    $5.75 to $5.99                         7%
    less than $5.75                        5%

   For a list of the members of AIL's non-senior management as to whom the sliding escrow percentage will apply and for a more detailed description of the sliding percentage escrow arrangement with respect to the trustee of the AIL employee stock ownership plan and some members of AIL's non-senior
   management, see "The Merger Agreement -- Escrow" beginning on page   .

Q: WHAT ARE THE INDEMNIFICATION OBLIGATIONS FOR WHICH AIL COMMON STOCKHOLDERS
   MAY BE LIABLE?

A: Under the merger agreement, AIL and the AIL common stockholders are required to indemnify EDO, EDO Acquisition III and their respective affiliates, employees, shareholders, directors, advisers and representatives, for all damages, liabilities, obligations, taxes, costs and expenses, whether or not resulting from third-party claims, as a result of or arising out of:

   - any breach of any representation or warranty of AIL contained in the merger agreement; or

   - any breach of any covenant or agreement of AIL contained in the merger agreement.

   The indemnification obligations of the AIL common stockholders will be satisfied solely from the amounts deposited in escrow. See "The Merger
   Agreement -- Indemnification" beginning on page   .

Q: WHAT ARE THE INDEMNIFICATION OBLIGATIONS FOR WHICH EDO AND EDO ACQUISITION
   III MAY BE LIABLE?

A: Under the merger agreement, EDO and EDO Acquisition III are required to indemnify AIL (before we complete the merger) and AIL common stockholders who participate in the merger (after we complete the merger) for all claims, losses, damages, liabilities, obligations, taxes, costs and expenses, whether or not resulting from third-party claims, as a result of or arising out of:

   - any breach of any representation or warranty of EDO or EDO Acquisition III contained in the merger agreement; or

   - any breach of any covenant or agreement of EDO or EDO Acquisition III contained in the merger agreement.

   EDO and EDO Acquisition III will be liable for indemnifiable claims only up to an aggregate dollar amount equal to 7.5% of the product of (i) 6,553,229 plus [288,000] and (ii) the average of the closing prices for EDO common shares as reported on the New York Stock

   Exchange Composite Transactions Tape on each of the five consecutive trading days ending on (and including) the trading day immediately before the date that we complete the merger. See "The Merger Agreement -- Indemnification"
   beginning on page   .

Q: WHY ARE WE ASKING EDO SHAREHOLDERS TO APPROVE THE INCREASE IN THE NUMBER OF
   EDO COMMON SHARES SUBJECT TO EDO'S 1996 LONG-TERM INCENTIVE PLAN FROM 600,000 EDO COMMON SHARES TO 1,050,000 EDO COMMON SHARES?

A: Under the merger agreement, all options to purchase shares of AIL common stock that are outstanding on the date that we complete the merger will convert into options to purchase EDO common shares. The EDO options issued in connection with the conversion of outstanding AIL options will be issued under EDO's 1996 long-term incentive plan. Since the number of EDO common shares subject to existing EDO options and EDO options issued in connection with the conversion of AIL options exceeds the number of EDO common shares that are currently reserved for issuance under EDO's 1996 long-term incentive plan, we need to increase the number of shares subject to EDO's 1996 long-term incentive plan before we can complete the merger.

   In addition, EDO's compensation committee has granted new restricted shares and options to Ira Kaplan, president and chief operating officer of EDO, and Darrell L. Reed, who will become chief financial officer, vice president of finance, treasurer and assistant secretary of EDO when we complete the merger. These grants, which will only take effect if we complete the merger, have been made under EDO's 1996 long-term incentive plan. See "Other Proposals to be Considered at the EDO Annual Meeting -- Increase in the Number of EDO Common Shares Subject to EDO's 1996 Long-Term Incentive Plan"
   beginning on page   .

Q: WHAT SHOULD I DO NOW IF I AM AN EDO SHAREHOLDER OR AN AIL COMMON STOCKHOLDER?

A: After you have carefully read this joint proxy statement/prospectus, just indicate -- on your blue proxy card if you are an EDO shareholder or on your yellow proxy card if you are an AIL common stockholder -- how you want to vote, and sign, date and mail your proxy card in the enclosed prepaid return envelope marked "EDO Proxy" or "AIL Proxy," as applicable, as soon as possible.

Q: WHAT SHOULD I DO NOW IF MY EDO COMMON SHARES ARE HELD IN "STREET NAME" BY MY
   BROKER? WILL MY BROKER VOTE MY EDO COMMON SHARES FOR ME?

A: If you are an EDO shareholder, your broker will not vote your EDO common shares on the proposals relating to the issuance of EDO common shares in the merger and the increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan unless you provide instructions on how to vote to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your EDO common shares. If you do not provide voting instructions to your broker, your broker may not vote your EDO common shares on these two proposals but may vote your EDO common shares on the proposals dealing with the election of the nominees for directors and the ratification of the appointment by the EDO board of directors of KPMG LLP as independent auditors for 2000.

Q: IF I HAVE SHARES THAT ARE HELD BY THE TRUSTEE OF MY COMPANY'S EMPLOYEE STOCK
   OWNERSHIP PLAN, HOW DO I GIVE VOTING INSTRUCTIONS TO THE TRUSTEE?

A: After you have carefully read this joint proxy statement/prospectus, just indicate -- on the enclosed red voting instruction card if you are a participant in the EDO employee stock ownership plan or on the enclosed green voting instruction card if you are a participant in the AIL employee stock ownership plan -- how you want the trustee of your company's employee stock ownership plan to vote the shares allocated to your account, and sign, date and mail your voting instruction card in the enclosed prepaid envelope marked "EDO ESOP Voting Instructions" by no later than [May 22, 2000], or "AIL ESOP Voting Instructions" by no later than [May 22, 2000]. Subject to its fiduciary duties, the trustee of your company's employee stock ownership plan will vote the shares allocated to your account in accordance with your voting instructions.

   Please note that the voting instruction card is not a proxy. If you own shares otherwise than beneficially under your company's employee stock ownership plan, those other shares will be represented at your company's meeting only if you vote them (i) in person at your company's meeting or (ii) by completing, signing, dating, and mailing the separate enclosed proxy card.

Q: CAN I VOTE SHARES I OWN OR SHARES ALLOCATED TO MY EMPLOYEE STOCK OWNERSHIP
   PLAN ACCOUNT IN PERSON?

A: If you are an AIL common stockholder or an EDO shareholder, you may attend your company's meeting and vote your shares in person, rather than signing, dating and mailing your proxy card.

   If you are a participant in AIL's or EDO's employee stock ownership plan, however, you may not vote shares allocated to your account in person at your company's meeting. Instead, you must complete, sign, date and mail your company's voting instruction card to the trustee of your company's employee stock ownership plan.

Q: WHAT WILL HAPPEN IF AN AIL COMMON STOCKHOLDER DOES NOT VOTE HIS, HER OR ITS
   SHARES OF AIL COMMON STOCK OR IF A PARTICIPANT IN THE AIL EMPLOYEE STOCK OWNERSHIP PLAN DOES NOT GIVE VOTING INSTRUCTIONS TO THE TRUSTEE OF THE AIL EMPLOYEE STOCK OWNERSHIP PLAN?

A: If an AIL common stockholder does not vote his, her or its shares of AIL common stock, he, she or it will effectively be voting against the proposal to adopt the merger agreement and approve the merger.

   If a participant in the AIL employee stock ownership plan does not give voting instructions to the trustee of the AIL employee stock ownership plan, the trustee will, subject to its fiduciary duties, vote the shares allocated to the participant's account in the same relative proportions as the shares for which it receives voting instructions.

Q: WHAT WILL HAPPEN IF AN EDO SHAREHOLDER DOES NOT VOTE HIS, HER OR ITS EDO
   COMMON SHARES OR IF A PARTICIPANT IN THE EDO EMPLOYEE STOCK OWNERSHIP PLAN DOES NOT GIVE VOTING INSTRUCTIONS TO THE TRUSTEE OF THE EDO EMPLOYEE STOCK OWNERSHIP PLAN?

A: The fact that an EDO shareholder does not vote his, her or its EDO common shares will not affect the outcome of the proposals that will be considered at the EDO meeting, provided that there is a quorum at the EDO meeting.

   If a participant in the EDO employee stock ownership plan, however, does not give voting instructions to the trustee of the EDO employee stock ownership plan, the trustee will, subject to its fiduciary duties, vote the shares allocated to the participant's account in the same relative proportions as the shares for which it receives voting instructions.

Q: CAN I CHANGE MY VOTE FOR SHARES I OWN AFTER I HAVE MAILED IN A SIGNED PROXY
   CARD?

A: Yes, you can change your vote for shares you own of record in one of the following ways at any time before your proxies are voted at your company's meeting:

   - you can revoke your proxies by written notice;

   - you can submit new, later dated proxy cards;

   - you can attend your company's meeting and vote in person; and

   - you may alter the instructions as to how your proxies are to vote (without revoking the proxies) by giving notice of the alteration to the secretary of your company before the vote is taken. You should be aware that simply attending your company's meeting will not revoke your proxies.

   If you are an EDO shareholder, you should send any written notice revoking or altering your proxy to EDO's secretary at the following address:

        EDO Corporation
        60 East 42nd Street, Suite 5010
        New York, New York 10165
        Attention: Secretary

   If you are an AIL stockholder, you should send any written notice revoking or altering your proxy to AIL's secretary at the following address:

        AIL Technologies Inc.
        455 Commack Road
        Deer Park, New York 11729
        Attention: Secretary

Q: IF I AM A PARTICIPANT IN AIL'S OR EDO'S EMPLOYEE STOCK OWNERSHIP PLAN, CAN I
   CHANGE MY VOTING INSTRUCTIONS AFTER I HAVE MAILED IN A SIGNED VOTING INSTRUCTION CARD?

A: No. Once you have mailed your voting instruction card you may not change your voting instructions to the trustee of your company's employee stock ownership plan.

Q: SHOULD AIL COMMON STOCKHOLDERS SEND IN THEIR COMMON STOCK CERTIFICATES NOW?

A: No. After we complete the merger, we will send AIL common stockholders who participate in the merger written instructions for delivering their AIL common stock certificates and receiving the merger consideration to which they are entitled.

Q: CAN AIL COMMON STOCKHOLDERS WHO PARTICIPATE IN THE MERGER SELL THE EDO COMMON
   SHARES THAT THEY RECEIVE IN THE MERGER?

A: Yes, unless an AIL common stockholder who participates in the merger is an affiliate of AIL or EDO. You are an affiliate of AIL or EDO if you control AIL or EDO, are controlled by AIL or EDO or are controlled by a person or entity that controls AIL or EDO. If an AIL common stockholder thinks that he, she or it may fall within this restriction, he, she or it should consult with a legal adviser. For further details, see "The Merger -- United States
   Securities Law Consequences" beginning on page   .

Q: WHAT RISKS SHOULD I CONSIDER?

A: You should review the "Risk Factors" beginning on page  .

Q: WILL THE RIGHTS OF AIL COMMON STOCKHOLDERS CHANGE AS A RESULT OF THE MERGER?

A: Yes. Currently, AIL common stockholder rights are governed by Delaware law and AIL's certificate of incorporation and by-laws, whereas EDO shareholder rights are governed by New York law and EDO's certificate of incorporation and by-laws. After the merger, AIL common stockholders will become shareholders of EDO, and their rights will be governed by New York law and EDO's certificate of incorporation and by-laws. For a summary of material differences between the rights of AIL common stockholders and the rights of EDO shareholders, see "Comparison of Shareholder Rights" beginning on page
     .

Q: WHEN WILL THE MERGER TAKE EFFECT?

A: We expect that the merger will become effective promptly after (i) the EDO shareholders approve the issuance of EDO common shares in the merger and the increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan and (ii) the AIL common stockholders adopt the merger agreement and approve the merger, provided that the other conditions to the merger have been satisfied or waived.

Q: DO AIL COMMON STOCKHOLDERS HAVE DISSENTERS' OR APPRAISAL RIGHTS?

A: Yes. Under Delaware law, AIL common stockholders (other than EDO and AIL) who do not vote to approve the merger and strictly comply with the applicable requirements of Delaware law may dissent from the merger and demand payment in cash of the fair value of their shares. Participants in the AIL employee stock ownership plan, however, may not dissent from the merger and demand payment in cash of the fair value of their shares held under the plan unless the trustee of the AIL employee stock ownership plan also dissents from the merger. Section 262 of the Delaware General Corporation Law relating to appraisal rights is attached to this document as Annex B. See "The Merger --
   Appraisal Rights" beginning on page   .

Q: DO EDO SHAREHOLDERS HAVE DISSENTERS' OR APPRAISAL RIGHTS?

A: Under New York law, EDO shareholders are not entitled to dissenters' or appraisal rights in connection with the merger or any of the proposals that we are presenting to EDO shareholders for their vote at the annual meeting.

Q: WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR
   AIL COMMON STOCKHOLDERS?

A: Except as we describe below, the receipt of EDO common shares in the merger will be tax free to AIL common stockholders. AIL common stockholders may have to pay taxes on cash received in connection with a sale of shares to EDO or for fractional shares. If you are an AIL common stockholder and choose to vote against the merger by not returning your signed proxy card and also perfect your appraisal rights under Delaware law, you will receive the fair value of your shares of AIL common stock in cash, which would be taxable to you to the extent of gain on such shares. To review the tax consequences to AIL common stockholders in greater detail, see "The Merger -- Certain United States Federal Income Tax
   Consequences of the Merger and Sale of Shares" beginning on page   .

   TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE MERGER TO AIL COMMON STOCKHOLDERS WILL DEPEND ON THE FACTS OF THEIR OWN SITUATIONS. AIL COMMON STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISERS FOR A FULL UNDERSTANDING OF THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER.

Q: WILL THE COMPOSITION OF THE EDO BOARD OF DIRECTORS CHANGE AS A RESULT OF THE
   MERGER?

A: Yes. If we complete the merger, we will initially increase the size of the EDO board of directors from 9 directors to 11 directors. The EDO board of directors will appoint Neil A. Armstrong and Ronald L. Leach, both directors of AIL, to fill the two newly created directorships. Also, the EDO board of directors has adopted resolutions which would cause Messrs. Armstrong and Leach to be nominated as directors of EDO until 2003 and 2002, respectively, at the first EDO annual meeting after we complete the merger (unless the resolutions are validly rescinded by later resolutions). We contemplate, however, reducing the size of the EDO board of directors back to 9 within one year after we complete the merger.

Q: WILL THE COMPOSITION OF EDO'S MANAGEMENT CHANGE AS A RESULT OF THE MERGER?

A: Yes. Immediately following the merger, James M. Smith will join EDO as chief executive officer, succeeding Frank A. Fariello, Mr. Reed will become chief financial officer, vice president of finance, treasurer and assistant secretary of EDO, and Edmond Bresnihan, currently vice president-aerospace and defense of AIL, will become vice president of business development. Additionally, Mr. Kaplan's position at EDO will change from president and chief operating officer to executive vice president and chief operating officer. Marvin D. Genzer will continue as vice president, general counsel and secretary of EDO and William J. Frost will continue as vice president-administration.

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE EDO AND AIL MEETINGS?

A: Neither EDO nor AIL expects any other matter other than the matters described in this joint proxy statement/prospectus to be voted on at their respective meetings.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: AIL common stockholders who have questions about the merger or how to vote their shares should call Darrell L. Reed at 631-595-6184 or mail any inquiries to AIL Technologies Inc., 455 Commack Road, Deer Park, NY 11729, attention: Darrell L. Reed. Participants in the AIL employee stock ownership plan who have questions about the merger or how to give voting instructions should call HSBC Bank USA at 212-658-7713 and ask for Stephen J. Hartman, Jr., or mail inquiries to HSBC Bank USA, 140 Broadway, New York, New York 10005. EDO shareholders who have questions about the merger or how to vote their shares should call D.F. King & Co., Inc. at 800-488-8095 or mail any inquiries to D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, attention: EDO/AIL Transaction. Participants in the EDO employee stock ownership plan who have questions about the merger or how to give voting instructions should call The Bank of New York at (212) 408-4299 and ask for Gina R. Breyer, or mail inquiries to The Bank of New York, 1290 Avenue of the Americas, 3rd Floor, New York, New York 10104.

                                    SUMMARY

     This brief summary highlights some of the information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger better and for a more complete description of the legal terms of the merger, you should read this entire joint proxy statement/prospectus carefully, including the annexes and other documents to which we have referred you. See "Where You Can Find More Information"
beginning on page   . Each item in this summary includes a page reference
directing you to a more complete description of that item.

THE COMPANIES (page   )

EDO Corporation
60 East 42nd Street, Suite 5010
New York, New York 10165
(212) 716-2000

     EDO designs and manufactures advanced electronic and mechanical systems and engineered materials for use in domestic and international markets. EDO's military, marine, and aviation products include ejection-release units and missile launchers for the United States Air Force; helicopter-towed minesweeping systems for the United States Navy; and command, control, and communications systems for combat operations. EDO is also a leading manufacturer of engineered composite products for commercial aircraft and the deep water offshore oil industry and of piezoelectric ceramic components used in products ranging from military sonars to ink jet printers.

AIL Technologies Inc.
455 Commack Road
Deer Park, New York 11729
(800) 299-9418

     AIL is a systems integrator and a producer of high-technology electronic products for defense and commercial applications. AIL's military products include airborne electronic countermeasure systems for the United States Air Force and the United States Navy, and Moving Target Indicator radars for the United States Army. AIL manufactures a wide array of electronic products for satellite communication systems, environmental products for remote air monitoring and gamma ray imaging, and interference cancellation systems for aircraft, missiles and satellite receivers. AIL is also a leading manufacturer of antennas for military and commercial aircraft, surface ships, submarines and ground installations.

EDO Acquisition III Corporation
60 East 42nd Street, Suite 5010
New York, New York 10165
(212) 716-2000

     EDO Acquisition III is a wholly-owned subsidiary of EDO organized for the sole purpose of merging with AIL.

THE MERGER AND RELATED TRANSACTIONS

  General (page   )

     In the merger, AIL will merge with and into EDO Acquisition III and EDO Acquisition III will change its name to "AIL Technologies Inc." Following the merger, AIL Technologies Inc. will continue as a wholly-owned direct subsidiary of EDO, and the former AIL common stockholders who participated in the merger will become shareholders of EDO.

     In connection with the merger, EDO entered into stock purchase agreements with Defense Systems Holding Co., a subsidiary of Eaton Corporation and the owner of approximately 13% of the outstanding shares of AIL common stock and 100% of the shares of AIL preferred stock, and with the members of AIL's senior management. Pursuant to the Defense Systems agreement, Defense Systems has agreed to sell all of its AIL common and preferred stock to EDO for cash immediately before we complete the merger. The members of AIL's senior management have agreed in the management agreement to sell the portion of their AIL common stock subject to that agreement to EDO for cash immediately before we complete the merger. Additionally, Defense Systems has agreed to vote all of its AIL common stock in favor of the merger.

 What AIL Common Stockholders Who Participate in the Merger Will Receive (page
   )

     Upon completion of the merger, each share of AIL common stock will convert into the right to receive a number of EDO common shares determined by dividing the 6,553,229 EDO common shares to be issued in the merger by the number of outstanding shares of AIL common stock not held by EDO as of the closing of the merger. EDO will not issue any fractional EDO common shares in the merger. Instead, EDO will pay AIL common stockholders cash in lieu of any fractional EDO common shares owed to them based on the closing sale price for EDO common shares as reported on the New York Stock Exchange Composite Transactions Tape on the day we complete the merger.

 Opinion of A.G. Edwards (page   )

     On December 7, 1999, A.G. Edwards & Sons Inc. delivered to the EDO board of directors its oral opinion (which was subsequently confirmed orally on December 29, 1999 and in a written opinion dated as of January 2, 2000) that the merger consideration and the consideration paid under the Defense Systems agreement and the management agreement were fair, as of those dates, in the aggregate, to EDO shareholders from a financial point of view. The full text of the written opinion of A.G. Edwards dated January 2, 2000 is attached to this document as Annex C. You should read it carefully in its entirety. The opinion of A.G. Edwards is directed to the EDO board of directors and does not constitute a recommendation to any EDO shareholder as to how to vote on the issuance of EDO common shares in the merger or the other matters being presented for a vote to EDO shareholders.

 Opinion of Houlihan Lokey (page   )

     AIL's financial adviser, Houlihan Lokey Howard and Zukin, has delivered to the AIL board of directors its written opinion that as of December 30, 1999 the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to the AIL common stockholders. The full text of the written opinion of Houlihan Lokey dated December 30, 1999 is attached to this document as Annex D and you should read it carefully in its entirety. The opinion of Houlihan Lokey is directed to the AIL board of directors and does not constitute a recommendation to any AIL common stockholder as to how to vote on the merger or the other matters being presented for a vote to AIL common stockholders.

 Listing of EDO Common Shares (page   )

     EDO has agreed to list the EDO common shares to be issued to AIL common stockholders in the merger on the New York Stock Exchange. On November 23, 1999, the New York Stock Exchange informed EDO that, due to changes in the exchange's market capitalization and shareholders' equity requirements, EDO no longer meets the exchange's continued listing standards. The new continued listing standards require maintenance of at least fifty million dollars in both market capitalization and shareholders' equity. EDO's current market capitalization is approximately $42 million as of February 23, 2000, and its shareholders' equity at December 31, 1999 was $40.2 million. EDO believes that upon the completion of the merger it will meet all of the New York Stock Exchange's continued listing standards.

 Anticipated Accounting Treatment (page   )

     The merger will be accounted for using the purchase method of accounting. This means that for financial accounting purposes, EDO will record the excess, if any, of the purchase price of AIL over the fair market value of AIL's net assets as goodwill. EDO will depreciate any fair market value adjustments relating to property, plant and equipment and amortize any goodwill over their estimated useful lives, which will reduce EDO's earnings.

 Regulatory Approvals (page   )

     We are prohibited by United States antitrust laws from completing the merger until after we have furnished information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. We have filed the required notification and report and expect the applicable waiting period to end on [March 29, 2000] unless earlier terminated.

 Recommendations to AIL Common Stockholders (page   )

     The AIL board of directors believes that the merger is fair to AIL common stockholders and in their best interests and recommends that AIL common stockholders vote in favor of the proposal to adopt the merger agreement and approve the merger.

 Recommendations to EDO Shareholders (page   )

     The EDO board of directors believes that the merger is in the best interests of EDO shareholders and recommends that EDO shareholders vote in favor of (i) the issuance of EDO common shares in the merger and (ii) the increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan (which will become effective only if we complete the merger). The EDO board of directors also recommends that EDO shareholders vote in favor of (i) the election of the three nominees for directors of EDO and (ii) the ratification of the appointment of KPMG LLP by the EDO board of directors as independent auditors of EDO for 2000.

 Interests of Certain Persons in the Merger (page   )

     Some of EDO's and AIL's directors and officers have interests in the merger that differ from those of EDO shareholders and AIL common stockholders. These interests arise principally from new employment agreements that supersede change in control agreements that Messrs. Fariello, Kaplan and Genzer had with EDO and from amendments to an employment agreement that Mr. Smith, a director of EDO, had with a subsidiary of AIL before we signed the merger agreement. The new employment agreements with Messrs. Fariello, Kaplan and Genzer generally provide them with payments if they continue to work for EDO for a period following the completion of the merger or if EDO terminates their employment without cause or constructively terminates their employment before the first anniversary of the completion of the merger (or before July 2, 2000, in the case of Mr. Fariello). The amendments to the agreement with Mr. Smith provide that Mr. Smith will become chief executive officer of EDO upon completion of the merger, and provide for compensation and incentive payments to be made to him.

     EDO has agreed to pay Philpott, Ball & Company, an investment bank of which George M. Ball, a director of EDO, is chairman, fees in connection with the merger. Messrs. Armstrong and Leach, each currently a director of AIL, will join the EDO board as soon as we complete the merger. Also, Mr. Reed, currently chief financial officer, vice president and secretary of AIL, will become chief financial officer, vice president of finance, treasurer and assistant secretary of EDO, and Mr. Bresnihan, currently vice-president-aerospace and defense of AIL, will become vice president of business development of EDO.

     The EDO board of directors knew about these interests and considered them in approving the issuance of EDO common shares in the merger. The AIL board of directors also knew about these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement.

     EDO's compensation committee has granted new restricted shares and options to Mr. Kaplan, president and chief operating officer of EDO, and Mr. Reed, who is currently an executive officer and a director of AIL. The grants are subject to the completion of the merger. In addition, the compensation committee has decided to increase both Mr. Kaplan's and Mr. Reed's salaries effective upon completion of the merger.

THE MEETINGS

  AIL (page   )

     A special meeting of AIL common stockholders will be held on [May 25, 2000] at the corporate headquarters of AIL located at 455 Commack Road, Deer Park, New York at 5:00 p.m. local time. At the AIL meeting, AIL will ask AIL common stockholders to vote on whether to adopt the merger agreement and approve the merger.

  EDO (page   )

     The annual meeting of EDO shareholders will be on [May 26, 2000] at 11:00 a.m. local time, in the 11th floor Conference Center of Chase Manhattan Bank, 270 Park Avenue, New York, New York. At the EDO meeting, EDO will ask its shareholders to consider and vote on (i) the issuance of EDO common shares in the merger, (ii) the increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan (which will become effective only if we complete the merger), (iii) the election of the three nominees for directors of EDO and (iv) the ratification of the appointment of KPMG LLP by the EDO board of directors as independent auditors of EDO for 2000.

VOTE REQUIRED

  AIL (page   )

     Each AIL common stockholder on the record date is entitled to one vote on each matter submitted to a vote at the AIL meeting for each share of AIL common stock then held. A majority of the shares of AIL common stock outstanding on the record date constitutes a quorum at the AIL meeting. The affirmative vote of at least a majority of the shares of AIL common stock outstanding and entitled to vote is required to adopt the merger agreement and approve the merger. Delaware corporate law requires that the AIL common stockholders adopt the merger agreement before we can complete the merger.

     As of [April 7, 2000], AIL's directors and officers are entitled to vote or give voting instructions with respect to 742,052 shares of AIL common stock (of which 11,259 are held of record by the trustee of the AIL employee stock ownership plan) or approximately 13% of the total shares of AIL common stock outstanding on [April 7, 2000].

     Pursuant to a letter agreement dated January 2, 2000, Mr. Smith and Mr. Reed have agreed (i) to vote all shares of AIL common stock that they own beneficially or of record in favor of the merger and (ii) to direct the trustee of the AIL employee stock ownership plan to vote, subject to its fiduciary duties, all shares of AIL common stock held by it and allocated to the accounts of Mr. Smith and Mr. Reed, respectively, in favor of the merger. Messrs. Smith and Reed together are entitled to vote or give voting instructions with respect to 347,673 shares of AIL common stock (of which 6,602 are held of record by the trustee of the AIL employee stock ownership plan), or approximately 6% of the total shares of AIL common stock outstanding on [April 7], 2000.

     Pursuant to the Defense Systems agreement, Defense Systems, which holds 754,598 shares of AIL common stock, or approximately 13% of the total shares of AIL common stock outstanding on [April 7, 2000], has agreed to vote its shares of AIL common stock in favor of the merger.

     The AIL employee stock ownership plan holds, as of [April 7, 2000], 4,139,435 shares of AIL common stock or approximately 71% of the total outstanding shares of AIL common stock, including shares of AIL common stock allocated to the accounts of AIL's directors and officers. In a letter addressed to the EDO board of directors, the trustee of the AIL employee stock ownership plan stated that, assuming the circumstances that it knew and understood to be prevailing on January 2, 2000 are prevailing at the time of the AIL meeting, it would vote, subject to its fiduciary duties, (i) all of the allocated shares held in the AIL employee stock ownership plan as to which voting instructions are received in accordance with the voting instructions and (ii) the unallocated shares held in the AIL employee stock ownership plan and the allocated shares for which no instructions are received in favor of the merger in the same proportion as the allocated shares were voted by participants of the AIL employee stock ownership plan. The circumstances that the trustee knew to be prevailing on January 2, 2000 include the market price of EDO common shares on that date which was $5.875 per share and its valuation of AIL. For further details on the letter from the trustee of the AIL employee stock ownership plan, see "Related Agreements -- Letter from the Trustee of the AIL Employee Stock
Ownership Plan" beginning on page   .

  EDO (page   )

     Each holder of EDO common shares on the record date is entitled to one vote on each matter submitted to a vote at the EDO meeting for each EDO common share then held. Each holder of EDO preferred shares on the record date is entitled to
12.3 votes on each matter submitted to a vote at the EDO meeting for each EDO preferred share then held. EDO common shares and EDO preferred shares will vote together as a single class at the EDO meeting. The holders of a majority of the votes of shares entitled to vote at the EDO meeting on the record date constitute a quorum. The affirmative vote of at least a majority of the votes cast by holders of EDO common shares and EDO preferred shares (voting together as a single class) is required to approve (i) the issuance of EDO common shares in the merger, (ii) the increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan (which will become effective only if we complete the merger) and (iii) the ratification of the appointment of KPMG LLP by the EDO board of directors as independent auditors of EDO for 2000. Each nominee to the EDO board of directors, however, must obtain a plurality of the votes cast at the EDO meeting to be elected.

     As of [April 7, 2000], EDO's directors and officers are entitled to vote or give voting instructions with respect to 506,323 EDO common shares (of which [23,346] EDO common shares are beneficially owned under the EDO employee stock ownership plan) or approximately [7]% of EDO common shares, and 1,693 EDO preferred shares (all of which are beneficially owned under the EDO employee stock ownership plan) or approximately 3% of EDO preferred shares outstanding on April 7, 2000.

     Pursuant to a letter agreement, Mr. Fariello and Mr. Kaplan have agreed to
(i) vote all EDO
common shares that they own beneficially or of record in favor of the transactions contemplated by the merger agreement and (ii) direct the trustee of the EDO employee stock ownership plan to vote, subject to its fiduciary duties, all EDO common shares and all EDO preferred shares held by it and allocated to the accounts of Mr. Fariello and Mr. Kaplan, respectively, in favor of the transactions contemplated by the merger agreement. Mr. Fariello and Mr. Kaplan together are entitled to vote or give voting instructions with respect to 276,116 EDO common shares, or 4% of the total EDO common shares outstanding on [April 7, 2000], and together are entitled to give voting instructions with respect to 885 EDO preferred shares, or 2% of the total EDO preferred shares outstanding on [April 7, 2000].

     The EDO employee stock ownership plan holds, as of [April 7, 2000], 222,381 EDO common shares (including EDO common shares allocated to the accounts of EDO's directors and officers) or approximately 3% of EDO common shares and 57,384 EDO preferred shares (including EDO preferred shares allocated to the accounts of EDO's directors and officers) or 100% of EDO preferred shares.

THE MERGER AGREEMENT (page   )

     The merger agreement is attached to this document as Annex A. Please read the merger agreement in its entirety. It is the legal document that governs the merger.

 What We Need to Do to Complete the Merger (page   )

     We will complete the merger only if:

     - EDO shareholders vote to approve the issuance of 6,553,229 EDO common shares in the merger;

     - AIL common stockholders vote to adopt the merger agreement and approve the merger; and

     - we satisfy or waive the other conditions set forth in the merger agreement.

  Termination of the Merger Agreement (page   )

     We may agree in writing to terminate the merger agreement at any time without completing the merger, even after the AIL common stockholders and the EDO shareholders have approved it.
     Also, either EDO or AIL may, without the consent of the other, terminate the merger agreement under some circumstances. If EDO or AIL terminates the merger agreement other than by mutual agreement, AIL may have to pay EDO, or EDO may have to pay AIL, depending on the circumstances, a fee of $3 million.

  Non-Solicitation of Competing Proposals (page   )

     The merger agreement generally restricts AIL's and EDO's ability to initiate, solicit, knowingly encourage or intentionally facilitate any competing merger or acquisition inquiries, proposals or offers. However, AIL and EDO may respond to unsolicited offers as provided in the merger agreement. See "The Merger Agreement -- No Solicitation of Competing Proposals" beginning on page
  .

RELATED AGREEMENTS

  Defense Systems Agreement (page   )

     Pursuant to the Defense Systems agreement, Defense Systems has agreed (i) to vote its AIL shares in favor of the merger and (ii) to sell to EDO for cash before we complete the merger all AIL shares that it owns, consisting of 754,598 shares of AIL common stock and 5,873 shares of AIL preferred stock. EDO will pay Defense Systems $5,565,160 for the shares of AIL common stock and $5,873,000 for the shares of AIL preferred stock.

  Management Agreement (page   )

     Pursuant to the management agreement, AIL senior management common stockholders have agreed to sell to EDO for cash before we complete the merger 225,000 shares of AIL common stock. Under the management agreement, EDO will pay the AIL senior management stockholders for the 225,000 shares of AIL common stock a purchase price equal to the product of (a) 225,000, (b) the exchange ratio in the merger and (c) the average of the closing prices for EDO common shares as reported on the New York Stock Exchange Composite Transactions Tape on each of the five consecutive trading days ending on (and including) the trading day immediately before the date that we complete the merger.

EXCHANGE OF AIL COMMON STOCK CERTIFICATES

     If you have an AIL common stock certificate, then promptly after the merger takes place, American Stock Transfer and Trust Company, the exchange agent for this transaction, will send you a letter of transmittal for you to use in exchanging your AIL common stock certificates for certificates representing EDO common shares. You should not send in your AIL common stock certificates until you receive the letter of transmittal. If you own AIL common stock through AIL's employee stock ownership plan or other arrangement where you do not hold an AIL common stock certificate (including any arrangements relating to shares of AIL common stock pledged to secure loans from AIL), then your common stock certificates will be exchanged for AIL certificates representing EDO common shares without any action by you.

                                  RISK FACTORS

     In evaluating the merger and the merger agreement, you should take into account the following risks, as well as other information included in or incorporated by reference into this joint proxy statement/prospectus:

RISK FACTORS RELATING TO THE MERGER

  The fixed exchange ratio may not reflect changes in the value of EDO common shares.

     At the effective time of the merger, each outstanding share of AIL common stock (other than shares of AIL common stock owned by EDO or held in AIL's treasury) will convert into the right to receive a number of EDO common shares determined by dividing the 6,553,229 EDO common shares to be issued in the merger by the number of outstanding shares of AIL common stock not held by EDO as of the closing of the merger. Accordingly, the actual exchange ratio will depend on the number of shares of AIL common stock outstanding as of the closing of the merger.

     There will be no adjustment of the exchange ratio based on fluctuations in the market price of EDO common shares. Consequently, the value of the consideration that AIL common stockholders may expect to receive for each share of AIL common stock exchanged in the merger will vary depending on changes in the market price of EDO common shares. In particular, the market price of EDO common shares could decrease between the date that EDO shareholders and AIL common stockholders submit their proxies and the date we complete the merger. The price of EDO common shares could change because of changes in the business, operations or prospects of EDO or AIL, market assessments of the merger, general market and economic conditions or other factors. We urge AIL common stockholders voting on the merger to obtain recent market quotations for EDO common shares. We cannot predict or give any assurance as to the market price of EDO common shares at any time before the effective time or at any time after the completion of the merger.

  AIL common stockholders who participate in the merger may never receive shares held in escrow.

     Under the merger agreement, EDO will not pay all of the aggregate merger consideration to the AIL common stockholders who participate in the merger immediately following the completion of the merger. Instead, between 5% and 15% of the EDO common shares to be issued in the merger will be placed in escrow to secure AIL's and the AIL common stockholders' indemnification obligations under the merger agreement. The precise percentage will depend on the identity of the AIL common stockholder and the market price of EDO common shares on the day immediately preceding the closing date of the merger. The escrow agent will release the EDO common shares held in escrow to the AIL common stockholders at the expiration of the escrow only if no claims for indemnity are made by EDO under the merger agreement.

     AIL common stockholders will not receive all of the EDO common shares and amounts that EDO deposited in the escrow account if, before the termination of the escrow, the escrow agent receives a timely notice of an indemnification claim and AIL common stockholders subsequently incur liability as a result of the indemnification claim. In that case, at the scheduled termination of the escrow, the AIL common stockholders will only receive that portion of the escrow account that is not required to secure the pending claim. They will only receive the rest of the escrow account if and when the claim is decided in their favor.
See "The Merger Agreement -- Indemnification" beginning on page   and "Related
Agreements -- Escrow Agreement" beginning on page   .

  The market price of EDO common shares may be adversely affected to the extent EDO or EDO Acquisition III must make any indemnity payments to the AIL common stockholders.

     Under the merger agreement, EDO and EDO Acquisition III are required, following the completion of the merger, to indemnify AIL common stockholders for breaches of EDO's representations, warranties and agreements in the merger agreement. To the extent EDO or EDO Acquisition III is required to make any indemnity payments to the AIL common stockholders, either in cash or EDO common shares, the payment may adversely affect the financial condition of the combined company or dilute the outstanding EDO common shares and, consequently, may result in a decrease in the market price of EDO common shares.

  The fairness opinions obtained by EDO and AIL do not address changes in the relative value of the companies since the date of the opinions.

     EDO does not intend to obtain an updated fairness opinion of A.G. Edwards, and AIL does not intend to obtain an updated fairness opinion of Houlihan Lokey. Changes in the operations and prospects of EDO or AIL, general market and economic conditions and other factors which are beyond the control of EDO or AIL, on which the opinions of A.G. Edwards and Houlihan Lokey are based, may change the relative value of the companies. Therefore, the opinion of A.G. Edwards may not accurately address the fairness from a financial point of view of the merger consideration and the consideration to be paid pursuant to the Defense Systems agreement and the management agreement at the time of the EDO or AIL meeting or at the time we complete the merger and the other transactions, and the opinion of Houlihan Lokey may not accurately address the fairness from a financial point of view of the exchange ratio at the time of the AIL meeting or at the time we complete the merger.

  Concentration of voting power following the merger may adversely affect the price of EDO common shares.

     Following the merger, the AIL employee stock ownership plan will own approximately 5,298,477 EDO common shares, and the EDO employee stock ownership plan will own approximately 222,381 EDO common shares and 57,384 EDO preferred shares. Together, the two employee stock ownership plans will control approximately 44% of the voting power of EDO. We agreed in the merger agreement to merge the two employee stock ownership plans within one year of the closing of the merger. Each participant of the employee stock ownership plans will have a right to give voting instructions to the trustees of the plans with respect to his or her allocated shares after we complete the merger on matters submitted to EDO shareholders for a vote, and the trustees will, subject to their fiduciary duties, vote unallocated shares and unvoted allocated shares in the same proportions as they vote allocated shares for which they received instructions. The market may perceive that the concentration of voting power in the hands of a single employee stock ownership plan (or before the merger of the two related plans) creates a potential barrier against acquisitions of EDO following the merger. This perception could result in lower market prices for EDO common shares.

     In addition, because in many cases a large portion of public shareholders do not cast votes and because the trustees of the employee stock ownership plans are required to cast votes for any shares under their control, the participants of the two employee stock ownership plans could effectively have the power to elect the board of directors and approve or reject any other matter requiring the approval of shareholders under New York law and EDO's certificate of incorporation. This too could result in lower market prices for EDO common shares.

  The integration of the operations of EDO and AIL may be difficult and expensive to achieve.

     The merger will present challenges to management, including the integration of the operations, technologies, financial reporting and personnel of EDO and AIL, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel. Additionally, we would seek to retain the management, key employees, customers, distributors, vendors and other business partners of both companies. We may be unable to manage this integration so as to achieve any or all of the anticipated benefits that we hope to achieve from the merger.

  The companies have expended resources and capital in pursuit of the merger, and if the merger fails to occur, the companies will not benefit from these expenses and may incur additional payments.

     The merger is subject to a number of conditions, the satisfaction of a number of which are beyond the control of EDO and AIL. Accordingly, the merger may not be completed. If we do not complete the merger, EDO and AIL will have incurred substantial expenses for which no ultimate benefit will have been received by either EDO or AIL.

  The rights of AIL common stockholders differ from those of EDO shareholders.

     AIL common stockholder rights are governed by Delaware law and AIL's certificate of incorporation and by-laws, whereas EDO shareholder rights are governed by New York law and EDO's certificate of incorporation and by-laws. After the merger, AIL common stockholders will become EDO shareholders, and their rights will be governed by New York law and EDO's certificate of incorporation and by-laws. The rights of AIL common stockholders differ from the rights of EDO shareholders and may be less favorable than their former rights as AIL common stockholders. See "Comparison of Shareholder Rights"
beginning on page   .

RISK FACTORS RELATING TO THE BUSINESSES OF EDO AND AIL

  EDO and AIL may experience a possible reduction in the amount of government business.

     A reduction in the purchases of EDO's or AIL's products by domestic government agencies (and, in the case of EDO's products, foreign government agencies) may have a material adverse effect on EDO's or AIL's business, as the case may be, because a significant portion of EDO's and AIL's net sales are derived from contracts directly or indirectly with these government agencies. In the fiscal years ended December 31, 1999, 1998 and 1997, EDO derived approximately 48%, 50% and 44%, respectively, of its net sales from contracts with the government of the United States and derived approximately 30%, 29% and 33%, respectively, of its net sales from foreign governments. In the fiscal years ended December 31, 1999, 1998 and 1997, AIL derived approximately 86%, 85% and 94%, respectively, of its net sales from contracts with the government of the United States and its prime subcontractors. Therefore, the development of EDO's and AIL's business in the future will depend upon the continued willingness of the United States and foreign governments to commit sufficient resources to defense programs and, in particular, to continue to purchase EDO's and AIL's products and services.

     The risk that governmental purchases of EDO's or AIL's products may decline stems partly from the nature of EDO's and AIL's business with the United States government, in which the United States government may:

     - terminate contracts for its convenience;

     - reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

     - cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable; and

     - adjust contract costs and fees on the basis of audits done by its agencies.

     In addition, EDO and AIL are subject to the following risks:

     - the need to contract for products before completing the necessary design, which may result in unforeseen technological difficulties and cost overruns; and

     - if EDO or AIL is a subcontractor, the failure or inability of the prime contractor to perform its contract, which may result in the inability of EDO or AIL, as the case may be, to obtain payment of its fees and contract costs.

  EDO and AIL may be unable to obtain renewal or follow-on contracts with the United States government.

     The possible failure of EDO or AIL to obtain a renewal or follow-on contract with respect to any significant contract or a number of lesser contracts with the United States or foreign governments would result in a loss of revenues. If revenues from the award of new contracts fail to offset this loss, it could have a material adverse effect on EDO's or AIL's results of operations and financial position.

     The loss of revenues from the possible failure of EDO or AIL to obtain a renewal or follow-on contract may be significant because some of EDO's or AIL's United States government contracts (and in the case of EDO, also some EDO foreign government contracts) account for a substantial portion of EDO's or AIL's business, as the case may be.

  EDO and AIL may be unable to compete effectively in the defense industry.

     The defense industry is highly competitive and characterized by rapid technological change. There are many existing competitors in the markets in which EDO and AIL sell their products and most, if not all, of the prime contractors to whom EDO and AIL sell their products could produce EDO's and AIL's products themselves if they choose to. Many of these competitors and potential competitors are substantially larger than EDO and AIL combined in total sales and assets, devote greater resources to research and development and generally have greater resources. Consequently, these competitors may be better positioned than EDO and AIL combined to take advantage of economies of scale and develop new technologies. There can be no assurance that EDO and AIL combined will continue to compete effectively in this industry.

RISK FACTOR RELATING TO EDO

  Possible delisting of EDO common shares from the New York Stock Exchange may reduce the market price of EDO common shares.

     The New York Stock Exchange has notified EDO on November 23, 1999 that, due to changes in the exchange's market capitalization and shareholders' equity requirements, EDO no longer meets the exchange's new continued listing standards. In particular, neither EDO's market capitalization nor its shareholders' equity exceeds fifty million dollars as the New York Stock Exchange now requires. EDO believes that upon completion of the merger it would meet all of the New York Stock Exchange's continued listing standards. If we do not complete the merger and EDO cannot list the EDO common shares on another exchange, the possible delisting of EDO common shares from the New York Stock Exchange could cause the price of EDO common shares to decline because, among other things, there would no longer be an active market in EDO common shares, which could adversely affect the liquidity of EDO common shares.

RISK FACTORS RELATING TO AIL

  AIL's future operating earnings.

     Although AIL has achieved significant operating earnings during the 27 months since its inception in September 1997, before including the effect of a curtailment gain relating to its health and welfare benefit plan in 1998, AIL's aggregate operating earnings have not significantly exceeded the breakeven level. Although AIL was profitable in 1999, we cannot predict or give any assurance that AIL will achieve operating profitability on a quarterly or annual basis in the future.

                   SELECTED HISTORICAL FINANCIAL DATA OF EDO

     We have provided the following historical financial data of EDO to aid you in your analysis of the financial aspects of the merger. EDO derived its data from its consolidated financial statements for its fiscal years ended December 31, 1995 through 1999, which were audited by KPMG LLP, EDO's independent certified public accountants. This data is only summary and you should read it in conjunction with the historical consolidated financial statements and related notes that are included in EDO's annual report on Form 10-K for the year ended December 31, 1999 that is accompanying this joint proxy statement/prospectus or other documents that have otherwise been filed with the SEC. See "Where to Find
More Information" beginning on page   .

                                                             YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------
                                                  1999       1998       1997      1996      1995
                                                --------   --------   --------   -------   -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
Net sales from continuing operations
  Defense and Aerospace Systems...............  $ 66,381   $ 53,785   $ 43,807   $38,240   $36,966
  Engineered Materials........................    31,555     27,618     29,901    30,476    26,876
                                                --------   --------   --------   -------   -------
  Total.......................................    97,936     81,403     73,708    68,716    63,842
                                                --------   --------   --------   -------   -------
Operating earnings from continuing operations
  Defense and Aerospace Systems...............     7,012      5,966      3,910     5,397     4,514
  Engineered Materials........................     2,237      3,589      1,159     2,223     1,721
  Litigation settlement income................        --      2,200      2,900        --        --
  Postretirement health care curtailment
     gain.....................................        --         --         --     7,120        --
                                                --------   --------   --------   -------   -------
  Total.......................................     9,249     11,755      7,969    14,740     6,235
                                                --------   --------   --------   -------   -------
Net interest expense..........................      (785)      (428)      (459)     (766)   (1,199)
Other income (expense), net...................       230       (100)       (50)      (66)      (41)
                                                --------   --------   --------   -------   -------
Earnings before Federal income taxes..........     8,694     11,227      7,460    13,908     4,995
Provision for Federal income taxes............     2,610        880         --        --        --
                                                --------   --------   --------   -------   -------
Earnings (loss) from:
  Continuing operations.......................     6,084     10,347      7,460    13,908     4,995
  Discontinued operations.....................    (4,064)    (2,116)      (433)   (9,477)   (2,335)
                                                --------   --------   --------   -------   -------
Net earnings..................................     2,020      8,231      7,027     4,431     2,660
Dividends on preferred shares.................     1,000      1,063      1,127     1,179     1,239
                                                --------   --------   --------   -------   -------
Net earnings available for common shares......  $  1,020   $  7,168   $  5,900   $ 3,252   $ 1,421
                                                --------   --------   --------   -------   -------
PER COMMON SHARE DATA
Basic net earnings (loss)
  Continuing operations.......................  $   0.76   $   1.42   $   1.01   $  2.13      0.66
  Discontinued operations.....................     (0.61)     (0.33)     (0.07)    (1.59)    (0.41)
                                                --------   --------   --------   -------   -------
  Total.......................................  $   0.15   $   1.09   $   0.94   $  0.54   $  0.25
Diluted net earnings..........................      0.15       0.94       0.81      0.46      0.20
Cash dividends................................      0.12      0.115       0.10        --        --
OTHER INFORMATION
Working capital...............................  $ 35,110   $ 32,674   $ 31,599   $26,671   $30,081
Depreciation and amortization of fixed
  assets......................................     2,572      1,999      2,210     2,113     2,660
Plant and equipment expenditures..............     4,032      3,133      1,903       903     1,094
Total assets..................................   124,491    124,630    107,556    90,801    90,126
Long-term debt................................    26,250     28,000     29,317    29,317    29,317
ESOT loan obligation..........................     7,429      8,955     10,368    11,676    12,887
Shareholders' equity..........................    40,241     38,051     28,135    19,823    14,997
Backlog of unfilled orders....................   133,880    130,151     93,028    72,296    62,552

                   SELECTED HISTORICAL FINANCIAL DATA OF AIL

     We have provided the following historical financial data of AIL and AIL Systems to aid you in your analysis of the financial aspects of the merger. AIL and AIL Systems derived their data from their consolidated financial statements for the fiscal years ended December 31, 1995 through 1999, which were audited by Ernst & Young LLP, AIL's independent auditors. The disposition of Eaton's majority ownership interest in AIL Systems and the creation of the AIL employee stock ownership plan have impacted the comparability of the consolidated financial statements before and after October 1, 1997. The consolidated financial statements for the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995 present AIL Systems as a subsidiary of Eaton and, accordingly, such periods are not readily comparable to the years ended December 31, 1999 and 1998 and the period ended December 31, 1997. See the Notes to the Consolidated Financial Statements of AIL Systems for the nine months ended September 30, 1997 for further details regarding the basis of presentation and the allocation of charges from Eaton. This summary should be read in conjunction with the promulgated accounting rules for employee stock ownership plans, the changes in asset bases on October 1, 1997 and the individual accounting policies adopted by AIL Systems during the Eaton ownership period and those adopted upon the creation of the AIL employee stock ownership plan. See the Notes to the Consolidated Financial Statements of AIL and the Notes to the Consolidated Financial Statements of AIL and AIL Systems, beginning on pages F-7 and F-30, respectively.

                                                                     PERIOD FROM
                                                 YEAR ENDED         SEPTEMBER 25,    NINE MONTHS           YEAR ENDED
                                                DECEMBER 31,           1997 TO          ENDED             DECEMBER 31,
                                            ---------------------   DECEMBER 31,    SEPTEMBER 30,   ------------------------
                                              1999        1998         1997(A)         1997(A)         1996          1995
                                              ----        ----      -------------   -------------      ----          ----
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
Net sales.................................   $146,072    $119,940       $31,189        $ 71,411       $111,908      $118,870
Cost of products sold.....................    113,863     103,844        22,775          71,605         77,545        84,793
Selling, general and administrative
  expenses................................     18,495      19,289         4,565          21,889         24,825        26,811
Research and development expenses.........      7,891       5,572           807           4,917          7,988         6,045
Gain on curtailment of health and welfare
  plan....................................         --     (37,050)           --              --             --            --
                                            ---------   ---------     ---------      ----------     ----------    ----------
                                              140,249      91,655        28,147          98,411        110,358       117,649
                                            ---------   ---------     ---------      ----------     ----------    ----------
Income (loss) from operations.............      5,823      28,285         3,042         (27,000)         1,550         1,221
Interest expense..........................     (2,875)     (3,257)         (426)             --             --            --
Net interest income from Eaton............         --          --            --           8,169         10,508        10,664
Interest income...........................         99          65            89              39            350           336
Merger related expenses...................       (863)         --            --              --             --            --
Patent litigation settlements, net........         --          --           595           6,500             --            --
Other income (expense)....................        182        (144)           --            (164)           (57)         (144)
                                            ---------   ---------     ---------      ----------     ----------    ----------
                                               (3,457)     (3,336)          258          14,544         10,801        10,856
                                            ---------   ---------     ---------      ----------     ----------    ----------
Income (loss) before income tax expense
  (benefit)...............................      2,366      24,949         3,300         (12,456)        12,351        12,077
Income tax expense (benefit)..............      1,026      10,479         1,386          (4,858)         3,047         6,642
                                            ---------   ---------     ---------      ----------     ----------    ----------
Net income (loss).........................   $  1,340    $ 14,470       $ 1,914        $ (7,598)      $  9,304      $  5,435
                                            =========   =========     =========      ==========     ==========    ==========
PER COMMON SHARE DATA
Basic net earnings (loss).................   $   0.40    $   4.63       $  0.63        $  (0.55)      $   0.67      $   0.39
Weighted average common shares used in
  computing basic earnings (loss).........  3,388,818   3,126,369     3,032,256      13,717,911     13,801,892    13,890,554
Diluted net earnings (loss)...............   $   0.39    $   4.62       $  0.63        $   0.55       $   0.67      $   0.39
Weighted average common shares used in
  computing diluted earnings (loss).......  3,450,652   3,135,405     3,032,256      13,717,911     13,801,892    13,890,554
                                                        DECEMBER 31,                                      DECEMBER 31,
                                            -------------------------------------   SEPTEMBER 30,   ------------------------
                                              1999        1998          1997            1997           1996          1995
                                              ----        ----          ----        -------------      ----          ----
OTHER INFORMATION
Working capital...........................   $ 10,155    $ 24,036       $21,544        $144,668       $146,575      $136,905
Receivable from Eaton.....................         --          --            --         103,576        119,557       128,581
Total assets..............................    113,160     125,501       109,857         216,469        231,116       223,344
Long-term debt obligations................     23,178      40,210        19,242              --             --            --
Retained earnings.........................     17,724      16,384         1,914          62,068         69,666        60,362
Total shareholders' equity................     43,960      41,302        21,802         196,426        204,510       196,810

---------------
(A) AIL was incorporated on September 25, 1997 and acquired all of the outstanding common shares of AIL Systems on October 1, 1997. The operations of AIL Systems are consolidated with AIL commencing on October 1, 1997.

       AIL'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS -- 1999 COMPARED TO 1998

  Overview

     AIL is a high technology company applying the majority of its resources to the research, design, development and production of military electronics and components under defense contracts with the United States government. AIL's other products include environmental, space and satellite communication components for commercial applications and antenna design, development and production for both defense and commercial purposes. AIL's two reportable business segments are (i) Defense and Aerospace Systems and (ii) Antenna Products and Technologies.

     AIL generally manufactures products only upon receipt of firm customer orders and delivers the products in accordance with the customer's schedule. As a result, AIL's operating results are therefore influenced by its beginning backlog of firm orders, the level of orders received during the year and the mix of products to be produced. At December 31, 1999, the funded sales backlog was approximately $131 million, including approximately $88 million that is expected to be converted to 2000 sales.

     As a result of the merger, AIL's business will be subject to additional risks related to EDO's business. AIL common stockholders and EDO shareholders
should carefully consider these risks. See "Risk Factors" beginning on page   .
In addition, the forward-looking statements included in AIL's Management's Discussion and Analysis of Financial Condition and Results of Operations relate to AIL as a stand-alone business and do not take into account the potential impact of the merger.

  Net Sales

     Net sales for the years ended December 31, 1999 and 1998 were $146.1 million and $119.9 million, respectively. The 21.8% increase in net sales is primarily attributable to an increase of approximately $7.5 million in the Antenna Products and Technologies business segment, an increase of approximately $22.9 million on the contracts for the Universal Exciter Upgrade of the U.S. Navy's EA-6B aircraft and an increase of approximately $7.1 million on a cost plus incentive fee classified space program contract. Such increases were partially offset by a decline in net sales of approximately $6.8 million on AIL's programs related to the electronic warfare suite on the U.S. Air Force's B-1B aircraft.

     The increase in net sales for the Antenna Products and Technologies business segment is principally due to efforts to reduce the sales backlog to a normal business level after the full integration of the Dorne & Margolin, Inc. operations. The increase in net sales on the Universal Exciter Upgrade contracts reflects AIL's ongoing manufacturing efforts on these programs, including new awards in 1999 of approximately $78 million. The changes in the net sales for the B-1B aircraft contracts and the classified space program contract are due to the timing of sales orders and the corresponding completion of those manufacturing, production and engineering efforts.

  Costs and Expenses

     Cost of products sold as a percentage of net sales improved to 77.9% in 1999 from 86.6% in 1998. The 1998 operating results were unfavorably impacted by the integration of the Dorne & Margolin, Inc. operations into AIL's Deer Park, New York facility during the first six months of 1998 and production issues on the Universal Exciter Upgrade contracts during the latter part of 1998. The 1999 operating results were favorably impacted by lower overhead rates attributable to the November 1998 curtailment of substantially all of AIL's contributions to its employee retirement medical and life insurance program, lower noncash employee stock ownership plan compensation expense, improved performance on the Universal Exciter Upgrade contracts and an overall better mix of contracts and programs.

     Selling, general and administrative expenses decreased to $18.5 million in 1999 from $19.3 million in 1998. Such amounts, as a percentage of net sales, improved to 12.7% in 1999 from 16.1% in 1998. This improvement is due to management's ability to maintain a stable administrative workforce despite a significant increase in net sales and AIL's continued commitment to cost reduction and containment efforts, including the modification to its employee retirement medical and life insurance program. Additionally, bad debt expense and the allocation of noncash employee stock ownership plan compensation expense to selling, general and administrative expenses decreased approximately $246,000 in 1999 compared to 1998.

     As a result of a November 1998 curtailment of substantially all of AIL's contributions to benefits provided under its employee retirement medical and life insurance program, AIL recognized a curtailment gain of approximately $37.1 million during 1998.

     Research and development expenses increased to $7.9 million in 1999 from $5.6 million in 1998. As a percentage of net sales, research and development expenses were 5.4% and 4.6% in 1999 and 1998, respectively. This increase reflects management's ongoing investment in new technologies and programs to position AIL for future growth and profitability. Research and development expenses are focused on areas where management believes that significant short-term business opportunities exist, including space, environmental and antenna product enhancement.

  Nonoperating Items

     AIL recognized interest expense of approximately $2.9 million and $3.3 million for 1999 and 1998, respectively. The decline in interest expense is primarily due to a lower level of average borrowings in 1999 as compared to 1998.

     In connection with the merger, AIL incurred costs aggregating approximately $863,000, which have been charged to expense during 1999. Such expenses include expenditures for legal, accounting and financial advisory services.

  Income Taxes

     AIL's effective income tax rates were 43.4% and 42.0% for 1999 and 1998, respectively. The 1999 income tax rate was unfavorably impacted by the effects of nondeductible merger related expenses but was favorably impacted by certain investment tax credits that are only recognized by AIL in the period that they are definitively calculated in connection with the completion of AIL's corporate income tax filings. For further information concerning the provision for income taxes, as well as information regarding differences between effective tax rates and statutory tax rates, see Note 13 of the Notes to AIL's Consolidated Financial Statements.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE PERIOD FROM SEPTEMBER 25, 1997 TO DECEMBER 31, 1997

     The consolidated financial statements for the year and period ended December 31, 1998 and December 31, 1997, respectively, reflect financial results after the commencement of the employee stock ownership plan. The consolidated financial statements for the nine months ended September 30, 1997 present AIL Systems Inc. as a subsidiary of Eaton Corporation and, accordingly, such period is not readily comparable to the year and period ended December 31, 1998 and December 31, 1997, respectively. See the Notes to the Consolidated Financial Statements of AIL Systems Inc. for the nine months ended September 30, 1997 for further details regarding the basis of presentation and allocated charges from Eaton Corporation. A combined consolidated income statement is presented below in order to assist in the discussion and analysis of calendar year 1997's operating results.

                                                    NINE MONTHS        PERIOD FROM
                                                       ENDED        SEPTEMBER 25, 1997
                                                   SEPTEMBER 30,     TO DECEMBER 31,      CALENDAR YEAR
                                                       1997                1997               1997
                                                   -------------    ------------------    -------------
                                                                      (IN THOUSANDS)
Net sales........................................     $71,411            $31,189            $102,600
Cost of products sold............................      71,605             22,775              94,380
Selling, general and administrative expenses.....      21,889              4,565              26,454
Research and development expenses................       4,917                807               5,724
                                                      -------            -------            --------
Total expenses...................................      98,411             28,147             126,558
                                                      -------            -------            --------
(Loss) income from operations....................     (27,000)             3,042             (23,958)
Net interest income from Eaton Corporation.......       8,169                 --               8,169
Other interest, net..............................          39               (337)               (298)
Other expense....................................        (164)                --                (164)
Patent litigation settlements....................       6,500                595               7,095
                                                      -------            -------            --------
                                                       14,544                258              14,802
                                                      -------            -------            --------
(Loss) income before income taxes................     (12,456)             3,300              (9,156)
Income tax benefit (expense).....................       4,858             (1,386)              3,472
                                                      -------            -------            --------
Net (loss) income................................     $(7,598)           $ 1,914            $ (5,684)
                                                      =======            =======            ========

  Net Sales

     Net sales for the year ended December 31, 1998 were approximately $119.9 million and net sales for the calendar year ended December 31, 1997 were approximately $102.6 million. The increase in net sales of approximately $17.3 million or 16.9% is primarily attributable to approximately $18.4 million of 1998 net sales from the Dorne & Margolin, Inc. business operations subsequent to the January 2, 1998 acquisition date and an increase in space product program net sales of approximately $12.3 million in 1998. AIL's space products' position in the marketplace was enhanced during 1998 as the result of a long-term contractual relationship with Hughes Space & Communications Company to provide satellite components on the next generation of NASA's Tracking and Data Relay Satellite System and a significant cost plus incentive fee classified program. The 1998 increases were partially offset by a decline in net sales of approximately $8.0 million on the Universal Exciter Upgrade contracts. The 1998 decline in Universal Exciter Upgrade net sales was principally due to the timing of certain follow-on production awards and the corresponding commencement of such manufacturing efforts.

  Costs and Expenses

     Cost of products sold as a percentage of net sales was 86.6% for the year ended December 31, 1998 from 92.0% for calendar year 1997. The 1998 operating results were unfavorably impacted by the integration of the Dorne & Margolin, Inc. business operations into AIL's Deer Park, New York facility during the first six months of 1998 and production issues on the Universal Exciter Upgrade contracts during the latter part of 1998. The 1997 operating results were unfavorably impacted by AIL's investment into certain space product programs, as evidenced by a gross margin deficiency approximating $16.4 million. Moreover, calendar year 1997's cost of products sold was negatively impacted by write-downs of AIL's Gamma Ray Imaging System and Remote Air Monitoring System environmental products which aggregated approximately $2.1 million and a write-off of approximately $2.9 million attributable to radar product finished goods that were previously built in quantities beyond the requirements for firm fixed backlog sales orders.

     Selling, general and administrative expenses decreased to $19.3 million in 1998 from $26.5 million in calendar year 1997. Such amounts, as a percentage of net sales, improved to 16.1% in 1998 from 25.8% in 1997. This improvement is due to management's continued commitment to cost reduction and containment efforts. Additionally, in 1997 AIL was adversely impacted by a disproportionately large amount of bid and proposal costs (i.e., approximately $3.3 million associated with two significant sales opportunities) and an allocation of approximately $1.4 million of general and administrative expenses from Eaton Corporation.

     As a result of a November 1998 curtailment of substantially all of AIL's contributions to benefits provided under its employee retirement medical and life insurance program, AIL recognized a curtailment gain of approximately $37.1 million during 1998.

     Research and development expenses remained consistent at approximately $5.6 million in 1998 and $5.7 million in calendar year 1997. As a percentage of net sales, research and development expenses were 4.6% and 5.6% in 1998 and 1997, respectively. This level of financial commitment reflects management's ongoing investment in new technologies and programs to position AIL for future growth and profitability. Research and development expenses are focused on areas where management believes that significant short-term business opportunities exist, including the space and environmental marketplaces.

  Nonoperating Items

     Net interest income from Eaton represents the results of various financing and other arrangements. See Note 4 to the Consolidated Financial Statements of AIL Systems Inc. for the nine months ended September 30, 1997 for further details regarding such financing arrangements.

     During 1997, American Nucleonics Corporation, a subsidiary of AIL Systems Inc., prevailed in a patent infringement lawsuit against the United States government and was awarded $8.0 million for the unauthorized use of certain electronic warfare equipment. Such award, net of approximately $1.5 million of legal expenses allocated to AIL Systems Inc. by Eaton, is included in calendar year 1997's financial results. As the result of a separate favorable patent litigation settlement, AIL Systems Inc. recorded an additional $0.6 million of other patent litigation settlement income in 1997.

  Income Taxes

     AIL's effective income tax rate was 42.0% for the year and period ended December 31, 1998 and December 31, 1997, respectively. The AIL Systems Inc. effective income tax rate for the nine months ended September 30, 1997 was 39.0%. For further information concerning the provisions for income taxes, as well as information regarding differences between effective tax rates and statutory tax rates, see the Notes to Consolidated Financial Statements of both AIL and AIL Systems Inc.

  Liquidity and Capital Resources

     At December 31, 1999, AIL maintained three long-term loans with its consortium of banks. One loan for $3 million was used during 1997 to fund a portion of the common stock purchased from Eaton and another $17 million loan was used in 1997 to finance the employee stock ownership plan's purchase of AIL's common stock. Furthermore, in 1998 AIL used a $15 million loan for the acquisition of Dorne & Margolin, Inc. AIL also maintains line of credit agreements with its banks aggregating $12.0 million. At December 31, 1999, $11.0 million was available pursuant to the terms and conditions of such arrangements. These lines of credit and bank credit facilities provide for the availability of funds at prevailing interest rates. As of December 31, 1999, AIL is in compliance with all of its debt covenant requirements.

     As further discussed at Note 8 of the Notes to Consolidated Financial Statements, AIL's debt agreements contain covenants and provisions that, among other things, restrict its ability to incur additional indebtedness and declare or pay cash dividends on its common stock.

     AIL's management does not believe that inflation has had a material effect on AIL's operations.

     Working capital at December 31, 1999 and 1998 was approximately $10.2 million and $24.0 million, respectively. The reduction in working capital is attributable to principal payments on AIL's long-term revolving line of credit agreement in December 1999 of $8.0 million, $3.3 million in 1999 expenditures for property, plant and equipment and approximately $1.1 million in 1999 to purchase shares of AIL common stock from participants in AIL's employee stock ownership plan. Such activity was possible due to cash provided by operating activities during the year ended December 31, 1999 of approximately $21.8 million.

     AIL's management believes that AIL's existing capital resources, supplemented by cash provided by operating activities, will be adequate to satisfy its operating and capital needs for the foreseeable future, including purchases of its common stock pursuant to the employee stock ownership plan.

ENVIRONMENTAL MATTERS

     AIL is subject to various laws and governmental regulations concerning environmental matters and employee safety. Federal environmental legislation having particular impact on AIL includes the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act and the Comprehensive Environmental Response, Compensation and Liability Act (also known as Superfund). AIL is also subject to regulation by the Occupational Safety and Health Administration ("OSHA") concerning employee safety and health matters. The United States Environmental Protection Agency, OSHA and other federal agencies have the authority to promulgate regulations that have an impact on AIL's operations.

     In addition to these Federal activities, various states have been delegated certain authority under the aforementioned Federal statutes. Many state and local governments have adopted environmental and employee safety and health laws and regulations, some of which are similar to Federal requirements. State and Federal authorities may seek fines and penalties for violations of these laws and regulations. AIL is committed to a long-term environmental protection program that reduces emissions of hazardous materials into the environment. As part of its continuing environmental program, AIL has been able to comply with such regulations and requirements without any materially adverse effect on its business operations.

IMPACT OF YEAR 2000

     In 1999, AIL successfully implemented all year 2000 modifications to upgrade its operating systems. The cost of required modifications was not material to AIL's consolidated 1999 operating results. Currently, AIL's computer environment is operating as designed, as all systems are year 2000 compliant. AIL does not anticipate any material capital expenditures or management efforts in this regard for the year ending December 31, 2000.

EMPLOYEE STOCK OWNERSHIP PLAN

     The trust of the AIL employee stock ownership plan is AIL's largest shareholder, holding approximately 71% of AIL's common stock. The employee stock ownership plan is designed to satisfy the requirements of a qualified pension plan under the Internal Revenue Code while giving each eligible employee an ownership interest in AIL. The employee stock ownership plan was merged with the AIL Systems, Inc. employee stock plan on January 1, 1998 and employees who were participants in the employee stock plan have a separate fully vested account in the employee stock ownership plan, which reflects their benefits transferred from the employee stock plan.

     The employee stock ownership plan borrowed $16.8 million from AIL on October 1, 1997 to purchase approximately 2.8 million shares of AIL's common stock. These shares are initially held by the trustee in a suspense account. As the loan is repaid over a ten-year period, the shares of stock are released from the suspense account and allocated to each employee's employee stock ownership plan account. The allocation is based first on $600 per person at the fair market value of the stock ($7.50 per share at December 31, 1999), and second, pro rata based on compensation. To participate in the allocation, a participant must be an employee on December 31 of the year of allocation and the employee must have completed the minimum hours of service in such year. The first annual participant allocation of shares, which covered the five quarters from October 1, 1997 through December 31, 1998, was as of December 31, 1998 and, in connection therewith, 350,915 shares were released from the suspense account. Pursuant to the underlying provisions of the employee stock ownership plan agreement, an additional 280,732 shares are committed to be released and allocated to the respective participants at December 31, 1999. Since October 1, 1997, the average employee has received an allocation of shares with an aggregate appraised fair market value of approximately $4,700.

     When employees retire, they may be paid a lump sum distribution of the balance of their employee stock ownership plan account. During 1999 and 1998, AIL purchased 117,412 and 157,378 shares for approximately $1,052,000 and $1,202,000, respectively, from the employee stock ownership plan and employee stock plan accounts of participants who retired or left AIL.

  Quantitative and Qualitative Disclosure About Market Risk

     The following discusses AIL's exposure to market risk related to changes in interest rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors, including but not limited to, changes in interest rates and those factors set forth above.

     AIL is exposed to market risk related to changes in interest rates and selectively uses derivative financial instruments to manage these risks. AIL does not hold derivatives for trading purposes. As of December 31, 1999, AIL had outstanding long-term installment debt of approximately $22.2 million. AIL maintains an interest swap agreement for approximately $13.2 million of its outstanding term loan and employee stock ownership plan indebtedness at a 5.99% exchange rate. The interest swap agreement expires on September 30, 2002. See
Note 8 of the Notes to Consolidated Financial Statements for further details. AIL also has line of credit agreements with its banks providing for the availability of up to $12.0 million for working capital and other corporate purposes. The line of credit agreements mature on September 30, 2002 and bear an interest rate at the agent bank's prime lending rate or an adjusted LIBOR rate. As of December 31, 1999, AIL has $1.0 million outstanding under the facility. A hypothetical 10.0% decrease in interest rates would not have a material impact on AIL. Increases in interest rates could, however, increase interest expenses associated with future borrowings by AIL, if any.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements assume the merger between EDO and AIL is accounted for as a purchase. The unaudited pro forma combined balance sheet combines EDO's December 31, 1999 consolidated balance sheet with AIL's December 31, 1999 consolidated balance sheet and assumes the merger was consummated on that date. The merger, which is expected to be completed in the first half of 2000, provides for the exchange of approximately 1.28 EDO common shares for each outstanding share of AIL common stock, and the payment of approximately $13,166,000 to certain holders of AIL's preferred and common stock.

     The unaudited pro forma combined statement of earnings combines EDO's historical results for the year ended December 31, 1999 with the historical results of AIL for the year ended December 31, 1999. The unaudited pro forma combined statement of earnings assumes that the merger had been consummated as of January 1, 1999.

     The pro forma combined balance sheet adjustments relate to the recording of the purchase price of AIL common and preferred stock, the exchange of options and the related purchase price allocation. The excess purchase price has been allocated to property, plant and equipment and a related deferred tax liability has been recorded. The pro forma combined statement of earnings adjustments primarily relate to (i) changes to amortization and depreciation expense in connection with the purchase price allocation; (ii) reduced interest income resulting from lower investable cash balances; (iii) reversal of AIL's costs directly attributable to the merger; and (iv) the impact of the pro forma adjustments on the combined company's expected tax provision.

     The allocation of the purchase price will be revised when additional information, based on reviews of fair values of assets acquired and liabilities assumed, is obtained.

     The unaudited pro forma combined financial statements are based on and derived from and should be read in conjunction with:

     - The historical consolidated financial statements and the related notes of EDO, which are incorporated by reference into this joint proxy statement/prospectus, and

     - The historical consolidated financial statements and the related notes of AIL, which are included herein beginning on page F-1.

     The unaudited pro forma combined financial statements are presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the merger been consummated during the period or as of the dates for which the unaudited pro forma combined financial statements are presented.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                             EDO
                                         CORPORATION            AIL
                                         DECEMBER 31,    TECHNOLOGIES INC.     PRO FORMA     PRO FORMA
                                             1999        DECEMBER 31, 1999    ADJUSTMENTS    COMBINED
                                         ------------    -----------------    -----------    ---------
ASSETS
Current assets:
  Cash and cash equivalents............    $ 13,799          $  1,820           (14,666)(a)  $    953
  Marketable securities................      15,843                --                          15,843
  Accounts receivable, net.............      32,818            27,343                          60,161
  Inventories..........................      12,188             7,252                          19,440
  Deferred tax asset, net..............       2,336             3,347                           5,683
  Prepayments and other................       2,299             1,524                           3,823
                                           --------          --------           -------      --------
     Total current assets..............      79,283            41,286           (14,666)      105,903
Property, plant and equipment, net.....      10,218            48,549             5,776(b)     64,543
Notes receivable.......................       1,450                --                           1,450
Cost in excess of fair value of net
  assets acquired, net.................       9,050             9,913            (9,913)(b)     9,050
Other assets...........................      16,351            13,412            (1,000)(a)    28,763
Net assets of discontinued
  operations...........................       8,139                --                           8,139
                                           --------          --------           -------      --------
     Total assets......................    $124,491          $113,160           (19,803)     $217,848
                                           ========          ========           =======      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities.......................    $ 23,108          $ 19,835                        $ 42,943
  Contract advances and deposits.......      19,153             3,518                          22,671
  Current portion of note payable......         397                --                             397
  Current portion of long-term debt....       1,515             6,032                           7,547
  Other current liabilities............          --             1,746                           1,746
                                           --------          --------           -------      --------
     Total current liabilities.........      44,173            31,131                          75,304
Note payable...........................         892                --                             892
Long-term debt.........................      26,250             8,050                          34,300
Deferred income taxes..................          --             9,899             2,195(b)     12,094
ESOT and ESOP loan obligations.........       7,429             9,096                          16,525
Postretirement benefits obligations....       3,402             9,242                          12,644
Environmental obligation...............       2,104                --                           2,104
Other liabilities......................          --             1,782                           1,782
                                           --------          --------           -------      --------
     Total liabilities.................    $ 84,250          $ 69,200             2,195      $155,645
                                           --------          --------           -------      --------

  See accompanying notes to unaudited pro forma combined financial statements.

                                 (IN THOUSANDS)

                                             EDO
                                         CORPORATION            AIL
                                         DECEMBER 31,    TECHNOLOGIES INC.     PRO FORMA     PRO FORMA
                                             1999        DECEMBER 31, 1999    ADJUSTMENTS    COMBINED
                                         ------------    -----------------    -----------    ---------
Shareholders' equity:
  Preferred shares.....................    $     57          $     --                        $     57
  Common shares........................       8,454                58             6,553(a)     15,007
                                                                                    (58)(c)
  Additional paid-in capital...........      28,483            44,545            33,614(a)     62,097
                                                                                (44,545)(c)
  Retained earnings....................      35,667            17,724           (17,724)(c)    35,667
  Accumulated other comprehensive
     loss..............................        (255)               --                            (255)
                                           --------          --------           -------      --------
                                             72,406            62,327           (22,160)      112,573
Less: Treasury stock...................     (23,967)           (1,923)            1,923(c)    (23,967)
     ESOT loan obligation..............      (7,429)               --                          (7,429)
     Deferred compensation under
       long-term incentive plan........        (769)               --                            (769)
     Unearned ESOP shares..............          --           (13,055)           (3,654)(b)   (16,709)
     Unearned restricted stock
       compensation....................          --            (1,893)            1,893(c)         --
     Management group receivable.......          --            (1,496)                         (1,496)
                                           --------          --------           -------      --------
       Total shareholders' equity......      40,241            43,960           (21,998)       62,203
                                           --------          --------           -------      --------
       Total liabilities and
          shareholders' equity.........    $124,491          $113,160           (19,803)     $217,848
                                           ========          ========           =======      ========

  See accompanying notes to unaudited pro forma combined financial statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        EDO CORPORATION    AIL TECHNOLOGIES INC.     PRO FORMA     PRO FORMA
                                       DECEMBER 31, 1999     DECEMBER 31, 1999      ADJUSTMENTS    COMBINED
                                       -----------------   ----------------------   -----------    ---------
Continuing operations
Net sales............................       $97,936               $146,072                         $244,008
Costs and expenses:
  Cost of sales......................        72,337                113,863                          186,200
  Selling, general and
     administrative..................        13,602                 18,495                72(d)      32,169(i)
  Research and development...........         2,748                  7,891                           10,639
                                            -------               --------             -----       --------
                                             88,687                140,249                72        229,008
                                            -------               --------             -----       --------
Operating earnings...................         9,249                  5,823               (72)        15,000
Non-operating income (expense):
  Interest income....................         1,634                     99              (807)(e)        926
  Interest expense...................        (2,419)                (2,875)                          (5,294)
  Other, net.........................           230                   (681)              863(f)         412
                                            -------               --------             -----       --------
                                               (555)                (3,457)               56         (3,956)
                                            -------               --------             -----       --------
Earnings before income taxes.........         8,694                  2,366               (16)        11,044
Income tax expense...................         2,610                  1,026              (471)(g)      3,165
                                            -------               --------             -----       --------
Earnings from continuing
  operations.........................       $ 6,084               $  1,340               455       $  7,879
                                            =======               ========             =====       ========
Earnings per common share:
  Basic..............................       $  0.76               $   0.40                         $   0.67(h)
  Diluted............................       $  0.65               $   0.39                         $   0.61(h)
Weighted average common shares
  outstanding:
  Basic..............................         6,701                  3,389                           10,289(h)
  Diluted............................         8,032                  3,451                           11,620(h)

  See accompanying notes to unaudited pro forma combined financial statements.

         NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) These adjustments reflect the recording of the purchase price of AIL's common and preferred stock and exchange of options. The aggregate estimated purchase price is calculated as follows:

Issuance of 6,553,229 EDO common shares at $6.00 per
  share.....................................................  $ 39,319,000
Cash paid to purchase certain shares of common and preferred
  stock.....................................................    13,166,000
Value of EDO options issued for AIL options.................       848,000
Estimated transaction expenses ($1,000,000 of which was
  incurred by EDO prior to December 31, 1999)...............     2,500,000
                                                              ------------
Estimated purchase price....................................  $ 55,833,000
                                                              ============

(b) These adjustments reflect the allocation of the estimated purchase price and the elimination of AIL's goodwill, calculated as follows:

Estimated purchase price....................................  $ 55,833,000
Unallocated shares of AIL ESOP..............................   (16,709,000)
                                                              ------------
Purchase price to be allocated to net assets acquired.......  $ 39,124,000
                                                              ============
Net book value of net assets acquired, excluding goodwill
  and including management group receivable.................  $ 35,543,000
Adjustment to reflect fair value of property, plant and
  equipment.................................................     5,776,000
Deferred tax liability related to fair value adjustment of
  property, plant and equipment.............................    (2,195,000)
                                                              ------------
                                                              $ 39,124,000
                                                              ============

(c) These adjustments represent the elimination of AIL's stockholders' equity accounts.

(d) This adjustment reflects an increase in depreciation expense of $578,000, assuming an average estimated ten-year useful life, attributable to the adjustment to reflect the fair value of property, plant and equipment (see note (b)), partially offset by the elimination of amortization expense relating to goodwill of $506,000 included in AIL's historical consolidated statement of earnings.

(e) This adjustment reflects reduced interest income resulting from lower investable cash balances resulting from the payment of the cash portion of the purchase price and related expenses.

(f) This adjustment reflects the reversal of merger-related costs incurred by AIL. Since the merger costs are nonrecurring charges resulting directly from the merger, the merger costs are not reflected in the pro forma combined statement of earnings.

(g) This adjustment reflects the impact of the aforementioned pro forma adjustments on the combined company's Federal income tax provision.

(h) Pro forma per share data are based on the number of EDO common shares and dilutive securities that would have been outstanding had the merger occurred on January 1, 1999. The number of shares outstanding does not include EDO common shares that will be held by AIL's employee stock ownership plan which have not been allocated to participants' accounts.

(i) The combined company expects to incur incremental compensation expense in connection with agreements between the combined company and certain officers, which are contingent upon the closing of the merger and continued employment thereafter with the combined company. The additional compensation will be in the form of certain "stay bonuses" and the granting of restricted stock awards totaling approximately $4,326,000 in the aggregate in the first year after the merger. Because the compensation expense is a nonrecurring charge resulting directly from the merger and will be included in the statement of earnings within the twelve months succeeding the merger, the compensation expense is not reflected in the pro forma combined statement of earnings.

(j) Certain amounts have been reclassified to conform to the pro forma presentation.

                           COMPARATIVE HISTORICAL AND
                            PRO FORMA PER SHARE DATA

     The following tables set forth certain per share data for EDO and AIL on an historical basis, EDO and AIL on a pro forma combined basis and on a per share equivalent pro forma combined basis for AIL. The information gives effect to the proposed merger on a purchase accounting basis at the exchange ratio of 1.28 EDO common shares for each share of AIL common stock. The unaudited pro forma combined and equivalent financial data do not reflect any cost savings or other synergies anticipated by EDO or AIL management as a result of the merger. Also, in connection with the merger, the companies expect to incur charges for merger-related costs. EDO has deferred its merger-related costs and such costs will be included in the purchase price of AIL common stock and preferred stock. The pro forma earnings per share data do not reflect any such costs. The companies may have performed differently if they had always been combined. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated in the period noted and is not necessarily indicative of future operating results or financial position.

     The information provided below should be read in conjunction with the unaudited pro forma combined financial statements of EDO and AIL on pages [ ], the historical financial statements (and related notes) of EDO contained in its annual report on form 10-K for the year ended December 31, 1999, accompanying this joint proxy statement/prospectus and its reports filed with the SEC and the historical financial statements (and related notes) of AIL beginning on page F-3. See "Where to Find More Information" beginning on page [ ].

                                                                    EDO                  AIL
                                                             -----------------    -----------------
                                                                YEAR ENDED           YEAR ENDED
                                                             DECEMBER 31, 1999    DECEMBER 31, 1999
                                                             -----------------    -----------------
HISTORICAL BASIS(1)
  Book value per common share..............................        $4.14               $ 11.17
  Cash dividends per common share..........................         0.12                  0.00
  Earnings per common share:(2)
     Basic.................................................         0.76                  0.40
     Diluted...............................................         0.65                  0.39

                                                                YEAR ENDED
                                                             DECEMBER 31, 1999
                                                             -----------------
PRO FORMA COMBINED
  Book value per common share..............................        $4.74
  Cash dividends per common share..........................         0.12
  Earnings per common share:
     Basic.................................................         0.67
     Diluted...............................................         0.61
AIL PRO FORMA EQUIVALENTS(3)
  Book value per common share..............................        $6.07
  Cash dividends per common share..........................         0.15
  Earnings per common share:
     Basic.................................................         0.86
     Diluted...............................................         0.78

---------------
(1) The number of EDO common shares used in the calculations in this table includes all EDO common shares held in the EDO employee stock ownership plan. The number of shares of AIL common stock used in the calculations excludes shares held in the AIL employee stock ownership plan which have not been allocated to a participant's account.

(2) For EDO, both basic and diluted earnings per share are from continuing operations only.

(3) Based on an assumed exchange ratio of 1.28.

               COMPARATIVE PER SHARE MARKET PRICES AND DIVIDENDS

     EDO common shares are listed and traded on the New York Stock Exchange. Shares of AIL common stock are not traded in any public market, and AIL has never paid dividends. The following table sets forth, for the periods indicated,
(i) the high and low last reported prices per EDO common share as reported on the New York Stock Exchange Composite Transactions Tape, and (ii) the cash dividends per EDO common share:

                                                                EDO COMMON SHARES
                                                          -----------------------------
                                                           HIGH      LOW      DIVIDENDS
                                                          ------    ------    ---------
1998
  First Quarter.........................................  $9.625    $8.063     $0.025
  Second Quarter........................................   9.750     8.500      0.030
  Third Quarter.........................................  10.875     6.688      0.030
  Fourth Quarter:                                          8.750     6.750      0.030

1999
  First Quarter.........................................  $8.688    $6.438     $0.030
  Second Quarter........................................   7.563     6.125      0.030
  Third Quarter.........................................   9.375     5.750      0.030
  Fourth Quarter........................................   6.188     5.125      0.030

2000
  First Quarter (through                )...............

     On December 31, 1999, the last trading day before EDO and AIL publicly announced the merger, the last reported closing price per EDO common share was
$5.875. On             , 2000, the most recent practicable date prior to the
filing of this joint proxy statement/prospectus, the last reported closing price per EDO common share was [$ ]. We urge you to obtain current market quotations before making any decision with respect to the merger and the related transactions.

                                  THE MEETINGS

AIL SPECIAL MEETING

  Date, Time and Place of Meeting

     This joint proxy statement/prospectus is first being mailed to AIL common
stockholders on or about [            , 2000], and is accompanied by the notice
of the AIL meeting and proxy or voting instruction card that is solicited by the AIL board of directors for use at the AIL meeting to be held on [May 25, 2000], at 5:00 p.m. local time, at AIL's corporate headquarters located at 455 Commack Road, Deer Park, New York 11729-4591, and at any adjournments or postponements thereof.

  Purpose

     At the AIL meeting, AIL common stockholders will be asked to consider and vote on: (i) a proposal to adopt the merger agreement and approve the merger and
(ii) any other business that may properly come before the AIL meeting as directed by the AIL board of directors or any adjournments or postponements thereof.

     THE AIL BOARD OF DIRECTORS RECOMMENDS THAT THE AIL COMMON STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER. See "The Merger -- Recommendation of the Board of Directors of AIL; Reasons of AIL
for the Merger" beginning on page   .

     AIL does not know of any matters other than those set forth in this joint proxy statement/prospectus that are to come before the AIL meeting. If we properly present any other matter or matters for action at the AIL meeting, the persons named in the enclosed proxy form, or the trustee of the AIL employee stock ownership plan if you are a participant in the plan, will have the discretion to vote on such matters in accordance with their best judgment, unless you withhold such authorization.

  Record Date

     Only holders of record of shares of AIL common stock on [April 7, 2000], the record date for the AIL meeting, are entitled to notice of and to vote at, the AIL meeting and any adjournments or postponements thereof. On the record date, there were issued and outstanding [5,563,781] shares of AIL common stock.

  Solicitation of Proxies

     The expense of printing and mailing this document and the material used in this solicitation of proxies from AIL stockholders will be split equally between AIL and EDO.

     In addition to solicitation by mail, directors, officers and employees of AIL may solicit proxies in person without additional compensation. AIL may also request by telephone or fax the return of proxies. The extent to which this will be necessary depends entirely upon how promptly proxies are returned.

  Required Vote; Voting Rights; Quorum

     The affirmative vote of the holders of a majority of the outstanding shares of AIL common stock is required to adopt the merger agreement and to approve the merger.

     Each holder of shares of AIL common stock will be entitled to one vote, in person or by proxy, for each share of AIL common stock held in his, her or its name on the books of AIL on the record date with respect to any matter submitted to a vote of the AIL common stockholders. AIL common stockholders who have pledged a portion of their shares of AIL common stock to AIL Systems Inc. (a wholly-owned subsidiary of AIL) pursuant to a stock pledge agreement will be entitled to vote such pledged shares provided they are not then in default under such agreement.

     AIL officers and directors and their affiliates are entitled to vote or give voting instructions with respect to 13% of the outstanding shares of AIL common stock on [April 7, 2000], the record date for the AIL meeting, including shares of AIL common stock allocated to their accounts under the AIL employee stock ownership plan. Pursuant to a letter agreement, James M. Smith and Darrell L. Reed have agreed (i) to vote all shares of AIL common stock that they own beneficially or of record in favor of the adoption of the merger agreement and the approval of the merger and (ii) direct the trustee of the AIL employee stock ownership plan to vote, subject to its fiduciary duties, all shares of AIL common stock held by it and allocated to the accounts of Mr. Smith and Mr. Reed, respectively, in favor of the adoption of the merger agreement and the approval of the merger. Mr. Smith and Mr. Reed together are entitled to vote or give voting instructions with respect to 347,673 shares of AIL common stock, or approximately 6% of the total shares of AIL common stock outstanding on [April 7], 2000.

     The AIL employee stock ownership plan, AIL's principal common stockholder, held of record approximately 71% of the outstanding shares of AIL common stock on [April 7, 2000]. Approximately 49% of such shares are allocated to individual employees' accounts and approximately 51% are unallocated and will be voted by HSBC Bank as described below.

     Defense Systems is entitled to vote approximately 13% of the outstanding shares of AIL common stock on [April 7, 2000]. Defense Systems has agreed with EDO to vote all of its shares of AIL common stock for the adoption of the merger agreement and the approval of the merger. See "Related Agreements -- Defense
Systems Agreement" beginning on page   .

     The presence, in person or by proxy, of holders of record of a majority of the outstanding shares of AIL common stock constitutes a quorum for action at the AIL meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for transaction of business. Abstentions are not counted as votes for or against a proposal.

  Proxies and Voting Instruction Cards

     Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on the proxies, and, if no instructions are indicated, will be voted in favor of adoption of the merger agreement and the approval of the merger and at the discretion of the proxy holder on all other business as may properly come before the AIL meeting.

     If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting at the pleasure of the stockholder signing it, either by:

     - filing a written notice of revocation received by the person or persons named in the proxy;

     - the stockholder attending the AIL meeting and voting the shares in person; or

     - delivering another duly executed proxy dated subsequent to the date thereof to the addressee named in the enclosed proxy.

     Please note, however, that if your shares are held of record by a nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the nominee confirming your beneficial ownership of the shares.

     You should not send any certificates representing shares of AIL common stock with the enclosed proxy card. A letter of transmittal with instructions for the surrender of stock certificates for shares of AIL common stock will be mailed to you as soon as practicable after the completion of the merger.

     If you are a participant in the AIL employee stock ownership plan, we have included with this joint proxy/prospectus a voting instruction card that covers shares of common stock credited to your plan account. This card permits you to instruct HSBC Bank USA (formerly Marine Midland Bank), the trustee of the AIL employee stock ownership plan, on how to vote the shares of common stock it owns that have been allocated to your account. Voting instructions must be received by [May 22, 2000]. Please refer to your voting instruction card for a more detailed explanation of the timing requirement for voting plan shares. HSBC Bank will vote your shares as you instruct. HSBC Bank will keep your voting instructions confidential. Subject to its fiduciary duties, HSBC Bank will vote the unallocated shares under the AIL employee stock ownership plan and the allocated shares as to which it has not received voting instructions in the same proportions as the plan participants direct HSBC Bank to vote the shares allocated to their individual accounts.

     Participants in the AIL employee stock ownership plan may not revoke or change their voting instructions once they have returned their green voting instruction cards.

EDO ANNUAL MEETING

  Date; Time and Place of Meeting

     This joint proxy statement/prospectus is first being mailed to EDO
shareholders on or about [            , 2000], and is accompanied by the notice
of the EDO meeting and a proxy or voting instruction card that is solicited by the EDO board of directors for use at the EDO meeting to be held on [May 26, 2000], at 11:00 a.m. local time, in the 11th floor Conference Center of Chase Manhattan Bank, 270 Park Avenue, New York, New York, and at any adjournments or postponements thereof.

  Purpose

     At the EDO meeting, EDO shareholders will be asked to consider and vote on the following proposals:

          (1) the approval of the issuance of 6,553,229 EDO common shares in the merger;

          (2) the approval of the increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan, from 600,000 to 1,050,000, which will become effective only if we complete the merger;

          (3) the election of the three nominees for directors of EDO for a term expiring at the 2003 Annual Meeting;

          (4) the ratification of the appointment by the EDO board of directors of KPMG LLP as independent auditors for EDO for the year 2000; and

          (5) any other business that may properly come before the meeting or any adjournments or postponements thereof as directed by the EDO board of directors.

     THE EDO BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF EDO SHAREHOLDERS AND RECOMMENDS THAT EDO SHAREHOLDERS VOTE IN FAVOR OF (i) THE ISSUANCE OF 6,553,229 EDO COMMON SHARES IN THE MERGER AND (ii) THE INCREASE IN THE NUMBER OF EDO COMMON SHARES SUBJECT TO EDO'S 1996 LONG-TERM INCENTIVE PLAN (WHICH WILL BECOME EFFECTIVE ONLY IF WE COMPLETE THE MERGER). THE EDO BOARD OF DIRECTORS ALSO RECOMMENDS THAT EDO SHAREHOLDERS VOTE IN FAVOR OF
(i) THE ELECTION OF THE THREE NOMINEES FOR DIRECTORS OF EDO AND (ii) THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP BY THE EDO BOARD OF DIRECTORS AS INDEPENDENT AUDITORS OF EDO FOR 2000. See "The Merger -- Recommendation of the
Board of Directors of EDO; Reasons of EDO for the Merger" beginning on page   .

  Record Date

     The EDO board of directors has fixed the close of business on [April 7, 2000] as the record date for determination of the EDO shareholders entitled to notice of and to vote at the EDO meeting. On the record date, there were outstanding 6,761,160 EDO common shares and 57,384 EDO preferred shares. Holders of record of EDO common shares and EDO preferred shares on the record date will be entitled to attend and vote as a single class at the EDO meeting.

  Solicitation of Proxies

     The solicitation of the enclosed proxies from EDO shareholders is made on behalf of the EDO board of directors. We have enclosed a blue proxy card or a red voting instruction card with this document. We request that you complete and return this blue proxy card or red voting instruction card as soon as possible. In order to be valid, you must complete the blue proxy card or red voting instruction card in accordance with the instructions on it.

     EDO and AIL will split equally the expenses of printing and mailing the proxy soliciting material. EDO has retained the services of D.F. King to assist with the soliciting of proxies for a fee estimated at $10,000 plus out-of-pocket expenses. We will solicit proxies primarily through the mail but we may also make solicitations, if necessary, by advertising, electronic telecommunications and in person communications. Officers, directors and employees of EDO, without receiving any additional compensation, may solicit proxies by telephone, in person or by other means. EDO will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the shares held by such persons and in requesting authority for the execution of proxies.

  Required Vote; Voting Rights; Quorum

     The affirmative vote of at least a majority of the votes cast by holders of EDO common shares and EDO preferred shares (voting together as a single class) is required to approve (i) the issuance of 6,553,229 EDO common shares in the merger, (ii) the increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan (which will become effective only if we complete the merger) and (iii) the ratification of the appointment of KPMG LLP by the EDO board of directors as independent auditors of EDO for 2000. The nominees for election as directors of EDO, however, must obtain a plurality of the votes cast at the EDO meeting in order to be elected.

     Each EDO common share entitles its holder to one vote, and each EDO preferred share entitles its holder to 12.3 votes.

     As of the record date, the executive officers and directors of EDO had voting and voting instruction power with respect to an aggregate of 506,323 EDO common shares or approximately [7]% of EDO common shares then outstanding and 1,693 EDO preferred shares or approximately [3]% of EDO preferred shares then outstanding. Pursuant to a letter agreement, Frank A. Fariello and Ira Kaplan have agreed (i) to vote all EDO common shares that they own beneficially or of record in favor of the transactions contemplated by the merger agreement and
(ii) to direct the trustee of the EDO employee stock ownership plan to vote, subject to its fiduciary duties, all EDO common shares and all EDO preferred shares held by it and allocated to the accounts of Mr. Fariello and Mr. Kaplan, respectively, in favor of the transactions contemplated by the merger agreement. Mr. Fariello and Mr. Kaplan together are entitled to vote and give voting instructions with respect to 276,116 EDO common shares, or [4]% of the total EDO common shares outstanding on [April 7, 2000], and together are entitled to give voting instructions with respect to 885 EDO preferred shares, or [2]% of the total EDO preferred shares outstanding on [April 7], 2000.

     New York law, EDO's certificate of incorporation, EDO's by-laws and the Securities Exchange Act of 1934, as amended, contain certain requirements governing the actions of EDO shareholders at the EDO meeting. The EDO by-laws provide that holders of a majority of the issued and outstanding EDO common shares and EDO preferred shares entitled to vote on the record date must be present, either in person or by proxy, at the EDO meeting to constitute a quorum. In general, abstentions and broker non-votes will be counted as present or represented for the purposes of determining a quorum at the EDO meeting. EDO common shares and EDO preferred shares held by EDO shareholders that abstain from voting will count as shares present and entitled to vote at the EDO meeting. Brokers who hold EDO common shares in nominee or "street name" for beneficial owners may not give a proxy to vote on the issuance of EDO common shares in the merger and the increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan unless they receive specific instructions from those beneficial owners. EDO common shares represented by proxies returned by a broker holding those shares in "street name" will count for purposes of determining whether a quorum exists, even if the beneficial owner does not vote those shares. The shares are known as broker non-votes.

  Proxies and Voting Instruction Cards

     If you are a holder of EDO common shares, please use the blue proxy card to ensure that your EDO common shares are represented at the EDO meeting. If you are a participant in the EDO employee stock ownership plan, please use the red voting instruction card we have included with this joint proxy statement/ prospectus to ensure that, subject to its fiduciary duties, the trustee of the EDO employee stock ownership plan votes the EDO common shares and EDO preferred shares allocated to your account in accordance with your voting instructions.

     If you are a holder of EDO common shares, you may vote your EDO common shares by completing, signing, dating and mailing the enclosed blue proxy card. Your EDO common shares will be voted at the EDO meeting in accordance with your instructions as provided in the properly executed blue proxy card. If you do not give instructions on how to vote your EDO common shares in the properly executed blue proxy card, the persons named in the enclosed form of proxy will vote your EDO common shares in favor of all of the proposals submitted to the EDO meeting.

     You may revoke your proxy at any time prior to exercise:

     - by giving written notice of revocation to the secretary of EDO;

     - by completing, signing and returning a later dated proxy; or

     - by voting in person at the EDO meeting.

However, mere attendance at the EDO meeting will not, in and of itself, have the effect of revoking your proxy.

     EDO does not know of any matters other than the matters set forth in this joint proxy statement/prospectus that are to come before the EDO meeting. If we properly present any other matter or matters for action at the EDO meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

     In order for shares held in the EDO employee stock ownership plan to be voted in accordance with instructions of the participant on the proposals submitted at the EDO meeting, a participant in the EDO employee stock ownership plan must complete, sign, date and mail to the trustee of the EDO employee stock ownership plan the red voting instruction card that accompanies this joint proxy statement/prospectus. Subject to its fiduciary duties, the trustee of the EDO employee stock ownership plan will vote the EDO common shares and EDO preferred shares held by it for the account of the participant in accordance with the participant's voting instructions as provided in the properly executed voting instruction card.

     Participants in the EDO employee stock ownership plan may not revoke or change their voting instructions once they have returned their red voting instruction cards.

     If a participant in the EDO employee stock ownership plan fails to give instructions to the trustee of the EDO employee stock ownership plan, the trustee will vote the EDO common shares and EDO preferred shares allocated to the participant's account in the same relative proportion as the trustee votes EDO common shares and EDO preferred shares as a block, for which it has received instructions.

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

                                   THE MERGER

     This section as well as the next sections entitled "The Exchange Ratio and its Effect on AIL Securities and Stock Option Plans," "The Merger Agreement" and "Related Agreements" describe certain aspects of the proposed merger. These discussions are qualified in their entirety by reference to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus, and to the other agreements and documents that are discussed in this joint proxy statement/prospectus and that are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. You should read the merger agreement in its entirety as it is the legal document that governs the merger.

BACKGROUND OF THE MERGER

     In 1997, when AIL was still a part of Eaton, Messrs. Fariello and Kaplan of EDO met with Mr. Smith of AIL to consider the possible acquisition of AIL from Eaton. However, they never actually discussed the issue with Mr. Smith, because they learned that AIL management and the AIL employee stock ownership plan proposed to acquire AIL. AIL management and the AIL employee stock ownership plan acquired 90% of AIL in a leveraged buyout transaction in October 1997. In January, 1999 the EDO board of directors elected Mr. Smith to the EDO board of directors in anticipation of the retirement of another EDO director. Mr. Smith and Mr. Fariello had been acquainted for many years through their participation in defense industry activities.

     In March 1999, Mr. Smith suggested to Mr. Ball, an EDO director and chairman of the investment banking firm of Philpott, Ball & Company, that a merger between EDO and AIL might be more suitable to meeting both companies' strategic goals than each company pursuing those goals independently. Mr. Ball later suggested to Mr. Fariello that he consider a merger of EDO and AIL. On March 30, AIL's board of directors met to discuss the potential merger between AIL and EDO and the financial benefits of such merger. On March 31, 1999, Mr. Smith and Mr. Fariello met at the offices of EDO in New York and discussed strategic and social issues, including how the companies would fit together, the possible constitution of senior management and location of the company headquarters. On April 6, 1999, EDO and AIL executed a confidentiality agreement regarding the information disclosed to each other in connection with the negotiations regarding a proposed transaction.

     On April 6, 1999, representatives of AIL and EDO and their respective financial advisers met and discussed the financial condition of the two companies and methodologies for valuing the two companies and determining appropriate merger consideration. On April 12, 1999, Messrs. Smith, Fariello, Kaplan and Reed met at AIL's offices to discuss generally a combination of EDO's and AIL's businesses. Representatives of AIL traveled to Barnes Engineering, a former EDO subsidiary, to perform a preliminary due diligence review of Barnes on April 13, 1999. On April 14, 1999, AIL signed a retainer agreement with Houlihan Lokey to serve as AIL's financial adviser in connection with the merger. Mr. Smith and Mr. Kaplan continued the discussion of April 12th on April 15, 1999, at AIL's offices.

     On April 19, 1999, Mr. Fariello and Mr. Smith met at a New York restaurant and agreed to explore a combination of EDO and AIL, with the general understanding that the transaction would be a stock merger in which EDO would survive and the two companies would be valued, for purposes of determining the number of EDO common shares to be issued to AIL common stockholders, using the same valuation methodologies for both companies and without regard to the market price of EDO common shares. Mr. Fariello and Mr. Smith agreed that Mr. Smith would approach Eaton and propose that if the merger were consummated, Eaton's AIL shares would be acquired for cash. Mr. Fariello and Mr. Smith also agreed that EDO would acquire a small amount of AIL shares held by AIL's senior management for cash to enable them to pay taxes generated by the vesting of restricted AIL common stock. Mr. Fariello and Mr. Smith also reached a tentative agreement that Mr. Fariello would serve as chairman and Mr. Smith as chief executive officer of the combined entity. On April 21, 1999, Messrs. Smith and Reed met with Mr. Paladino of EDO and their respective financial advisers to further discuss the valuation of the companies. The EDO board of directors discussed the proposed merger at its April 27, 1999 meeting. The AIL board of directors discussed the proposed merger at its May 10, 1999 meeting. Each board directed its management to proceed with the exploration of the merger.

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

     Messrs. Smith and Fariello met again on May 13, 1999 to discuss the proposed terms of the merger. Representatives of EDO were briefed by Messrs. Smith and Reed on AIL's business on May 14, 1999 at AIL's office. During the balance of May and the beginning of June 1999, representatives of AIL and EDO and their respective financial advisers conducted financial, business and legal due diligence. On June 3, 1999 AIL's board of directors met to review the status of the proposed merger and Houlihan Lokey valuations. Messrs. Smith and Reed then met with representatives of Houlihan Lokey and Philpott Ball on June 4, 1999 at Houlihan Lokey's offices and discussed the proposed financial terms of the merger.

     In early June, AIL and EDO agreed, subject to successful completion of due diligence and negotiation of a definitive merger agreement, that EDO would acquire 225,000 shares of AIL common stock held by AIL management for cash, would acquire the shares of AIL common stock and preferred stock held by Eaton for approximately $11,500,000, subject to negotiation by AIL with Eaton, and would issue 6,575,750 EDO common shares in exchange for the balance of the AIL shares.

     Mr. Smith delivered a letter to Mr. Genzer on June 18, 1999 which memorialized an earlier conversation wherein Mr. Smith recused himself from any duties as a member of EDO's board of directors.

     On June 22, 1999, the EDO board of directors established a special committee under the chairmanship of Robert Alvine of the EDO board to negotiate new or revised employment agreements with Messrs. Smith, Fariello, Kaplan and Genzer. On June 23, 1999, representatives of AIL and EDO met with their respective outside counsel to commence negotiation of the merger. Mr. Smith met with members of EDO's management at EDO on June 24, 1999. Due diligence also continued throughout June and July 1999. On June 29, 1999, Mr. Smith agreed with representatives of Eaton that if the merger was consummated, EDO would acquire Eaton's shares of AIL common stock and preferred stock for $11,438,160 in cash. On July 26, 1999, Mr. Smith met with members of EDO's management at EDO's offices and agreed that AIL's and EDO's representations and warranties in the merger agreement would be symmetrical and would survive for a limited time following the closing of the merger. The structure of the escrow and the breakup fees were also discussed at this meeting. On July 28, AIL's board of directors met to discuss the proposed merger. On August 6, officers and representatives of AIL conducted additional due diligence on EDO and its operations. In August 1999, EDO and AIL and their respective financial advisers continued to conduct due diligence. Ira Kaplan attended a due diligence meeting at AIL on August 23, 1999. The parties suspended negotiation of the other terms of the merger during this time.

     Messrs. Smith, Reed, Kaplan and Fariello met at AIL on September 1 to discuss certain aspects of the proposed merger. On September 7, Mr. Reed met with Mr. Paladino at AIL to discuss financial terms of the proposed merger. On September 10, Messrs. Smith and Reed met with Mr. Kaplan at AIL to discuss the status and terms of the proposed merger. The board of directors of AIL met on September 15 to discuss the results of AIL's due diligence review of EDO.

     In September, 1999, EDO informed AIL that EDO intended to propose that the number of EDO common shares issuable in exchange for shares of AIL common stock be reduced. AIL responded that it was unwilling to pursue a transaction on that basis. On September 28, 1999, the EDO board of directors met to review the status of the proposed transaction. Mr. Smith attended a portion of the meeting on behalf of AIL and described to the EDO board of directors his views on the proposed merger and the opportunities, advantages and disadvantages of combining the two companies. The EDO board of directors questioned Mr. Smith and, following Mr. Smith's departure from the meeting, directed EDO's management to proceed with the negotiation of the merger agreement on the assumption that the number of EDO common shares to be issued would not be changed. On October 6, 1999, members of AIL's management met with members of EDO's management to discuss the scope of AIL's and EDO's representations and warranties in the merger agreement and their respective indemnities and breakup fees. On October 11, Mr. Smith met with representatives of EDO in New York City to discuss aspects of the proposed merger. Mr. Reed and AIL's financial advisers met with Mr. Paladino of EDO and its financial advisers on October 15, 1999 to further discuss the scope of AIL's and EDO's representations and warranties in the merger agreement.

     From October 27 through October 29, senior management of AIL and EDO met with their respective legal counsel and financial advisers to negotiate the merger agreement and ancillary documents. EDO and
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

AIL continued due diligence and negotiation of the merger agreement in October and November. On November 30, 1999, Mr. Smith and Mr. Fariello met and agreed that outstanding AIL employee stock options would be rolled over into EDO stock options and the number of EDO common shares issuable in connection with the merger would be reduced to 6,553,229.

     Messrs. Smith and Kaplan met at AIL on December 1 to discuss the proposed merger. On December 3, the board of directors of AIL met to discuss the status of the proposed merger. On December 7, 1999, the EDO board of directors met and considered the proposed transaction. At the meeting, A.G. Edwards discussed the financial analyses it performed in preparing its fairness opinion. The EDO board of directors directed EDO management to conduct further inquiries regarding AIL's financial performance. On December 8, 1999, representatives of EDO and AIL met with their respective accountants and financial advisers so that EDO could pursue these inquiries.

     On December 9, 1999, AIL reported to EDO that the trustee of the AIL employee stock ownership plan, which controls the voting of approximately 71% of AIL's outstanding shares of common stock, could not ensure that it would be able to vote the shares it holds in favor of the transaction as then negotiated. The trustee of the AIL employee stock ownership plan informed AIL that applicable law prevented the trustee from ascribing any value to the portion of the merger consideration payable to AIL common stockholders that was being placed in escrow to secure the AIL common stockholders' indemnification obligations in its analysis of the consideration to be received by AIL common stockholders in the transaction and the fairness of the transaction to participants in the AIL employee stock ownership plan. Without taking into account any of such portion of the merger consideration, the trustee of the AIL employee stock ownership plan was unable at that time to conclude that the AIL employee stock ownership plan would be receiving fair value for its shares as defined by applicable law.

     On December 10, AIL's board of directors met to discuss the status of the proposed merger. On December 10, 1999, the EDO board of directors held a telephonic meeting. The EDO board of directors heard the reports of EDO's management on their inquiries regarding AIL's financial performance and on the position taken by the trustee of the AIL employee stock ownership plan. The EDO board of directors determined that while it was satisfied with the results of management's further inquiries, it would not proceed with the transaction at that time in light of the position taken by the trustee of the AIL employee stock ownership plan. The EDO board of directors directed EDO management to seek to negotiate directly with the trustee of the AIL employee stock ownership plan.

     On December 10, 1999 and December 17, 1999, the AIL board of directors held meetings to discuss the status of the merger and give AIL's management direction regarding the open issues. On December 23, 1999, representatives of EDO, AIL and their respective counsel and financial advisers met with the trustee of the AIL employee stock ownership plan and its counsel and financial adviser. At that meeting EDO proposed that the terms of the proposed transaction be amended to provide that the percentage of the merger consideration placed in escrow be reduced according to a sliding scale tied to the EDO common share price at the closing of the merger. In addition, the members of AIL's management who would enter into the management agreement committed to subject a greater portion of the EDO common shares they would receive in the merger to the escrow. The trustee of the AIL employee stock ownership plan made a counterproposal which provided for a lesser amount of EDO common shares to be placed into escrow at various EDO share price levels. The meeting ended without resolution. On December 29, 1999, the EDO board of directors approved the proposed transaction on the terms of the counterproposal of the AIL employee stock ownership plan and as otherwise negotiated. On December 30, 1999 the AIL board of directors approved the transaction.

     On December 31, 1999 and January 2, 2000, the parties finalized the terms of the merger agreement and related ancillary agreement. On January 2, 2000 the parties executed and delivered the merger agreement, the Defense Systems agreement, the management agreement, the letter from the trustee of the AIL employee stock ownership plan agreeing to support the transaction if circumstances that the trustee knew and understood to be prevailing on January 2, 2000, continued to prevail as of the AIL common stockholder vote and employment agreements between EDO and Messrs. Smith, Fariello, Kaplan and Genzer. On January 3,

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

2000, the parties issued a joint press release announcing the transaction. The parties subsequently amended and restated the merger agreement on February 29, 2000.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF AIL; REASONS OF AIL FOR THE MERGER

     THE AIL BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, AIL AND ITS COMMON STOCKHOLDERS. ACCORDINGLY, THE AIL BOARD OF DIRECTORS RECOMMENDS THAT AIL COMMON STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

     Mr. Smith, a member of the AIL board of directors, did not attend the AIL board of directors meeting at which the AIL board of directors voted to approve the merger in order to avoid the appearance of a potential conflict of interest. Mr. Reed, also a member of the AIL board of directors, abstained on such vote, also in order to avoid the appearance of a potential conflict of interest. However, in connection with the execution of the merger agreement, both Mr. Smith and Mr. Reed have agreed with EDO to vote all of their shares of AIL common stock for the adoption of the merger agreement and the approval of the merger, and to direct HSBC Bank, as trustee of the AIL employee stock ownership plan, to vote, subject to its fiduciary duty, all of the shares of AIL common stock held by it under the AIL employee stock ownership plan and allocated to their respective accounts for the adoption of the merger agreement and the approval of the merger.

     The AIL board of directors consulted with AIL's senior management as well as its legal counsel and financial advisers over the course of many meetings in reaching its decision to approve the merger. The material factors that the AIL board of directors considered in its deliberations included the following:

     - Historical information: historical information concerning EDO's and AIL's respective financial performance, results of operations, assets, liabilities, operations, technology, management and competitive position, including EDO's public reports filed with the SEC;

     - Review of financial condition and prospects of EDO: AIL's management's and AIL's financial adviser's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of EDO and its industry after giving effect to the merger;

     - Fairness opinion: the presentation of Houlihan Lokey to the AIL board of directors as described under "Opinion of Houlihan Lokey" and the opinion of Houlihan Lokey to the effect that, as of December 30, 1999, the exchange ratio is fair from a financial point of view to the continuing AIL common stockholders; and

     - Terms of the merger agreement: the terms and conditions of the merger agreement taken as a whole which the AIL board of directors believes are fair to AIL's common stockholders.

     In reaching its decision, the AIL board of directors identified several potential benefits for AIL common stockholders of the merger including the following:

     - Strategic benefits: the belief that the merger (i) will increase the base of products and services that can be offered by AIL as well as its base of customers; (ii) will facilitate internal growth by increasing the available technological base for new products and expanding overall corporate access to domestic and international markets; and (iii) will provide AIL with a balance of commercial and defense business;

     - Liquidity of EDO common shares: the increased liquidity that the merger provides to the AIL common stockholders, a privately-held company, through the receipt of fully-registered, New York Stock Exchange listed securities;

     - Potential Growth: the opportunity to participate in the potential growth of the combined, more diversified company following the merger;

     - Tax treatment: the expected tax-free treatment to AIL and its stockholders with respect to EDO common shares to be received in the merger;

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

     - Potential additional acquisitions: the ability to launch additional acquisitions from a larger financial platform;

     - Cost savings: the ability to realize potential cost saving opportunities and economies of scale; and

     - Competition: the possibility that the merger will allow AIL to better compete with an increasing number of competitors that have greater financial resources than AIL and the ability to exercise greater influence than AIL over the legislative and regulatory process.

     The AIL board of directors also identified and considered a variety of potential material negative factors in its deliberations concerning the merger, including:

     - Reduction in value of merger consideration: the risk to AIL common stockholders that the value to be received in the merger could decline significantly due to the following variables:

      (i) a decrease in the aggregate market price of EDO common shares to be received by the AIL common stockholders as the number of EDO common shares to be received by holders of shares of AIL common stock is fixed; and

      (ii) the indemnity given by the holders of shares of AIL common stock to EDO and the possibility that the portion of merger consideration placed in escrow may not be received by the AIL common stockholders.

     - Loss of Control: the loss of control over the future operations of AIL following the merger;

     - Impact on constituencies: the impact of the loss of AIL's status as an independent company on AIL's stockholders, employees and customers;

     - Potential failure to realize benefits: the risk that the potential strategic benefits sought in the merger might not be realized;

     - Potential environmental risk: the risks arising out of EDO's known and unknown environmental liabilities;

     - Potential failure to complete the merger: the possibility that the merger might not be consummated and the potential adverse effects of the public announcement of the merger on AIL's:

        (i) sales and operating results;

        (ii) ability to attract and retain key employees; and

        (iii) overall competitive position.

     - Loss of key employees: the risk that, despite the efforts of EDO and AIL, key management personnel might not remain employees of EDO following the closing of the merger;

     - Termination fee: the risk to AIL of having to pay the $3,000,000 termination fee as described under "The Merger Agreement--Termination"
       beginning on page   ; and

     - Cost and Expenses: the transaction costs expected to be incurred in connection with the merger, including the fee payable to Houlihan Lokey for its services in connection with the merger, and the other risks
       described under "Risk Factors" beginning on page   .

     The AIL board of directors also took into account that Messrs. Smith and Reed had interests in the merger that were different than those of AIL common stockholders. These different interests were primarily due to Mr. Smith's service as a director of EDO, Mr. Smith's agreement with EDO and AIL to amend and restate his employment agreement following the merger, and Mr. Smith's and Mr. Reed's agreements to serve, respectively, as chief executive officer and chief financial officer of EDO following the merger.

     After due consideration, the AIL board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

     During the process of evaluating the EDO offer, the AIL board of directors also considered the provisions of the merger agreement that prohibited solicitation of third-party bids. After fully discussing these matters during its deliberations, the AIL board of directors determined that the benefits of the EDO offer justified this condition and proceeded to approve the merger.

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

     The foregoing discussion of the information and factors considered by the AIL board of directors is not intended to be exhaustive but includes all material factors considered by the AIL board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the AIL board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the AIL board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including thorough discussions with AIL's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the AIL board of directors may have given different weight to different factors. The AIL board of directors considered all these factors as a whole and believed the factors supported its determination to approve the merger. After taking into consideration all of the factors set forth above, the AIL board of directors concluded that the merger was fair to, and in the best interests of, AIL and its stockholders and that AIL should proceed with the merger.

     During the time period in which AIL was engaged in discussions with EDO, it did not receive any unsolicited offers regarding a possible business combination with any third parties.

OPINION OF HOULIHAN LOKEY

     The AIL board of directors retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the exchange ratio. On December 10, 1999, Houlihan Lokey informed the AIL board of directors with respect to its analysis of the merger. On December 30, 1999, Houlihan Lokey delivered its oral and written opinions to the AIL board of directors that, as of such date and based on the matters described therein, the exchange ratio is fair to the AIL common stockholders (other than Defense Systems as to which Houlihan Lokey expressed no opinion) from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the material valuation methodologies followed by Houlihan Lokey. The summary information does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the AIL board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS ANNEX
D. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. WE URGE YOU TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

     The opinion addresses only the fairness from a financial point of view of the exchange ratio to the AIL common stockholders pursuant to the merger agreement and does not constitute a recommendation to AIL common stockholders or EDO's shareholders. The opinion does not address AIL's or EDO's underlying business decision to effect the merger.

     In connection with the preparation of the opinion, Houlihan Lokey made the reviews, analyses and inquiries that it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

     - Reviewed the merger agreement;

     - Reviewed EDO's publicly available annual report to shareholders on Form 10-K for the fiscal year ending December 31, 1998, and quarterly reports of Form 10-Q for the quarters ending March 27, 1999, June 26, 1999 and September 25, 1999;

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

     - Reviewed AIL's annual report to shareholders for the fiscal year ending December 31, 1998, quarterly reports for the quarters ending March 31, 1999 and June 30, 1999, as well as preliminary financial statements for the nine months ending September 30, 1999;

     - Reviewed EDO's definitive proxy statement dated March 17, 1999;

     - Reviewed internal divisional business plans for EDO for fiscal 1999;

     - Reviewed the offering memorandum for the potential sale of Barnes as prepared by EDO management and EDO's investment banking adviser, dated February 1999;

     - Reviewed AIL's forecasted revenues and gross profit by program;

     - Reviewed financial forecasts prepared by AIL management;

     - Reviewed financial forecasts prepared by EDO management;

     - Met with certain members of senior management of AIL and EDO to discuss operations, financial condition, future prospects, and projected financial performance of the business units of each respective company as well as of a combined entity; visited certain facilities and business affiliates of AIL and EDO;

     - Reviewed publicly available financial statements and recent news items for companies that Houlihan Lokey deemed comparable to AIL and EDO;

     - Conducted other studies, analyses and inquiries, as Houlihan Lokey deemed appropriate;

     - Reviewed the financial terms of other business combinations, where publicly available; and

     - Reviewed the historical stock price of EDO common shares.

     In assessing the financial fairness of the exchange ratio to the AIL common stockholders, Houlihan Lokey:

     - Independently valued AIL and EDO using widely accepted valuation methodologies;

     - Calculated a range of implied exchange ratios utilizing the independent valuations;

     - Compared the exchange ratio to the range of implied exchange ratios;

     - Evaluated the reasonableness of the trading value of the EDO common shares being used as consideration in the merger; and

     - Analyzed the terms of the Defense Systems Agreement and the management agreement.

     The independent valuation analyses of AIL and EDO resulted in a range of potential implied exchange ratios of 1.11 to 1.40 EDO common shares for each share of AIL common stock to be acquired in the merger. The exchange ratio, pursuant to the merger agreement, will be approximately 1.28, which is within the range of potential ratios implied by the analysis completed by Houlihan Lokey, and is above the average of the range of 1.26.

  Valuation of AIL

     Market Multiple Approach. The market multiple approach used by Houlihan Lokey involved the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Houlihan Lokey determined the multiples through its analysis of certain publicly traded companies, selected by it on the basis of operational and economic similarity with the principal business operations of AIL. Houlihan Lokey calculated earnings and cash flow multiples for the comparative companies based upon daily trading prices. Houlihan Lokey's comparative risk analysis between AIL and the public companies formed the basis for its selection of appropriate risk-adjusted multiples for AIL. The risk analysis used by Houlihan Lokey incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of

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

the industry in which AIL and other comparative companies are engaged. For purposes of this analysis, Houlihan Lokey selected the following publicly traded companies:

    Aeroflex Inc.
     Ducommun Incorporated
     Signal Technology Corp.
     Herley Industries
     United Industrial Corp.
     Applied Signal Technology Inc.

     Discounted Cash Flow Approach. In the discounted cash flow approach Houlihan Lokey utilized projections for AIL, as prepared by the management of AIL, Houlihan Lokey analyzed the projected cash flows on a "debt-free" basis (before cash payments to equity and interest-bearing debt investors) in order to develop a total invested capital ("TIC") value indication for AIL. Houlihan Lokey also made provision for the TIC value of AIL at the end of the forecast period, or terminal value. Houlihan Lokey determined the present value of the interim cash flows and the terminal value using a risk-adjusted rate of return or "discount rate." Houlihan Lokey, in turn, developed the discount rate through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to AIL.

     Comparable Transactions Approach. Houlihan Lokey analyzed the acquisition multiples paid in publicly announced, majority acquisitions of selected companies in the aerospace and defense industry between January 1998 and December 1999.

  Valuation of EDO

     To determine the reasonableness of the trading value of the EDO common shares being used as consideration in the merger, Houlihan Lokey used the market multiple approach, discounted cash flow approach, and comparable transactions approach to independently value EDO. Houlihan Lokey used the financial projections created by EDO management that assumed a sale of the Barnes division.

     Market Multiple Analysis. Houlihan Lokey analyzed the multiples of certain publicly traded companies as compared to EDO. The comparable companies were selected by Houlihan Lokey on the basis of operation and economic similarity with the principal business operations of EDO. Houlihan Lokey calculated earnings and cash flow multiples for the comparative companies based upon daily trading prices. For purposes of this analysis, Houlihan Lokey selected the following publicly traded companies.

    Aeroflex Inc.
     Ducommun Incorporated
     Signal Technology Corp.
     Herley Industries
     United Industrial Corp.
     Applied Signal Technology Inc.

     Discounted Cash Flow Approach. In the discounted cash flow approach, Houlihan Lokey utilized projections for EDO, as prepared by the management of EDO, Houlihan Lokey analyzed the projected cash flows on a "debt-free" basis (before cash payments to equity and interest-bearing debt investors) in order to develop a TIC value indication for EDO. Houlihan Lokey also made a provision for the TIC value of EDO at the end of the forecast period, or terminal value. Houlihan Lokey determined the present value of the interim cash flows and the terminal value using a risk-adjusted rate of return or "discount rate." Houlihan Lokey, in turn, developed the discount rate, through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to EDO.

     Comparable Transaction Analysis. Houlihan Lokey also analyzed the acquisition multiples paid in publicly announced, majority acquisitions of select companies in the aerospace and defense industry between January 1998 and December 1999.

  Fairness Conclusion

     Based on the analyses described above, Houlihan Lokey concluded that the exchange ratio is fair to the AIL common stockholders (except Defense Systems with respect to which Houlihan Lokey expressed no opinion), from a financial point of view.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF EDO; REASONS OF EDO FOR THE MERGER

     THE EDO BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, EDO AND ITS SHAREHOLDERS. ACCORDINGLY, THE EDO BOARD OF DIRECTORS RECOMMENDS THAT EDO SHAREHOLDERS VOTE FOR THE ISSUANCE OF EDO COMMON SHARES IN THE MERGER.

     In reaching its determination to approve the merger agreement and the merger, the EDO board of directors consulted with EDO's management as well as its legal and financial advisers, and considered the following material factors and concluded that each of these factors weighed in favor of the merger:

     - Review by EDO board of directors: the EDO board of directors' review of the business, operations, financial condition, earnings and prospects of both AIL and EDO, which the EDO board of directors analyzed in its consideration of EDO's strategic alternatives, including continuing on a stand-alone basis.

     - Critical mass: the increased size and strength of EDO after the completion of the merger which will help EDO improve its competitive position in the marketplace and pursue client relationships and larger, more comprehensive projects, such as larger subsystem integration subcontracts from major prime contractors in the United States and prime combat integration contracts from international customers.

     - Attractive strategy: the EDO board of directors' consensus that the merger was preferable to other strategic alternatives to maximize shareholder value, including remaining as a stand-alone company.

     - Fairness opinion: A.G. Edwards' presentation to the EDO board of directors and its oral opinion (which was subsequently confirmed in a written opinion dated as of January 2, 2000) to the effect that as of January 2, 2000, the merger consideration and the considerations to be paid pursuant to the Defense Systems agreement and the management agreement are fair in the aggregate to EDO from a financial point of view. A.G. Edwards' fairness opinion is included as Annex C to this joint proxy statement/prospectus and we urge you to read it in its entirety.

     - Synergies: the potential product and sales synergies that may be achieved through cross-marketing each company's products to the other company's customers as well as organizational synergies.

     - Acquisitions: the EDO board of directors' view that the combined company would be a better platform for future acquisitions than EDO standing alone.

     - Experienced CEO successor: the fact that James M. Smith, chief executive officer of AIL, who is an experienced and qualified chief executive officer, would join EDO as its chief executive officer, succeeding Mr. Fariello.

     - Letter from Trustee of AIL employee stock ownership plan: the receipt by the EDO board of directors of a letter from the trustee of the AIL employee stock ownership plan, which controls approximately 71% of the voting power of AIL, regarding its position with respect to the merger. In the letter, the trustee of the AIL employee stock ownership plan informed the EDO board of directors that, assuming the circumstances that it knew and understood to be prevailing on January 2, 2000 are prevailing at the time of the AIL meeting, it would support the merger.

     - Terms of the merger agreement: the terms and conditions of the merger agreement, which provide EDO with a reasonable expectation that the merger will be completed. The merger agreement includes a limited indemnification of EDO in the event AIL has breached its representations or covenants contained in the merger agreement.

     - Complementary businesses: the fact that AIL and EDO serve common customers that require high quality, reliable, and on-time performance, yet there is very little overlap in their product lines.

     The EDO board of directors also considered a number of potentially material negative factors in its deliberations concerning the merger, including the following:

     - Facility utilization: the risk associated with the potential impact on AIL's overhead rates of its facility utilization ratio.

     - Integration obstacles: the inherent challenges to combining the business of two companies, the difficulty of fully realizing synergies from the merger, including cost savings and operating efficiencies, and the attendant risk that management resources may be diverted from other strategic opportunities and from operational matters for an extended period of time.

     - AIL's recent performance: the fact that since its inception, before including certain one-time charges, AIL's aggregate operating earnings have not significantly exceeded the breakeven level.

     - Ownership of EDO shares by employee stock ownership plans: the fact that after we complete the merger, the AIL and EDO employee stock ownership plans will own approximately [41]% of the EDO common shares or approximately [44]% of the voting power of EDO, which may affect the liquidity of the EDO shares and the ability of EDO shareholders to have control over the election of directors and other matters submitted to the vote of EDO shareholders.

     - Terms of the merger agreement: the terms and conditions of the merger agreement which (i) limit the amount of indemnification available to EDO should AIL breach its representations and covenants, (ii) include a limited indemnification of AIL and the AIL common stockholders who participate in the merger in the event EDO has breached its representations and covenants contained in the merger agreement and (iii) call for the payment to AIL of $3 million if the merger agreement is terminated under certain circumstances.

     - Financial reporting of AIL: the belief that AIL's financial reporting procedures made it difficult to evaluate interim operating results. As a recently independent private company, AIL has not had to comply with the quarterly financial reporting requirements applicable to public companies such as EDO.

     The EDO board of directors also took into account that Messrs. Fariello, Kaplan and Genzer had interests in the merger that were different from those of EDO stockholders. These interests arise principally from new employment agreements that supersede their current change in control agreements. These new agreements would provide them with payments if they continued to work for EDO for one year following the completion of the merger (or until July 2, 2000 in the case of Mr. Fariello) or if EDO terminates their employment without cause or constructively terminated their employment before the first anniversary of the completion of merger (or before July 2, 2000, in the case of Mr. Fariello). The EDO board believed that these amendments:

     - acted to align the interests of management with those of EDO in negotiating and effectuating the merger;

     - provided the necessary incentives for the key members of EDO's management team to continue with EDO through the closing and for a period of time after the merger is consummated; and

     - after consultation with its advisers, were reasonable and consistent with industry standards.

     The EDO board of directors also took into account that Mr. Smith, a director of EDO and the chief executive officer of AIL, was also entering into an amendment to his existing employment agreement with a subsidiary of AIL. The amended employment agreement provides, among other things, that Mr. Smith will become chief executive officer of EDO upon completion of the merger, and provides for compensation and incentive payments to be made to him. The EDO board of directors believed that the amendment to Mr. Smith's employment agreement:

     - provided the necessary incentives for him to join the EDO management team as chief executive officer upon the closing of the merger, and to continue with EDO for a period of time after the merger is consummated; and

     - after consultation with its advisers, was reasonable and consistent with industry standards.

See "The Merger -- Interests of Certain Persons in the Merger" beginning on page for a discussion of these interests.

     Mr. Smith did not participate in the EDO board's discussions regarding the merger and did not vote with respect to the merger.

     This discussion has addressed the material factors considered by the EDO board of directors in its consideration of the merger. Because of the variety of factors and the complex considerations involved in determining whether a transaction like the merger is in the best interests of EDO and its shareholders, the EDO board of directors did not quantify or otherwise assign relative weights to the factors considered in making its decision. Individual members of EDO's board of directors may have assigned different weights to different factors.

OPINION OF A.G. EDWARDS

     A.G. Edwards has provided to the EDO board of directors a fairness opinion in connection with the proposed transactions to be effected pursuant to the merger agreement, the defense systems agreement and the management agreement. A.G. Edwards was selected by the EDO board of directors to provide a fairness opinion based on A.G. Edwards' qualifications, expertise and reputation. At the meeting of the EDO board of directors on December 7, 1999, A.G. Edwards delivered its oral opinion, and during the EDO board of directors telephonic meeting on December 29, 1999, A.G. Edwards confirmed its oral opinion. On January 2, 2000, A.G. Edwards delivered its written opinion to the EDO board of directors that, as of that date, based upon and subject to the various considerations set forth in the opinion, the consideration to be paid in aggregate by EDO pursuant to the merger agreement, the Defense Systems agreement and the management agreement was fair, from a financial point of view, to the EDO shareholders.

     THE FULL TEXT OF THE A.G. EDWARDS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE SCOPE OF THE REVIEW UNDERTAKEN BY A.G. EDWARDS IN RENDERING SUCH OPINION, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE A.G. EDWARDS OPINION WAS DIRECTED TO THE EDO BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE A.G. EDWARDS OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF EDO COMMON SHARES OR EDO PREFERRED SHARES AS TO HOW TO VOTE AT THE EDO MEETING. THE SUMMARY OF THE A.G. EDWARDS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at the A.G. Edwards opinion, A.G. Edwards, among other things:

     - reviewed the merger agreement, the Defense Systems agreement, the management agreement and related documents;

     - reviewed certain historical financial statements and financial projections for EDO and AIL as provided by the respective managements;

     - reviewed the employee stock ownership plan and employee stock ownership trust documents for the EDO employee stock ownership plan and the AIL employee stock ownership plan;

     - discussed with Philpott Ball and EDO's management the nature of the negotiations of the significant business terms contained in the merger agreement, the Defense Systems agreement and the management agreement;

     - held discussions with management of EDO and AIL regarding the past and current business operations, financial condition and future prospects of EDO and AIL, including information relating to the strategic, financial and operational benefits anticipated from the proposed transactions;

     - reviewed the industries in which EDO and AIL operate;

     - reviewed the relative economic and voting interests of EDO and AIL implied in the proposed transactions based on a range of potential prices for EDO common shares;

     - reviewed EDO's and AIL's relative implied stand-alone and pro forma values based on a range of potential prices for EDO common shares;

     - reviewed EDO's and AIL's relative contribution to the pro forma combined revenue, EBITDA (EBITDA means income (loss) from operations before nonrecurring charges, plus depreciation and amortization charged to operations), EBIT (EBIT means income (loss) from operations before nonrecurring charges), net income, book value and funded backlog;

     - reviewed the pro forma financial impact to EDO of the proposed transactions and giving effect to certain cost saving synergies as estimated by EDO's management;

     - compared certain financial information for EDO and AIL, including the valuation in the proposed transactions, with similar information and stock market information for certain other companies, the securities of which are publicly traded;

     - compared certain financial information for AIL, including the valuation in the proposed transactions, with similar information for certain recent business combinations in the defense equipment and services industries;

     - reviewed the relative valuations of EDO and AIL based on discounted present values of their respective projected cash flows; and

     - completed such other studies and analyses that A.G. Edwards considered appropriate.

     A.G. Edwards did not assume any responsibility for independent verification of any of the foregoing information and relied upon its being complete and accurate in all material respects. A.G. Edwards assumed that the financial projections and estimates of the financial strategic and operational benefits anticipated from the proposed transactions were reasonably prepared on bases reflecting the best then currently available estimates and judgments of EDO's and AIL's managements as to the expected future financial performance of EDO and AIL, in each case, on a stand-alone basis and after giving effect to the proposed transactions. A.G. Edwards has not independently verified such information or assumptions nor does it express any opinion with respect thereto. A.G. Edwards did not perform an audit or make any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of EDO or AIL, nor was A.G. Edwards furnished with any such appraisals except for certain appraisals of AIL real estate which A.G. Edwards did not believe were material. A.G. Edwards is not capable of assessing the probability of success of defense or other government or commercial contracts such as being pursued by EDO or AIL, nor was it possible for A.G. Edwards to review certain classified contracts. In addition, EDO informed A.G. Edwards, and A.G. Edwards assumed, that the proposed transactions will be accounted for as a purchase business combination in accordance with GAAP, will be treated as a tax-free reorganization pursuant to the Internal Revenue Code and will be consummated in accordance with the terms set forth in the merger agreement, the Defense Systems agreement and the management agreement, without any waiver by EDO of any material terms or conditions.

     In arriving at its opinion, A.G. Edwards was not authorized to solicit, and did not solicit, interest from any third party with respect to an acquisition, business combination or other extraordinary transaction involving EDO. A.G. Edwards did not participate directly in the negotiations with AIL or its representatives, and A.G. Edwards has been informed that EDO and its representatives did not negotiate with any parties other than AIL and its representatives.

     In order to fully analyze the impact of the proposed transactions on the holders of EDO common shares and EDO preferred shares, A.G. Edwards reviewed the financial performance of EDO and AIL primarily using two sets of adjusted financial statements for each company, the "unadjusted" results and the "adjusted" results. Generally, the unadjusted results account for each company's employee stock ownership plan in accordance with GAAP, while the adjusted versions were modified to reflect a consistent accounting treatment of each company's employee stock ownership plan.

     The following is a summary of the material financial analyses performed by A.G. Edwards in arriving at the A.G. Edwards opinion, which were discussed with the EDO board of directors at its meeting on December 7, 1999. Some of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by A.G. Edwards, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

  Stock Price Performance

     A.G. Edwards reviewed the recent performance of EDO common shares and selected valuation multiples over time. In order to be consistent with market understanding, A.G. Edwards focused its analysis of EDO's price performance on the unadjusted financial statements that reflect GAAP treatment of EDO's employee stock ownership plan.

     A.G. Edwards observed that over the four year period beginning in December 1995, EDO's weekly closing common stock price ranged from $4.625 to $10.50 and that during 1999 up until December 6, 1999, EDO's weekly closing common stock price ranged from $5.31 to $9.375, recently trading below $6.00, its lowest level since April 1996. A.G. Edwards observed that EDO's enterprise value to unadjusted EBITDA multiple, enterprise value (value of equity plus total debt less cash and cash equivalents) to sales multiple, price to unadjusted historical earnings per share ("EPS") multiple and, based on consensus research analyst estimates as reported by the First Call Corporation, price to unadjusted estimated forward earnings per share multiple, in general, had been trending down. Based on a recent price for EDO common shares, EDO's enterprise value to unadjusted sales multiple was 0.5x, enterprise value to unadjusted EBITDA multiple was 3.7x, price to historical unadjusted earnings per share multiple was 9.1x and price to unadjusted estimated 1999 earnings per share multiple was 8.9x. Three of these multiples were at or near recent low points. EDO's enterprise value to unadjusted EBITDA and enterprise value to sales multiples, based on monthly data points, were generally at or near 3 1/2 year lows. EDO's price to unadjusted historical earnings per share multiple was generally at an eight month low, based on weekly data. EDO's price to unadjusted estimated forward earnings per share multiple had recently moved up, but remained below where it was for much of 1999.

  Relative Ownership Analysis

     A.G. Edwards reviewed the relative ownership of the holders of EDO common shares and EDO preferred shares and the holders of shares of AIL common stock adjusted to reflect the proposed transactions in terms of both implied common share and common share equivalent ownership and voting rights across a range of hypothetical EDO common stock prices and focusing on the range from $6.00 to $10.00 per EDO common share. A.G. Edwards observed that, due to the convertible nature of the EDO preferred shares, as the hypothetical price of EDO common shares is increased, EDO preferred shares are convertible into fewer EDO common shares which has the effect in this analysis of reducing the implied economic ownership attributable to EDO shareholders. A.G. Edwards observed that at various common stock prices in the EDO price range, holders of EDO common shares and EDO preferred shares on an as-converted basis would own between 55% and 57% of the pro forma combined shares after the proposed transactions. A.G. Edwards also observed that based on the set voting rights of the EDO preferred shares, across the entire EDO price range, holders of EDO common shares and EDO preferred shares would have approximately 53% of the pro forma combined votes after the proposed transactions, with the shareholders within AIL's employee stock ownership plan controlling 38% of the votes and other holders of shares of AIL common stock controlling 9% of the votes.

  Relative Market Value Analysis

     Due to (i) significant differences in the respective companies' capital structures, (ii) the transaction involving the issuance of a large number of EDO common shares and (iii) A.G. Edwards' judgment that the EDO common shares are thinly traded and that the public market price may not truly reflect EDO's intrinsic value, A.G. Edwards calculated relevant valuation ratios using a variety of hypothetical EDO share prices. The table below reflects selected results from this analysis. The valuation ratios reflect the relationship of AIL to EDO. In addition, A.G. Edwards reviewed certain multiples of EDO's, AIL's and the pro forma combined company's implied common stock price and implied enterprise value to certain operating statistics, including sales, EBITDA, EBIT and EPS, at various implied valuations within the EDO price range, and in the case of AIL based on the corresponding EDO common share price multiplied by the exchange ratio. The EPS figures used below reflect the unadjusted results to more appropriately reflect public market multiples while the EBITDA figures use the adjusted EBITDA to reflect the underlying earnings power of the companies.

                                                               HYPOTHETICAL RANGE OF
                                                                COMMON SHARE PRICES
                                                              ------------------------
                                                              $6.00    $8.00    $10.00
                                                              -----    -----    ------
Equity Value Ratio (stand-alone)............................  0.88x    0.90x    0.91x
Enterprise Value Ratio (stand-alone)........................  1.48x    1.36x    1.28x
Equity Value Ratio (pro forma)..............................  0.88x    0.90x    0.92x
AIL Implied Price/Projected 2000 EPS........................   8.4x    11.2x    14.0x
EDO Implied Price/Projected 2000 EPS........................   7.1x     9.1x    11.2x
Pro Forma Implied Price/Projected 2000 EPS..................   7.1x     9.2x    11.3x
AIL Implied Enterprise Value/Projected 2000 EBITDA..........   3.1x     3.8x     4.4x
EDO Implied Enterprise Value/Projected 2000 EBITDA..........   3.0x     3.9x     4.9x
Pro Forma Combined Implied Enterprise Value/
     Projected 2000 EBITDA..................................   3.1x     3.8x     4.6x

     A.G. Edwards observed that the AIL implied price to projected 2000 EPS multiples were higher than the same multiples for EDO but that the pro forma implied multiples were approximately the same as those for EDO at the various common share prices in the EDO price range. A.G. Edwards also observed that the implied adjusted 2000 EBITDA multiple was slightly higher for AIL and for the implied pro forma combined enterprise value than for EDO toward the low end of the EDO price range but were generally the same or lower as you moved higher in the EDO price range, and in the case of adjusted 2000 EBITDA multiples, were higher for EDO above the middle of the range. In summary, A.G. Edwards observed that AIL had higher price to earnings multiples than EDO but similar EBITDA multiples, while in either case, the pro forma combined company's multiples did not significantly vary from EDO's stand-alone multiples.

  Relative Operating Contribution Analysis

     A.G. Edwards reviewed and compared the proportional relationship of each company's performance on a historical and projected basis for several different financial measures. The following table sets forth the results of this analysis expressed as contribution ratios for the years indicated.

                             CONTRIBUTION RATIOS (AIL TO EDO)
       -----------------------------------------------------------------------------
                 UNADJUSTED                               ADJUSTED
       -------------------------------   -------------------------------------------
                                 NET                        NET      BOOK    FUNDED
       SALES   EBITDA   EBIT    INCOME   EBITDA   EBIT     INCOME    VALUE   BACKLOG
       -----   ------   -----   ------   ------   -----   --------   -----   -------
1999   1.44x   1.12x    0.65x   0.49x    1.23x    0.84x    0.73x     1.16x    0.69x
2000P  1.22x   1.14x    0.72x   0.54x    1.41x    1.07x    0.87x     1.11x       NA

     The results of this analysis were then analyzed against the results contained above in the "Relative Market Value Analysis" to determine how the contribution rates of each company compared to the ownership interests and value attributable to each shareholder group. Focusing most closely on the EDO price range from $6.00 to $10.00, and the corresponding enterprise value ratio range of 1.28x to 1.48x and equity value ratio range of 0.88x to 0.91x, A.G. Edwards noted that the contribution ratio ranges for 1999E and 2000P sales, adjusted EBITDA and adjusted net income (ratios A.G. Edwards judged to be more meaningful than the others) tended to be in-line with or, in some cases, somewhat below the relevant value ratio ranges.

  Public Company Trading Analysis

     A.G. Edwards compared certain financial information of EDO and AIL with that of the following EDO comparable companies and AIL comparable companies, respectively. Based on lines of business and financial profile, the comparable companies were deemed to be reasonably similar to EDO and AIL by A.G. Edwards. The comparable companies consist of two groups of eight defense electronics and services companies:

     The EDO comparable companies included:

     - Applied Signal Technology, Inc.

     - Canadian Marconi Company

     - Datron Systems, Inc.

     - DRS Technologies, Inc.

     - Dynamics Research Corporation

     - Herley Industries

     - Sensytech Technologies, Inc.

     - Signal Technology Corporation

     The AIL comparable companies included:

     - Canadian Marconi Company

     - Comptek Research, Inc.

     - DRS Technologies, Inc.

     - GRC International, Inc.

     - Sensytech Technologies, Inc.

     - Signal Technology Corporation

     - Tech-Sym Corp.

     - United Industrial Group

     The financial information reviewed by A.G. Edwards included, among other things, each company's stock price as a multiple of the last twelve months ("LTM") and First Call Corporation or I/B/E/S estimates (adjusted to reflect a similar fiscal year end) for 1999 and 2000 unadjusted and adjusted EPS and each company's total market capitalization (market value of common equity plus total debt less cash and cash equivalents) as a multiple of LTM and projected 1999 and 2000 unadjusted and adjusted sales, EBITDA and EBIT. A.G. Edwards reviewed these multiples for EDO and for AIL at various implied valuations within the EDO price range, and in the case of AIL based on the corresponding EDO common share price multiplied by the exchange ratio. A.G. Edwards focused its review on the adjusted multiples to remove any impact of the employee stock ownership plan accounting associated with the unadjusted figures. The following table sets forth the results of this analysis for the multiples indicated.

                                                             EDO                                                   AIL
                        EDO MULTIPLES AT EDO SHARE        COMPARABLE        AIL MULTIPLES AT EDO SHARE         COMPARABLE
                                  PRICES                  COMPANIES                   PRICES                    COMPANIES
                     ---------------------------------      MEDIAN      -----------------------------------      MEDIAN
                       $6.00       $8.00      $10.00       (RANGE)        $6.00       $8.00        $10.00        (RANGE)
                     ---------   ---------   ---------   ------------   ---------   ----------   ----------   -------------
Sales   (Adjusted)   0.4x-0.6x   0.6x-0.7x   0.7x-0.9x       0.6x       0.5x-0.5x    0.6x-0.6x    0.7x-0.7x       0.6x
                                                         (0.3x-1.4x)                                           (0.4x-1.0x)
EBITDA  (Adjusted)   3.5x-4.0x   4.4x-5.0x   5.3x-6.1x       5.6x       2.7x-4.4x    3.2x-5.2x    3.7x-6.0x       6.4x
                                                         (4.6x-6.4x)                                           (4.6x-9.7x)
 EBIT   (Adjusted)   4.5x-5.1x   5.7x-6.5x   7.0x-7.9x       7.7x       4.0x-8.6x   4.7x-10.2x   5.5x-11.7x       11.4x
                                                         (6.5x-13.6x)                                         (7.6x-14.2x)
 LTM
 EPS    (Adjusted)        8.2x       10.9x       13.6x      14.3x            6.4x         8.5x        10.6x       17.4x
                                                         (9.9x-18.9x)                                         (12.7x-22.8x)
 1999
 EPS    (Adjusted)        8.2x       10.9x       13.6x      10.6x           10.2x        13.7x        17.1x       15.4x
                                                         (8.5x-16.1x)                                         (10.3x-17.9x)

     A.G. Edwards observed that EDO's adjusted multiples for the most relevant financial measures were generally below that of the median value of the EDO comparable companies at most points in the relevant EDO price range. A.G. Edwards also observed that the implied multiples for AIL were also generally below that of the median value of the AIL comparable companies.

  Analysis of Selected Precedent Transactions

     A.G. Edwards compared publicly available financial statistics regarding 32 completed and four announced but not completed transactions since December 1994 involving the acquisition of defense equipment and electronics companies to the implied values of AIL, valuing the EDO common shares to be issued in the proposed transactions at various prices in the EDO price range and adding the cash consideration paid for AIL stock. Transaction multiples used included the implied aggregate transaction value (the value paid for the relevant target company's equity on a fully diluted basis plus total debt less cash and cash equivalents) as a multiple of LTM sales, LTM EBITDA and LTM EBIT and the implied equity value as a multiple of LTM earnings (in the case of AIL, implied stock price as a multiple of LTM unadjusted and adjusted EPS). For the aggregate transaction value to sales, the precedent transaction multiples ranged from 0.3x to 2.5x with a median of 1.1x and the AIL implied multiples ranged from 0.4x to 1.0x. For the aggregate transaction value to EBITDA, the precedent transaction multiples ranged from 6.3x to 30.8x with a median of 10.5x and the AIL implied multiples ranged from 2.2x to 8.4x. For the aggregate transaction value to EBIT, the precedent transaction multiples ranged from 6.7x to 31.8x with a median of 13.4x and the AIL implied multiples ranged from 3.2x to 27.4x. For the equity value to LTM net earnings, the precedent transaction multiples ranged from 2.5x to 55.9x with a median of 20.8x and the AIL implied stock price as a multiple of LTM EPS ranged from 4.3x to 16.0x (excluding the implied stock price to unadjusted LTM EPS multiples which were not meaningful due to losses). A.G. Edwards noted that in all cases (except certain aggregate transaction value to EBIT multiples) the entire range of implied multiples for AIL was below the median of the corresponding multiples paid in the precedent transactions.

  Discounted Cash Flow Analysis

     A.G. Edwards performed a relative analysis of the present value of EDO's and AIL's projected tax-adjusted operating cash flows, in each case on a stand-alone basis, using discount rates reflecting the weighted average cost of capital of 11.0%, 13.0%, 15.0%, 17.0% and 19.0% and terminal EBITDA multiples of 3.0x, 4.0x, 5.0x, 6.0x and 7.0x. Based on this analysis, using discount rates of 15.0%, A.G. Edwards calculated the ratio of implied AIL equity value to implied EDO equity value across the analyzed range of terminal EBITDA multiples and compared these ratios to the equity value ratios previously calculated. A.G. Edwards noted that

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for each terminal EBITDA multiple analyzed, the implied ratio of AIL to EDO equity value exceeded the range of equity value ratios as determined in the "Relative Market Value Analysis." Using discount rates of 15%, A.G. Edwards also calculated the pro forma value of EDO based on EDO's pro forma ownership percentage of the combined equity value, as calculated by adding the EDO and AIL stand-alone discounted cash flow equity valuations, and compared this pro forma value to EDO's stand-alone discounted cash flow equity value. A. G. Edwards noted that for each terminal EBITDA multiple analyzed, based on this analysis EDO's pro forma equity value exceeded its stand-alone equity value.

  Pro Forma Financial Analysis

     A.G. Edwards analyzed the pro forma impact of the proposed transactions on EDO's unadjusted and adjusted projected 2000 EPS at various common share prices as well as for the years 1999, 2000 and 2001 assuming an EDO common share price of $6.00 (approximating the midpoint of the then recent trading range). A.G. Edwards assumed the proposed transactions will be treated as a purchase for accounting purposes and disregarded the EPS impact from any one-time restructuring or other transaction-related charges or any cost synergies resulting from the proposed transactions. A.G. Edwards' analysis indicated that based on the foregoing assumptions, the pro forma impact on EDO's EPS from the proposed transactions would range from 1.7% accretion to 1.4% dilution with respect to EDO's unadjusted 2000 EPS (with approximately no negative impact to EPS at common share prices below $12.00 in the EDO price range) and would range from 10.8% accretion to 0.5% dilution to EDO's adjusted 2000 EPS. A.G. Edwards' analysis further indicated that based on an assumed EDO common share price of $6.00 and based on the foregoing assumptions, the proposed transactions would be dilutive on a pro forma basis by 8.4% and 7.3% to unadjusted and adjusted 1999 EPS, respectively, accretive by 0.4% and 6.3% to unadjusted and adjusted projected 2000 EPS, respectively, and accretive by 1.0% and 6.9% to unadjusted and adjusted projected 2001 EPS, respectively. A.G. Edwards also analyzed the pro forma impact of the proposed transactions on EDO's EPS including certain cost synergies as estimated by EDO management for 2000 and 2001 and noted that the prospects for achieving cost synergies increased the estimated accretion to EDO's 2000 and 2001 EPS.

  Other Considerations

     In the course of preparing its opinion, A.G. Edwards considered other information and data as well as certain qualitative factors. These factors included, but were not limited to, the fact that the proposed transactions are expected to increase EDO's market capitalization and, over time, increase EDO's public float, AIL's strong heritage with the B-1B program and Universal Exciter Upgrade Program, the fact that AIL's growth is predicated on increasing the frequency and size of awards in its space products and radar business units, AIL's strong reliance on improved profitability at its Dorne & Margolin business unit and in its Universal Exciter Upgrade program and AIL's platform concentration in certain government programs, especially its B-1B and Universal Exciter Upgrade programs.

     The foregoing summary does not purport to be a complete description of all the analyses performed by A.G. Edwards in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In rendering the A.G. Edwards opinion, A.G. Edwards applied its judgment to a variety of complex analyses and assumptions, considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the A.G. Edwards opinion. In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EDO or AIL. The assumptions made and judgments applied by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the A.G. Edwards opinion itself. No company, transaction or business used in such analyses as a comparison is identical to EDO or AIL or the proposed transactions, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other

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factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. A.G. Edwards does not assume responsibility if future results are different from those projected. The analyses performed were prepared solely as part of A.G. Edwards' analysis of the fairness of the consideration, from a financial point of view, to the holders of EDO common shares and EDO preferred shares and were conducted in connection with the delivery of A.G. Edwards' opinion. The analyses do not purport to be appraisals or to reflect the prices at which EDO or AIL might actually be sold.

     A.G. Edwards, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards, EDO, EDO's directors and officers or its shareholders, or AIL, AIL's directors and officers or its shareholders, which in its opinion would affect its ability to render a fair and independent opinion in this matter.

     For its services in connection with the proposed transactions, A.G. Edwards received from EDO a fee of $300,000 which was payable upon the delivery of A.G. Edwards' opinion. EDO has agreed to reimburse A.G. Edwards for its reasonable out-of-pocket expenses and to indemnify A.G. Edwards and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling A.G. Edwards or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to A.G. Edwards' engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of EDO's and AIL's directors and executive officers have interests in the proposed merger that differ from your interests as EDO shareholders or AIL common stockholders. You should be aware of these interests if you are an EDO shareholder deciding how you will vote on the issuance of EDO common shares in the merger or if you are an AIL common stockholder deciding whether to vote to approve the merger. Generally, these interests relate to the rights these individuals have to receive compensation and benefits as a result of the negotiation and completion of the merger.

  Positions at EDO for AIL directors and executives

     Under the merger agreement, Messrs. Armstrong and Leach, each currently a director of AIL, will join the EDO board of directors as soon as we complete the merger. Also, the current EDO board of directors has adopted resolutions which would cause Messrs. Armstrong and Leach to be nominated as directors of EDO until 2003 and 2002, respectively, at the first EDO annual meeting after we complete the merger (unless the resolutions are rescinded or mooted by later resolutions).

     The merger agreement also provides that as soon as we complete the merger, Mr. Reed will become chief financial officer, vice president of finance, treasurer and assistant secretary of EDO, and Mr. Bresnihan, currently vice president-aerospace and defense of AIL, will become vice president of business development of EDO.

     Also, in recognition of the increased responsibilities that Messrs. Kaplan and Reed will bear in connection with the operations of the combined company, the EDO compensation committee granted them 20,000 and 15,000 EDO restricted shares, respectively, and options to purchase 30,000 and 20,000 EDO common shares, respectively. These grants, which are subject to the completion of the merger, will be made under EDO's 1996 long-term incentive plan. In addition, the EDO compensation committee increased Mr. Kaplan's annual salary from $235,000 to $275,000, and Mr. Reed's salary from $205,000 to $235,000, each effective as of the closing of the merger.

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  Employment agreement with James M. Smith

     EDO and AIL Systems, a subsidiary of AIL, have entered into an amendment and restatement of Mr. Smith's employment agreement with AIL Systems, which will take effect at the completion of the merger. Mr. Smith is a director of EDO as well as chief executive officer and a director of AIL. Under the amended and restated agreement, Mr. Smith will become chief executive officer of EDO upon the completion of the merger. As chief executive officer of EDO, he will be entitled to an annual base salary of $425,000, an award of 25,000 restricted shares and to participate in the employee benefit and compensation plans generally made available to employees or executives at EDO. In addition, immediately before it signed the merger agreement, AIL awarded Mr. Smith options on shares of AIL common stock, which will convert into options for 75,000 EDO common shares upon the completion of the merger. Mr. Smith's current agreement (before the amendment) provides that he will receive a one-time retention bonus equal to one year's base salary if he is still employed on the first anniversary of the completion of the merger. EDO would also make this retention payment to Mr. Smith (in addition to the severance described below) if EDO terminates his employment without cause or his employment is constructively terminated due to an adverse change in the principal terms of his employment before the first anniversary of the completion of the merger.

     If there is a termination without cause or a constructive termination described above, Mr. Smith will also be entitled to certain termination benefits. Mr. Smith would receive a severance benefit equal to three times his then current base salary and the average of the annual bonuses that EDO or AIL paid him in respect of any of the three immediately preceding years. After the first anniversary of the completion of the merger, this severance amount will be reduced by the amount of the one-time retention bonus. If there is a termination without cause or a constructive termination within two years of the completion of the merger, Mr. Smith will also be deemed to be vested in his new EDO options and his restricted stock award. Mr. Smith's agreement also requires EDO to make a gross-up payment if any of the amounts that he receives are subject to the golden parachute excise tax.

     Additionally, Mr. Smith has agreed to a restrictive covenant that becomes effective after the termination of his employment. The restrictive covenant provides that, for a period of two years following the termination of his employment, Mr. Smith will not provide services to a competing business (without EDO's consent) or attempt to solicit or otherwise interfere with the relationship between EDO and its customers or employees.

  Employment agreements with EDO executives

     For many years, EDO has had in place for the benefit of three of its senior executive officers agreements that would have provided severance payments to any of those officers whose employment terminates in a qualifying termination following a change in control, as the agreements define that term. These payments included

     - a lump sum severance payment (a "severance benefit") equal to three times the sum of the executive's then current annual base salary and an amount equal to that salary times an annual bonus opportunity equal to the greater of 20% ("target percentage") and the highest percentage ("maximum percentage") of base salary that the executive was paid as a bonus for any of the three years immediately before the year in which the executive's employment terminates;

     - a pro-rated bonus for the termination year based on the greater of the target percentage and the maximum percentage; and

     - a lump sum payment equal to the present value of four additional years' service credit under EDO's employee pension plan.

The agreements also obligated EDO to make an additional payment, if required, to compensate each executive in full for the effect of any excise tax imposed on the severance payments, including any additional amounts to cover the income, excise and employment taxes payable on the additional payments.

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

     Each of Messrs. Fariello, Kaplan and Genzer was a party to a change in control agreement with the terms that we have described above, and the merger, if completed, would have resulted in a change in control for purposes of those agreements. The agreements permitted Mr. Fariello and Mr. Genzer to terminate their employment voluntarily following a change in control and receive the available termination benefits, including the severance benefit. Mr. Kaplan's agreement did not allow him to receive the termination benefits upon any voluntary termination. However, because his title and position would be materially changed after the merger, Mr. Kaplan would have been entitled to terminate his employment for good reason and receive the available termination benefits (although his severance benefit would have been calculated based on a maximum bonus component equal to 20% of his annual base salary).

     To assure appropriate continuity of management following the merger and to protect EDO against any of these executives providing services to a competitor or assisting a competitor to solicit EDO's customers or employees, EDO and each of Messrs. Fariello, Kaplan and Genzer agreed, at the same time as the signing of the merger agreement, to enter employment agreements that would supersede their change in control agreements. These new agreements will take effect at the closing of the merger.

     Messrs. Fariello, Kaplan and Genzer each agreed to forego his right to receive the termination benefits (including the severance benefit) that would have been available as a result of the merger. In exchange for continuing to work for EDO for a minimum period of time after the completion of the merger, each of the three executives will receive a one-time retention bonus in an amount equal to the amount of severance benefits that would otherwise have been payable upon a qualifying termination. The minimum period of continued service for Messrs. Kaplan and Genzer is one year after the completion of the merger, and the minimum period of service for Mr. Fariello continues until July 2, 2000. We will defer the payment of any earned retention bonus until the recipient's termination of employment. If EDO terminates any of the three executives' employment without cause or constructively terminates his employment (for instance by reducing the executive's compensation, relocating his principal place of employment, or reducing his duties and responsibilities from those in effect immediately after the completion of the merger) before the first anniversary of the completion of the merger (or before July 2, 2000 in the case of Mr. Fariello), EDO will pay that executive an amount equal to the retention bonus. After each of the three executives has continued his employment through the initial term of his employment agreement and earns his retention bonus, that executive will only be entitled to the severance benefits that would generally be payable under EDO's severance policies and practices.

     Additionally, each of the three executives agreed to a restrictive covenant that becomes effective after the termination of the executive's employment. The restrictive covenant provides that, for a period of two years following the termination of his employment, each executive will not provide services to a competing business (without EDO's consent) or attempt to solicit or otherwise interfere with the relationship between EDO and its customers or employees.

  Letter agreement with Philpott, Ball & Company

     The investment banking firm of Philpott, Ball & Company has entered into a letter agreement with EDO under which the firm agrees to provide EDO with investment banking services with respect to the evaluation and execution of the merger. George Ball, a director of EDO, is also the chairman of Philpott Ball.

     Under the letter agreement, which was entered into on April 20, 1999, EDO agreed to pay Philpott Ball a fee of $400,000 upon the successful closing of the merger. EDO also agreed to pay Philpott Ball a fee of $75,000 in the event the merger is not consummated. In addition, EDO has agreed to indemnify Philpott Ball under certain circumstances and to reimburse Philpott Ball for its reasonable out-of-pocket expenses incurred during its engagement.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND SALE OF
SHARES

  The Merger

     The following is a summary of certain United States federal income tax consequences of the merger to an AIL common stockholder that exchanges shares of AIL common stock for EDO common shares pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular AIL common stockholders in light of their individual circumstances, such as AIL common stockholders, if any, who are subject to special tax rules (for instance, insurance companies, tax-exempt organizations, employee stock ownership plans, financial institutions and broker-dealers), who do not hold shares of AIL common stock as a capital asset, who, in connection with the merger, receive shares of AIL common stock pursuant to the exercise of employee stock options or otherwise as compensation, who are non-United States persons, or who hold shares of AIL common stock as part of a "straddle," "hedge," or conversion transaction, all of whom may be subject to special rules not discussed below. In addition, this summary does not address any state, local or foreign tax law effects of the merger. AIL COMMON STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSIDERATIONS OF THE MERGER.

     Completion of the merger is conditioned upon the receipt by AIL of an opinion from Kleinberg, Kaplan, Wolff & Cohen, P.C., counsel to AIL, and by EDO of an opinion from Debevoise & Plimpton, counsel to EDO, each dated as of the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code for United States federal income tax purposes. These opinions of counsel will be based on certain representations as to factual matters made by EDO and AIL. Such representations, if incorrect in certain material respects, could jeopardize the conclusions reached in the opinions. Neither EDO nor AIL is currently aware of any facts or circumstances which would cause any such representations to be made to counsel to be untrue or incorrect in any material respect. An opinion of counsel is not binding on the Internal Revenue Service or the courts.

     An AIL common stockholder other than an AIL common stockholder who sells shares of AIL common stock for cash, or who exercises appraisal rights, will not recognize any income, gain or loss as a result of the receipt of EDO common shares pursuant to the merger, except to the extent of any cash received in lieu of fractional EDO common shares. An AIL common stockholder's tax basis for the EDO common shares received pursuant to the merger, including any fractional share interest in EDO common stock for which cash is received, will equal such AIL common stockholder's tax basis in the shares of AIL common stock exchanged therefor. An AIL common stockholder's holding period for the EDO common shares received pursuant to the merger will include the holding period of the shares of AIL common stock surrendered in exchange therefor. An AIL common stockholder that receives cash in lieu of a fractional share interest in EDO common shares pursuant to the merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such exchange in an amount equal to the difference between the amount of cash received and the basis of the AIL common stock allocable to such fractional share.

  Sale of Shares

     In connection with the merger, some members of AIL's senior management have agreed to sell a portion of their AIL common stock for cash, in addition to exchanging a portion of their shares of AIL common stock for EDO common shares pursuant to the merger. Those members of AIL senior management will be treated as if they exchanged all of their shares of AIL common stock for a combination of the cash sales proceeds and EDO common shares in connection with the merger. The amount of gain, if any, recognized must be computed separately with respect to each "block" of AIL common stock surrendered by AIL senior management in the merger. With respect to each block, gain will be recognized in an amount equal to the

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lesser of (i) the amount of gain realized (i.e., the excess of the amount of cash and fair market value of the EDO common shares received that is allocable to such block over the tax basis of such block) and (ii) the amount of cash received that is allocable to such block. For purposes of such calculation, the aggregate amount of cash and EDO common shares received by a member of AIL senior management will be allocated proportionally among the shares of AIL common stock surrendered in exchange therefor pursuant to the merger. Shares of the same class of AIL common stock that were acquired at the same time in a single transaction will be considered a separate "block." Except as described below under "-- Additional Considerations," any gain recognized will be capital gain and will be long-term capital gain if the holding period of the shares of AIL common stock surrendered in the merger is more than one year as of the closing date. For non-corporate stockholders, long-term capital gain is generally subject to a maximum United States Federal income tax rate of 20% in respect of property held for more than one year.

     The aggregate tax basis of the EDO common shares received by a member of AIL senior management will be the same as the aggregate tax basis of the shares of AIL common stock surrendered in exchange therefor pursuant to the merger, decreased by the total amount of cash received and increased by the amount of gain recognized. The holding period of the EDO common shares will include the holding period of the shares of AIL common stock surrendered in exchange therefor.

  Additional Considerations

     Unless the requirements of Section 302 of the Internal Revenue Code are satisfied, any gain recognized by a member of AIL senior management on receipt of the cash consideration for his or her shares of AIL common stock or upon receipt of cash in lieu of a fractional interest in EDO common shares could be treated as dividend income rather than capital gain. Receipt of the cash contribution or cash in lieu of a fractional interest in EDO common shares by a member of AIL senior management will satisfy the requirements under Section 302 if it either (i) is "not essentially equivalent to a dividend" or (ii) has the effect of a "substantially disproportionate" redemption of EDO's common shares. In order to determine whether those requirements are satisfied concerning the receipt of cash consideration, a member of AIL senior management is treated as receiving solely EDO common shares in the merger (instead of the combination of EDO common shares and cash actually received) and then receiving the cash from EDO in a hypothetical redemption of a proportionate amount of those shares. A member of AIL's senior management that receives cash in lieu of a fractional interest in EDO common shares pursuant to the merger will also be treated as having received such cash in a hypothetical redemption of such fractional interest. Whether either such hypothetical redemption of EDO common shares is "not essentially equivalent to a dividend" depends on the individual facts and circumstances of each member of AIL senior management but in any event must result in a meaningful reduction of a stockholder's proportionate stock interest in EDO. Generally, in the case of an AIL stockholder whose stock interest in EDO (relative to the total number of EDO common shares outstanding) is minimal, and who exercises no control over the affairs of EDO, any actual reduction in proportionate interest as a result of the hypothetical redemption of EDO common shares will be treated as "meaningful." Alternatively, the hypothetical redemption of EDO common shares will be "substantially disproportionate" if the ratio which the EDO common shares owned by a member of AIL senior management after the hypothetical redemption bears to all of the EDO common shares at such time is less than 80% of the ratio which the EDO common shares which such member of AIL senior management is treated as owning after the merger but before the hypothetical redemption bears to all of the EDO common shares at such time. If the receipt of cash is treated as having the effect of a dividend, only the portion of the recognized gain that is not in excess of the stockholder's ratable share of accumulated earnings and profits will be taxable as a dividend.

     In applying the foregoing tests, there must be taken into account not only actual ownership of stock but also stock constructively owned by a stockholder by reason of certain attribution rules under Section 318 of the Internal Revenue Code. Under these rules, a stockholder is treated as owning the stock owned by certain family members, stock subject to an option to acquire such stock, stock owned by certain estates and trusts of which the stockholder is a beneficiary, and stock owned by certain affiliated entities. Because these rules may apply differently depending on each holder's particular circumstances, each member of AIL's senior

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management is urged to contact his or her own tax advisor with respect to the application of these rules in light of each holder's particular circumstances.

  Dissenting AIL common stockholders

     An AIL common stockholder that receives solely cash in exchange for such stock in the merger pursuant to the exercise of appraisal rights under Delaware law will generally recognize capital gain or loss at the time of the completion of the merger equal to the difference between the tax basis of the shares of AIL common stock surrendered and the amount of the cash received therefor. Such capital gain or loss will constitute long-term capital gain or loss if such shares of AIL common stock have been held for more than one year at the time of the completion of the merger. Generally, capital gain on assets held by individuals for more than one year will be subject to Federal income tax at a rate not to exceed 20%.

  Taxation of the Escrowed Shares

     Fifteen percent of the aggregate EDO common shares to be received by each AIL common stockholder (other than the trustee of the AIL employee stock ownership plan and the AIL non-senior management stockholders for whom the percentage of shares to be deposited in escrow will be determined on a sliding scale that is dependent on the market price of EDO common shares) in the merger will be held in escrow to satisfy claims of indemnity, if any, by EDO, EDO Acquisition III or any of their respective affiliates, employees, stockholders, directors, advisors and representatives, subject to limitations set forth in the merger agreement and the escrow agreement. Each former AIL common stockholder will likely be treated for Federal income tax purposes as the owner of the escrowed portion of such AIL common stockholder's merger consideration. A former AIL common stockholder recognizes no gain or loss on the return of such EDO common shares to the former AIL common stockholders upon the termination of the escrow, although the matter is not free from doubt.

     If the escrow agent is required to pay, on behalf of AIL common stockholders, escrowed shares to EDO to indemnify EDO, EDO Acquisition III or any of their respective affiliates, employees, stockholders, directors, advisors and representatives, an AIL common stockholder will recognize gain or loss equal to the difference between the fair market value of such AIL common stockholder's portion of the escrowed shares paid to EDO and such AIL stockholder's tax basis in the escrowed shares. Each AIL common stockholder will increase the tax basis in his, her or its remaining EDO common shares, if any, by an amount equal to the fair market value of such AIL stockholder's portion of the escrowed shares paid over to EDO. If such AIL common stockholder holds no EDO common shares at the time that such escrowed shares are paid to EDO, then such AIL common stockholder should be entitled to a net loss equal to his remaining basis in such escrowed shares. Such loss would generally be a capital loss.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for as a purchase transaction for financial accounting purposes in accordance with generally accepted accounting principles. Under this method of accounting, EDO will allocate the value of the common shares it is issuing, including stock options, and cash paid in the merger to the fair value of the net assets it acquires, with the excess, if any, being allocated to goodwill. The purchase price allocation is subject to revision when EDO obtains additional information concerning asset and liability valuations.

UNITED STATES FEDERAL SECURITIES LAW CONSEQUENCES

     If we complete the merger, we will have registered under the Securities Act the EDO common shares issued to AIL common stockholders in the merger. AIL common stockholders not deemed to be affiliates, as that term is defined under the Securities Act, of AIL or EDO, may trade their EDO common shares freely and without restriction. Generally, you are an affiliate of AIL or EDO if you control AIL or EDO, are

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controlled by AIL or EDO or are controlled by a person or entity that controls, is controlled by or is under common control with AIL or EDO. Any subsequent transfer of EDO common shares by any person who is an affiliate of AIL at the time the merger is submitted for vote of the AIL common stockholders will, under existing law, require:

     - the further registration under the Securities Act of the EDO common shares to be transferred; or

     - compliance with Rule 145 or Rule 144 under the Securities Act, which permits limited public sales under certain limited circumstances; or

     - the availability of another exemption from registration.

     We expect that these restrictions apply to the directors and executive officers of AIL. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. EDO will give stop transfer instructions to the transfer agent covering any certificates for EDO common shares these persons receive, and the transfer agent will appropriately legend these certificates. AIL has agreed in the merger agreement to use its reasonable best efforts to obtain from each person who may be an affiliate of AIL for purposes of Rule 145 under the Securities Act a written agreement intended to ensure compliance with the Securities Act.

GOVERNMENT CONTRACTS; NOVATION

     AIL's wholly-owned subsidiary, AIL Systems Inc., is a party to numerous contracts with the United States government and its agencies. AIL believes that these contracts will not have to be novated as a result of the merger since AIL Systems will retain its corporate identity and continue to control its assets and perform under its government contracts following the merger.

REGULATORY APPROVALS REQUIRED BEFORE THE MERGER CAN BE COMPLETED

     The Department of Justice and the Federal Trade Commission may review the merger to determine whether it complies with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we may not complete the merger until EDO and AIL furnish information to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. The notification and waiting period imposed upon EDO and AIL under the HSR Act is expected to expire on [March 29], 2000 unless earlier terminated.

     EDO and AIL each conduct operations in foreign countries where regulatory filings may be required as a result of the merger. EDO and AIL will make filings as they determine are necessary or appropriate.

     EDO and AIL are aware of no other material governmental or regulatory approvals required for completion of the merger, other than compliance with the federal and state securities laws.

APPRAISAL RIGHTS

     AIL common stockholders are entitled to appraisal rights under Section 262 of Delaware law ("Section 262") as to shares of AIL common stock that they own. Participants in the AIL employee stock ownership plan, however, may not object to the merger and demand to be paid the fair value of the AIL common stock allocated to their accounts under the plan. However, the trustee of the AIL employee stock ownership plan may object to the merger and exercise its appraisal rights on behalf of the participants. We have set forth below a summary description of Section 262, which is reprinted in its entirety as Annex B to this document. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of AIL common stock. A person having a beneficial interest in shares of AIL common stock that are held of record in the name of another person must act promptly to cause the stockholder to follow the steps

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

summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     You should review this summary and Annex B carefully if you are an AIL common stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so. Failure to comply strictly with the procedures set forth in this document and in Annex B will result in the loss of appraisal rights.

     In accordance with Section 262, any AIL common stockholder may, before the vote at the AIL meeting upon the proposal to approve and adopt the merger agreement, demand in writing from AIL the appraisal of the fair value of the stockholder's shares of AIL common stock. The demand must reasonably inform AIL of the identity of the AIL common stockholder and that the AIL stockholder intends to demand the appraisal of the AIL stockholder's shares of AIL common stock. In order to be entitled to appraisal rights with respect to any shares of AIL common stock, a stockholder must:

     - be the record holder of the shares of AIL common stock on the date of the demand;

     - continuously hold the shares of AIL common stock through the effective time of the merger;

     - properly demand an appraisal as described in this section; and

     - not vote in favor of the proposal to approve the merger and adopt the merger agreement.

     An AIL stockholder who elects to exercise appraisal rights must mail or deliver a written demand to:

        AIL Technologies Inc.
        455 Commack Road
        Deer Park, New York 11729-4591
        Attention: Corporate Secretary

     A vote against the merger or a failure to vote for the merger will not by itself constitute notice of an AIL common stockholder's election to exercise appraisal rights.

     Any AIL common stockholder, other than a record owner who is acting as a nominee holder for more than one beneficial owner, seeking to exercise appraisal rights for a portion, but not all, of the AIL common stockholder's shares of AIL common stock should consult with legal counsel before taking action. AIL believes that Delaware law has not clearly addressed the ability of an AIL common stockholder to exercise appraisal rights with respect to a portion, but not all, of an AIL common stockholder's shares of AIL common stock. Should an AIL common stockholder, other than a record owner who is acting as a nominee holder for more than one beneficial owner, seek to exercise appraisal rights with respect to a portion, but not all, of the AIL common stockholder's shares of AIL common stock, AIL presently intends to assert that by doing so the AIL common stockholder has waived appraisal rights. AIL common stockholders should be aware that a Delaware court may find that the AIL common stockholder has so waived the AIL common stockholder's appraisal rights.

     A demand for appraisal must be executed by or for the AIL common stockholder of record as the AIL common stockholder's name appears on the certificate or certificates representing his or her shares of AIL common stock. If the shares of AIL common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand must be executed by the fiduciary. If the shares of AIL common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for an AIL common stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A stockholder who holds shares of AIL common stock as a nominee for others may exercise appraisal rights with respect to the shares of AIL common stock held for all or less than all beneficial owners for which it holds shares of AIL common stock. Where the number of shares of AIL common stock is not expressly stated, the demand will be presumed to cover all shares outstanding in the

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

name of such stockholder. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

     From and after the effective time of the merger, no AIL common stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote the shares of AIL common stock subject to the demand for any purpose or to receive payment of dividends or other distributions on the shares of AIL common stock, except for dividends or distributions payable to AIL common stockholders of record at a date prior to the effective time.

     At any time within 60 days after the effective time of the merger, any AIL common stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger agreement; after this period, an AIL common stockholder may withdraw his or her demand for appraisal only with the consent of EDO Acquisition III (which will be renamed "AIL Technologies Inc." at the time we complete the merger), as the surviving corporation of the merger. In the event of any such withdrawal, the right of the withdrawing stockholder to an appraisal of his or her shares of common stock will cease. If an appraisal petition has already been filed (as described in the next paragraph), the permission of the Delaware Court of Chancery will also be required for such withdrawal.

     Within 120 days after the effective time of the merger, either AIL Technologies Inc., as the surviving corporation of the merger, or any AIL common stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting AIL common stockholders. If a petition for an appraisal is timely filed, after a hearing on the petition, the Court of Chancery will determine which AIL common stockholders are entitled to appraisal rights and will appraise the shares formerly owned by these AIL common stockholders, determining the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Court of Chancery is to take into account all relevant factors.

     AIL Technologies Inc. will give notice of the effective date of the merger to each AIL common stockholder who properly filed a timely written demand for appraisal and who did not vote for the merger.

     The cost of the appraisal proceeding may be determined by the Court of Chancery and taxed against the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a dissenting AIL stockholder, the Court of Chancery may order that all or a portion of the expenses incurred by any dissenting AIL common stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

     If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, AIL common stockholders' rights to appraisal shall be lost. Thereafter, AIL common stockholders shall only be entitled to receive EDO common shares pursuant to the merger agreement upon valid surrender of the certificates that formerly represented their shares of AIL common stock. Since neither AIL nor EDO has an obligation to file a petition, and neither has any present intention to do so, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

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

                       THE EXCHANGE RATIO AND ITS EFFECT
                    ON AIL SECURITIES AND STOCK OPTION PLANS

GENERAL

     The merger agreement provides that following the approval of the merger agreement by the AIL common stockholders and the approval of the issuance of EDO common shares by the EDO shareholders, and the satisfaction or waiver of all other conditions to the merger, AIL will merge into EDO Acquisition III. As a result of the merger, the separate existence of AIL will cease. EDO Acquisition III will be the surviving corporation of the merger but will change its name to "AIL Technologies Inc." immediately following the merger. It will remain a wholly-owned subsidiary of EDO. The former holders of shares of AIL common stock who participate in the merger will receive EDO common shares and become shareholders of EDO.

THE EXCHANGE RATIO

     If we complete the merger, each issued and outstanding share of AIL common stock (other than dissenting shares and shares owned by EDO or held in AIL's treasury) will convert into the right to receive a number of EDO common shares determined by dividing the 6,553,229 EDO common shares to be issued in the merger by the number of outstanding shares of AIL common stock that are not held by EDO as of the closing of the merger. Based on the number of outstanding shares of AIL common stock on the day before we mailed this joint proxy statement/prospectus, this number, the exchange ratio, would be 1.28. In the merger, EDO will cancel all shares of AIL common stock held in AIL's treasury and all shares of AIL common stock owned by EDO.

FRACTIONAL SHARES

     No fractional EDO common shares will be issued in the merger. Instead, EDO will pay cash in lieu of fractional shares. The amount of cash will equal the applicable fraction of an EDO common share multiplied by the closing price for an EDO common share on the date we complete the merger (as reported on the New York Stock Exchange Composite Transactions Tape).

TREATMENT OF AIL OPTIONS

     At the effective time, each outstanding option to purchase shares of AIL common stock, regardless of whether it is exercisable, will automatically convert into an option (issued under EDO's 1996 long-term incentive plan) to purchase EDO common shares. The number and exercise price of EDO common shares underlying each EDO option to be issued to former AIL option holders will be calculated as follows:

  Number of EDO common shares:

     The number of EDO common shares to be subject to each newly issued EDO option will equal the product of the number of shares of AIL common stock that were subject to the converted AIL option and the exchange ratio.

     Any fractional EDO common shares resulting from the application of this conversion formula will be rounded down to the nearest share and, except with respect to any options which are intended to qualify as incentive stock options, EDO will pay an amount in cash to the holder of the converted AIL option equal to the fair market value immediately before we complete the merger of the fractional share (calculated on the basis of the average of the closing prices per EDO common share as reported on the New York Stock Exchange Composite Transactions Tape on each of the five consecutive trading days ending on (and including) the trading day immediately before we complete the merger).

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

  Exercise Price:

     The exercise price per EDO common share under each newly issued EDO option will be equal to the aggregate exercise price of the converted AIL option divided by the total number of full EDO common shares subject to the newly issued EDO option (as calculated above), rounded up to the nearest cent.

     The duration and other terms of the newly issued EDO options will be the same as those of the converted AIL options.

STOCK EXCHANGE LISTING

     It is a condition to the completion of the merger that the EDO common shares to be issued in the merger and into which the shares of AIL common stock are convertible be authorized for listing on the New York Stock Exchange, subject to official notice of issuance. EDO will file a listing application with the New York Stock Exchange.

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

                              THE MERGER AGREEMENT

     The following section describes certain provisions of the merger agreement. This description is not intended to be complete and is qualified in its entirety by the full text of the merger agreement which is attached as Annex A to this document. In addition, important information about the merger agreement and the merger is provided in the previous sections entitled "The Merger" and "The Exchange Ratio and Its Effect on AIL Securities and Stock Options" and the following section entitled "Related Agreements."

GENERAL

     The merger agreement provides for the acquisition of AIL by EDO through the merger of AIL with and into EDO Acquisition III (a wholly-owned subsidiary of EDO). After the merger, AIL will disappear and EDO Acquisition III will continue as the surviving corporation and be a wholly-owned direct subsidiary of EDO. The merger agreement also provides that on the day we complete the merger, we will change the name of EDO Acquisition III to "AIL Technologies Inc."

     We will complete the merger if (i) the EDO shareholders approve the issuance of EDO common shares in the merger, (ii) the AIL common stockholders adopt the merger proposal and (iii) the other conditions set forth in the merger agreement are satisfied or waived. The closing of the merger will take place on a date to be specified by the parties which will be no later than the second business day after satisfaction or waiver of all conditions in the merger agreement.

     Immediately before we complete the merger, EDO will acquire 754,598 shares of AIL common stock and 5,873 shares of AIL preferred stock from Defense Systems for an aggregate purchase price payable in cash of $11,438,160 and 225,000 shares of AIL common stock directly from members of AIL's senior management for an aggregate purchase price payable in cash equal to the product of (i) 225,000,
(ii) the exchange ratio in the merger and (iii) the average of the closing prices for EDO common shares as reported on the New York Stock Exchange Composite transactions tape on each of the five consecutive New York Stock Exchange trading days ending on (and including) the trading day immediately prior to the closing date of the merger. We describe the material terms of the Defense Systems agreement and the management agreement which govern these cash purchases in "Related Agreements -- Defense Systems Agreement," beginning on
page   , and "Related Agreements -- Management Agreement," beginning on page   .

     In the merger, each share of AIL common stock other than shares of AIL common stock held by EDO or its subsidiaries, held in AIL's treasury or by its subsidiaries or held by dissenting AIL common stockholders) will convert into the right to receive a number of EDO common shares equal to the exchange ratio. EDO will issue an aggregate of 6,553,229 EDO common shares in the merger. The exchange ratio will equal 6,553,229 divided by the number of shares of AIL common stock issued and outstanding and not held by EDO on the day we complete the merger. If the number of shares of AIL common stock outstanding as of the effective time were the same as the number of shares of AIL common stock outstanding as of today, the exchange ratio would be equal to approximately 1.28, and each share of AIL common stock would convert as a result of the merger into 1.28 EDO common shares.

     In the merger, EDO will cancel, for no consideration, all shares of AIL common stock held by EDO or held by AIL in its treasury. The shares of AIL common stock held by any person who dissents under Delaware law will not convert into the right to receive EDO common shares but will become the right to receive such consideration as may be determined to be due to such dissenting AIL stockholder pursuant to the laws of the State of Delaware. See "The
Merger -- Appraisal Rights" beginning on page   .

     At the effective time, each outstanding option to purchase shares of AIL common stock, regardless whether exercisable, will be automatically converted into an option to purchase EDO common shares. The

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

number and exercise price of EDO common shares underlying each EDO option to be issued to former AIL option holders will be calculated as follows:

  Number of EDO common shares:

     The number of EDO common shares to be subject to each newly issued EDO option will equal the product of the number of shares of AIL common stock that were subject to the converted AIL option and the exchange ratio.

     Any fractional EDO common shares resulting from the application of this conversion formula will be rounded down to the nearest share and, except with respect to any options which are intended to qualify as incentive stock options, EDO will pay cash to the holder of the converted AIL option equal to the fair market value immediately prior to the effective time of the merger of the fractional share (calculated on the basis of the average of the closing prices per EDO common share as reported on the New York Stock Exchange Composite Transactions Tape on each of the five consecutive trading days ending on (and including) the trading day immediately prior to the closing of the merger).

  Exercise Price:

     The exercise price per EDO common share under each newly issued EDO option will be equal to the aggregate exercise price of the converted AIL option divided by the total number of full EDO common shares subject to the newly issued EDO option (as calculated above), rounded up to the nearest cent.

     The duration and other terms of the newly issued EDO options will be the same as those of the converted AIL options.

ESCROW

     Under the merger agreement, EDO will not immediately pay all of the aggregate merger consideration to the AIL common stockholders who participate in the merger following the completion of the merger. Instead, an amount, which will be (i) between 5% and 15% (depending on the identity of the AIL stockholder and the market price of the EDO common shares on the day immediately preceding the closing date of the merger) of the EDO common shares to be issued in the merger will be deposited in escrow and (ii) all dividends and other distributions or cash in lieu of fractional EDO common shares. The portion of the merger consideration deposited in escrow will secure AIL's and the AIL common stockholders' indemnification obligations. See "The Merger
Agreement -- Indemnification" beginning on page . We summarize the terms of the escrow agreement, which EDO, the AIL common stockholders' representative and the escrow agent will sign before the effective time in the section entitled "Related Agreements -- Escrow Agreement."

     All AIL common stockholders other than the AIL employee stock ownership plan and the members of AIL's non-senior management listed below will have 15% of the EDO common shares that they are entitled to in the merger deposited in escrow.

     The AIL employee stock ownership plan and the members of AIL's non-senior management listed below will have the following percentages of the EDO common shares that they are entitled to receive in the merger deposited in escrow. The applicable escrow percentage will depend upon the market price of EDO's common

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shares on the last New York Stock Exchange trading day immediately preceding the closing date of the merger. The following chart sets forth the grid of escrow percentages:

  If the closing price per EDO             Then the following percentage of the
  common share as reported on              merger consideration otherwise
  The New York Stock Exchange              payable to the trustee and some
  Composite Transactions Tape              members of AIL's non-senior
  on the date we complete the merger is:   management will be placed in escrow:
  --------------------------------------   ------------------------------------
  $6.25 or greater                                          13%
  $6.00 - $6.24                                              9%
  $5.75 - $5.99                                              7%
  Less than $5.75                                            5%

     Listed below are the names of the members of AIL's non-senior management as to whom the escrow percentages set forth in the chart above will apply:

        Ted Caccia
        Anthony Domenick
        Michael DuBritz
        Charles Frame
        Robert Lukachinski
        Peter McVeigh
        Henry Packowski
        Michael Papa
        Frank Parini
        Ruby Pritchard
        Louis Schmidt
        Karl Sygall
        Olivia Living Trust
        Thomas Volz

     In a letter addressed to the EDO board of directors, the trustee of the AIL employee stock ownership plan agreed that, assuming the circumstances that it knew and understood to be prevailing on January 2, 2000 are prevailing at the time of the AIL meeting, it would vote, subject to its fiduciary duties, (i) all of the allocated shares held in the AIL employee stock ownership plan as to which voting instructions are received in accordance with the voting instructions and (ii) the unallocated shares held in the AIL employee stock ownership plan and the allocated shares for which no instructions are received in favor of the merger in the same proportion as the allocated shares were voted by participants of the AIL employee stock ownership plan. The circumstances that the trustee knew to be prevailing on January 2, 2000 include the market price of EDO common shares on that date and its valuation of AIL. For further details, see "Related Agreements -- Letter from the Trustee of the AIL Employee Stock
Ownership Plan" beginning on page   .

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the completion of the merger, EDO will deposit into the exchange fund held by the exchange agent at least 85% of the merger consideration, plus additional cash for any dividends and other amounts distributed (including cash in lieu of fractional EDO common shares) after the effective date but before the surrender of the stock certificates.

     To receive the merger consideration the holder of the stock certificate must first deliver to the exchange agent the stock certificates with the letter of transmittal that will be distributed to the AIL common stockholders once the merger is completed. The holder of such certificate is entitled to receive in exchange for the AIL common stock certificates representing that number of EDO common shares which such holder has the right to receive, dividends and other distributions (including cash in lieu of fractional EDO common shares). Any EDO common shares that the holder is entitled to receive in respect of shares of AIL common

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

stock that are pledged to secure loans from AIL will be delivered into pledge, or if the EDO common shares are deposited into the escrow account, they will be delivered into pledge upon release from the escrow account, to the extent the pledgee is entitled to them.

     In case of a lost, stolen or destroyed stock certificate, the AIL common stockholder may submit an affidavit of that fact in lieu of surrendering the certificate itself. EDO may condition the receipt of merger consideration in the case of a lost certificate on the posting of a bond as indemnity against any claim made with respect to that stock certificate.

NO FRACTIONAL SHARES

     If an AIL common stockholder receives a number of EDO common shares that includes a fraction of an EDO common share, the AIL common stockholder will receive the value of the fractional share in cash instead of receiving a fraction of an EDO common share. No interest will be paid or accrued on any cash payable upon the surrender of the certificates, no distribution or dividend of EDO will be paid in connection with such fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any rights of an EDO shareholder.

TRANSFER TAXES

     If the person that is the registered holder of AIL stock certificates would like his, her or its merger consideration paid or issued to someone else, the registered holder of the stock certificates must endorse the AIL stock certificates owned by him, her or it or the stock certificates must be otherwise in proper form for transfer and ensure that the person receiving the merger consideration has paid all transfer and other taxes required by reason of issuance or payment to such other person or otherwise establish to the reasonable satisfaction of the surviving corporation of the merger that all transfer and other taxes have been paid or are not applicable.

INVESTMENT AND TERMINATION OF THE EXCHANGE FUND

     The exchange agent will invest all cash held in the exchange fund as EDO directs. EDO will receive any interest or other income accruing from such investments remaining in the exchange fund after payment of all of its exchange obligations.

ADJUSTMENT

     If at any time before we complete the merger there is any change in the outstanding shares of AIL or EDO as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, we will equitably adjust the merger consideration.

TAX TREATMENT

     EDO and AIL have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization under Section 368(a)(2)(D) of the Internal Revenue Code.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of each party to the other. Both parties' representations and warranties are substantially the same and relate to, among other things:

     - the corporate power and authorization to enter into the merger agreement (subject to shareholder approval) and the execution, delivery, performance and enforceability of the merger agreement;

     - capitalization;

     - corporate status, organization, qualification to do business and organizational documents;

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

     - accuracy of financial statements;

     - the absence of undisclosed liabilities;

     - the conduct of the business in the ordinary course and absence of any event or occurrence that would have a material adverse effect on the business, results, operations, prospects or financial condition of each party;

     - the accuracy and timely filing of tax returns;

     - ownership of the assets;

     - matters relating to the real estate owned and leased by each party;

     - material contracts (disclosure, enforceability and government contracts);

     - ownership and use of computer software and intellectual property;

     - pending or threatened litigation;

     - compliance with applicable laws (including environmental laws) and instruments, governmental approvals and consents;

     - matters relating to employee benefit plans and other employment and labor relation matters;

     - product and service warranties;

     - employment of brokers or finders; and

     - accuracy of information supplied by each party for inclusion in this joint proxy statement/prospectus.

     AIL also represented and warranted as to an amendment to the AIL employee stock ownership plan. EDO also represented and warranted as to EDO's filings with the SEC.

     Under the merger agreement, the representations and warranties of both EDO and AIL will survive the completion of the merger until the earlier of (i) the date of the acceptance by EDO's audit committee of the audit of the consolidated financial statements of EDO for the fiscal year ending December 31, 2000, and
(ii) June 30, 2001.

COVENANTS OF EDO AND AIL

  Conduct of Business

     In the merger agreement, unless the other party consents in writing, EDO and AIL have each agreed to, and have each agreed to cause each of its subsidiaries to:

     - carry on its business in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact its present business organization;

     - use reasonable best efforts to keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it;

     - maintain all of the tangible assets and all other tangible properties and assets owned, leased, occupied, operated or used by it in good repair, working order and operating condition;

     - use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance it now carries;

     - pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business;

     - perform in all material respects all of its obligations under any material agreements or other instruments relating to or affecting any of its properties and assets;

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

     - maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

     - comply in all material respects with all laws applicable to it or any of its properties, assets or business;

     - use reasonable best efforts to maintain AIL and EDO and their respective subsidiaries in good standing in their respective states of incorporation and in the jurisdictions in which they are qualified to do business as a foreign corporation and to maintain all governmental approvals and other consents necessary for the businesses;

     - promptly advise the other party in writing of any material adverse event, occurrence, fact, condition, change, development or effect; and

     - conduct all tax affairs in the ordinary course of business, in substantially the same manner as previously conducted.

     EDO and AIL have each also agreed that, unless the other party consents in writing, it will not, and it will not cause any of its subsidiaries to:

     - other than regular dividends on the EDO preferred shares and the shares of AIL preferred stock and other than the regular quarterly dividend of $0.03 per EDO common share, declare dividends or distributions on, or redeem or repurchase any shares of, any class of its capital stock, increase or enter into any obligations with respect to indebtedness, pay any material bonuses or salary advances, or make any other cash payments or year-end bonuses other than in the ordinary course of business;

     - make capital expenditures in excess of $500,000 in any case or $2,000,000 in the aggregate, provided that both EDO and AIL may borrow under its current revolving line of credit and EDO may redeem or repurchase any of the EDO convertible debentures to satisfy any current sinking fund requirement related to the EDO convertible debentures;

     - transfer or assign any of its assets, or subject any of its assets to any lien;

     - enter into or assume any contract other than in the ordinary course of business consistent with past practice;

     - compromise, settle, grant any waiver or release relating to or otherwise adjust any litigation in excess of $100,000;

     - amend its organizational documents;

     - except as otherwise permitted in the merger agreement, merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division, or any other person, and not effect any type of recapitalization;

     - sell, transfer or otherwise dispose of, any business, subsidiary, or assets that are material to AIL and its subsidiaries or EDO and its subsidiaries, as the case may be, in each case taken as a whole, or fixed assets that are sold, transferred or otherwise disposed of, either individually or in the aggregate, with a net book value in excess of $100,000;

     - take any action or knowingly fail to take any action that would result in a breach of any of the representations and warranties set forth in the merger agreement; or

     - split, combine or reclassify any shares of its capital stock, or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any shares of capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class, except as required by any AIL stock option plan or any EDO stock option plan existing as of the date of the merger agreement.

     AIL also has agreed it will not cause or permit any amendment, supplement, waiver or modification to or of the AIL employee stock ownership plan. EDO also has agreed it will not cause or permit any amendment, supplement, waiver or modification to or of any of the employment agreements with Messrs. Smith, Fariello, Kaplan and Genzer.

  No Solicitation

     During the term of the merger agreement, each of AIL and EDO shall not, and AIL and EDO shall cause each of its representatives not to:

     - solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to an acquisition transaction;

     - furnish or permit to be furnished any non-public information concerning the business of AIL or any of its subsidiaries or EDO or any of its subsidiaries to any person other than information furnished in the ordinary course of business after prior written notice to and consultation with EDO or AIL, as the case may be; or

     - market or otherwise publicize the sale of, or sell, any securities of AIL or EDO in a public offering or make any public announcement or disclosure regarding such a public offering.

     An acquisition transaction with respect to AIL or EDO means the acquisition by any person of any shares of capital stock or other securities of AIL or EDO, as the case may be, or of any of their respective subsidiaries or all or any material portion of the business or of the assets of AIL or any of its subsidiaries or EDO or any of its subsidiaries, as the case may be, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving AIL or EDO or any of their subsidiaries, as the case may be.

     AIL and EDO have also agreed in the merger agreement that in the event of an unsolicited inquiry or proposal with respect to an acquisition transaction, the party that received the unsolicited inquiry or proposal may:

     - furnish non-public information to the person that made such inquiry or proposal pursuant to a customary confidentiality agreement; and

     - participate in negotiations regarding the acquisition transaction;

but only if the board of directors of the party that received the unsolicited inquiry or proposal has determined in its good faith judgment, after consultation with outside counsel, that failure to take any of these actions would constitute a breach of the board of directors' fiduciary duties under applicable law.

     AIL and EDO have also agreed that as soon as they signed the merger agreement, they would stop any existing activities, discussions or negotiations with any other party with respect to an acquisition transaction. The two companies have also agreed to promptly notify each other of any inquiry or proposal they receive with respect to an acquisition transaction and to promptly deliver to each other copies of any documents or agreements that the inquiring party proffers with respect to the acquisition transaction. The notice described above must include the identity of the inquiring party and the terms of the proposal.

     The EDO board of directors agreed not to cause or permit EDO to enter into any letter of intent, acquisition agreement or other agreement with respect to an acquisition transaction, unless:

     - the EDO board of directors determines in its good faith judgment, after consultation with outside counsel, that failure to do so would constitute a breach of fiduciary duty under applicable law; and

     - EDO delivers a copy of such acquisition agreement to AIL and notifies AIL of its intent to enter into such acquisition agreement at least five business days prior to executing such acquisition agreement.

     Neither EDO nor its board of directors may withdraw or modify the EDO board's position with respect to the merger agreement or the merger unless, in the good faith judgment of the EDO board of directors and after consultation with outside counsel failure to do so would constitute a breach of fiduciary duty under applicable law. EDO and its board of directors cannot approve or recommend an acquisition transaction, unless, in the good faith judgment of the EDO board of directors and after consultation with outside counsel failure to do so would constitute a breach of fiduciary duty under applicable law and EDO notifies AIL of its intent to approve or recommend such acquisition transaction at least five business days prior to publicly doing so.

     The AIL board of directors has agreed not to cause or permit AIL to enter into any letter of intent, acquisition agreement or other agreement with respect to an acquisition transaction, unless:

     - the AIL board of directors determines in its good faith judgment, after consultation with outside counsel, that failure to do so would constitute a breach of fiduciary duty under applicable law;

     - AIL delivers a copy of such acquisition agreement to EDO and notifies EDO of its intent to enter into such acquisition agreement at least five business days before executing the acquisition agreement; and

     - AIL terminates the merger agreement.

     Neither AIL nor its board of directors may withdraw or modify its position with respect to the merger agreement or the merger and AIL and its board of directors cannot approve or recommend an acquisition transaction, unless, in the good faith judgment of the AIL board of directors and after consultation with outside counsel failure to do so would constitute a breach of fiduciary duty under applicable law.

  Other Pre-Closing Covenants

     The merger agreement also contains other agreements of EDO and AIL, including:

     - the parties' agreement to use their respective reasonable best efforts to take all actions and to do all other things, necessary, proper or advisable in order for the parties to fulfill and perform their obligations in respect of the merger agreement and to consummate and make effective the transactions contemplated by the merger agreement;

     - the parties' agreement to take all necessary actions to obtain the advance agreement of the United States Department of Defense to provide any consent required with respect to any government contract in connection with the transactions contemplated by the merger agreement;

     - the parties' agreement to use their respective reasonable best efforts to obtain all necessary consents, waivers, approvals, authorizations or orders, make all filings and submissions necessary in connection with the authorization, execution and delivery of the merger agreement, and the consummation by each of them of the transactions contemplated thereby. The parties are not required to enter into any "hold-separate" agreement or to take any action that involves divestiture of an existing business that involves unreasonable expense or that can damage the benefits they will have because of the completion of the merger;

     - the parties' agreement to cooperate and use their reasonable best efforts to contest and resist any administrative or judicial action or proceeding challenging any transaction contemplated by the merger agreement;

     - the parties' agreement to take all necessary actions so that the transactions contemplated by the merger agreement may be consummated if any antitakeover statute or regulation becomes applicable to the transactions in connection with the merger;

     - the parties' agreement to use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants in connection with the registration statement on Form S-4 under the Securities Act;

     - AIL's agreement to deliver to EDO a list setting forth the names and addresses of all persons who AIL considers to be "affiliates" of AIL for purposes of Rule 145 under the Securities Act;

     - EDO's agreement to take all necessary actions to ensure that the aggregate number of shares of EDO to be issued upon the exercise of the substituted options be reserved for or authorized to be issued under the 1996 long-term incentive plan; and

     - EDO's agreement to prepare and file with the New York Stock Exchange a listing application in connection with the shares of EDO issued and reserved for issuance in the merger and use its reasonable best efforts to obtain approval for the listing of such EDO shares.

     Other Post-Closing Covenants. In the merger agreement, EDO and AIL also agree that:

     - the headquarters of EDO and AIL immediately following the merger shall be located in New York City;

     - immediately following the effective time, EDO will expand the size of its board to 11 and will appoint to the EDO board, and nominate for election to the EDO board at the next annual meeting of stockholders following the effective time, Messrs. Neil A. Armstrong and Ronald L. Leach, until 2003 and 2002, respectively. The parties contemplate that EDO will reduce the size of the board to 9 within 1 year following the closing of the merger;

     - the AIL employee stock ownership plan and the EDO employee stock ownership plan will be merged into a single employee stock ownership plan within one year after the effective time subject to any approvals or consents of the trustee of the AIL employee stock ownership plan and the trustee of the EDO employee stock ownership plan;

     - EDO and the surviving corporation will take all necessary actions to carry out the intent and purpose of the merger agreement; and

     - the surviving corporation shall indemnify and hold harmless each present and former director and officer of AIL determined as of the effective time against any costs or expenses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or before the merger. For a period of two years after the merger is completed, EDO shall maintain in effect the current policies of directors' and officers' liability insurance maintained by AIL with respect to claims arising from facts or events which occurred before the merger. EDO is not required to incur any annual premium in excess of 150% of the last annual estimated aggregate premium paid prior to the date of the merger agreement for all current insurance policies maintained by AIL, which AIL estimates to be $85,000.

INDEMNIFICATION

  Indemnification by AIL and the AIL common stockholders

     The merger agreement provides that AIL (at any time before the closing of the merger) and the AIL common stockholders who participate in the merger severally will indemnify EDO, its affiliates, and their respective stockholders, partners, officers, directors, employees, agents, advisers and representatives and hold such EDO indemnitees harmless from and against, and pay and reimburse the EDO indemnitees for, any and all damages, liabilities, obligations, taxes, costs and expenses (including reasonable consultants' and attorneys' fees), whether resulting from third-party claims, including related interest and penalties, asserted against or incurred or sustained by any EDO indemnitee ("EDO damages") as a result of or arising out of:

     - any breach of any representation or warranty of AIL contained in the merger agreement; or

     - any breach of any covenant or agreement of AIL contained in the merger agreement.

     Any EDO indemnitee's right to indemnity for any EDO damages is subject to the following limitations:

     - indemnification will be paid only after the aggregate amount of EDO damages exceeds $500,000; once the aggregate amount of EDO damages exceeds $500,000, the indemnifying party will then be liable for the entire amount of damages up to the escrow;

     - after the completion of the merger any indemnity claim by the EDO indemnitees may be asserted against any or all of the AIL common stockholders who participate in the merger; however, no AIL stockholder will be required, with respect to any single claim, to indemnify the EDO indemnitees in excess of an amount equal to his, her, or its pro rata share of the claim; and

     - unless an AIL stockholder has elected to pay his, her or its indemnity obligation in cash, as described below, no EDO indemnitees will be entitled to indemnification from any AIL stockholder who participated in the merger other than from the portion of the escrow that is attributable to that AIL stockholder.

     The indemnification obligations of the AIL stockholders are limited to the amounts deposited in the escrow account.

  Indemnification by EDO and EDO Acquisition III

     The merger agreement provides that EDO and EDO Acquisition III jointly and severally will indemnify AIL (at any time before the closing of the merger) and the exchanging common stockholders (on and after closing of the merger) and hold the AIL indemnitees harmless from and against, and pay and reimburse the AIL indemnitees for, any and all damages, liabilities, obligations, taxes, costs and expenses (including reasonable consultants' and attorneys' fees), whether resulting from third-party claims, including related interest and penalties, asserted against or incurred or sustained by any AIL indemnitee ("AIL damages") as a result of or arising out of:

     - any breach of any representation or warranty of EDO or EDO Acquisition III contained in the merger agreement; or

     - any breach of any covenant or agreement of EDO or EDO Acquisition III contained in the merger agreement.

     Any AIL indemnitee's right to indemnity for any AIL damages shall be subject to the following limitations:

     - indemnification will be paid only when the amount of AIL damages exceeds $500,000, once the aggregate amount of AIL damages exceeds $500,000, the indemnifying party will then be liable for the entire amount of damages;

     - AIL indemnitees shall be entitled to indemnity for AIL stockholder damages up to an aggregate dollar amount equal to 7.5% of the aggregate merger consideration (including the consideration paid pursuant to the management agreement).

  Form of Consideration

     Any AIL common stockholder may satisfy his, her or its indemnity obligations in cash instead of EDO common shares, as long as he, she or it elects to pay cash within 10 days after the closing of the merger. An AIL common stockholder can elect to pay in cash by signing and delivering a properly filled out election form as described below.

     When a claim is satisfied by the payment of EDO common shares, the number of shares needed to satisfy the claim will be determined based on the indemnity share price. The indemnity share price means the average of the closing prices of EDO common shares on the business day preceding each of (a) delivery of notice by the indemnitee of a claim for indemnification, and (b) the payment by the indemnifying party of the claim.

     EDO may elect to pay any indemnity obligations in cash or EDO common shares, provided that if EDO elects to pay in EDO common shares, the shares will be issued or otherwise transferred pursuant to an effective registration statement or an exemption from registration under the Securities Act. If EDO elects to pay in EDO common shares, the number of EDO common shares payable with respect to its indemnity obligation shall equal the amount of such obligation divided by the indemnity share price.

     EDO, EDO Acquisition III and the AIL common stockholders who participate in the merger agree to treat any indemnity payment made pursuant to the merger agreement as an adjustment to the aggregate merger consideration paid at closing for all tax purposes.

CONDITIONS TO OBLIGATIONS OF THE PARTIES

     The parties to the merger agreement must meet or waive a number of conditions for the merger to be completed.

     Conditions to Obligations of Each Party. The conditions to all of the parties' obligations to complete the merger are:

     - the expiration or termination of the applicable waiting period and any extensions under the HSR Act;

     - the AIL common stockholders' approval of the merger and adoption of the merger agreement;

     - the effectiveness of the registration statement in accordance with the provisions of the Securities Act;

     - the absence of any SEC stop order suspending the effectiveness of the registration statement and the absence of any instituted or threatened proceeding for that purpose;

     - the approval for listing on the New York Stock Exchange of the EDO common shares issuable in the merger; and

     - the absence of any law or order prohibiting the consummation of the transactions contemplated by the merger agreement.

  Conditions to AIL's Obligation

     AIL's obligation to complete the merger depends upon the satisfaction of the following conditions:

     - the accuracy, as qualified for materiality, of EDO's and EDO Acquisition III's representations and warranties, and their performance of all agreements and covenants required by the merger agreement;

     - EDO's receipt of all governmental approvals required to be obtained as a result of the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby;

     - the absence of any event, occurrence, fact, condition, change, development or effect since the date of the merger agreement that has had or resulted in an EDO material adverse effect;

     - the execution and delivery of the Defense Systems agreement, the management agreement and the escrow agreement;

     - AIL's receipt of an opinion from Kleinberg, Kaplan, Wolff & Cohen, P.C. to the effect that the transactions contemplated by the merger agreement and the agreements related to the merger agreement will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code; and

     - EDO's performance of all necessary actions to ensure that the EDO shares issued upon the exercise of the EDO options be reserved for or otherwise authorized to be issued under the EDO 1996 long-term incentive plan.

  Conditions to EDO's Obligation

     EDO's obligation to complete the merger depends upon the satisfaction of the following conditions:

     - the accuracy, as qualified for materiality, of AIL's representations and warranties, and AIL's performance of all agreements and covenants required by the merger agreement;

     - AIL's receipt of all governmental approvals required to be obtained as a result of the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby;

     - the absence of any event, occurrence, fact, condition, change, development or effect since the date of the merger agreement that has had or resulted in an AIL material adverse effect;

     - the execution and delivery of the Defense Systems agreement, the management agreement and the escrow agreement;

     - EDO's receipt of an opinion from Debevoise & Plimpton to the effect that the transactions contemplated by the merger agreement and agreements related to the merger agreement will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code; and

     - the continued effectiveness of the amendment to the AIL employee stock ownership plan.

TERMINATION

     The merger agreement may be terminated under any of the circumstances summarized in the following table. The table also indicates when a termination fee is payable and by whom:

EVENT                              AGREEMENT TERMINABLE BY         TERMINATION FEE PAYABLE
-----                              -----------------------         -----------------------
Mutual written consent of EDO,   Mutual agreement of EDO, EDO                None
  EDO Acquisition III and AIL      Acquisition III and AIL

The merger is not completed by            EDO or AIL                         None
  June 15, 2000, as long as
  the party seeking to
  terminate has not materially
  breached an obligation in a
  manner that contributed to
  the failure of the merger to
  occur

Any statute, rule, regulation             EDO or AIL                         None
  or executive order prohibits
  the completion of the merger

A final and non-appealable                EDO or AIL                         None
  order, decree, ruling or
  injunction is entered
  permanently restraining,
  enjoining or prohibiting the
  completion of the merger,
  and the party seeking to
  terminate has used its
  reasonable best efforts to
  remove the restriction

The EDO shareholders fail to              EDO or AIL                         None
  approve the issuance of EDO
  common shares at the EDO
  meeting, or the AIL common
  stockholders fail to approve
  the merger and adopt the
  merger agreement at the AIL
  meeting

The Defense Systems agreement             EDO or AIL                         None
  or the management agreement
  is terminated in accordance
  with its terms

A material breach of a                    EDO or AIL            AIL to pay EDO a fee of
  representation, warranty,                                     $3,000,000 if the merger
  covenant, condition or                                        agreement is terminated by EDO
  agreement occurs and the
  breach is not curable or is                                   EDO to pay AIL a fee of
  not cured within 15 days                                      $3,000,000 if the merger
  after notice is received by                                   agreement is terminated by AIL
  the non-breaching party;
                                                                The parties have agreed to
                                                                treat these payments as
                                                                liquidated damages

EVENT                              AGREEMENT TERMINABLE BY         TERMINATION FEE PAYABLE
-----                              -----------------------         -----------------------
The AIL board of directors                   EDO                AIL to pay EDO a fee of
  withdraws or modifies, in a                                   $3,000,000
  manner adverse to EDO, its
  position with respect to the
  merger agreement or approves
  or recommends the
  acquisition of shares of AIL
  common stock by third
  parties;

The EDO board of directors                   AIL                EDO to pay AIL a fee of
  withdraws or modifies in a                                    $3,000,000
  manner adverse to AIL, its
  position with respect to the
  merger agreement

The EDO board of directors                   AIL                EDO to pay AIL a fee of
  approves or recommends the                                    $3,000,000
  acquisition of EDO common
  shares by third parties,
  unless (i) EDO has notified
  AIL that it wants to approve
  or recommend that
  acquisition transaction,
  (ii) within five business
  days of the day EDO publicly
  announces its intent to
  enter into the acquisition
  transaction AIL has notified
  EDO that it wants to
  terminate the merger
  agreement, and (iii) an
  additional five business
  days have elapsed and EDO
  has not publicly recommended
  against that acquisition
  transaction;

EVENT                              AGREEMENT TERMINABLE BY         TERMINATION FEE PAYABLE
-----                              -----------------------         -----------------------
AIL enters into an acquisition               AIL                AIL to pay EDO a fee of
  agreement with a third                                        $3,000,000
  party, except that AIL may
  not terminate the merger
  agreement until (i) five
  business days have elapsed
  following delivery to EDO of
  a written notice of the
  determination by the AIL
  board of directors to
  terminate the merger
  agreement, and during that
  five business day period AIL
  informs EDO of the terms and
  conditions of the
  acquisition transaction and
  the identity of the person
  making the acquisition
  transaction, and (ii) at the
  end of the five business day
  period the AIL board of
  directors makes a good faith
  judgment that failure to
  enter into the acquisition
  agreement would still
  constitute a breach of its
  fiduciary duties under
  applicable law;

EDO has notified AIL that it                 AIL                EDO to pay AIL a fee of
  wants to enter into an                                        $3,000,000
  acquisition agreement with a
  third party at least five
  business days before
  entering into the
  acquisition agreement, (ii)
  at the end of the five
  business day period AIL has
  notified EDO that it wants
  to terminate the merger
  agreement, and (iii) an
  additional five business
  days have elapsed and either
  (x) EDO has entered into and
  failed to terminate the
  acquisition agreement, (y)
  EDO has entered into and
  terminated the acquisition
  agreement but has incurred a
  penalty in doing so or (z)
  EDO has failed to cease all
  discussions and negotiations
  with the third party and to
  notify AIL that it has done
  so

AMENDMENT AND WAIVERS

     At any time prior to the effective time, EDO and AIL can modify or amend the merger agreement if they both agree to do so in writing. Each can waive its rights to require the other to comply with the merger agreement where the law allows.

                      RELATED AGREEMENTS AND TRANSACTIONS

DEFENSE SYSTEMS AGREEMENT

  General Description of Defense Systems Agreement

     At the same time the merger agreement was executed, EDO and Defense Systems entered into a stock purchase agreement in which Defense Systems has agreed (i) to sell to EDO for cash all 754,598 shares of AIL common stock and all 5,873 shares of AIL preferred stock that it beneficially owns and (ii) vote all AIL shares that it owns in favor of the merger and the other transactions contemplated by the merger agreement. EDO will pay to Defense Systems in cash $5,565,160 for its shares of AIL common stock and $5,873,000 for its shares of AIL preferred stock.

     Under the Defense Systems agreement, EDO will purchase the shares of AIL common stock and AIL preferred stock from Defense Systems immediately prior to the closing of the merger.

  Certain Agreements

     In the Defense Systems agreement, Defense Systems has agreed that before the earliest of (i) the closing and (ii) the termination of the merger agreement, it will not (x) sell, transfer, give, pledge or otherwise dispose of any or all of the AIL shares subject to the Defense Systems agreement or any interest therein or enter into any contract or other arrangement with respect to the transfer of the AIL shares subject to the Defense Systems agreement other than pursuant to the terms of the Defense Systems agreement, or the merger agreement or (y) enter into any voting arrangement with respect to the AIL shares.

     EDO and Defense Systems have also agreed to use their respective best efforts to take all actions and to do all things necessary for the completion of the transactions contemplated in the Defense Systems agreement.

  Representations and Warranties

     The Defense Systems agreement contains customary representations and warranties of each party to the other.

     Defense Systems has represented and warranted as to, among other things:

     - title to AIL shares;

     - authority to execute and deliver the Defense Systems agreement;

     - compliance with laws and instruments and consents; and

     - knowledge of the merger.

     EDO has represented and warranted as to, among other things:

     - organization and authority to execute and deliver the Defense Systems agreement; and

     - compliance with laws and instruments and consents.

  Conditions to Closing

     Defense Systems' obligation to consummate the closing of the Defense Systems agreement depends upon satisfaction of the following conditions:

     - the accuracy, as qualified for materiality, of EDO's representations and warranties;

     - EDO's performance of all of its agreements and covenants required by the Defense Systems agreement;

     - the absence of any statute, rule, regulation, injunction or other order that prohibits the consummation of the transactions contemplated by the Defense Systems agreement;

     - the execution, delivery and continuing effectiveness of the merger agreement; and

     - the satisfaction or waiver of all conditions precedent to the obligations of parties to the merger agreement.

     EDO's obligation to consummate the closing of the Defense Systems agreement depends upon satisfaction of the following conditions:

     - the accuracy, as qualified for materiality, of Defense Systems' representations and warranties;

     - Defense Systems' performance of all of its agreements and covenants required by the Defense Systems agreement;

     - the absence of any statute, rule, regulation, injunction or other order that prohibits the consummation of the transactions contemplated by the Defense Systems agreement;

     - the execution, delivery and continuing effectiveness of the merger agreement;

     - the satisfaction or waiver of all conditions precedent to the obligations of parties to the merger agreement; and

     - the delivery of all of the certificates representing the shares of AIL common stock and AIL preferred stock subject to the Defense Systems agreement.

  Termination

     The Defense Systems agreement may be terminated at any time prior to the closing by mutual written agreement of EDO and Defense Systems. The Defense Systems agreement will automatically terminate if the merger agreement is terminated prior to the consummation of transfer of AIL shares contemplated by the Defense Systems agreement or if the transfer of AIL shares contemplated by the Defense Systems agreement is not consummated on or prior to June 15, 2000.

  Expenses

     All costs and expenses incurred in connection with the Defense Systems agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

  Amendment; Waivers

     EDO and Defense Systems can modify or amend the Defense Systems agreement if they agree to do so. Each can waive its right to require the other to comply with the Defense Systems agreement where the law allows.

MANAGEMENT AGREEMENT

  General Description of the Management Agreement

     At the same time the merger agreement was executed, EDO and the members of AIL's senior management entered into a stock purchase agreement in which the members of AIL's senior management have agreed to sell to EDO for cash 225,000 shares of AIL common stock beneficially owned by them. EDO will pay AIL senior management for the 225,000 shares of AIL common stock an aggregate purchase price equal to the product of (a) 225,000, (b) the exchange ratio in the merger and (c) the average of the closing prices per EDO common share as reported on the New York Stock Exchange Composite Transactions Tape on each of the 5 consecutive New York Stock Exchange trading days ending on (and including) the trading day immediately before the day we complete the merger.

     Under the management agreement, EDO will purchase the shares of AIL common stock from AIL's senior management immediately prior to the closing of the merger.

  Certain Agreements

     Each AIL common stockholder who is a party to the management agreement has agreed to deposit into escrow (together with any other EDO common shares to which the AIL common stockholder is entitled to receive in the merger but that are required to be deposited in escrow pursuant to the merger agreement) an additional number of EDO common shares determined by dividing an amount equal to 15% of the purchase price paid to such person under the management agreement by the EDO average price as described above in "-- General Description of the Management Agreement."

     The AIL common stockholders who are parties to the management agreement have agreed that before the earliest of (i) the closing and (ii) the termination of the merger agreement, they will not (x) sell, transfer, pledge or otherwise dispose of or enter into any contract or other arrangement with respect to the transfer of the shares of AIL common stock subject to the management agreement other than pursuant to the terms of the management agreement or the merger agreement or (y) enter into any voting arrangement with respect to the shares of AIL common stock.

     AIL common stockholders who are parties to the management agreement have agreed to use their reasonable best efforts to execute and deliver such additional instruments and documents and to take all necessary actions to confirm and assure the rights and obligations provided in the management agreement and render effective the consummation of the transactions contemplated in the management agreement.

  Representations and Warranties

     The management agreement contains customary representations and warranties of each party to the other.

     The AIL common stockholders who are parties to the management agreement have represented and warranted as to, among other things:

     - title to the shares of AIL common stock;

     - authority to execute and deliver the management agreement;

     - compliance with laws and instruments and consents; and

     - knowledge of the merger.

     EDO has represented and warranted as to, among other things:

     - organization and authority to execute and deliver the management agreement; and

     - compliance with laws and instruments and consents.

  Conditions to Closing

     The AIL common stockholders' obligation to consummate the closing of the management agreement depends upon satisfaction of the following conditions:

     - the accuracy, as qualified for materiality, of EDO's representations and warranties;

     - EDO's performance of all of its agreements and covenants required by the management agreement;

     - the absence of any statute, rule, regulation, injunction or other order that prohibits the completion of the transactions contemplated by the management agreement;

     - the execution, delivery and continuing effectiveness of the merger agreement; and

     - the satisfaction or waiver of all conditions precedent to the obligations of parties to the merger agreement.

     EDO's obligation to consummate the closing of the management agreement depends upon satisfaction of the following conditions:

     - the accuracy, as qualified for materiality, of the representations and warranties of the AIL common stockholders who are parties to the management agreement;

     - the absence of any statute, rule, regulation, injunction or other order that prohibits the consummation of the transactions contemplated by the management agreement;

     - the execution, delivery and continuing effectiveness of the merger agreement;

     - the satisfaction or waiver of all conditions precedent to the obligations of parties to the merger agreement; and

     - delivery of all of the certificates representing the shares of AIL common stock subject to the management agreement.

  Termination

     The management agreement may be terminated with respect to any shares of any member of AIL's senior management who is a party to the management agreement at any time prior to the closing by mutual written agreement of EDO and such member of AIL's senior management. The management agreement will automatically terminate if the merger agreement is terminated prior to the closing of the sale of the 225,000 shares of AIL common stock pursuant to the management agreement.

  Expenses

     All costs and expenses incurred in connection with the management agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

  Amendment; Waivers

     EDO and the members of AIL's senior management can modify or amend the management agreement if they agree to do so. Each can waive his, her or its right to require the other to comply with the management agreement where the law allows.

ESCROW AGREEMENT

     The merger agreement and the management agreement provide that a portion of the EDO common shares that AIL common stockholders will receive in the merger, together with any related dividends and other distributions and any cash in the place of fractional EDO common shares, will be deposited in an escrow account created under the escrow agreement. The EDO common shares deposited in the escrow account will be registered in the name of the escrow agent for convenience only. The AIL common stockholders on account of whom EDO common shares are deposited in escrow will be the beneficial owners of such escrowed shares. The escrowed shares and cash will secure the AIL common stockholders' indemnification obligations under the merger agreement.

     The amounts distributed as dividends or other property in connection with the EDO common shares deposited in escrow, including any shares issued as a result of stock splits, stock dividends or other recapitalizations, will become a part of the escrow amount upon issuance or payment.

     The AIL common stockholders will direct the way they would like to vote their escrowed shares on the matters submitted to the shareholders of EDO.

     The escrow agent shall invest the cash portion of the escrow account as directed in writing by the representative of the AIL common stockholders in:

     - debt securities for the payment of which it is pledged the full faith and credit of the United States of America (United States securities) and repurchase agreements collateralized with United States securities, or

     - money market funds investing exclusively in United States securities. If the representative of the AIL common stockholders does not give any direction regarding the investment to be made, the escrow agent will invest the cash portion of the escrow amount in the Pilot Short Term United States Treasury Fund. The portion of the escrow amount consisting of escrowed shares shall remain invested in the escrow account.

     In the event any EDO indemnitee suffers any loss which it believes in good faith is covered by the indemnification obligations of the AIL common stockholders under the merger agreement, EDO may deliver a written notice to the escrow agent, with a copy to the AIL common stockholders' representative, which shall set forth: (i) the amount of the loss for which such EDO indemnitee is seeking reimbursement, (ii) a description of the facts, as EDO knows them, giving rise to such loss, and (iii) payment instructions for any cash portion of such payment.

     If the AIL common stockholders' representative agrees in good faith with any item or amount shown on the notice, the escrow agent will pay all or a portion of the amounts sought under the notice, but in accordance with:

     - joint written instructions executed by EDO and the AIL common stockholders' representative authorizing such payment, or

     - a letter of instruction from EDO specifying the portion of the claimed amount that should be paid and attaching a copy of a decision by an arbitrator establishing such EDO indemnitee's right to receive payment in such amount.

     If the AIL common stockholders' representative disagrees in good faith with any item or amount shown on the notice, EDO and the AIL common stockholders' representative will have 45 days to negotiate the questioned item or amount. After the 45 day negotiation period, the escrow agent will pay all or a portion of the amounts sought under the notice, but in accordance with the provisions described above.

     In case EDO has given notice in connection with the payment of a loss to the escrow agent, and the AIL common stockholders' representative fails to deliver a contest notice within 45 calendar days of the notice for payment, it will be deemed an irrevocable acceptance by the AIL common stockholders of their liability for the claimed amount or for the portion of the claimed amount as to which the AIL stockholder representative did not object.

     Forty-five days after the earlier of (x) the date of the acceptance by EDO's audit committee of the audit of the consolidated financial statements of EDO for the fiscal year ending December 31, 2000, and (y) June 30, 2001, the escrow agent shall return the escrow amount to the AIL common stockholders, in accordance with the percentages set forth in the escrow agreement, together with all income earned thereon, less any amounts distributed to EDO.

     In no event will the escrow agent disburse to EDO escrowed shares attributable to an AIL common stockholder with a dollar value greater than the portion of the aggregate consideration applicable to the AIL common stockholder measured as of the closing of the merger.

     The AIL common stockholders' representative is Patricia A. Comiskey, an AIL employee. In the event of the death, disability, termination of employment or absence of Patricia A. Comiskey, Jerry Reynolds will be the AIL common stockholders' representative, and in the event of the death, termination of employment or disability of both Patricia Comiskey and Jerry Reynolds, the stockholders' representative shall be a person chosen by a majority in interest of the remaining AIL common stockholders.

LETTER AGREEMENTS

     In connection with the merger, Messrs. Smith and Reed, executed a letter agreement pursuant to which they have agreed to (i) vote all shares of AIL common stock that they own beneficially or of record in favor of the merger and
(ii) direct the trustee of the AIL employee stock ownership plan to vote, subject to its fiduciary duties, all shares of AIL common stock held by it and allocated to the accounts of Mr. Smith and Mr. Reed in favor of the merger. Similarly, Mr. Fariello and Mr. Kaplan have agreed to (i) vote all EDO common shares that they own beneficially or of record in favor of the transactions contemplated by the merger agreement and (ii) direct the trustee of the EDO employee stock ownership plan to vote, subject to its fiduciary duties, all EDO common shares and EDO preferred shares held by it and allocated to the accounts of Mr. Fariello and Mr. Kaplan in favor of the transactions contemplated by the merger agreement.

LETTER FROM THE TRUSTEE OF THE AIL EMPLOYEE STOCK OWNERSHIP PLAN

     In a letter addressed to the EDO board of directors, the trustee of the AIL employee stock ownership plan indicated that, assuming that the circumstances that it knew and understood to be prevailing on January 2, 2000 are prevailing at the time of the AIL meeting, it would vote, subject to its fiduciary duties,
(i) all of the allocated shares held in the AIL employee stock ownership plan as to which voting instructions are received in accordance with the voting instructions and (ii) the unallocated shares held in the AIL employee stock ownership plan and the allocated shares for which it does not receive voting instructions in favor of the merger in the same proportion as allocated shares for which it received voting instructions. The circumstances that the trustee of the AIL employee stock ownership plan knew to be prevailing on January 2, 2000 include the market price of EDO common shares on that date which was $5.875 per share and its valuation of AIL.

           OTHER PROPOSALS TO BE CONSIDERED AT THE EDO ANNUAL MEETING

INCREASE IN THE NUMBER OF EDO COMMON SHARES SUBJECT TO EDO'S 1996 LONG-TERM INCENTIVE PLAN

  General

     At the EDO meeting, we will ask EDO shareholders to approve an increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan from 600,000 EDO common shares to 1,050,000 EDO common shares. The increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan will become effective only if we complete the merger. We are asking EDO shareholders to approve the increase because:

     - under the merger agreement, all options to purchase shares of AIL common stock that are outstanding on the date we complete the merger convert into options to purchase EDO common shares issued under the 1996 long-term incentive plan, and

     - the EDO compensation committee has granted restricted shares and options to Messrs. Kaplan and Reed upon the completion of the merger, which will be issued from the 1996 long-term incentive plan.

We estimate that there will be approximately 280,000 outstanding options to purchase shares of AIL common stock when we complete the merger, which, based on an assumed exchange ratio of 1.28, would convert into approximately 358,400 options to purchase EDO common shares. The compensation committee granted to Messrs. Kaplan and Reed an aggregate of 35,000 restricted shares and 50,000 options to purchase EDO common shares, subject to the completion of the merger. Therefore, we are proposing to increase the number of EDO common shares reserved for issuance under the 1996 long-term incentive plan by 450,000.

     The purpose of EDO's 1996 long-term incentive plan is to promote the interests of EDO and its shareholders, and further align the interests of EDO shareholders and employees eligible to participate in EDO's 1996 long-term incentive plan by: (i) motivating senior executives, senior managers and middle management employees through long-term incentive awards tied to achievement of performance objectives designed to improve total return to EDO shareholders (i.e., stock price appreciation and dividends); (ii) attracting and retaining outstanding individuals as eligible employees; and (iii) enabling eligible employees to acquire additional equity interests in EDO. The following summary of EDO's 1996 long-term incentive plan is qualified in its entirety by reference to the complete text of EDO's 1996 long-term incentive plan.

  Administration of EDO's 1996 long-term incentive plan

     The compensation committee of the EDO board of directors will continue to administer EDO's 1996 long-term incentive plan and will continue to determine which eligible employees will receive awards under EDO's 1996 long-term incentive plan and the terms and conditions of any awards. The number of eligible employees who may receive awards under EDO's 1996 long-term incentive plan will likely vary from year to year.

  Shares available for issuance

     If the EDO shareholders adopt the proposal, the maximum number of EDO common shares that may be issued under EDO's 1996 long-term incentive plan will be increased from 600,000 EDO common shares to 1,050,000 EDO common shares. The maximum number of EDO common shares that may be subject to any awards granted under EDO's 1996 long-term incentive plan to an eligible employee, in any single calendar year is 200,000 EDO common shares (subject to adjustment as described below). The EDO common shares issued under EDO's 1996 long-term incentive plan may be unissued EDO common shares or treasury shares. We expect that, when available, treasury shares will be used. If EDO common shares subject to any award granted under EDO's 1996 long-term incentive plan are not issued or are returned to EDO, those EDO common shares will be available for future grants. If any award is payable solely in cash instead of EDO common shares, the number of EDO common shares issuable under EDO's 1996 long-term incentive plan will not be reduced by reason of the award. If a merger, consolidation, recapitalization or similar corporate event occurs including EDO, the compensation committee may adjust the number of EDO common shares that may be issued under EDO's 1996 long-term incentive plan in the future and the number of shares and the exercise price, if applicable, under all outstanding grants to preserve or to prevent the enlargement of the benefits
made available under EDO's 1996 long-term incentive plan. As of [       , 2000],
the closing price of the EDO common shares on the New York Stock Exchange was
[$     ].

  Grants under EDO's 1996 long-term incentive plan

     The compensation committee will continue to have the authority to grant the following types of awards under EDO's 1996 long-term incentive plan: (1) nonstatutory and incentive stock options; (2) stock appreciation rights; (3) restricted shares; (4) performance shares and performance units; and/or (5) stock in lieu of other cash compensation. Each of these awards may be granted alone, in conjunction with or in tandem with other awards under EDO's 1996 long-term incentive plan and/or cash awards outside EDO's 1996 long-term incentive plan.

  Stock options

     The compensation committee may grant eligible employees nonstatutory stock options and incentive performance stock options. These options may contain any terms that the compensation committee determines. The exercise price of any option will not be less than the fair market value of the EDO common shares on the date of grant, except that the compensation committee may credit against the exercise price payable with regard to nonstatutory stock options the value of any compensation otherwise payable to the participant which is surrendered, foregone or exchanged in respect of the issuance of the nonstatutory stock options under rules or procedures established by the compensation committee. Except to the extent provided in the immediately preceding sentence, EDO will receive no consideration with respect to the grant of any option other than the performance of services by the participant.

     The term of each option will be fixed by the compensation committee but may not exceed ten years from the date of grant. Unless the compensation committee selects another exercise schedule at or after grant, each option will become exercisable in full on the third anniversary of the date the option is granted.

     The compensation committee may also permit a participant who delivers EDO common shares to exercise an option or an option granted under a prior plan to be granted new options for a number of EDO common shares equal to the number of shares so delivered. Unless the compensation committee determines otherwise, such reload options will be subject to the same terms and conditions (including the same expiration date) as the related option except (i) the exercise price shall be equal to the fair market value of an EDO common share on the date such reload option is granted and (ii) such reload option shall not be exercisable prior to the six month anniversary of the date of grant.

  Director options

     On the date a non-employee director is first elected to be a member of the EDO board of directors, he or she shall receive an option to purchase 2,000 EDO common shares at an exercise price per share equal to the fair market value on the date of grant. Each option shall be exercisable six months after the date of grant and shall generally remain exercisable until the earlier to occur of (i) the tenth anniversary of the date of grant or (ii) the first anniversary of the date the director ceases to be a member of the EDO board of directors.

  Stock appreciation rights

     The compensation committee may grant eligible employees a stock appreciation right in conjunction with an option granted under EDO's 1996 long-term incentive plan or independent of any such option. The compensation committee will determine the time or times at which a stock appreciation right may be exercised. Stock appreciation rights may be exercised in installments, and the exercisability of stock appreciation rights may be accelerated by the compensation committee. The compensation committee may grant stock appreciation rights that become exercisable only in the event of a change in control of EDO and may provide that the stock appreciation rights are to be cashed out on the basis of the change in control price.

If a participant exercises a stock appreciation right, the participant will generally receive a payment equal to the excess of the fair market value of the EDO common shares with respect to which the stock appreciation right is being exercised at the time of exercise over the price of such EDO common shares as fixed by the compensation committee at the time the stock appreciation right was granted. Payment may be made in cash, in shares, or in a combination of cash and shares as the compensation committee determines.

  Restricted shares

     The compensation committee may also award eligible employees EDO common shares under a restricted share grant. The grant will set forth a restriction period (including, without limitation, a specified period of time, and may also include a period related to the attainment of performance goals) during which the restricted shares granted will remain subject to forfeiture. The participant can not dispose of the restricted shares prior to the expiration of the restriction period. During this period, the participant will generally have all the rights of an EDO shareholder, including the right to vote the EDO common shares and receive dividends. Each certificate will bear a legend giving notice of the restrictions in the grant.

  Performance shares and performance units

     The compensation committee may grant an eligible employee performance shares and performance units that provide a contingent right to receive EDO common shares or cash. Performance shares and performance units will vest, if at all, upon the attainment or partial attainment of performance objectives determined by the compensation committee. In addition, a participant's right to receive EDO common shares (or cash) in respect of performance shares and performance units will generally be subject to the participant's continued employment during the relevant performance period. Unless the compensation committee otherwise determines at the time of grant, any award of performance shares or performance units made to an executive officer of EDO will vest based on performance objectives related to at least one of the following criteria, which may be determined solely by reference to the performance of EDO, a subsidiary or an affiliate (or any business unit thereof) or based on comparative performance relative to other companies: (i) total return to shareholders, (ii) return on equity, (iii) operating income or net income, (iv) return on capital, (v) economic value added, (vi) earnings per EDO common share, or (vii) market price of the EDO common shares. Except to the extent provided in EDO's 1996 long-term incentive plan, the compensation committee may adjust the performance criteria during the measurement period to address any factors as the compensation committee deems appropriate and accelerate, modify or waive any conditions to any payment of an award of performance shares or performance units at any time.

  Stock in lieu of cash

     The compensation committee may grant awards or EDO common shares in lieu of all or a portion of an award otherwise payable in cash to an executive officer pursuant to any bonus or incentive compensation plan of EDO. If EDO common shares are issued in lieu of cash, the number of EDO common shares to be issued shall be the greatest number of whole shares which has an aggregate fair market value on the date the cash would otherwise have been payable pursuant to the terms of such other plan equal to or less than the amount of such cash.

  Change in control provisions

     EDO's 1996 long-term incentive plan provides that, except as provided below, in the event of a change in control: (i) all stock appreciation rights will become immediately exercisable; (ii) the restrictions and deferral limitations applicable to outstanding performance share, restricted share, and performance unit awards will lapse and the shares in question will fully vest; and (iii) each option shall be canceled in exchange for cash in an amount equal to the excess of the highest price paid (or offered) for EDO common shares during the preceding 60 day period over the exercise price for the option. Notwithstanding the foregoing, if the compensation committee determines that the grantee of the award will receive a new award (or have his prior award honored) in a manner which preserves its value and eliminates the risk that the value of the award will be forfeited due to involuntary termination, no acceleration of exercisability or vesting, lapse of restriction or deferral limitations, or cash settlement will occur as a result of a change in control. The merger between AIL and EDO Acquisition III does not constitute a change in control under the 1996 long-term incentive plan.

  Effect on awards of termination of employment

     In the event a participant's employment is terminated by reason of normal retirement, early retirement with the compensation committee's consent, disability or death, any option and stock appreciation right held by the participant may thereafter be exercised in full for up to three years (or any greater or lesser period as the compensation committee shall determine at or after grant) following the date of termination, but in no event after the date the option or stock appreciation right otherwise expires. Unless otherwise determined by the compensation committee, a pro rata portion of any restricted share award will become vested. Unless otherwise determined by the compensation committee, a pro rata portion of any performance share or performance unit award held by the participant will become vested, subject to the satisfaction of the corresponding performance criteria during the relevant measurement period, including any interim period. In the event a participant's employment is terminated for cause or, if after a participant's employment terminates, the compensation committee determines that the participant could have been terminated for cause had the participant still been employed, any restricted shares, performance shares, performance units, options and stock appreciation rights held by the participant will be forfeited or canceled, as the case maybe. In the event a participant's employment is terminated for any reason other than those described above, any vested options and stock appreciation rights held by the participant will be exercisable for a period of 90 days (or any greater period as the compensation committee shall specify), but in no event after the expiration of the term of the options or stock appreciation rights. Also, under these circumstances any restricted shares, performance shares or performance units held by the participant as to which the restricted period or performance period has not lapsed will be forfeited.

  Other information

     Unless the compensation committee expressly permits transfers for the benefit of members of the participant's immediate family, awards under EDO's 1996 long-term incentive plan may not be transferred except by will or the laws of descent and distribution. The EDO board of directors may terminate or suspend EDO's 1996 long-term incentive plan at any time but the termination or suspension will not adversely affect any vested awards then outstanding under EDO's 1996 long-term incentive plan. Unless terminated by action of the EDO board of directors, EDO's 1996 long-term incentive plan will continue in effect through December 31, 2005, but awards granted under EDO's 1996 long-term incentive plan on or prior to that date will continue in effect until they expire in accordance with their terms. The EDO board of directors or the compensation committee may also amend EDO's 1996 long-term incentive plan as it deems advisable, without further EDO shareholder approval or consent, except that no amendment may (i) increase the number of EDO common shares authorized for issuance under EDO's 1996 long-term incentive plan, (ii) lower the exercise price at which options may be granted or (iii) remove the administration of EDO's 1996 long-term incentive plan from a committee of the EDO board of directors which is comprised of disinterested administrators within the meaning of Rule 16b-3 under the Exchange Act. No amendment may be made to any provision of EDO's 1996 long-term incentive plan relating to director options within six months of the last date on which any such provision was amended. The compensation committee may amend the term of any award granted, retroactively or prospectively, but no amendment may adversely affect any vested award without the holder's consent. Any proceeds received by EDO for EDO common shares under EDO's 1996 long-term incentive plan will be used for general corporate purposes.

  New plan benefits

     Set forth below is a summary of the awards that the compensation committee has made subject to the completion of the merger and the approval of the increase in the number of EDO common shares reserved for issuance under EDO's 1996 long-term incentive plan by EDO shareholders.

                                                              DOLLAR VALUE        NUMBER OF
NAME AND POSITION                                                 ($)         RESTRICTED SHARES
-----------------                                             ------------    -----------------
Frank A. Fariello...........................................          0                 0
  Chairman and Chief Executive Officer and Acting Chief
  Financial Officer
Ira Kaplan..................................................    117,500            20,000
  President and Chief Operating Officer
Marvin D. Genzer............................................          0                 0
  Vice President, General Counsel and Secretary
William J. Frost............................................          0                 0
  Vice President -- Administration and Assistant Secretary
Darrell L. Reed.............................................     88,125            15,000
  Chief Financial Officer, Vice President -- Finance,
  Treasurer, Assistant Secretary (upon completion of the
  merger)
Non-Executive Director Group................................          0                 0
Non-Executive Officer Employee Group........................          0                 0

     The compensation committee has also awarded 30,000 and 20,000 options under the 1996 long-term incentive plan to Mr. Kaplan and Mr. Reed, respectively, subject to the completion of the merger. The options will be granted as of the date we complete the merger.

  Vote required for approval

     The affirmative vote of at least a majority of the votes cast by the holders of outstanding EDO common shares and EDO preferred shares (voting together as a single class) is required to approve the increase in the number of EDO common shares subject to EDO's 1996 long-term incentive plan from 600,000 EDO common shares to 1,050,000 EDO common shares.

     THE EDO BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF EDO COMMON SHARES AND EDO PREFERRED SHARES VOTE FOR THE INCREASE IN THE NUMBER OF EDO COMMON SHARES SUBJECT TO EDO'S 1996 LONG-TERM INCENTIVE PLAN. THE INCREASE IN THE NUMBER OF EDO COMMON SHARES SUBJECT TO EDO'S 1996 LONG-TERM INCENTIVE PLAN WILL BECOME EFFECTIVE ONLY IF WE COMPLETE THE MERGER.

ELECTION OF DIRECTORS

     Three directors of EDO whose regular terms of office expire at the 2000 annual meeting of EDO shareholders have been nominated for reelection to the EDO board of directors to hold office until 2003. The names of the three nominees, their ages, the years they have been directors of EDO, their principal occupations over the past five years, their current positions with EDO (where applicable) and other directorships held by them in public companies are set forth below. Each nominee must obtain a plurality of the votes cast at the EDO meeting in order to be elected.

     EDO common shares represented by all proxies received will be voted for these nominees, except to the extent authority to do so is withheld as provided in the form of proxy enclosed. If any such nominee should be unable or unwilling to serve (an event not now anticipated), all proxies received will be voted for the individual, if any, as shall be designated by the EDO board of directors to replace such nominee.

 NOMINEES FOR ELECTION AS DIRECTORS OF EDO TO HOLD OFFICE UNTIL THE 2003 ANNUAL
                                    MEETING

                                                       PRINCIPAL OCCUPATION AND EXPERIENCE FOR THE PAST FIVE
NAME                                   AGE    SINCE           YEARS, AND CERTAIN OTHER DIRECTORSHIPS
----                                   ---    -----    -----------------------------------------------------
Robert E. Allen......................  55     1995     Mr. Allen is managing director of Redding
                                                       Consultants, Inc. (a management consulting firm).
Robert Alvine........................  61     1995     Mr. Alvine is chairman, president and chief executive
                                                       officer of I-Ten Management Corp. (an investment,
                                                       mergers and acquisitions, and management company).
Michael J. Hegarty...................  60     1982     Mr. Hegarty is a director and the president and chief
                                                       executive officer of Flushing Financial Corporation
                                                       (a federal chartered savings bank) and was, until
                                                       1998, its executive vice president and chief
                                                       operating officer. Until 1995, he was vice
                                                       president-finance, treasurer and secretary of EDO.

  Other Information Regarding Directors and Officers of EDO

     The names of the remaining six directors of EDO, whose terms of office will continue after the 2000 annual meeting, and certain information about them are set forth below.

     DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE AT THE 2002 ANNUAL MEETING

                                              DIRECTOR    PRINCIPAL OCCUPATION AND EXPERIENCE FOR THE PAST FIVE
NAME                                   AGE     SINCE             YEARS, AND CERTAIN OTHER DIRECTORSHIPS
----                                   ---    --------    -----------------------------------------------------
Frank A. Fariello....................  65       1982      Mr. Fariello is Chairman of the EDO board of
                                                          directors (since 1997) and Chief Executive Officer of
                                                          EDO (since 1994). Until 1998, he was also President
                                                          of EDO. Since February 16, 2000 he is the Acting
                                                          Chief Financial Officer of EDO.
Robert M. Hanisee....................  61       1992      Mr. Hanisee is a managing director of Trust Company
                                                          of the West (an investment management company). He is
                                                          a director of Titan Corporation and Illgen Simulation
                                                          Technology Inc.
George A. Strutz, Jr.................  67       1995      Mr. Strutz is President and CEO of Strutz and
                                                          Company, Inc., a consulting and management advisory
                                                          company. Until 1997, he was President and CEO of
                                                          Clopay Corporation (a manufacturer and marketer of
                                                          specialty plastic films and building products).

     DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE AT THE 2001 ANNUAL MEETING

                                              DIRECTOR    PRINCIPAL OCCUPATION AND EXPERIENCE FOR THE PAST FIVE
NAME                                   AGE     SINCE             YEARS, AND CERTAIN OTHER DIRECTORSHIPS
----                                   ---    --------    -----------------------------------------------------
Mellon C. Baird......................  69       1995      Mr. Baird is, since 1998, Senior Vice President of
                                                          Titan Corporation and President and CEO of Titan
                                                          Systems Corporation (a defense information and
                                                          communication company, a wholly-owned subsidiary of
                                                          Titan Corporation). He is a director of Software
                                                          Spectrum, Inc. and Hawker Pacific Aerospace
                                                          Corporation.
George M. Ball.......................  65       1995      Mr. Ball is Chairman of Philpott, Ball & Company (an
                                                          investment banking firm). He is a director of BB
                                                          Walker Company.
James M. Smith.......................  58       1999      Mr. Smith is President and CEO of AIL Technologies
                                                          Inc. (an aerospace and defense company).

     During the fiscal year ended December 31, 1999: the EDO board of directors met thirteen times; the EDO board of directors' audit committee, consisting of Messrs. Allen, Hanisee and Hegarty, met three times; the EDO board of directors' compensation committee, consisting of Messrs. Alvine, Baird and Strutz, met three times; and the EDO board of directors' nominating committee, consisting of Messrs. Fariello, Ball and Hanisee, met once. Following the March 23, 1999 meeting of the EDO board of directors, Mr. Smith recused himself from further meetings during the pendency of the discussions leading to the execution of the merger agreement between EDO and AIL Technologies Inc. As a result, Mr. Smith attended only 2 of the 13 meetings of the EDO board of directors for 1999.

     The audit committee reviews and approves audit plans of independent auditors. In reviewing the results of the auditors' activities, the audit committee also meets privately with the auditors. It reviews the annual consolidated financial statements of EDO, considers other matters in relation to the internal and external auditing of EDO's accounts, reviews services other than audit services performed by outside auditors, and recommends to the EDO board of directors the selection of outside auditors. The audit committee was also appointed by the EDO board of directors to oversee EDO's Y2K compliance program.

     The compensation committee reviews and approves compensation of EDO's corporate officers, administers EDO's stock option and long-term incentive plans and recommends compensation of directors to the EDO board of directors.

     The nominating committee is responsible for selecting candidates for vacant director positions. The nominating committee will consider nominees recommended by shareholders. Recommendations should be submitted to the secretary of EDO.

     During 1999, an ad hoc special committee of the EDO board of directors was established to consider compensation and other executive officer employment matters in connection with the proposed merger between EDO and AIL. The committee consisted of Messrs. Alvine, Baird, Hanisee, Hegarty and Strutz and met five times in 1999. The committee also met in 2000 and will dissolve following the meeting of shareholders that considers issuance of shares in connection with the proposed merger.

     Directors who are employees of EDO receive no additional compensation for their services as directors or chairs. The compensation paid non-employee directors or chairs is as follows: to each director, $18,000 annually and $900 for each meeting of the EDO board of directors or its committees attended; and to a director serving as chair of a committee, $1,500 for each meeting of the committee attended.

     A minimum of one-half of a director's retainer is paid in EDO common shares valued at the end of each quarter. Directors may defer all of their remaining cash compensation in the form of interest-bearing cash, or stock units which are valued at the close of the quarter, credited with dividends declared during the deferral period and paid out in EDO common shares or cash at the end of the deferral period at the then fair market value of EDO common shares. In addition, non-employee directors receive an annual grant of 2,000 options for EDO common shares which vest upon receipt. Non-employee directors receive a one-time grant of 5,000 options for EDO common shares upon initial election as a director. 2,000 of such options are exercisable after 6 months of date of grant and 3,000 of such options are immediately exercisable. Newly elected directors are required to own, or acquire within 60 days of election, at least 1,000 EDO common shares. Directors who are not employees of EDO may receive additional compensation for undertaking special assignments outside the normal scope of their duties as directors. Philpott, Ball & Company, of which Mr. Ball is Chairman, performed investment banking services for EDO during 1999 in connection with the merger and will receive $75,000 if the merger with AIL is not completed or $400,000 if the merger is completed.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to EDO pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, during its most recent fiscal year and Form 5 and amendments thereto furnished to EDO with respect to its most recent fiscal year, and certain written representations provided to EDO, there was no person who, at any time during the fiscal year, was a director, officer, beneficial owner of more than ten percent of any class of equity securities of EDO or any other person subject to Section 16 of the Securities Exchange Act with respect to EDO because of the requirements of Section 30 of the Investment Company Act or Section 17 of the Public Utility Holding Company Act that failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Securities Exchange Act during the most recent fiscal year or prior fiscal years.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

                NAME                   AGE         POSITION, TERM OF OFFICE AND PRIOR POSITIONS
                ----                   ---         --------------------------------------------
Frank A. Fariello....................  65    Chairman of the Board since 1997 and Chief Executive
                                             Officer since 1994. He was President from 1993 to 1998.
                                             Director since 1982. Since February 16, 2000 he has been
                                             the Acting Chief Financial Officer.
William J. Frost.....................  58    Vice President-Administration since 1994, Assistant
                                             Secretary since 1995.
Marvin D. Genzer.....................  59    Vice President since 1990, General Counsel since 1988,
                                             and Secretary since 1995.
Ira Kaplan...........................  64    President since 1998 and Chief Operating Officer since
                                             1997, prior to which he was Executive Vice President
                                             since 1997 and Vice President since 1995.
Kenneth A. Paladino(1)...............  42    Vice President-Finance and Treasurer since 1995.

---------------
(1) Mr. Paladino's employment with EDO ended February 15, 2000.

     Each executive officer is appointed by the Board of Directors (the "Board"), and holds office until the first meeting of the Board following the next succeeding annual meeting of shareholders, and thereafter until a successor is appointed and qualified, unless the executive officer dies, is disqualified, resigns or is removed in accordance with EDO's By-Laws.

  Executive Compensation

     The following table summarizes the total compensation of the chief executive officer of EDO and each of the four most highly compensated executive officers whose total compensation exceeds $100,000 (the "named Executive Officers") for the fiscal years ending December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                 ANNUAL         --------------------------
                                              COMPENSATION      RESTRICTED    SECURITIES
                                            -----------------     STOCK       UNDERLYING        ALL OTHER
                                            SALARY     BONUS    AWARDS(1)    OPTIONS/ SARS   COMPENSATION(2)
NAME AND PRINCIPAL POSITION          YEAR     ($)       ($)        ($)            (#)              ($)
---------------------------          ----   -------   -------   ----------   -------------   ---------------
Frank A. Fariello..................  1999   352,512   117,000          0             0            11,458
  Chairman of the Board and          1998   338,163   174,000    258,750        14,500             5,601
  Chief Executive Officer;           1997   315,277   162,000    266,000        19,000             4,605
  Acting Chief Financial Officer
William J. Frost...................  1999   129,757    28,000          0             0             3,888
  Vice President-Administration      1998   126,832    38,000     25,875         5,000             5,589
  and Assistant Secretary            1997   118,952    31,000     21,000         1,500             4,480
Marvin D. Genzer...................  1999   144,504    28,000          0             0             3,888
  Vice President, General Counsel    1998   139,609    42,000     25,875         6,000             5,601
  and Secretary                      1997   127,294    32,000     21,000         1,500             4,540
Ira Kaplan.........................  1999   231,249    80,000          0             0            13,069
  President and Chief Operating      1998   218,853    88,000    120,750         8,750             5,601
  Officer                            1997   195,741    79,000    157,500        11,250             4,605
Kenneth A. Paladino(3).............  1999   150,004         0          0             0           153,888
  Vice President -- Finance and      1998   147,504    37,000     51,750         6,000             5,601
  Treasurer                          1997   128,656    37,000    105,000         7,500             9,335

---------------
(1) The number and value of the aggregate restricted stock holdings at the end of 1999 for Messrs. Fariello, Frost, Genzer, Kaplan and Paladino were respectively: 142,250 shares, $835,719; 20,000 shares, $117,500; 24,000 shares, $141,000; 59,000 shares, $346,625; and 36,000 shares, $211,500.
    Dividends are paid on restricted stock.

(2) Amounts reflect the value of EDO's contributions to the named Executive Officers' employee stock ownership plan accounts. In addition, the amount for Mr. Paladino for 1997 and Messrs. Fariello and Kaplan for 1999 includes $4,730, $7,570 and $9,181, respectively, representing a one-time gain for the purchase of their company cars at book value, which was less than fair market value. The amount for Mr. Paladino for 1999 also includes $150,000 representing a one-time "stay bonus" paid to him in return for his agreement to remain with EDO until November 25, 1999. Mr. Paladino was also paid an additional $100,000 on February 15, 2000 in return for his agreement to remain with the Company until that date.

(3) Mr. Paladino's employment with EDO ended February 15, 2000.

     The following table provides the aggregate number and total value of exercised and unexercised options of the named Executive Officers for fiscal year 1999 under EDO's 1996 long-term incentive plan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED           IN-THE-MONEY
                                     SHARES                       OPTIONS/SARS                OPTIONS/SARS
                                   ACQUIRED ON    VALUE             AT FY-END                   AT FY-END
                                    EXERCISE     REALIZED              (#)                         ($)
NAME                                   (#)         ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                               -----------   --------   -------------------------   -------------------------
Frank A. Fariello................    10,000      $49,975          83,000/33,500                 97,400/0
William J. Frost.................         0            0           17,800/6,500                 19,480/0
Marvin D. Genzer.................         0            0           19,000/7,500                 19,960/0
Ira Kaplan.......................         0            0          39,000/20,000                 36,525/0
Kenneth A. Paladino(1)...........         0            0          12,200/13,500                  9,570/0

---------------
(1) Mr. Paladino's employment with EDO ended on February 15, 2000.

  Pension and Retirement Plans

                               PENSION PLAN TABLE

                                              YEARS OF CREDITED SERVICE AT RETIREMENT
FINAL AVERAGE BASE       ----------------------------------------------------------------------------------
ANNUAL COMPENSATION         5        10        15         20         25         30         35         40
-------------------      -------   -------   -------   --------   --------   --------   --------   --------
$100,000                 $ 8,500   $17,000   $25,500   $ 34,000   $ 42,500   $ 51,000   $ 59,500   $ 67,000
 150,000                  12,750    25,500    38,250     51,000     63,750     76,500     89,250    100,500
 200,000                  17,000    34,000    51,000     68,000     85,000    102,000    119,000    134,000
 250,000                  21,250    42,500    63,750     85,000    106,250    127,500    148,750    167,500
 300,000                  25,500    51,000    76,500    102,000    127,500    153,000    178,500    201,000
 350,000                  29,750    59,500    89,250    119,000    148,750    178,500    208,250    234,500

     The pension plan table above shows the estimated annual benefits, based on straight life annuity, payable upon retirement under the EDO non-contributory employees pension plan and the EDO non-qualified supplemental retirement benefit plan to individuals in specified compensation and years of service classifications. The figures set forth above are before deduction of social security benefits.

     Benefits payable under the EDO non-contributory employees pension plan are based on (i) the average of an employee's five highest consecutive years' compensation (annual salary as of January 1 of each year, not the total annual salary shown in the summary compensation table, excluding bonus) out of the employee's final ten years of employment with EDO prior to retirement, and (ii) the number of years of credited service. As of January 1, 2000, Messrs. Fariello, Frost, Genzer, Kaplan and Paladino had completed, respectively, 35, 30, 31, 38 and 9 years of credited service under the EDO non-contributory employees pension plan.

     Under the EDO nonqualified supplemental retirement benefit plan, employees will receive from EDO any amount by which their benefits earned under the pension plan exceed the limitations imposed by the Internal Revenue Code. For any participant whose employment actually or constructively terminates within three years following a "change of control" (as defined in the EDO non-qualified supplemental retirement benefit plan), vesting would accelerate; and all accrued benefits either would become automatically payable in a lump sum based on present value or, at the discretion of the compensation committee, would be funded under a third party arrangement intended to insure payment of such benefits in the future. The proposed merger with AIL will not constitute a change of control under the plan.

  Compensation Committee Report on Executive Compensation

     The compensation committee of the EDO board of directors is composed entirely of outside directors. One of the committee's functions is to determine the compensation of EDO's executive officers. The compensation committee's overall objectives in establishing the compensation of EDO's executive officers are to: enhance shareholder value; attract and retain talented, experienced, qualified individuals, critical to the short and long-term success of EDO, by providing compensation competitive to that offered by comparable competitors; align the interests of executive officers with the long-term interests of shareholders by providing award opportunities that can result in ownership of EDO common shares and increase the portion of executive compensation based on EDO's performance.

     The compensation committee achieves these objectives by providing executive officers with total compensation packages comprised of three elements: short-term compensation, intermediate-term compensation, and long-term stock option compensation.

SHORT-TERM COMPENSATION

     Base salary is primarily set in accordance with competitive comparable base salaries paid by a set of peer group companies and national studies as verified by an outside agency. Decisions on base salary are also subjectively based on EDO's performance when compared to others in the industry, EDO's current and projected size, EDO's pursuit of new product initiatives, and recognition of EDO's performance in industry reports.

     Annual incentive compensation awards for executive officers are primarily a function of EDO's operational results for the year in accordance with an established plan. The plan provides for the establishment, by the compensation committee, of specific target performance criteria. These performance criteria are set in accordance with the strategic and operating objectives of EDO and individual business units at the beginning of each year and include, but are not limited to financial criteria, such as corporate and business unit earnings, return on capital employed, cash flow and revenue growth and subjectively-based individual qualitative goals. The compensation committee also reserves the right to exercise its subjective discretion in amending any annual incentive compensation awards based on overall corporate considerations at the time of the award.

     Annual incentive compensation awards were paid to executive officers based on the achievement of performance goals established for 1999. Mr. Fariello's combined salary and bonus for 1999 was $42,651 less than for 1998, reflecting the results of the Company and performance against personal and corporate objectives.

     Executive officers' compensation also includes, in addition to participation in EDO-wide plans generally available to all employees, certain benefits comparable to those of other businesses in EDO's industry, such as a supplemental pension and other items as reported collectively in the summary compensation table.

INTERMEDIATE-TERM COMPENSATION

     Under EDO's 1996 long-term incentive plan and prior similar shareholder approved plans, subjective awards of performance units and stock can be made, including contingent awards of performance shares and restricted EDO common shares.

     Restricted EDO common shares have been generally awarded at the beginning of a performance period and convey to the executive officer receiving the award all the rights of share ownership, including voting rights and dividends as may be paid to holders of EDO common shares.

     In 1999, the compensation committee did not grant any restricted EDO common shares to executive officers.

LONG-TERM STOCK OPTION COMPENSATION

     In accordance with EDO's 1996 long-term incentive plan, options to purchase EDO common shares are ordinarily awarded to executive officers at market price and become exercisable after three years. EDO did not award any stock options to executive officers in 1999.

     With respect to the one million dollar cap on deductibility under Section 162 of the Internal Revenue Code, EDO does not presently believe that the compensation of its executive officers will approach such level. As a result, EDO has not established a policy with respect to Section 162. In addition, the compensation committee emphasizes the portion of executive compensation based on performance, which further serves to reduce the likelihood of reaching the
Section 162 cap.

       Members of the Committee:
        Robert Alvine (Chairman)
        Mellon C. Baird
        George A. Strutz, Jr.

  Comparison of Five-year Cumulative Return

     The following graph shows a five-year comparison of cumulative total returns on the EDO common shares, based on the market price of EDO common shares, with the cumulative total return of companies in the Standard & Poor's 500 Index and the Value Line Aerospace/Defense Group.
[EDO CORPORATION PERFORMANCE GRAPH]

                                                     EDO CORPORATION          STANDARD & POOR'S 500         AEROSPACE/DEFENSE
                                                     ---------------          ---------------------         -----------------
1994                                                     100.00                      100.00                      100.00
1995                                                     148.15                      137.50                      154.35
1996                                                     210.91                      169.47                      211.11
1997                                                     262.54                      226.03                      255.11
1998                                                     254.73                      290.22                      240.17
1999                                                     182.10                      349.08                      312.58

  Executive Life Insurance Plan

     EDO maintains an Executive Life Insurance Plan for key employees, including the named Executive Officers, funded by EDO-owned life insurance policies on the participants. Preretirement death, disability and retirement benefits are available, for at least 15 years, as an annuity option equivalent in value to a percentage no greater than 40% of the participant's base annual salary (as base annual salary is defined in the Executive Life Insurance Plan). Generally, the Executive Life Insurance Plan may be terminated at any time unilaterally by EDO. Special provisions, however, would apply following a change of control (as defined in the Executive Life Insurance Plan): vesting would accelerate, and payments would be automatically payable or would be funded under a third party arrangement intended to insure payment. The proposed merger with AIL Technologies Inc. will not constitute a change of control under the plan.

  Executive Termination Agreements

     EDO is a party to executive termination agreements with Messrs. Fariello, Kaplan and Genzer which provide for severance benefits in the event employment terminates within three years following a change in control (as defined in the agreements) unless termination is on account of death, normal retirement or termination for cause. These agreements provide basic severance benefits which include an amount equal to three times the sum of: (i) the executive officer's annual base salary; plus (ii) either (a) 20% of the executive officer's base salary, or (b) the highest percentage of base salary paid as a bonus to the executive officer over the prior three years, whichever is greater. The agreements also provide for the payment of legal fees incurred by the executive officers to enforce their rights under the agreements and for additional compensation to take into account the effect of any excise tax on executive officers' net benefits under the agreements and EDO's other benefit plans. In connection with the proposed merger with AIL, these agreements will be replaced by employment agreements, but only if such transaction closes.

  1996 Long-term Incentive Plan

     EDO maintains the 1996 long-term incentive plan for executive officers and other key employees of EDO and its subsidiaries. Pursuant to the 1996 long-term incentive plan, EDO can grant the following types of awards: (1) nonstatutory and incentive stock options; (2) stock appreciation rights; (3) restricted shares; (4) performance shares and performance units; and/or (5) stock in lieu of other cash compensation. Each of these awards may be granted alone, in conjunction with or in tandem with other awards under the 1996 long-term incentive plan and/or cash awards outside the 1996 long-term incentive plan.

     The 1996 long-term incentive plan provides that, except as provided below, in the event of a change in control: (i) all SARs will become immediately exercisable; (ii) the restrictions and deferral limitations applicable to outstanding performance share, restricted share, and performance unit awards will lapse and the shares in question will fully vest; and (iii) each option shall be canceled in exchange for cash in an amount equal to the excess of the highest price paid (or offered) for EDO common shares during the preceding 60 day period over the exercise price for such option. Notwithstanding the foregoing, if the compensation committee determines that the grantee of such award will receive a new award (or have the grantee's prior award honored) in a manner which preserves its value and eliminates the risk that the value of the award will be forfeited due to involuntary termination, no acceleration of exercisability or vesting, lapse of restriction or deferral limitations, or cash settlement will occur as a result of a change in control. The proposed merger with AIL will not constitute a change of control under the plan.

  Insurance for Indemnification of Directors and Officers

     EDO renewed its directors' and officers' liability insurance policy effective December 31, 1998 for a term ending on December 31, 2000. This policy insures the directors and corporate and business unit officers of EDO and its subsidiaries against certain liabilities they may incur in the performance of their duties, and EDO against any obligation to indemnify such individuals against such liabilities. The policy was issued by Great American Insurance Company for a premium for the above term of $166,000.

SELECTION OF AUDITORS

     KPMG LLP are currently the certified public accountants serving as EDO's independent auditors. During 1999, KPMG LLP audited the accounts of EDO and its subsidiaries and also provided other professional services to EDO in connection with SEC filings.

     Upon recommendation of the audit committee, the EDO board of directors has appointed KPMG LLP as the independent auditors for 2000 and has further directed that management submit the selection of independent auditors for ratification by the EDO shareholders at the EDO meeting. We anticipate that one or more representatives of KPMG LLP will be present at the EDO meeting to answer shareholder questions and to make a statement, if they desire to do so.

     Shareholder ratification of the selection of KPMG LLP as EDO's independent auditors is not required by EDO's bylaws or otherwise. However, the EDO board of directors is submitting the selection of KPMG LLP to EDO shareholders for ratification as a matter of good corporate practice. If the EDO shareholders fail to ratify the selection, the EDO board of directors and the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the EDO board of directors and the audit committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of EDO and its shareholders.

     The affirmative vote of at least a majority of the votes cast by the holders of outstanding EDO common shares and EDO preferred shares (voting together as a single class) is required to ratify the appointment of KPMG LLP as independent auditors for EDO for 2000.

     THE EDO BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF EDO COMMON SHARES AND EDO PREFERRED SHARES VOTE FOR THE RATIFICATION OF THE APPOINTMENT BY THE EDO BOARD OF DIRECTORS OF KPMG LLP AS INDEPENDENT AUDITORS FOR EDO FOR 2000.

                                 THE COMPANIES

INDUSTRY BACKGROUND

     The defense industry has undergone significant changes precipitated by ongoing federal budget pressures and new roles and missions to reflect changing strategic and tactical threats. Since the mid-1980s, the United States defense budget has declined in real dollars.

     Defense budget reductions since the peak cold war years have produced a consolidation of the major defense and aerospace corporations. The extremely large prime contractors created by this wave of consolidation (The Boeing Company, Lockheed Martin and Raytheon Company) constitute a key customer community for companies in AIL's and EDO's size range. Mid-size companies such as AIL and EDO frequently function as first-tier suppliers to the major prime contractors.

     A very tight labor market exists nationally for electrical engineers and technicians. The shortfall between supply and demand for these people will most likely increase in each of the next several years due to demographics alone. A particular example is the critical need for electrical engineers to support the many start-up ventures in space-based communication systems. Companies with specific technical manpower resources and technological capabilities are well positioned to supplement the increasing manpower shortages of the large prime defense contractors.

     International markets are increasingly important in areas such as defense, environment and communications. There is a major world-wide effort to upgrade surface navies, including their electronics systems. The demonstrated effectiveness of electronic jamming systems as a defense against surface-to-air missiles creates opportunities to market reduced capability systems internationally. Nuclear safety, world-wide nuclear clean-up and nuclear non-proliferation initiatives create international opportunities for the sale of sophisticated monitoring equipment.

     A significant volume of merger and acquisition activity continues to occur in the industry. Transactions are now occurring more frequently among small and mid-size companies. Transactions are consummated for several strategic reasons, including consolidation of niche market positions, acquisition of new product lines and greater profitability resulting from more efficient utilization of resources.

     Tight control of overhead costs and program or product line cost and schedule performance are more critical than ever as a result of the greater use of fixed price contracts by government agencies and various pressures associated with commercial and international transactions, including stringent delivery requirements and penalties for not meeting contract schedule requirements. Industry response to these requirements includes sophisticated management, finance and production control systems, as well as an increasingly heavy emphasis on quality to eliminate unnecessary costs.

EDO CORPORATION

     EDO Corporation was incorporated in New York in 1925 by Earl Dodge Osborn, from whose initials "EDO" is derived.

     EDO designs and manufactures advanced electronic and mechanical systems and engineered materials for domestic and international defense and industrial markets.

     EDO organizes its business into two segments, which constitute its continuing operations: Defense and Aerospace Systems; and Engineered Materials.

     You can find additional information concerning EDO's business in item 1 of EDO's annual report on Form 10-K which we are delivering to you along with this joint proxy statement/prospectus and which is incorporated by reference into this joint proxy statement/prospectus. See "Where to Find More Information"
beginning on page   .

EDO ACQUISITION III CORPORATION

     EDO Acquisition III is a wholly-owned subsidiary of EDO organized for the sole purpose of merging with AIL.

AIL TECHNOLOGIES INC.

  Overview

     AIL Systems Inc. evolved from various war-related research efforts during World War II, and was originally incorporated as Airborne Instruments Laboratory in 1945. AIL Systems was acquired by Cutler-Hammer, Inc. in 1958 and operated as a division of Cutler-Hammer until that company was acquired by Eaton Corporation in 1979. AIL Systems operated as a division of Eaton until 1988 when it was incorporated as AIL Systems. AIL Systems was divested from Eaton on September 30, 1997 and majority ownership in a new holding company, AIL, was transferred to a newly-created employee stock ownership plan. AIL is not an operating company; all operations are conducted by AIL Systems and its subsidiaries.

     Since its inception, AIL has primarily pursued electronics-based business involving the sale of high-technology, defense related electronics to the United States government. Current business areas include antennas, spaceborne electronics, radars, electronic warfare, environmental products, interference cancellation systems, test equipment and engineering services. In 1999, approximately 72% of sales were to the United States Department of Defense
(DoD), approximately 14% were to other United States government customers, and approximately 14% were commercial.

     Except for two operations in California and four field offices, the majority of AIL employees are located in Deer Park, New York. American Nucleonics Corporation, a wholly-owned subsidiary of AIL, has approximately 50 employees and is located in Westlake, California. Technical Service Operations
(TSO) is a division of AIL with about 150 employees and is located in Lancaster, California.

     AIL went through a period of declining sales from 1989 through 1996. Since then, overall sales have increased steadily as defense sales stabilized and sales increased in the non-defense government and commercial sectors. AIL's strategy is to pursue dual paths to achieve growth; internal growth through new product lines and external growth through the acquisition of companies with complementary products or services. AIL made its first acquisition early in 1998 when it acquired all of the stock of Dorne & Margolin, a Long Island-based antenna company with approximately $18 million in sales.

     In 1989, AIL launched a quality initiative called "AIL 2000." Outside recognition of AIL's quality includes ISO 9001 certification, Software Engineering Institute Level 2 certification, receipt of the James S. Cogswell security award presented by the DoD for outstanding performance in the field of security, and receipt of the New York State Governor's Excelsior Award, given to organizations in New York that practice the highest standards of excellence and quality.

  Past Relationship with Eaton Corporation

     From 1988 through 1997 AIL functioned as a separately-incorporated subsidiary of Eaton. The AIL board of directors consisted of two outside directors, one of whom served as chairman of the board, four Eaton corporate officers, and the President and Chief Executive Officer of AIL. The AIL board of directors met at least quarterly, provided guidance and counsel on issues of strategic importance, and approved major capital expenditures, investments, business acquisitions and other matters of comparable importance.

     Day-to-day operation and control of AIL was exercised by its officers and senior management team. There was little or no interaction or interdivisional business between AIL and other organizational units of Eaton. As a subsidiary of Eaton, AIL was not responsible for obtaining external sources of financing. Instead, AIL participated in Eaton's centralized funding and cash management system. Any capital requirements of AIL which were in excess of internally generated funds were financed by Eaton.

  Products and Government Contracts

     Antennas

     AIL designs and produces antenna systems for a wide variety of applications including radar, electronic warfare, missile simulation, communications and airport ground surveillance. AIL antennas are deployed on all types of platforms, including military and commercial aircraft, aircraft carriers and other surface ships, submarines and ground-level installations. Antenna types include whips, planer arrays, reflectors, horns, circular arrays and collinear arrays.

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     Radar

     Radar products produced by AIL include lightweight, ground moving target indicator systems and fixed target imagery Synthetic Aperture Radars used in surveillance and air intercept roles. AIL's AN/APS-144 is a lightweight, low-cost airborne moving target indicator radar currently in production for the United States Army. AIL also supplies the radar missile approach warning system, currently operational on the United States Air Force's B-1B bomber.

     Environmental Products

     Environmental products produced by AIL include the RAM 2000 remote air monitoring system and the GammaCam gamma ray imaging system. The RAM 2000 detects, identifies and measures hundreds of harmful gases in the local atmosphere. It is currently in continuous, around-the-clock operation at several petrochemical plants. GammaCam provides accurate, two-dimensional visual mappings of gamma ray sources as well as dose rates. GammaCam is used by the United States Department of Energy (DoE) and by commercial nuclear power plants.

     Space Products

     AIL manufactures a wide array of products for spaceborne applications. These include antennas, electronic systems, subsystems and components and digital processors. These products cover a wide frequency spectrum up to 100 GHz and include both broad-band and narrow-band applications. Electronic systems and subsystems include Ka-band low noise amplifiers, Ka-band mixers, L-band amplifiers, Ka-band power amplifiers, Ka-band low noise downconverters, ferrite switches, beam-forming networks and frequency synthesizers.

     TSO and ANC

     TSO designs and produces a line of electronic warfare test equipment, transportable test laboratories, a portable radar simulator and an Avionics Data Acquisition and Control System. ANC produces Interference Cancellation Systems for a variety of applications, including the United States Navy's CV-22 Osprey tiltrotor aircraft, the United States Navy's ERGM missile and SATCOM satellite receivers. ANC's Trailblazer Inter Server Correlation Systems is used in wireless telecommunications repeater systems.

     Universal Exciter Upgrade Program

     AIL is currently in production under a contract with the United States Navy referred to as the Universal Exciter Upgrade Program. The Universal Exciter is the electronics unit in the AN/ALQ-99 airborne radar jamming system that provides the specific jamming techniques and modulations to defeat individual threat emitters. AIL produced and delivered 579 Universal Exciters to the United States Navy in the past. Under the Upgrade Program these units are now being retrofitted with improvements that extend the frequency range and provide advanced jamming techniques.

     B-1B Defensive Avionics

     AIL's AN/ALQ-161 is the defensive avionics system that protects the United States Air Force B-1B bomber from radar-guided missile threats. AIL previously delivered over 11,000 Line Replaceable Units to the United States Air Force for the B-1B fleet. AIL's current effort on this program consists of multiple contracts and task orders to provide continuing logistics support and capability upgrades to the AN/ALQ-161 system. These include software upgrades that have occurred every 12-24 months, as well as hardware improvements to address both situation awareness and jamming effectiveness.

     Sales and Marketing

     AIL's sales of its defense products to the United States government are usually made under negotiated long-term contracts or subcontracts covering one or more years of production. The company believes that its long history of association with its military customers is an important factor in its overall business, and that the experience it has gained through this history has enhanced its ability to anticipate its customers' needs. AIL's approach to its defense business is to anticipate specific customer needs and to develop systems to meet those

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

needs either at its own expense or pursuant to research and development contracts. AIL sells defense products as a prime contractor and through subcontracts with other prime contractors.

     AIL generally sells its space products directly to spacecraft manufacturers and integrators. It sells its antenna products to United States aircraft original equipment manufacturers, and to both United States and international airlines through worldwide distributors. AIL sells its environmental products to the DoE and in industrial and commercial markets. In foreign markets, AIL sells its environmental products commercially through a network of sales representatives. AIL's policy is generally to denominate all foreign contracts in United States dollars.

  Customers

     The DoD is a key customer of AIL. AIL has contracts with the United States Navy and the United States Air Force. Collectively, these contracts account for [about two-thirds] of AIL's annual sales. AIL also has United States government customers other than the DoD. These include the DoE and the National Aeronautics and Space Administration.

     In recent years, AIL has expanded sales with commercial customers, including major United States prime aerospace companies such as Lockheed-Martin, Hughes Space and Communications and TRW, commercial aviation original equipment manufacturers (OEM's) such as The Boeing Company, Learjet and Raytheon Company, and major airlines such as American, United, Delta and Northwest. In the Environmental Products area, AIL's customers include Babcock & Wilcox, Framatome, Bayer Corporation, and approximately 25% of United States commercial nuclear power plant operators, including Entergy, PECO, Carolina Power and Light, California Edison and Southern Nuclear Operating Co.

  Research and Development

     AIL performs research and development (R&D) under contract to customers and also funds independent research and development. R&D projects are designed to develop technology for new products and to improve AIL's competitive position relative to future business opportunities.

     AIL's R&D projects over the past few years have been driven by global trends and priorities, including the increase in space-based communication systems, the nuclear clean-up being undertaken in the United States, the priority being given to radar jamming in support of tactical air strikes and the on-going world-wide upgrade of military navy vessels. Some of its recent R&D projects have included receiver advancements in several areas, radar system performance enhancements, downconverters, amplifiers and mixers in Ka-Band, gamma ray imaging and remote air monitoring environmental instruments and customized antennas and antenna subsystems.

  Competition

     A major portion of AIL's business comes from continuing support of the AN/ALQ-161 defensive avionics system on the United States Air Force B-1B bomber, and upgrade of the Universal Exciter, which is part of the AN/ALQ-99 support jamming system on the United States Navy EA-6B aircraft. AIL believes its history and performance under these programs provide it with certain advantages over potential competitors. In pursuing new defense business, AIL could be in competition with major defense and aerospace prime contractors and other mid-sized companies, many of whom have significantly greater resources than AIL.

     AIL is the incumbent supplier of antennas to numerous customers. However, this is a competitive environment where several small to mid-size companies exist as alternative suppliers for certain types of antennas. Several of these competitors have greater resources than AIL.

     TSO operates in niche markets where it competes with large engineering service companies, many of whom have greater resources than AIL. AIL believes TSO's competitive advantage is the technology base it can draw on to complement the service portion of its business, its competitive pricing policies and its flexibility in addressing customer requirements. ANC currently has limited competition in its niche markets for interference cancellation systems, although that could change. AIL believes ANC's competitive advantage is the performance offered by its technical approach to interference cancellation.

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

     Principal competition for AIL's commercial space products comes from the prime contractors who are frequently AIL's customers in this business area, as well as other major electronic system suppliers, many of whom have greater resources than AIL. AIL believes its competitive advantage in this business area is its advanced Ka-band technology and state-of-the-art manufacturing techniques for high-density, space-qualified electronic systems.

  Backlog

     Funded backlog at December 31, 1999 was approximately $131 million.

  Employees

     AIL has approximately 1,115 full-time employees, 18 part-time employees and 17 temporary employees. Approximately 316 of these employees are in engineering, 230 are general and administrative, 369 are in manufacturing, 41 are in material handling, 146 are located in TSO in Lancaster, California, and 48 are full-time ANC employees.

  Properties

     AIL owns approximately [726,000] square feet of building space situated on approximately 80 acres in Deer Park, New York.

     All space occupied by AIL outside of Deer Park, New York is leased by AIL. TSO occupies two leased facilities in Lancaster, California; one facility of 23,433 square feet and a second of 4,800 square feet. ANC occupies 40,000 square feet of leased space in Westlake, California. In addition, AIL leases a total of 8,045 square feet of space to accommodate field offices in Warner Robins, Georgia; Arlington, Virginia; Dayton, Ohio; Hampton, Virginia; Bellevue, Nebraska; and Ridgecrest, California.

  Patents

     Although AIL owns numerous patents and has filed applications for additional patents associated with its current products and new technology, AIL does not believe that its operations depend upon its patents. AIL's government contracts generally license it to use patents owned by others and other similar provisions in government contracts awarded to other companies make it impossible for AIL to prevent the use by other companies of its patents in most domestic work. In some of AIL's commercial businesses, advanced technology is a key element in preserving AIL's competitive position. Accordingly, protection of strategically important intellectual property with patents is a regular, on-going process. Where appropriate, AIL maintains patent protection within the United States as well as in current or potential foreign markets.

  Environmental Matters

     AIL does not believe that it has any environmental matters that will have a material adverse effect on its financial statements.

  Litigation

     AIL has been named as a party in certain lawsuits in the ordinary course of business, none of which it believes will have a material adverse effect on its financial condition.

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

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF EDO

     The table below contains certain information with respect to the only beneficial owners known to EDO, based upon publicly available documents, as of February 23, 2000, of more than 5% of the EDO common shares.

NAME AND ADDRESS OF                               AMOUNT OF SHARES OF EDO             PERCENT OF
BENEFICIAL OWNER                                        COMMON STOCK                    CLASS
-------------------                       ----------------------------------------    ----------
EDO Corporation                           222,381 and 57,384 ESOP Preferred Shares        10.9%
  Employee Stock Ownership Plan           convertible into 573,840(1)
  60 East 42nd Street, Suite 5010
  New York, NY 10165
Loomis, Sayles & Company, L.P.            7% Convertible Subordinated Debentures          13.0%
  One Financial Center                    due 2011 convertible into 1,011,455
  Boston, MA 02111
David L. Babson and Company Inc.(2)       695,900                                         10.3%
  One Memorial Drive
  Cambridge, MA 02142
Dimensional Fund Advisors Inc.(3)         391,000                                          5.8%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

---------------
(1) Represents EDO common shares and EDO preferred shares held by the trust established to fund the EDO employee stock ownership plan, all of which EDO common shares and EDO preferred shares are held for the benefit of the participants under such plan. Under the terms of the EDO employee stock ownership plan, EDO common shares and EDO preferred shares which have been allocated to the account of a participant are required to be voted in accordance with the direction of such participant. EDO common shares and EDO preferred shares which are not so allocated are deemed to be allocated solely for the purpose of determining how such EDO common shares and EDO preferred shares are to be voted. In addition, EDO common shares and EDO preferred shares so allocated or deemed to be allocated, as to which no directions are given, are voted in the same proportion as those EDO common shares and EDO preferred shares as to which voting instructions have been received. Each EDO preferred share is entitled to 12.3 votes on all matters presented to holders of EDO common shares, voting together as one class. EDO believes that the EDO stock ownership plan is not the beneficial owner of such EDO common shares and EDO preferred shares, as the trustee under the EDO employee stock ownership plan trust has no voting or investment power with respect to such EDO common shares and EDO preferred shares.

(2) David L. Babson, in its capacity as investment adviser, may be deemed the beneficial owner of these EDO common shares which are owned by numerous investment counseling clients.

(3) According to Schedule 13G dated February 12, 2000, filed by Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities that are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

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             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF AIL

     The following chart presents certain information with respect to each beneficial owner of more than 5% of the outstanding shares of AIL common stock
as of                .

                                                            AMOUNT OF SHARES OF
NAME AND ADDRESS OF STOCKHOLDER                              AIL COMMON STOCK      PERCENTAGE OF CLASS
-------------------------------                             -------------------    -------------------
AIL Technologies Inc.(1)..................................       4,139,435                 71%
  Employee Stock Ownership Plan
  455 Commack Road
  Deer Park, New York 11729-4591
Eaton Corporation(2)......................................         754,598                 13%
  Eaton Center
  Cleveland, Ohio 44114

---------------
(1) Represents shares of AIL common stock held by the trust established to fund the AIL employee stock ownership plan. All of these shares are held for the benefit of the participants under the plan. Under the terms of the plan, shares which have been allocated to the account of a participant are required to be voted in accordance with the direction of the participant. Shares which are not allocated are deemed to be allocated solely for the purpose of determining how such shares are to be voted. Shares which are allocated (or deemed allocated) to participants as to which no voting directions are given are voted in the same proportion as those shares as to which voting instructions have been received by the trustee. The AIL employee stock ownership plan disclaims beneficial ownership of all allocated and unallocated shares held in the trust under the plan.

(2) Shares are held by Defense Systems Holding Co., a Nevada corporation and a subsidiary of Eaton Corporation.

     The following chart presents information with respect to the beneficial ownership of AIL common stock as of [April 7, 2000] by:

     - each executive officer of AIL named in the summary compensation table set forth under "Information Regarding Future Officers and Directors of EDO
       and EDO Acquisition Corp." on page   ;

     - each director of AIL; and

     - all executive officers and directors of AIL as a group.

     Unless otherwise noted, each of the executive officers and directors named below has sole voting and investment power with respect to the shares shown as being owned beneficially by him or her.

                                                            AMOUNT OF SHARES OF
                                                             AIL COMMON STOCK
NAME OF STOCKHOLDER                                             (NOTES 1-3)        PERCENTAGE OF CLASS
-------------------                                         -------------------    -------------------
James M. Smith............................................        358,455                    6.1%
Darrell L. Reed...........................................        174,532                    3.0%
Neil A. Armstrong.........................................         21,617                      *
Ronald L. Leach...........................................          6,642                      *
Edmond R. Bresnihan.......................................        116,145                    2.0%
Patricia Comiskey.........................................         36,086                      *
All executive officers and directors as a group...........        713,477                   12.2%

---------------
 *  Less than 1%

(1) The amounts indicated include the following number of restricted shares of AIL common stock under AIL's 1998 long-term incentive restricted stock plan and, as of December 31, 1999, shares allocated under AIL's employee stock ownership plan: Mr. Smith, 101,843.7 shares; Mr. Reed, 50,558.3 shares, Mr. Bresnihan, 30,923.7 shares; Ms. Comiskey 16,039 shares; all directors and executive officers as a group, 199,364.7 shares.

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

(2) The amounts indicated include the following number of shares of AIL common stock which each individual and all directors and executive officers as a group has the right to acquire within 60 days upon exercise of options pursuant to AIL's 1998 long-term incentive stock option plan: Mr. Smith, 4,059 shares; Mr. Reed, 1,955 shares; Mr. Bresnihan, 1,114 shares; Ms. Comiskey, 619 shares; Mr. Armstrong, 4,950 shares; Mr. Leach, 2,475 shares.

(3) The amounts indicated above include the following number of shares of AIL common stock held by certain family members and trusts established for the benefit of certain family members of Messrs. Smith, Reed and Bresnihan: Mr. Smith, 59,000 shares; Mr. Reed, 120,300 shares; Mr. Bresnihan, 8,400 shares. Messrs. Smith, Reed and Bresnihan each disclaims beneficial ownership of the shares held by his respective family members and trusts.

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                     INFORMATION REGARDING FUTURE OFFICERS
                 AND DIRECTORS OF EDO AND THE SURVIVING COMPANY

DIRECTORS

     The EDO board of directors currently consists of 9 members. As required by the merger agreement, upon the effective date of the merger, EDO will expand the size of its board to 11 members and appoint Neil A. Armstrong and Ronald L. Leach as directors of EDO to serve until EDO's 2001 annual meeting. EDO's board of directors has already resolved to nominate Mr. Armstrong and Mr. Leach for election as directors at EDO's 2001 annual meeting, to serve until EDO's 2003 annual meeting and 2002 annual meeting, respectively. Mr. Armstrong's and Mr. Leach's biographical information is set forth below:

                                              TERM OF OFFICE
AIL DESIGNEES                          AGE     EXPIRING IN              BIOGRAPHICAL INFORMATION
-------------                          ---    --------------            ------------------------
Neil A. Armstrong....................  69          2001         Mr. Armstrong has been a director and
                                                                chairman of the board of AIL since 1997,
                                                                and a director and chairman of the board
                                                                of AIL Systems Inc. since 1989. Mr.
                                                                Armstrong is a director of Cinergy
                                                                Corp., USX Corp., Milacron, Inc.,
                                                                Cordant Technologies, Inc. and RTI
                                                                International Metals, Inc. and has been
                                                                the president of Lorin, Inc. (a
                                                                professional service company) since
                                                                1973.
Ronald L. Leach......................  65          2001         Mr. Leach has been a director of AIL
                                                                since 1997 and a director of AIL Systems
                                                                Inc. since 1991. Mr. Leach joined Eaton
                                                                Corporation in 1970. He was elected to
                                                                the position of Vice President
                                                                Accounting in 1981. Mr. Leach retired
                                                                from Eaton in 1997.

     The entire membership of the EDO board of directors following the merger will be:

         Robert E. Allen
         Robert Alvine
         Neil A. Armstrong
         Mellon C. Baird
         George M. Ball
         Frank A. Fariello (Chairman)
         Robert M. Hanisee
         Michael J. Hegarty
         Ronald L. Leach
         James M. Smith
         George A. Strutz, Jr.

     The members of EDO Acquisition III's board of directors following the merger will be:

         Frank A. Fariello
         Ira Kaplan
         Darrell L. Reed
         James M. Smith

Employment Agreement

     James M. Smith currently has an employment agreement with AIL. For a description of Mr. Smith's employment agreement and the amendments to be made to this agreement on the effective date of the merger, see "Interests of Certain
Persons in the Merger" beginning on page      . No other director or executive
officer of AIL has an employment agreement.

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

Compensation Committee

     The members of the compensation committee of the AIL board of directors for the year ended December 31, 1999 were Neil A. Armstrong (Chairman) and Ronald L. Leach. Neither Mr. Armstrong nor Mr. Leach are employees of AIL or were employees of AIL during this period. The compensation committee is responsible for reviewing and making recommendations to the AIL board of directors regarding compensation for AIL's chief executive officer and other senior executive officers, as well as reviewing and approving compensation plans, performance targets, and participants and level of awards for incentive compensation plans.

Compensation of Directors

     Non-employee directors of AIL receive an annual fee of $17,500 per year, payable quarterly, with the chairman of the board receiving an additional $7,500 per year. Non-employee directors are also paid $1,000 for each full board meeting attended and $500 for each committee meeting attended with the chairman of the committee receiving an additional $500 per committee meeting.

     Directors who are employees of AIL receive no compensation for membership on AIL's board of directors or any board committee.

EXECUTIVE OFFICERS

     We have listed below all of the persons expected to be executive officers of EDO and EDO Acquisition III immediately following the effective time of the merger. Each of these executive officers is expected to hold office until the meeting of the board of directors following EDO's 2001 annual meeting, except Mr. Fariello who is expected to retire in July 2000.

     The executive officers of EDO following the merger will be:

Frank A.          Chairman of the Board
  Fariello
James M. Smith    President and Chief Executive Officer
Ira Kaplan        Executive Vice President and Chief Operating Officer
Darrell L. Reed   Vice President-Finance, Chief Financial Officer, Treasurer
                  and Assistant Secretary
Marvin D. Genzer  Vice President, Secretary and General Counsel
William J. Frost  Vice President-Administration and Assistant Secretary
Edmond R.         Vice President-Business Development
  Bresnihan

     The executive officers of EDO Acquisition III following the merger will be:

James M. Smith    President
Ira Kaplan        Vice President
Edmond R.         Vice President
  Bresnihan
Darrell L. Reed   Vice President, Treasurer, Chief Financial Officer and
                  Secretary
Patricia          Assistant Secretary
  Comiskey

     Mr. Reed's and Mr. Bresnihan's biographical information is set forth below:

Darrell L. Reed, age 55

     Mr. Reed joined AIL Systems Inc. as Vice President of Finance and Chief Financial Officer in 1990. In 1991, he assumed additional administrative responsibilities as both Chief Financial and Administrative Officer. In 1997, Mr. Reed was elected to AIL's board of directors.

     Mr. Reed is chairman of the board of directors of the United Way of Long Island and is a board member of the Guide Dog Foundation.

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

Edmond R. Bresnihan, age 58

     Mr. Bresnihan directs all aerospace and defense and business development activities at AIL. Mr. Bresnihan joined AIL Systems Inc. as an Engineer in 1962. In 1997, he was appointed to his current position, Vice President, Aerospace and Defense.

Indebtedness of Management

     The following executive officers and directors of AIL were indebted to AIL in the following amounts at all times during the 1999 calendar year:

James M. Smith    $500,000
Darrell L. Reed   $185,000
Edmond Bresnihan  $112,500
Patricia          $ 68,000
  Comiskey

     In connection with Eaton's divestiture of AIL in 1997, AIL made loans to certain members of its management, including Messrs. Smith, Reed and Bresnihan and Ms. Comiskey, to enable them to purchase shares of AIL common stock. The loans bore interest at a rate of 4.94% per annum. Each of the managers has pledged a portion of his or her shares of AIL common stock to AIL as security for the repayment of these loans.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM COMPENSATION
                                                 ANNUAL         -------------------------
                                              COMPENSATION      RESTRICTED    SECURITIES
                                            -----------------     STOCK       UNDERLYING       ALL OTHER
                                            SALARY     BONUS    AWARDS(1)    OPTIONS/SARS   COMPENSATION(2)
NAME AND PRINCIPAL POSITION          YEAR     ($)       ($)        ($)           (#)              ($)
---------------------------          ----   -------   -------   ----------   ------------   ---------------
James M. Smith.....................  1999   365,000   287,711    154,160        4,100             17,715
  President and Chief Executive
  Officer
Darrell L. Reed....................  1999   195,612   113,744     74,260        1,975              5,490
  Vice President & Chief Financial
  Officer, Treasurer and Secretary
Edmond R. Bresnihan................  1999   161,720    73,656     43,052        1,125              5,490
  Vice President Aerospace &
  Defense
Patricia D. Comiskey...............  1999   108,472    46,614     24,158          625              3,787
  Director, Human Resources &
  Assistant Secretary

---------------
(1) The number and value of total shares of restricted stock at the close of 1999 were:

     - Mr. Smith:      98,400, $738,000
     - Mr. Reed:       47,400, $355,500
     - Mr. Bresnihan:  27,480, $206,100
     - Ms. Comiskey:  15,420, $115,650

(2) Amounts include the value of the Company's contribution to the named executive officers' employee stock ownership plan accounts and $12,225 in imputed income representing a car provided to Mr. Smith.

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

                               INDIVIDUAL GRANTS

                                                                                          POTENTIAL REALIZED
                                                                                                 VALUE
                                                                                           AT ASSUMED ANNUAL
                                               PERCENT OF                                        RATES
                                NUMBER OF        TOTAL                                      OF STOCK PRICE
                               SECURITIES     OPTIONS/SARS                                   APPRECIATION
                               UNDERLYING      GRANTED TO    EXERCISE OR                    FOR OPTION TERM
                              OPTIONS/SAR'S   EMPLOYEES IN   BASE PRICE    EXPIRATION     -------------------
NAME                           GRANTED (#)    FISCAL YEAR      ($/SH)         DATE        5% ($)      10% ($)
----                          -------------   ------------   -----------   ----------     -------     -------
James M. Smith..............     64,100           41.4%         $9.40       12/31/09      $24,231     $66,420
Darrell L. Reed.............      1,975            1.3%          9.40       12/31/09       11,672      31,995
Edmond R. Bresnihan.........      1,125             .7%          9.40       12/31/09        6,649      18,225
Patricia D. Comiskey........        625             .4%          9.40       12/31/09        3,394      10,125

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                        NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-MONEY
                                          OPTIONS/SARS AT FY-END (#)          OPTIONS/SARS AT FY-END ($)
NAME                                      EXERCISABLE/UNEXERCISEABLE          EXERCISABLE/UNEXERCISEABLE
----                                    -------------------------------    ---------------------------------
James M. Smith........................            4,059/4,141                                0/0
Darrell L. Reed.......................           27,355/1,995                         $ 75,109/0
Edmond R. Bresnihan...................           39,914/1,136                          125,158/0
Patricia D. Comiskey..................           22,019/631                             49,272/0

                               PENSION PLAN TABLE

FINAL AVERAGE BASE                        YEARS OF CREDITED SERVICE AT RETIREMENT
      ANNUAL         ----------------------------------------------------------------------------------
   COMPENSATION         5        10        15         20         25         30         35         40
------------------   -------   -------   -------   --------   --------   --------   --------   --------
     $100,000        $ 6,674   $13,347   $20,021   $ 26,694   $ 33,368   $ 40,041   $ 46,715   $ 53,388
      150,000         10,424    20,847    31,271     41,694     52,118     62,541     72,965     83,388
      200,000         14,174    28,347    42,521     56,694     70,868     85,041     99,215    113,388
      250,000         17,924    35,847    53,771     71,694     89,618    107,541    125,465    143,388
      300,000         21,674    43,347    65,021     86,694    108,368    130,041    151,715    173,388
      350,000         25,424    50,847    76,271    101,694    127,118    152,541    177,965    203,388

                        DESCRIPTION OF EDO COMMON SHARES

EDO COMMON SHARES

     EDO is authorized to issue 25,000,000 shares of common stock, par value $1 per share. The holders of EDO common shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Subject to the rights of any holders of EDO preferred shares and the limitations summarized in "Dividend Restrictions" below, the holders of EDO common shares are entitled to receive dividends when, as and if declared by the EDO board of directors out of funds legally available therefor.

     Upon liquidation, dissolution or winding up of EDO, subject to the rights of the holders of any EDO preferred shares then outstanding, the holders of EDO common shares are entitled to receive the net assets of EDO in proportion to the respective number of shares held by them. The holders of EDO common shares have no preemptive or cumulative voting rights and there are no conversion rights or sinking fund provisions applicable thereto. The outstanding EDO common shares and the EDO common shares to be issued in the merger will not be subject to further call or redemption and, when issued, will be fully-paid and nonassessable.

     EDO's stock registrar and transfer agent for the EDO common shares is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005.

  Dividend Restrictions

     A loan agreement to which EDO is a party contains provisions restricting the payment of dividends or distributions by EDO on its EDO common shares. Under the agreement, dated September 9, 1998, the Company may not pay cash dividends or make other distributions in excess of $0.28 per EDO common share during any twelve-month period.

  Provisions of the Certificate of Incorporation

     Article FIFTH of EDO's certificate of incorporation provides that the EDO board of directors shall be divided into three classes and that the vote of holders of 80% of the outstanding shares of EDO entitled to vote thereon shall be required to amend or repeal Article FIFTH or to remove a director without cause. At each annual meeting one class of directors is elected to serve for a term of three years.

     Article SEVENTH of the certificate of incorporation sets out certain requirements that must be met before EDO can enter into a merger or similar transaction involving an "interested shareholder." An "interested shareholder" is any individual, corporation or other entity who, prior to the proposed transaction, has become the beneficial owner of 10% or more of EDO's voting shares. EDO's certificate of incorporation provides that such a transaction requires the affirmative vote of the holders of two-thirds of EDO's voting shares not beneficially owned by the interested shareholder unless certain minimum price and procedural requirements have been met or the transaction has been approved by a majority of the members of the EDO board of directors who are unaffiliated with the interested shareholder and were either directors before the interested shareholder became an interested shareholder or are successors to such directors recommended by a majority of directors meeting these conditions.

                        COMPARISON OF SHAREHOLDER RIGHTS

     Upon completion of the merger, AIL common stockholders will become EDO common shareholders. Their shareholder rights will (i) cease to be defined and governed by Delaware law and will be defined and governed by New York law and
(ii) cease to be defined and governed by the certificate of incorporation and by-laws of AIL and will be defined and governed by EDO's certificate of incorporation and EDO's by-laws. Certain provisions of EDO's certificate of incorporation and EDO's by-laws will alter the rights that AIL common stockholders presently have and also alter certain powers of management. These provisions are summarized below. This summary is qualified in its entirety by reference to EDO's certificate of incorporation and by-laws, AIL's certificate of incorporation and by-laws and applicable law. In addition, EDO could implement certain other changes by amending its certificate of incorporation or its by-laws from time to time. See "Where to Find More Information" beginning on
page   .

CERTAIN DIFFERENCES BETWEEN NEW YORK AND DELAWARE CORPORATE LAWS

     New York law governs the rights of EDO shareholders and will govern the rights of AIL common stockholders who become shareholders of EDO following the merger. New York law and Delaware law differ in many respects. Certain of the significant differences that could materially affect the rights of AIL common stockholders are discussed below.

BOARD OF DIRECTORS

     The EDO certificate of incorporation provides that (i) the number of directors shall be not less than nine nor more than fifteen, (ii) the board of directors shall be divided into three classes, and (iii) the exact number of directors will be determined by vote of a majority of the entire EDO board of directors. Currently, the EDO board of directors consists of nine members.

     AIL's by-laws provide that the number of persons constituting AIL's board of directors may be fixed from time to time by action of the stockholders or of the directors, or, if the number is not fixed, the number shall be four (as is currently the case). The number of directors may also be increased or decreased from time to time by the stockholders or the directors.

REMOVAL OF DIRECTORS

     Delaware law and AIL's by-laws provide that any or all of the directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of common stock entitled to vote in an election of directors.

     Under New York law, directors may be removed for cause by vote of the shareholders. The certificate of incorporation or by-laws may grant the board of directors the power to remove a director for cause, unless the director to be removed was elected by (1) cumulative voting, (2) the holders of the shares of any class or series or (3) the holders of bonds voting as a class. Under the EDO certificate of incorporation and EDO by-laws, any director may be removed at any time, either for or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of EDO entitled to vote for the election of directors, given at a meeting of the EDO shareholders called for such purpose.

AMENDMENT TO CERTIFICATE OF INCORPORATION

     Under both Delaware law and AIL's certificate of incorporation, an amendment to AIL's certificate of incorporation may be approved by a majority of all the outstanding shares entitled to vote on the proposed amendment. EDO's certificate of incorporation provides that the affirmative vote of holders of at least two-thirds of the voting power of all outstanding voting stock is required to amend, alter, change or repeal its provisions. Additionally EDO's certificate of incorporation provides that the affirmative vote of at least 80% of the voting power of all outstanding voting stock is required to amend, alter, change or repeal provisions of EDO's certificate of incorporation relating to the classification of EDO's board of directors.

AMENDMENT TO BY-LAWS

     Under Delaware law and AIL's organizational documents, the power to amend AIL's by-laws is vested solely in its common stockholders.

     Under New York law, a corporation's by-laws may be amended by a majority of the votes of shares then entitled to vote in the election of directors or, when so provided in the corporation's certificate of incorporation or by-laws, by the board of directors. Under EDO's by-laws, a by-law may be amended only by the affirmative vote of either (1) not less than a majority of the total number of directors then necessary to constitute a full board of directors at any regular or special meeting of directors or (2) the holders of a majority of the shares of EDO at the time entitled to vote in the election of directors at any annual meeting or any special meeting called for that purpose.

STOCKHOLDER LISTS AND INSPECTION RIGHTS

     Under Delaware law and AIL's by-laws, any stockholder may inspect AIL's stock ledger, a list of its stockholders and its other books and records for any proper purpose reasonably related to such person's interest as a stockholder. A list of stockholders is to be open to the examination of any stockholder, for any purpose germane to a meeting of stockholders, during ordinary business hours, for a period of at least 10 days prior to such meeting. The list is also to be produced and kept at the place of the meeting during the entire meeting, and may be inspected by any stockholder who is present.

     New York law provides that a shareholder of record has a right to inspect EDO's shareholder minutes and record of shareholders, during usual business hours, on at least five days' written demand. The examination of the shareholder minutes and record of shareholders must be for a purpose reasonably related to the shareholder's interest as a shareholder.

CORPORATION'S BEST INTERESTS

     Delaware law does include a specific provision regarding actions by the directors in the corporation's best interests.

     Under New York law, a director of a New York corporation, in taking action, including any action which may involve a change in control of the corporation, is entitled to consider both the long-term and short-term interests of the corporation and its shareholders and the effects that the corporation's actions may have in the short-term or long-term upon any of the following:

     - the prospects of growth, development, productivity and profitability of the corporation,

     - the corporation's current employees,

     - the corporation's retired employees and others receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the corporation,

     - the corporation's customers and creditors, and

     - the ability of the corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise contribute to the communities in which it does business.

AUTHORIZATION OF CERTAIN ACTIONS

     Delaware law requires the approval of the board of directors of a Delaware corporation and of at least a majority of such corporation's outstanding shares entitled to vote thereon to authorize a merger or consolidation, except in certain cases where such corporation is the surviving corporation and its securities being issued in the merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. A sale of all or substantially all of a Delaware corporation's assets or a voluntary dissolution of a Delaware corporation requires the affirmative vote of the board of directors and at least a majority of such corporation's outstanding shares entitled to vote thereon.

     Under New York law, the consummation of a merger, consolidation, dissolution or disposition of substantially all of the assets of a New York corporation (such as EDO) requires the approval of such corporation's board of directors and two-thirds of all outstanding shares of the corporation entitled to vote thereon and, in certain situations, the affirmative vote by the holders of a majority of all outstanding shares of each class or series of shares.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     Section 145 of Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgements, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in or not opposed to the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 102 of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware General Corporation Law Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

     With certain limitations, Sections 721 through 726 of the Business Corporation Law of the State of New York permit a corporation to indemnify its directors and officers made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person was a director or officer of such corporation unless a judgement or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberative dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact financial profit or other advantage to which he or she was not legally entitled.

     Section 402(b) of the Business Corporation Law of the State of New York referred to in such new Article seventh permits New York corporations to eliminate or limit the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity except liability (i) of a director (a) whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law, (b) who personally gained a financial profit or other advantage to which he or she was not legally entitled or (c) whose acts violated certain other provisions of New York law or (ii) for acts or omissions prior to May 4, 1988.

     EDO's by-laws provide that EDO shall indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of EDO to procure judgement in its favor), whether civil or criminal, including an action by or in the right of any other corporation which any director or officer of EDO served in any capacity at the request of EDO, by reason of the fact that he, his testator or interstate, was a director or officer of EDO, or served such other corporation in any capacity, against judgements, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service of any other corporation, not opposed to, the best interests of EDO and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     EDO shall indemnify any person made, or threatened to be made, a party to an action by or in the right of EDO to procure a judgement in its favor by reason of the fact that he, his testator or interstate, is or was a director or officer of EDO, or is or was serving at the request of EDO as a director or officer of any other company, against amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred by him in connection with the defense or settlement of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service of any other corporation, not opposed to, the best interests of EDO, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to EDO, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, any court of competent jurisdiction, determines upon application that, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

DIVIDENDS

     Delaware law generally provides that the directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends out of surplus or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

     The articles of incorporation of EDO provide that the holders of Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $17.10 per share per annum, and no more. Dividends shall accumulate and be payable quarterly on the fifteenth day of March, June, September and December in each year, commencing September 15, 1988, except that if any Dividend Payment Date is not a business day in New York City, then such quarterly dividend shall be payable on the next succeeding business day and such next succeeding business day shall be the Dividend Payment Date. Dividends on the Series A Preferred Shares shall accrue and be cumulative from the date of their original issue. The amount of dividends payable on Series A Preferred Shares for each full quarterly dividend period shall be computed by dividing $17.10 by four. Dividends payable on the Series A Preferred Shares for the initial dividend period and for any period less than a full quarter shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends paid on Series A Preferred Shares in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     New York law generally provides that a corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends on its outstanding shares, except when the corporation is insolvent or would thereby be made insolvent. Dividends may be declared or paid out of surplus only, so that net assets of the corporation after such declaration or payment shall at least equal the amount of its stated capital.

     AIL's certificate of incorporation provides that dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of common stock with respect to the same dividend period.

BUSINESS COMBINATIONS

     In general, Delaware law prohibits an interested stockholder of a Delaware corporation (generally defined as a person who owns 15% or more of a corporation's outstanding voting stock) from engaging in a business combination with that corporation for three years following the date he or she became an interested stockholder. The three-year moratorium is not applicable when:

     - prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, he or she owned at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans), or

     - at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the stockholder affirmative vote at a meeting of stockholders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested stockholder.

These restrictions of Delaware law generally do not apply to business combinations with an interested stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of 50% or more of a corporation's assets or tender offers for 50% or more of a corporation's voting stock.

     New York law prohibits certain business combinations between a New York corporation and an "interested shareholder" for five years after the date that the interested shareholder becomes an interested shareholder unless, prior to that date, the board of directors of the corporation approved the business combination or the transaction that resulted in the interested shareholder becoming an interested shareholder. After five years, such business combination is permitted only if (1) it is approved by a majority of the shares not owned by the interested shareholder or (2) certain statutory fair price requirements are met. An "interested shareholder" is any person who beneficially owns, directly or indirectly, 20% or more of the outstanding voting shares of the corporation. EDO's certificate of incorporation provides that certain transactions with interested shareholders require the affirmative vote of two-thirds of the voting stock of EDO, excluding any shares beneficially owned, directly or indirectly, by any interested shareholder. An "interested shareholder" is defined in EDO's certificate of incorporation as any person who beneficially owns, directly or indirectly, 10% or more of the outstanding voting shares of EDO.

                          AMENDMENTS TO EDO'S BY-LAWS

     EDO's board of directors amended EDO's by-laws on each of December 7, 1999, January 25, 2000 and February 23, 2000. The provision regarding annual meetings previously set a specific meeting date. Because EDO's board of directors wished to have the vote on the merger to take place at EDO's annual meeting and it was not certain that the merger materials would be complete by the time of such specific meeting date, the by-laws were amended to allow the board of directors discretion to change the meeting date. The provision regarding the record date was changed to be in accord with a change in New York law allowing the record date to be up to 60 days in advance of a meeting date. The provisions regarding voting and quorum were amended to incorporate the fact that preferred shares have different voting rights than common shares. The amended provision regarding voting states the number of votes to which holders of preferred shares are entitled and the number of votes to which holders of common shares are entitled. In the amended provision regarding quorum, a quorum is determined by the presence of persons holding a certain number of votes rather than a certain number of shares.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 2001 annual meeting of EDO shareholders submitted pursuant to rule 14a-8 under the Securities Exchange Act must be received at the principal executive offices of EDO, addressed to Marvin D. Genzer, Secretary, EDO Corporation, 60 East 42nd Street, Suite 5010, New York, New York 10165, no later than November 18, 2000, in order to be considered for inclusion in EDO's proxy statement for such meeting. Shareholder proposals for the 2001 annual meeting of EDO shareholders submitted other than pursuant to rule 14a-8 under the Securities Exchange Act must be received by EDO's secretary at the principal executive offices of EDO no later than February 1, 2001 to be considered at such meeting.

                         WHERE TO FIND MORE INFORMATION

     EDO files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by EDO at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. EDO's filings with the SEC are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov."

     EDO filed a registration statement on Form S-4 to register with the SEC the EDO common shares to be issued in connection with the merger. This document is a part of that EDO registration statement and constitutes a prospectus of EDO in addition to being a proxy statement of EDO for the EDO annual meeting and a proxy statement of AIL for the AIL meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows EDO to "incorporate by reference" information into this document, which means that EDO can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/ prospectus, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that EDO has previously filed with the SEC. These documents contain important information about EDO and its finances.

          EDO SEC FILINGS
        (FILE NO. 001-03985)                           PERIOD
        --------------------                           ------
Annual Report on Form 10-K*             Fiscal year ended December 31, 1999
Current Report on Form 8-K              January 3, 2000

---------------
* We are including a copy of this document in the mailing of this joint proxy statement/prospectus.

     EDO is also incorporating by reference additional documents that it files with the SEC between the date of this document and the date of the shareholders' meetings.

     If you are an EDO shareholder, EDO may have sent you some of the documents incorporated by reference, but you can obtain any of them through EDO or the SEC. Documents incorporated by reference are available from EDO without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this document. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address.

                                EDO Corporation
                        60 East 42nd Street, Suite 5010
                            New York, New York 10165
                                 (212) 716-2000
                              Attention: Secretary

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EDO, PLEASE DO SO BY
              , 2000, TO RECEIVE THEM BEFORE THE SHAREHOLDERS' MEETINGS.

     You should rely only on the information contained or incorporated by reference in this document to vote on the matters submitted to you. Neither EDO nor AIL has authorized anyone to provide you with information that is different
from what is contained in this document. This document is dated [              ,
2000]. You should not assume that the information contained in the document is accurate as of any date other than such date, and neither the mailing of this document to shareholders nor the issuance of EDO common shares to be issued in connection with the merger shall create any implication to the contrary.

                          FORWARD-LOOKING INFORMATION

     This joint proxy statement/prospectus, including information incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of EDO and AIL, as well as certain information relating to the merger, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. Those forward-looking statements involve certain risks and uncertainties. For those statements, EDO claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, factors described under "Risk Factors" in this joint proxy statement/prospectus and the following factors:

     - the ability to integrate AIL's operations into EDO's operations;

     - the demand for AIL and for EDO products and services;

     - competitive factors in the industries in which AIL and EDO compete;

     - changes in international, national, regional or local economic environments;

     - changes in prevailing interest rates;

     - credit and prepayment risks;

     - United States and international military budget constraints and determinations;

     - United States congressional and international legislative body discretion;

     - United States and international government administration policies and priorities;

     - changing world military threats, strategies and missions;

     - competition from foreign manufacturer of platforms and equipment;

     - NATO country determinations regarding participation in common programs;

     - changes in United States and international government procurement timing, strategies and practices;

     - general state of world military readiness and deployment;

     - development of a sufficient customer base to support a particular satellite constellation program;

     - government termination of contracts for convenience;

     - conditions which may affect public securities generally or the markets in which the combined company operates;

     - the availability of and costs associated with obtaining adequate and timely sources of liquidity; and

     - changes in federal income tax laws and regulations.

     Except for EDO's ongoing obligations to disclose material information as required by the federal securities laws, neither EDO nor AIL undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                 OTHER MATTERS

     It is not expected that any matters other than those described in this document will be brought before the AIL or the EDO meetings. If any other matters are presented, however, it is the intention of the persons named in the appropriate proxy to vote the proxy in accordance with their discretion.

                                 LEGAL MATTERS

     The validity of the securities to be issued in the merger will be passed upon for EDO by Marvin D. Genzer, vice president, general counsel and secretary of EDO. As of [February 22], 2000, Mr. Genzer owned directly and beneficially through the EDO employee stock ownership plan 31,989 EDO common shares and had options to purchase 26,500 EDO common shares, of which options relating to 20,500 shares were exercisable.

                                    EXPERTS

     The EDO consolidated financial statements incorporated by reference in this joint proxy statement/ prospectus and in the registration statement from EDO's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by KPMG LLP, independent certified public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of AIL at December 31, 1999 and 1998 and for the years ended December 31, 1999 and 1998 and the period from September 25, 1997 to December 31, 1997, and the consolidated financial statements of AIL Systems Inc. and Subsidiary for the nine months ended September 30, 1997, as set forth in their reports. We have included such financial statements in this joint proxy statement/prospectus in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      INDEX TO FINANCIAL STATEMENTS OF AIL

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                   COVERED BY REPORTS OF INDEPENDENT AUDITORS

AIL TECHNOLOGIES INC. AND SUBSIDIARIES
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets at December 31, 1999 and 1998...   F-3
Statements of Consolidated Income for the years ended
  December 31, 1999 and 1998 and the period from September
  25, 1997 to December 31, 1997.............................   F-4
Statements of Consolidated Shareholders' Equity for the
  years ended December 31, 1999 and 1998 and the period from
  September 25, 1997 to December 31, 1997...................   F-5
Statements of Consolidated Cash Flows for the years ended
  December 31, 1999 and 1998 and the period from September
  25, 1997 to December 31, 1997.............................   F-6
Notes to Consolidated Financial Statements..................   F-7
AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND
  SUBSIDIARY
Report of Independent Auditors..............................  F-26
Statement of Consolidated Operations for the nine months
  ended September 30, 1997..................................  F-27
Statement of Consolidated Shareholders' Equity for the nine
  months ended September 30, 1997...........................  F-28
Statement of Consolidated Cash Flows for the nine months
  ended September 30, 1997..................................  F-29
Notes to Consolidated Financial Statements..................  F-30

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
AIL Technologies Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of AIL Technologies Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related statements of consolidated income, shareholders' equity and cash flows for the years ended December 31, 1999 and 1998 and the period from September 25, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AIL Technologies Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their consolidated operations and their cash flows for the years ended December 31, 1999 and 1998 and the period from September 25, 1997 to December 31, 1997, in conformity with accounting principles generally accepted in the United States.

                                          --------------------------------------
                                          Ernst & Young LLP

Melville, New York
February 28, 2000

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1999            1998
                                                              ----------      ----------
                                                                (THOUSANDS OF DOLLARS,
                                                              EXCEPT SHARE AND PER SHARE
                                                                       AMOUNTS)
ASSETS
Current assets:
  Cash......................................................   $  1,820        $  1,422
Accounts receivable, less allowances of $750 and $1,000 at
  December 31, 1999 and 1998, respectively..................     27,343          38,571
  Inventories...............................................      7,252           8,148
  Prepaid and recoverable income taxes......................         --           1,629
  Deferred income taxes.....................................      3,347              --
  Other current assets......................................      1,524           1,881
                                                               --------        --------
Total current assets........................................     41,286          51,651
                                                               --------        --------
Property, plant and equipment:
  Land......................................................     13,364          13,364
  Buildings and improvements................................     29,253          28,856
  Machinery and equipment...................................     19,026          18,733
                                                               --------        --------
                                                                 61,643          60,953
  Accumulated depreciation and amortization.................    (13,094)         (7,894)
                                                               --------        --------
Property, plant and equipment -- net........................     48,549          53,059
                                                               --------        --------
Goodwill, less accumulated amortization of $1,039 and $533
  at December 31, 1999 and 1998, respectively...............      9,913          10,691
Other assets................................................     13,412          10,100
                                                               --------        --------
Total assets................................................   $113,160        $125,501
                                                               ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................   $  6,032        $  6,032
  Accounts payable..........................................      8,230          10,451
  Accrued compensation and related liabilities..............      7,575           7,200
  Deferred revenue..........................................      3,518           1,128
  Income taxes payable......................................      4,030              --
  Other current liabilities.................................      1,746           2,804
                                                               --------        --------
Total current liabilities...................................     31,131          27,615
Long-term debt, less current portion........................     17,146          34,178
Deferred income taxes.......................................      9,899          11,561
Other liabilities...........................................     11,024          10,845
                                                               --------        --------
Total liabilities...........................................     69,200          84,199
                                                               --------        --------
Commitments and contingencies
Shareholders' equity:
  Series A Cumulative Preferred stock, $0.01 par value,
     20,000 shares authorized, 5,873 shares issued and
     outstanding (liquidation preference of $5,873 in the
     aggregate).............................................         --              --
  Common stock, $0.01 par value, 8,000,000 shares
     authorized, 5,804,500 shares issued....................         58              58
  Additional paid-in capital................................     44,545          43,681
  Retained earnings.........................................     17,724          16,384
  Unearned ESOP shares......................................    (13,055)        (14,739)
  Treasury stock -- at cost (219,541 shares and 102,129
     shares at December 31, 1999 and 1998, respectively)....     (1,923)           (871)
  Unearned restricted stock compensation....................     (1,893)         (1,715)
  Management group receivables..............................     (1,496)         (1,496)
                                                               --------        --------
Total shareholders' equity..................................     43,960          41,302
                                                               --------        --------
Total liabilities and shareholders' equity..................   $113,160        $125,501
                                                               ========        ========

                            See accompanying notes.

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED INCOME

                                                                                         PERIOD FROM
                                                                                        SEPTEMBER 25,
                                                           YEAR ENDED DECEMBER 31,         1997 TO
                                                          --------------------------     DECEMBER 31,
                                                             1999           1998             1997
                                                          -----------    -----------    --------------
                                                          (THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER
                                                                         SHARE AMOUNTS)
Net sales...............................................   $ 146,072      $ 119,940       $  31,189
Costs and expenses:
  Cost of products sold.................................     113,863        103,844          22,775
  Selling, general and administrative expenses..........      18,495         19,289           4,565
  Research and development expenses.....................       7,891          5,572             807
  Gain on curtailment of health and welfare benefit
     plan...............................................          --        (37,050)             --
                                                           ---------      ---------       ---------
                                                             140,249         91,655          28,147
                                                           ---------      ---------       ---------
Income from operations..................................       5,823         28,285           3,042
                                                           ---------      ---------       ---------
Other (expense) income:
  Interest expense......................................      (2,875)        (3,257)           (426)
  Interest income.......................................          99             65              89
  Merger related expenses...............................        (863)            --              --
  Other income (expense)................................         182           (144)            595
                                                           ---------      ---------       ---------
                                                              (3,457)        (3,336)            258
                                                           ---------      ---------       ---------
Income before income taxes..............................       2,366         24,949           3,300
Income tax expense......................................       1,026         10,479           1,386
                                                           ---------      ---------       ---------
Net income..............................................   $   1,340      $  14,470       $   1,914
                                                           =========      =========       =========
Basic earnings per common share.........................   $    0.40      $    4.63       $    0.63
                                                           =========      =========       =========
Weighted average common shares used in computing basic
  earnings per common share.............................   3,388,818      3,126,369       3,032,256
                                                           =========      =========       =========
Diluted earnings per common share.......................   $    0.39      $    4.62       $    0.63
                                                           =========      =========       =========
Weighted average common shares used in computing diluted
  earnings per common share.............................   3,450,652      3,135,405       3,032,256
                                                           =========      =========       =========

                            See accompanying notes.

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

                                     SERIES A
                                    CUMULATIVE                                                         UNEARNED
                                  PREFERRED STOCK      COMMON STOCK      ADDITIONAL                  ESOP SHARES
                                  ---------------   ------------------    PAID-IN     RETAINED   --------------------
                                  SHARES   AMOUNT    SHARES     AMOUNT    CAPITAL     EARNINGS    SHARES      AMOUNT
                                  ------   ------   ---------   ------   ----------   --------   ---------   --------
                                                     (THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
BALANCES AT SEPTEMBER 25,
  1997..........................     --     $--            --    $--      $    --     $    --           --   $     --
Issuance of Series A Cumulative
  Preferred Stock and Common
  Stock.........................  2,673      --     5,804,500     58       37,442          --           --         --
Acquisition of shares by ESOP...     --      --            --     --           --          --    2,807,335    (16,844)
Net income......................     --      --            --     --           --       1,914           --         --
ESOP shares committed to be
  released......................     --      --            --     --          154          --       70,183        421
Restricted stock award..........     --      --            --     --        1,929          --           --         --
Management group acquisition of
  common shares from Eaton
  Corporation...................     --      --            --     --           --          --           --         --
                                  -----     ---     ---------    ---      -------     -------    ---------   --------
BALANCES AT DECEMBER 31, 1997...  2,673      --     5,804,500     58       39,525       1,914    2,737,152    (16,423)
Issuance of Series A Cumulative
  Preferred Stock in connection
  with Eaton Corporation
  settlement....................  3,200      --            --     --        3,200          --           --         --
Net income......................     --      --            --     --           --      14,470           --         --
Purchases of treasury shares....     --      --            --     --           --          --           --         --
ESOP shares committed to be
  released......................     --      --            --     --          956          --      280,732      1,684
Management group acquisition of
  common shares from treasury...     --      --            --     --           --          --           --         --
Restricted stock compensation
  expense.......................     --      --            --     --           --          --           --         --
                                  -----     ---     ---------    ---      -------     -------    ---------   --------
BALANCES AT DECEMBER 31, 1998...  5,873      --     5,804,500     58       43,681      16,384    2,456,420    (14,739)
Net income......................     --      --            --     --           --       1,340           --         --
Purchases of treasury shares....     --      --            --     --           --          --           --         --
ESOP shares committed to be
  released......................     --      --            --     --          422          --      280,732      1,684
Restricted stock award..........     --      --            --     --          442          --           --         --
Restricted stock compensation
  expense.......................     --      --            --     --           --          --           --         --
                                  -----     ---     ---------    ---      -------     -------    ---------   --------
BALANCES AT DECEMBER 31, 1999...  5,873     $--     5,804,500    $58      $44,545     $17,724    2,175,688   $(13,055)
                                  ===================================================================================

                                                       UNEARNED
                                                      RESTRICTED
                                   TREASURY STOCK       STOCK      MANAGEMENT
                                  -----------------   COMPENSA-       GROUP
                                  SHARES    AMOUNT       TION      RECEIVABLES    TOTALS
                                  -------   -------   ----------   -----------   --------
                                       (THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
BALANCES AT SEPTEMBER 25,
  1997..........................       --   $    --    $    --       $    --     $     --
Issuance of Series A Cumulative
  Preferred Stock and Common
  Stock.........................       --        --         --            --       37,500
Acquisition of shares by ESOP...       --        --         --            --      (16,844)
Net income......................       --        --         --            --        1,914
ESOP shares committed to be
  released......................       --        --         --            --          575
Restricted stock award..........       --        --     (1,929)           --           --
Management group acquisition of
  common shares from Eaton
  Corporation...................       --        --         --        (1,343)      (1,343)
                                  -------   -------    -------       -------     --------
BALANCES AT DECEMBER 31, 1997...       --        --     (1,929)       (1,343)      21,802
Issuance of Series A Cumulative
  Preferred Stock in connection
  with Eaton Corporation
  settlement....................       --        --         --            --        3,200
Net income......................       --        --         --            --       14,470
Purchases of treasury shares....  157,378    (1,202)        --            --       (1,202)
ESOP shares committed to be
  released......................       --        --         --            --        2,640
Management group acquisition of
  common shares from treasury...  (55,249)      331         --          (153)         178
Restricted stock compensation
  expense.......................       --        --        214            --          214
                                  -------   -------    -------       -------     --------
BALANCES AT DECEMBER 31, 1998...  102,129      (871)    (1,715)       (1,496)      41,302
Net income......................       --        --         --            --        1,340
Purchases of treasury shares....  117,412    (1,052)        --            --       (1,052)
ESOP shares committed to be
  released......................       --        --         --            --        2,106
Restricted stock award..........       --        --       (442)           --           --
Restricted stock compensation
  expense.......................       --        --        264            --          264
                                  -------   -------    -------       -------     --------
BALANCES AT DECEMBER 31, 1999...  219,541   $(1,923)   $(1,893)      $(1,496)    $ 43,960
                                  =======================================================

                            See accompanying notes.

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                       PERIOD FROM
                                                                                      SEPTEMBER 25,
                                                           YEAR ENDED DECEMBER 31,       1997 TO
                                                           -----------------------    DECEMBER 31,
                                                             1999          1998           1997
                                                           ---------    ----------    -------------
                                                                    (THOUSANDS OF DOLLARS)
OPERATING ACTIVITIES
Net income...............................................  $  1,340     $  14,470       $  1,914
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation expense................................     8,007         7,828          2,153
     Amortization expense................................       555           600            259
     Bad debt expense....................................       118           300             --
     Noncash benefit from defined benefit pension
       plans.............................................    (2,656)       (2,012)          (543)
     Deferred income tax (benefit) expense...............    (5,009)       11,995           (434)
     Employee Stock Ownership Plan and restricted stock
       compensation expense..............................     2,370         2,854            575
     Gain on curtailment of health and welfare benefit
       plan..............................................         -       (37,050)            --
     Loss (gain) on disposal of property, plant and
       equipment.........................................        45           418             (2)
     Changes in operating assets and liabilities:
       Accounts receivable...............................    11,110        (1,861)        (3,190)
       Inventories.......................................       896          (237)         3,215
       Prepaid and recoverable income taxes..............     1,629        (1,629)            --
       Other current and long-term assets................      (348)        1,144         (1,217)
       Accounts payable and other current liabilities....     1,177         3,057         (2,426)
       Deferred revenue..................................     2,390         1,128             --
       Other long-term liabilities.......................       179        (2,006)           780
                                                           --------     ---------       --------
       Net cash provided by (used in) operating
          activities.....................................    21,803        (1,001)         1,084
                                                           --------     ---------       --------
INVESTING ACTIVITIES
Loan to the Employee Stock Ownership Plan................        --            --        (16,844)
Acquisition of AIL Systems Inc., net of cash received....        --            --           (746)
Payment of Eaton Corporation settlement..................        --          (741)            --
Acquisition of Dorne & Margolin, Inc., net of cash
  received...............................................        --       (15,620)            --
Expenditures for property, plant and equipment...........    (3,326)       (3,643)          (452)
Proceeds from sales of property, plant and equipment.....         5           192              7
                                                           --------     ---------       --------
Net cash used in investing activities....................    (3,321)      (19,812)       (18,035)
                                                           --------     ---------       --------
FINANCING ACTIVITIES
Proceeds from long-term debt.............................     5,000        27,000         23,600
Principal repayments of long-term debt...................   (22,032)       (6,032)        (4,358)
Purchases of shares for treasury.........................    (1,052)       (1,202)            --
Sales of treasury shares.................................        --           178             --
                                                           --------     ---------       --------
Net cash (used in) provided by financing activities......   (18,084)       19,944         19,242
                                                           --------     ---------       --------
Increase (decrease) in cash..............................       398          (869)         2,291
Cash at beginning of period..............................     1,422         2,291             --
                                                           --------     ---------       --------
Cash at end of period....................................  $  1,820     $   1,422       $  2,291
                                                           ========     =========       ========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid............................................  $  2,875     $   3,240       $    425
                                                           ========     =========       ========
Income taxes paid........................................  $  2,341     $   1,798       $     --
                                                           ========     =========       ========

                            See accompanying notes.

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. SIGNIFICANT ACCOUNTING POLICIES

     AIL Technologies Inc. (the "Company"), a Delaware corporation, was incorporated on September 25, 1997. Effective September 30, 1997, through a series of acquisition transactions, the Company became a holding company whose principal subsidiary is AIL Systems Inc. ("AIL"). See Note 6 for further details regarding such acquisition transactions. AIL is a high technology company applying the majority of its resources to the research, development and production of military electronics and components under defense contracts with the United States Government. Other products include environmental, space and satellite communication components for commercial applications and antenna design, development and production for both defense and commercial purposes. The Company's two major operating units are AIL, with engineering and manufacturing facilities based in Deer Park, New York and a technical services facility in Lancaster, California; and AIL's wholly-owned subsidiary, American Nucleonics Corporation, with engineering and manufacturing facilities based in Westlake Village, California.

  Principles of Consolidation

     The consolidated financial statements of the Company include the accounts of the parent company and its subsidiaries. Transactions and account balances between members of the consolidated group have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Reclassifications

     Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified in order to conform to the 1999 presentation.

  Revenue and Profit Determination

     Sales and cost of the products sold on fixed-price contracts are recorded under the percentage of completion method, generally when units are delivered.

     Sales and cost of products sold on cost-reimbursement and service contracts are recorded under the percentage-of-completion method of accounting as costs (including general and administrative expenses) are incurred. Sales and cost of products sold on certain fixed-price contracts that provide for delivery at a low volume per year, or a small number of units after a lengthy period of time over which a significant amount of costs will be incurred, are also recorded using this method. Some contracts contain incentive provisions, based upon performance in relation to established targets, which are considered in determining the revenue recognition on the underlying contracts.

     Profits on contracts are recognized based on total sales value compared to estimated costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts and adjustments to profits resulting from such revisions are made cumulative to the date of change which may affect current period earnings. Losses on contracts are recorded as they are identified.

     Revenue relating to contracts or contract change orders that have not been priced, negotiated, documented or funded is not recognized unless realization is considered probable.

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Income Taxes

     Deferred tax assets and liabilities are determined, using the liability method, based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  Inventories

     Inventories not related to contracts-in-progress are stated at the lower of weighted average cost (first in, first out) or market.

     Inventories relating to long-term contracts are stated at the actual production and engineering costs incurred to date, including manufacturing, engineering and material handling overhead, and are reduced by amounts identified with revenue recognized on units delivered or progress completed. Work in process is further reduced by charging any amounts in excess of estimated realizable value to cost of products sold.

     Inventoried costs related to certain of the Company's product lines include finished goods beyond what is required for orders under contracts. These costs are incurred to help maintain stable and efficient production schedules. Management believes that sufficient markets exist for these product lines and that no loss will be incurred on disposition.

     Under the contractual arrangements by which progress payments are received, the United States Government has title to or a security interest in the inventories identified with related contracts.

  Research and Development

     Research and development expenditures for Company-sponsored projects are expensed as incurred.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Repairs and maintenance are expensed as incurred. Depreciation and amortization of buildings and facility improvements are computed using the straight-line method over the estimated useful lives of the assets which range from 10 to 30 years. Depreciation of machinery and equipment is computed using a sum of the years digits method over the estimated useful lives of the assets which range from 6 to 20 years.

  Intangible Assets

     Intangible assets are stated at cost. Goodwill is amortized on a straight line basis over a twenty year period. Deferred debt issuance costs and costs deferred pursuant to agreements with the United States Government are being amortized over their respective lives on a straight-line basis, not exceeding five years.

     The carrying values of intangible and other long-lived assets are periodically reviewed to determine if any impairment indicators are present. If it is determined that such indicators are present and the review indicates that the assets will not be recoverable, based on undiscounted estimated cash flows over the remaining amortization and depreciation period, their carrying values are reduced to estimated fair value. Impairment indicators include, among other conditions, cash flow deficits, an historic or anticipated decline in revenue or operating profit, adverse legal or regulatory developments, accumulation of costs significantly in excess of amounts originally expected to acquire the asset and a material decrease in the fair value of some or all of the

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assets. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups.

  Financial Instruments

     The carrying values of the Company's financial instruments included in the accompanying financial statements approximate fair value principally because of the short-term and/or variable rate nature thereof.

  Earnings Per Share

     The Company's basic earnings per share is computed using the weighted average number of shares of common stock outstanding, including the Employee Stock Ownership Plan common shares committed to be released. If not antidilutive, common share equivalents from stock options and the restricted stock plan are included in the computation of diluted earnings per share.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                                     PERIOD FROM
                                                                                    SEPTEMBER 25,
                                                        YEAR ENDED DECEMBER 31,        1997 TO
                                                       -------------------------    DECEMBER 31,
                                                          1999          1998            1997
                                                       ----------    -----------    -------------
BASIC
Net income...........................................  $1,340,000    $14,470,000     $1,914,000
                                                       ==========    ===========     ==========
Weighted average shares outstanding during the
  period.............................................   3,388,818      3,126,369      3,032,256
                                                       ==========    ===========     ==========
Basic earnings per common share......................  $     0.40    $      4.63     $     0.63
                                                       ==========    ===========     ==========
DILUTED
Net income...........................................  $1,340,000    $14,470,000     $1,914,000
                                                       ==========    ===========     ==========
Applicable common shares and common share
  equivalents:
  Weighted average shares outstanding during the
     period..........................................   3,388,818      3,126,369      3,032,256
  Shares assumed issued for stock options............       3,746          9,036             --
  Shares assumed issued for the restricted stock
     plan............................................      58,088                            --
                                                       ----------    -----------     ----------
Totals...............................................   3,450,652      3,135,405      3,032,256
                                                       ==========    ===========     ==========
Diluted earnings per common share....................  $     0.39    $      4.62     $     0.63
                                                       ==========    ===========     ==========

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

  Stock Based Compensation

     The Company accounts for its stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). In 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), whereby companies may elect to account for stock-based compensation using a fair value based method or continue measuring compensation expense using the intrinsic value method prescribed in APB No. 25. SFAS No. 123

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) requires that companies electing to continue to use the intrinsic value method make pro forma disclosure of net income and net income per share as if the fair value based method of accounting has been applied.

     The fair value of the Company's stock options was estimated at the date of grant using an option pricing model with the following weighted-average assumptions for 1999 and 1998: risk-free interest rate of 5.5%; no dividend yield; and an expected eight year life of the options. The estimated fair value for these options was $3.35 and $2.92 in 1999 and 1998, respectively, using the minimum value method and may not be indicative of the future impact since this model does not take volatility into consideration.

     The pro forma effects of adopting SFAS No. 123's fair value based method for the years ended December 31, 1999 and 1998 are provided in the table below. The effects of applying SFAS No. 123 during 1999 and 1998 are not likely to be representative of the effects on pro forma net income for future years because the vesting of options will cause additional incremental expense to be recognized in future periods.

                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                                1999          1998
                                                             ----------    -----------
Pro forma net income.......................................  $1,122,000    $14,341,000
                                                             ==========    ===========
Pro forma basic earnings per common share..................  $     0.33    $      4.59
                                                             ==========    ===========
Pro forma diluted earnings per common share................  $     0.33    $      4.57
                                                             ==========    ===========

  Reporting Comprehensive Income

     Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The adoption of SFAS No. 130 in 1998 had no impact on the Company.

  Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires recording all derivative instruments as assets or liabilities, measured at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and, therefore, the Company will adopt the new requirement effective January 1, 2001. Management has not completed its review of SFAS No. 133 and has not yet determined the impact of this new accounting pronouncement on the Company's financial position or results of operations.

2. ACQUISITION

     On January 2, 1998, the Company acquired all of the capital stock of Dorne & Margolin, Inc. ("D&M"), a manufacturer of antenna products, for a purchase price of $16 million cash, plus transaction costs. The acquisition was accounted for as a purchase. The purchase price was allocated to the assets and liabilities based upon their fair values at the date of acquisition. Costs in excess of net assets acquired of approximately $11.0 million are being amortized over a 20 year period. The results of operations for D&M have been included in the Company's operations from the date of acquisition.

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

2. ACQUISITION (CONTINUED)
     Had the D&M acquisition occurred as of October 1, 1997, the Company's unaudited pro forma operating results for the period ended December 31, 1997 would have been as follows:

Net sales (unaudited).......................................  $35,554,000
                                                              ===========
Net income (unaudited)......................................  $ 1,570,000
                                                              ===========
Basic and diluted earnings per common share (unaudited).....  $      0.52
                                                              ===========

     The unaudited pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the D&M acquisition been made at October 1, 1997 or of the results which may occur in the future.

3. LONG-TERM CONTRACTS

     A substantial portion of the Company's business activity is with the United States Government. At December 31, 1999 and 1998, approximately 84% and 80%, respectively, of the Company's accounts receivable represent obligations of the United States Government and its prime contractors.

     Included in accounts receivable at December 31, 1999 and 1998 were unbilled costs and profits related to long-term contracts of $16.9 million and $15.2 million, respectively. These costs and profits will be billed in accordance with applicable contract terms, generally upon delivery and acceptance by the customer. Accounts receivable were net of progress payments of $66.3 million and $44.8 million at December 31, 1999 and 1998, respectively.

     In accordance with industry practice, long-term contracts are classified as current assets or liabilities in the consolidated balance sheets, even though a portion is not expected to be realized within one year.

     Contractual authority to acquire additional items, or to change the work scope of a contract prior to reaching final agreement on price, is a frequent and normal occurrence in procurements with the United States Government. Contracts generally contain standard provisions for assuring that an equitable price will be determined in the unusual event a mutually satisfactory price cannot be substantially negotiated.

4. SIGNIFICANT PROGRAMS AND CONTRACTS

     The Company's programs related to the electronic warfare suite on the U.S. Air Force's B-1B aircraft accounted for approximately 10%, 18% and 22% of 1999, 1998 and 1997 net sales, respectively. In 1998, the B-1B production and spares contracts, which were awarded to AIL in 1981 and 1983, respectively, were completed and finalized at a value of approximately $3.8 billion. This final negotiation generated approximately $8 million of cash which was collected by the Company in February 1999.

     The contract for the Universal Exciter Upgrade of the U.S. Navy's EA-6B aircraft accounted for approximately 29%, 16% and 29% of the Company's 1999, 1998 and 1997 net sales and approximately 30%, 22% and 30% of the Company's 1999, 1998 and 1997 cost of products sold, respectively.

     Additionally, net sales generated by one cost plus incentive fee classified space program contract accounted for approximately 9% and 5% of 1999 and 1998 net sales, respectively.

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

5. INVENTORIES

     Inventories consist of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          1998
                                                      ----------    ----------
Raw materials.......................................  $3,322,000    $4,259,000
Work-in-progress....................................   2,925,000     2,766,000
Finished goods......................................   1,005,000     1,123,000
                                                      ----------    ----------
                                                      $7,252,000    $8,148,000
                                                      ==========    ==========

     Inventories included contracts-in-progress of approximately $2,407,000 and $1,728,000 at December 31, 1999 and 1998, respectively, which consist primarily of unbilled material, labor and overhead costs that are expected to be billed during the succeeding year, net of progress billings.

6. THE EMPLOYEE STOCK OWNERSHIP PLAN AND THE ACQUISITION OF AIL SYSTEMS INC.

     Pursuant to a stock purchase agreement, dated September 30, 1997, and other related agreements, the Company acquired all of the outstanding common stock of AIL on such date. In accordance with Emerging Issues Task Force No. 88-16, "Basis in Leveraged Buy-Out Transactions," the transactions resulted in a new basis of accounting for the Company. Accordingly, the acquired tangible and identifiable intangible assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The following table sets forth the net assets acquired, liabilities assumed and purchase price for the acquisition:

Fair value of assets acquired...............................  $125,813,000
Liabilities assumed.........................................   (84,523,000)
Purchase price paid in equity securities....................   (37,500,000)
                                                              ------------
Cash purchase price, including transaction costs............  $  3,790,000
                                                              ============

     The 4.72% minority interest in AIL held by the AIL Systems, Inc. Employee Stock Plan (the "Plan") was exchanged for 1,621,068 common shares of the Company. The Plan is a preexisting employee stock ownership plan established for the benefit of the employees of AIL and was previously sponsored by Eaton Corporation ("Eaton") and AIL. All of the Company's common shares owned by the Plan have been specifically allocated to the accounts of individual employees of the Company.

     Eaton sold its 95.28% interest in AIL to the Company for (i) 2,673 shares of the Company's Series A Cumulative Preferred stock, (ii) 4,183,432 shares of the Company's common stock and (iii) a promissory note payable which aggregated $109,200,000 (such amount was partially paid through the forgiveness of an accounts receivable balance from Eaton of approximately $105,511,000). Contemporaneous with the disposition of its AIL common stock, Eaton agreed to sell 2,807,335 and 621,499 of the Company's common shares to the trust underlying the newly-established AIL Technologies Inc. Employee Stock Ownership Plan (the "ESOP") and certain members of AIL management, respectively. The purchase price of $6.00 per common share ($20,573,004 in the aggregate) was paid in cash. In connection therewith, the Company, through its wholly-owned AIL subsidiary, entered into a credit agreement with its banks which, among other things, provided the Company approximately $16.8 million to advance to the internally leveraged ESOP trust in order to fund the acquisition of the Company's common stock.

     In August 1998, the Company and Eaton entered into a settlement agreement concerning the Purchase Price Adjustment Clause of the September 30, 1997 Stock Purchase Agreement. Per the agreement, approximately $3.2 million of liabilities owed by the Company to Eaton were converted into 3,200 shares of Series A Cumulative Preferred Stock.

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

6. THE EMPLOYEE STOCK OWNERSHIP PLAN AND THE ACQUISITION OF AIL SYSTEMS INC. (CONTINUED)
     The common shares sold to certain members of AIL management at the inception of the ESOP and 55,249 additional common shares sold in 1998 were partially financed by interest bearing notes payable to the Company. At December 31, 1999, such management group receivables are collateralized by 176,600 common shares of the Company.

     The internally leveraged ESOP is being accounted for under AICPA Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans." Upon the ESOP's acquisition of the Company's common shares, which was funded through an indirect loan obtained from AIL, the Company recorded the cost basis of the unearned ESOP shares as a reduction to shareholders' equity. As ESOP shares are committed to be released to plan participants, the earned ESOP shares are released from the unearned ESOP shares account based upon the cost of the shares to the ESOP. The allocation to participants is based on (i) $600 per employee at the fair value of the stock and (ii) pro rata based on compensation. Compensation expense is recorded based upon the then existing fair value of the Company's common shares. The Company records the differences between the fair value of common shares committed to be released and the cost of these common shares to the ESOP to additional paid-in capital.

     Based on estimated fair values of $7.50, $9.40 and $8.20 per common share, the Company recorded compensation expense of approximately $2,106,000, $2,640,000 and $575,000 in 1999, 1998 and 1997, respectively. The 2,175,688 unearned ESOP shares that have not been committed to be released to participants at December 31, 1999 have an aggregate fair value of approximately $16.3 million.

     During 1999, 1998 and 1997, the Company contributed approximately $2,800,000, $2,900,000 and $800,000, respectively, to the ESOP in order to cover the ESOP's debt service requirements.

7. COMMON AND SERIES A CUMULATIVE PREFERRED STOCK

  Common Stock

     Pursuant to the acquisition and disposition transactions described in Note 6, all of the holders of the common stock of the Company executed a Stockholders Agreement (the "Agreement") which became effective on September 30, 1997 and will continue in effect until a public offering of the Company's securities. Among other conditions, the Agreement generally contains restrictions on the ability of the shareholders to sell, transfer or otherwise dispose of their common shares, except that, in certain circumstances, shares may be sold (i) to a third party subject to a first right of refusal of other members of the shareholder group or the Company or (ii) to the Company subject to certain limitations. In addition, until January 1, 2000 the Company was restricted from
(i) paying or declaring any dividends on any other capital stock without the consent of a majority of the holders of the Series A Cumulative Preferred Stock and (ii) authorizing or issuing any other class or series of preferred or common stock.

  Series A Cumulative Preferred Stock (the "Preferred Stock")

     The Company's Preferred Stock is nonvoting, except in certain defined circumstances. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Preferred Stockholders shall be entitled to receive, prior and in preference to any distribution to the holders of any other class or series of the Company's stock, $1,000 per share plus any accrued but unpaid dividends (collectively the "Liquidation Preference"). However, the Company shall have the right, at its sole discretion and election, to redeem the Preferred Stock for cash, in whole or in part, at any time at the Liquidation Preference amount.

     Commencing January 1, 2000, the Preferred Stockholders shall be entitled to receive cash dividends equal to the lesser of (i) $80.00 per share per annum or
(ii) 17.57% of the Company's consolidated net income for the previous year ended December 31, exclusive of the year ended December 31, 1999, adjusted on

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

7. COMMON AND SERIES A CUMULATIVE PREFERRED STOCK (CONTINUED) a pro rata basis for any partial redemptions of the Preferred Stock. Such dividends, which are payable commencing on March 31, 2000 and each March 31 thereafter, shall have preference and priority to any dividend payment on the common stock of the Company. In the event that the Preferred Stock dividend is not paid or declared by the Company's Board of Directors, such amount shall be cumulative and, accordingly, the Liquidation Preference will be increased by a corresponding amount. Based on the applicable formula, no cash dividend is payable on March 31, 2000.

     In 1998, an additional 3,200 shares of Preferred Stock were issued in connection with the settlement of a purchase price adjustment related to the acquisition of AIL (see Note 6).

     On September 14, 1998, the Company's Certificate of Incorporation was amended to increase the number of authorized Preferred Stock shares from 8,000 to 20,000.

8. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1999           1998
                                                    -----------    -----------
Term loan.........................................  $ 1,650,000    $ 2,250,000
ESOP loan.........................................   11,528,000     13,960,000
Acquisition loan..................................    9,000,000     12,000,000
Revolving line of credit..........................    1,000,000     12,000,000
                                                    -----------    -----------
                                                    $23,178,000    $40,210,000
                                                    ===========    ===========

  Revolving Lines of Credit

     On September 30, 1997, the Company entered into revolving line of credit agreements with its banks in the aggregate amount of $9.0 million to be used for working capital purposes. On June 29, 1998, the amount available under the revolving line of credit agreements was increased to $12.0 million. The revolving line of credit agreements expire on September 30, 2002.

  Other Borrowings

     At December 31, 1997, the Company maintained two secured long-term loans with its banks. A $3.0 million term loan was provided to fund amounts due to Eaton pursuant to the acquisition transactions described in Note 6 and a $17.0 million ESOP loan was provided in order to finance the ESOP's purchase of the Company's common shares, with any excess balance thereof utilized for working capital purposes. Commencing on December 31, 1997, these two loans are being paid in nineteen equal quarterly installments of $758,000, plus a balloon payment of $5,598,000 due on September 30, 2002.

     Additionally, the Company obtained an acquisition loan commitment in the aggregate amount of $15.0 million which, with the banks' approval, was fully utilized by the Company to acquire the outstanding common stock of D&M. Such loan is payable in twenty equal quarterly installments, which commenced on March 31, 1998.

  Loan Covenants

     The Company's various debt agreements have financial covenants which cover tangible net worth, leverage ratios, net income ratios and debt coverage ratios, most of which are measured continuously

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

8. LONG-TERM DEBT (CONTINUED)
throughout the fiscal year. The debt agreements also contain covenants and provisions that restrict, among other things, the Company's ability to (i) incur additional indebtedness, (ii) incur liens or encumbrances on its property and equipment, (iii) make certain investments, loans or guarantees other than in the normal course of business, (iv) declare or pay cash dividends, other than on the Preferred Stock, (v) engage in certain sales of assets, (vi) merge, consolidate with or acquire other business entities and (vii) fundamentally alter the underlying nature or scope of the existing business. Additionally, the Company's capital expenditures must be below certain predetermined thresholds provided in the loan agreements. At December 31, 1999, the Company was in compliance with the covenants contained in the various debt agreements as amended.

  Other

     Interest on all of the aforementioned bank loans is payable quarterly and, at the discretion of the Company, bear interest at the agent bank's prime lending rate or an adjusted LIBOR rate, as such rate is defined in the underlying loan agreements (the Company's effective borrowing rate was 8.1% at December 31, 1999). Effective December 31, 1997, the Company and a bank entered into interest rate swap arrangements for its $3.0 million term loan and its $17.0 million ESOP loan, which extend through September 30, 2002. The notional amounts of such interest rate swap arrangements are the declining principal amounts of the corresponding loans. Pursuant to the agreements, the Company's interest rates on the financial instruments will be fixed at 5.99% over the terms of the loans. Gains and losses resulting from such interest rate swap arrangements are recorded as adjustments to interest expense in the period to which they relate.

     The bank credit facilities are secured by all assets of the Company, including a first mortgage on the Company's Deer Park, New York facility, and all of the Company's common stock in AIL.

     Under certain circumstances, the Company is required to make mandatory loan prepayments. Moreover, the Company generally may prepay its bank indebtedness without incurring prepayment penalties. During the term of the revolving line of credit agreements, the Company is charged a commitment fee of 1/4% of the daily average of such unused commitments, payable on a quarterly basis.

     The interest expense incurred on ESOP indebtedness during 1999, 1998 and 1997 was approximately $995,000, $1,243,000 and $349,000, respectively.

     Principal maturities of long-term debt for the years ending December 31 are as follows:

2000............................................  $ 6,032,000
2001............................................    6,032,000
2002............................................   11,114,000
                                                  -----------
                                                  $23,178,000
                                                  ===========

9. DEFINED BENEFIT PENSION PLANS

     Prior to the September 1997 acquisition, the majority of AIL's employees who attained age 21 participated in Eaton's noncontributory defined benefit pension plan. The plan provided benefits that were generally based on years of service and final average compensation. Eaton's policy was to fund at least the minimum required by applicable regulations. AIL had full liability, responsibility and obligation for costs of operating and funding the plan with respect to participation therein by its employees. In connection with the acquisition transactions described in Note 6, the Company established a defined benefit plan with substantially the same terms and conditions of Eaton's plan. Moreover, in July 1998 the trust underlying Eaton's defined benefit plan transferred assets to the trust underlying the Company's new defined benefit plan in order to provide an allocable share of the net assets attributable to the AIL current and former plan participants and

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

9. DEFINED BENEFIT PENSION PLANS (CONTINUED) retirees under the plan who are, or will be, receiving benefits. The Company's funding policy for its new defined benefit plan is to make annual contributions to the extent that such contributions are actuarially-determined and tax deductible. The $130.5 million and $131.0 million of plan assets at December 31, 1999 and 1998, respectively, generally consist of investments in domestic and international capital stock and bond funds.

     Pursuant to the acquisition transactions, the Company also established a defined benefit pension plan designed to cover substantially all nonqualified pension arrangements that were previously provided by Eaton. The plan generally provides supplemental benefits to certain participants who are already covered by the qualified defined benefit pension plan. Plan benefits are based on years of service and certain compensation that is excluded under the qualified defined benefit compensation plan. The nonqualified pension plan's principal asset consists of whole life insurance policies and the cash surrender values thereunder.

     The following tables present certain financial information for all of the Company's defined benefit pension plans.

                                                                          AS OF AND FOR THE
                                                                             PERIOD FROM
                                          AS OF AND FOR THE YEAR ENDED      SEPTEMBER 25,
                                                  DECEMBER 31,                 1997 TO
                                          ----------------------------      DECEMBER 31,
                                              1999            1998              1997
                                          ------------    ------------    -----------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation at
  beginning of period...................  $127,793,000    $134,671,000      $135,604,000
Service cost............................     2,884,000       3,084,000           731,000
Interest cost on projected benefit
  obligation............................     8,105,000       8,459,000         2,115,000
Benefit payments........................   (11,140,000)    (12,695,000)       (2,830,000)
Actuarial gain..........................    (6,531,000)     (5,726,000)         (949,000)
                                          ------------    ------------      ------------
Projected benefit obligation at end of
  period................................   121,111,000     127,793,000       134,671,000
                                          ------------    ------------      ------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning
  of period.............................   130,995,000     139,407,000       141,338,000
Actual return on plan assets............    10,692,000       4,283,000           899,000
Benefit payments........................   (11,140,000)    (12,695,000)       (2,830,000)
                                          ------------    ------------      ------------
Fair value of plan assets at end of
  period................................   130,547,000     130,995,000       139,407,000
                                          ------------    ------------      ------------
Funded status...........................     9,436,000       3,202,000         4,736,000
Unrecognized net actuarial loss.........     1,829,000       5,261,000         1,575,000
                                          ------------    ------------      ------------
Net amount recognized...................  $ 11,265,000    $  8,463,000      $  6,311,000
                                          ============    ============      ============

     The aforementioned amounts are recognized in the accompanying consolidated balance sheets as follows:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1999           1998
                                                    -----------    -----------
Other long-term assets............................  $12,963,000    $10,015,000
Other long-term liabilities.......................    1,698,000      1,552,000
                                                    -----------    -----------
Net amounts recognized............................  $11,265,000    $ 8,463,000
                                                    ===========    ===========

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

9. DEFINED BENEFIT PENSION PLANS (CONTINUED)

                                                                             PERIOD FROM
                                                                            SEPTEMBER 25,
                                               YEAR ENDED DECEMBER 31,         1997 TO
                                              --------------------------    DECEMBER 31,
                                                 1999           1998            1997
                                              -----------    -----------    -------------
COMPONENTS OF PERIODIC BENEFIT
Service cost................................  $ 2,884,000    $ 3,084,000     $   731,000
Interest cost on projected benefit
  obligation................................    8,105,000      8,459,000       2,115,000
Actual return on plan assets................  (10,692,000)    (4,283,000)       (899,000)
Net amortization and deferral...............   (2,953,000)    (9,272,000)     (2,490,000)
                                              -----------    -----------     -----------
Net periodic benefit........................  $(2,656,000)   $(2,012,000)    $  (543,000)
                                              ===========    ===========     ===========

     Actuarial assumptions used in the calculations of the net pension benefit amounts for 1999, 1998 and 1997 were as follows:

                                                         1999     1998 AND 1997
                                                         -----    -------------
Discount rate..........................................   7.50%        6.50%
Compensation growth rate...............................   3.95%        3.95%
Long-term rate of return on plan assets................  10.00%       10.00%

     In December 1999, the qualified defined benefit plan established a temporary opportunity for eligible employees to voluntarily elect to retire from the Company and receive an enhanced benefit. Substantially all active employees of the Company who are located at its Deer Park, New York facility were eligible for this enhanced benefit if, as of January 31, 2000, the employee was 55 years old or older, with at least ten years of vested service and at least five of the ten years of vested service are immediately preceding January 31, 2000. The enhanced benefit also retroactively covers those employees who elected a retirement date after September 30, 1999 but before the announcement date of the enhanced benefit. The enhanced benefit is calculated at one and one-half percent of the employee's current annual base pay, multiplied by the total years of plan participation, up to a maximum of twenty-five years of participation. The enhanced benefit is in addition to the benefit that the employee would otherwise be entitled to under the normal provisions of the qualified defined benefit plan. The employees electing to receive the enhanced benefit pursuant to the plan amendment will receive payment thereof consistent with the methodology elected for other benefits payable under the qualified defined benefit plan. January 15, 2000 was the last date that eligible employees could elect to participate in the enhanced benefit program. The benefits payable under this plan amendment will be paid from the qualified defined benefit plan's assets and are expected to be approximately $1.3 million.

     In December 1999, the qualified defined benefit plan was also amended insofar as no new participants will be allowed subsequent to December 31, 1999; however, it is anticipated that plan participation credits will continue through December 31, 2003 and retirements after such date will be reflective of final average compensation during the period subsequent to December 31, 2003.

     The effects of the aforementioned plan amendments are not reflected in the actuarial present values of projected plan benefit obligations disclosed in the above tables.

10. DEFINED CONTRIBUTION PLANS

     The Company sponsors a defined contribution 401(k) retirement plan for the benefit of substantially all of its employees. The plan is funded by employee salary deferral contributions and provides for matching contributions by the Company at the discretion of the Board of Directors. No such matching contributions were made by the Company during 1999, 1998 and 1997.

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

10. DEFINED CONTRIBUTION PLANS (CONTINUED)
     The Company became the plan sponsor for another 401(k) retirement plan in connection with its acquisition of D&M (see Note 2). During 1998, this plan was merged with the existing AIL plan.

11. POSTEMPLOYMENT OBLIGATIONS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Prior to November 1998, AIL's employees who were hired prior to December 1, 1997 and with 20 years of service generally were eligible for postretirement health care and life insurance benefits upon retirement, payable for life, although the Company retained the right to modify or terminate the plan providing these benefits. In November 1998, the Company approved a plan to curtail substantially all of AIL's contribution to benefits provided under the employee retirement medical and life insurance program. As a result of such curtailment, the Company recognized a gain of approximately $37 million in 1998. AIL continues to offer a retirement medical program to eligible participants with all expenses borne by the participants.

     Prior to curtailment, AIL paid 50 to 90 percent of such costs. In addition to certain long-term disability income continuance payments and costs associated with life and health care insurance for disabled employees that remain postemployment obligations of the Company, certain retirees who retired prior to 1985 have life insurance benefits which will continue to be recognized as a postretirement benefit obligation paid by the Company. The benefit plan asset primarily consists of a tax-free money market investment.

     The following tables present certain financial information for the Company's postemployment and postretirement obligations and the corresponding benefit plan.

                                                                            AS OF AND FOR
                                                                           THE PERIOD FROM
                                                 AS OF AND FOR THE          SEPTEMBER 25,
                                              YEAR ENDED DECEMBER 31,          1997 TO
                                            ---------------------------     DECEMBER 31,
                                               1999            1998             1997
                                            -----------    ------------    ---------------
CHANGES IN ACCUMULATED BENEFIT OBLIGATION
Accumulated benefit obligation at
  beginning of period.....................  $ 9,699,000    $ 48,655,000      $ 49,074,000
Service cost benefits earned during the
  period..................................       54,000         328,000            77,000
Interest cost.............................      571,000       3,001,000           750,000
Plan participant contributions............           --         468,000            85,000
Benefit payments..........................     (604,000)     (4,684,000)       (1,962,000)
Actuarial (gain) and loss.................     (571,000)     (1,019,000)          631,000
Curtailment gain..........................           --     (37,050,000)               --
                                            -----------    ------------      ------------
Accumulated benefit obligation at end of
  period..................................    9,149,000       9,699,000        48,655,000
                                            -----------    ------------      ------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
  period..................................      149,000       1,717,000         2,718,000
Actual return on plan assets..............        1,000         150,000            17,000
Employer contributions....................      526,000       2,498,000           859,000
Plan participant contributions............           --         468,000            85,000
Benefit payments..........................     (604,000)     (4,684,000)       (1,962,000)
                                            -----------    ------------      ------------
Fair value of plan assets at end of
  period..................................       72,000         149,000         1,717,000
                                            -----------    ------------      ------------
Funded status.............................   (9,077,000)     (9,550,000)      (46,938,000)
Unrecognized net actuarial (gain) loss....     (165,000)        405,000           824,000
                                            -----------    ------------      ------------
Net amount recognized.....................  $(9,242,000)   $ (9,145,000)     $(46,114,000)
                                            ===========    ============      ============

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

11. POSTEMPLOYMENT OBLIGATIONS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)
     The aforementioned amounts are included in the accompanying consolidated balance sheets as follows:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1999           1998
                                                    -----------    -----------
Other long-term assets............................  $    72,000    $   149,000
Other long-term liabilities.......................    9,314,000      9,294,000
                                                    -----------    -----------
Net amounts recognized............................  $(9,242,000)   $(9,145,000)
                                                    ===========    ===========

                                                                            PERIOD FROM
                                                                           SEPTEMBER 25,
                                              YEAR ENDED DECEMBER 31,         1997 TO
                                              ------------------------     DECEMBER 31,
                                                1999          1998             1997
                                              --------    ------------    ---------------
COMPONENTS OF PERIODIC COST
Service cost................................  $ 54,000    $    328,000       $ 77,000
Interest cost on accumulated benefit
  obligation................................   571,000       3,001,000        750,000
Actual return on plan assets................    (1,000)       (150,000)       (17,000)
Net amortization and deferral...............        --         102,000          5,000
Curtailment gain............................        --     (37,050,000)            --
                                              --------    ------------       --------
Net periodic cost (benefit).................  $624,000    $(33,769,000)      $815,000
                                              ========    ============       ========

     The discount rate utilized in determining the net benefit amounts for 1998 and 1997 was 6.50%. In 1999, the discount rate was 7.50%.

12. STOCK-BASED COMPENSATION

  Stock Option Plan

     In November 1997, the Company adopted the 1998 Long Term Incentive Stock Option Plan (the "Plan") effective January 1, 1998. The Plan provides for the granting of incentive and nonqualified stock options to employees and directors to purchase up to 380,000 shares of the Company's common stock. All of the options granted to date under the Plan have been qualified stock options providing for exercise prices equal to the fair value at the date of grant and expire 10 years after the date of grant. Such options are generally exercisable over a three or five year vesting period; however, vesting may be accelerated if the Company experiences a change in control, as defined in the underlying Plan agreement. At December 31, 1999 and 1998, approximately 115,000 and 42,000 options were exercisable, respectively. Additionally, at December 31, 1999, the weighted average exercise price and weighted average remaining contractual life of the Company's stock options are $8.86 and 8.76 years, respectively.

     The following table summarizes information about stock options.

                                                     SHARES     EXERCISE PRICES
                                                     -------    ---------------
Outstanding at January 1, 1998.....................       --       $     --
Granted............................................  136,525         8.20
Forfeited..........................................   (4,000)        8.20
                                                     -------
Outstanding at December 31, 1998...................  132,525         8.20
Granted............................................  154,775         9.40
Forfeited..........................................   (5,920)        8.20
                                                     -------
Outstanding at December 31, 1999...................  281,380    $8.20 to $9.40
                                                     =======

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

12. STOCK-BASED COMPENSATION (CONTINUED)
  Restricted Stock Plan

     In November 1997, the Company adopted the 1998 Long Term Incentive Restricted Stock Plan (the "Restricted Stock Plan") which provides for the granting of up to 520,000 shares of restricted stock to certain key employees of the Company. In January 1999 and December 1997, 47,050 and 245,350 awards were granted with aggregate fair values of approximately $442,000 and $1,929,000, respectively. The restricted shares vest over a 9 year period. However, such vesting may be accelerated if the Company achieves a predetermined stock appreciation value for a two-year period or if the Company experiences a change in control, as defined in the underlying Restricted Stock Plan agreement. Compensation expense associated with the Restricted Stock Plan for 1997 was not material.

     The following table summarizes information about restricted stock grant awards (no restricted stock shares have been issued through December 31, 1999).

Outstanding at September 25, 1997...........................       --
Granted.....................................................  245,350
                                                              -------
Outstanding at December 31, 1997............................  245,350
Forfeited...................................................  (10,100)
                                                              -------
Outstanding at December 31, 1998............................  235,250
Granted.....................................................   47,050
                                                              -------
Outstanding at December 31, 1999............................  282,300
                                                              =======

13. INCOME TAXES

     Income tax expense (benefit) is as follows:

                                                                             PERIOD FROM
                                                                            SEPTEMBER 25,
                                               YEAR ENDED DECEMBER 31,         1997 TO
                                              --------------------------    DECEMBER 31,
                                                 1999           1998            1997
                                              -----------    -----------    -------------
Current:
  Federal...................................  $ 5,031,000    $(1,516,000)    $1,516,000
  State.....................................    1,004,000             --        304,000
                                              -----------    -----------     ----------
                                                6,035,000     (1,516,000)     1,820,000
                                              -----------    -----------     ----------
Deferred:
  Federal...................................   (4,278,000)     9,276,000       (339,000)
  State.....................................     (731,000)     2,719,000        (95,000)
                                              -----------    -----------     ----------
                                               (5,009,000)    11,995,000       (434,000)
                                              -----------    -----------     ----------
                                              $ 1,026,000    $10,479,000     $1,386,000
                                              ===========    ===========     ==========

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

13. INCOME TAXES (CONTINUED)
     A reconciliation between the actual income tax expense for financial statement purposes and income taxes computed by applying the statutory Federal income tax rate to financial statement income before income taxes is as follows:

                                                                            PERIOD FROM
                                                           YEAR ENDED      SEPTEMBER 25,
                                                          DECEMBER 31,        1997 TO
                                                          -------------    DECEMBER 31,
                                                          1999     1998        1997
                                                          -----    ----    -------------
Statutory Federal income tax rate.......................   35.0%   35.0%       35.0%
State income taxes, net of Federal benefit..............    7.5     7.1         4.1
Tax credits.............................................  (17.4)     --          --
Nondeductible merger related expenses...................   12.8      --          --
Nondeductible goodwill amortization expense.............    7.5     0.7          --
Nondeductible expenses -- other.........................    1.9     0.2         2.8
Other, net..............................................   (3.9)   (1.0)        0.1
                                                          -----    ----        ----
Financial statement effective income tax rate...........   43.4%   42.0%       42.0%
                                                          =====    ====        ====

     The 1999 effective income tax rate was favorably impacted by the effects of certain investment tax credits. The Company only recognizes such income tax credits in the period that they are definitively calculated in connection with the completion of the corresponding corporate income tax filings.

     Components of the long-term deferred income tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                                             1999            1998
                                                         ------------    -------------
Deferred income tax assets:
Net operating loss carryforwards and investment tax
  credits..............................................  $  1,436,000    $   2,725,000
Deferred revenue.......................................     1,443,000               --
Long-term contracts....................................     1,378,000        2,017,000
Postemployment obligations and postretirement benefits
  other than pensions and nonqualified defined benefit
  pension plan.........................................     4,516,000        4,554,000
Allowance for doubtful accounts........................       308,000          411,000
Other..................................................       344,000          273,000
Valuation allowance....................................    (1,436,000)      (1,571,000)
                                                         ------------    -------------
                                                            7,989,000        8,409,000
                                                         ------------    -------------
Deferred income tax liabilities:
Property, plant and equipment..........................     8,408,000       10,663,000
Qualified defined benefit pension plan.................     5,050,000        3,903,000
Assets with book bases greater than tax bases..........            --        2,591,000
Other..................................................     1,083,000        2,813,000
                                                         ------------    -------------
                                                           14,541,000       19,970,000
                                                         ------------    -------------
Net deferred income tax liability......................  $ (6,552,000)   $ (11,561,000)
                                                         ============    =============

     At December 31, 1999, the Company had state net operating loss carryforwards and state investment tax credits available to reduce future taxable income aggregating approximately $829,000 and $2.1 million, respectively. Such amounts expire in 2018 and 2013, respectively, and are subject to substantial annual

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

13. INCOME TAXES (CONTINUED)
limitations pursuant to the separate return limitation years and ownership changes provided by the Internal Revenue Code of 1986, as amended.

     The Company has recorded a full valuation allowance for certain state net operating loss carryforwards and investment tax credits because there can be no objective measurement of the Company's ability to generate sufficient future taxable income of the appropriate nature and character to provide reasonable assurance that the related net deferred tax asset will be recoverable.

     During the year ended December 31, 1999, the Company recognized the benefit of certain favorable income tax attributes related to the D&M acquisition. As such income tax benefits were not recognized in connection with the D&M acquisition accounting because their realization was not considered reasonably assured, the Company utilized those income tax benefits in 1999 to reduce the carrying value of goodwill by approximately $272,000.

14. COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases real property and equipment under various noncancelable operating leases. The leases provide for monthly rental payments including real estate taxes and other operating costs. The aggregate future minimum lease commitments under noncancelable operating leases for the years ending December 31 are as follows:

2000.............................................  $1,357,000
2001.............................................   1,248,000
2002.............................................   1,093,000
2003.............................................     643,000
2004.............................................     248,000

     Rent expense under all operating lease arrangements was approximately $1,199,000, $1,047,000 and $235,000 for 1999, 1998 and 1997, respectively.

  Legal Matters

     The Company is party to legal proceedings and potential claims arising in the ordinary course of its business. The ultimate legal and financial liability of the Company with respect to such ongoing litigation cannot be estimated with any certainty but, in the opinion of the management, the Company has adequate legal defenses, reserves or insurance coverage with respect to those matters so that the ultimate resolution will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

  Land and Building Sales

     The Company has entered into three separate agreements to sell certain parcels of land and a building at its facility in Deer Park, New York. The selling prices of such land and building aggregate approximately $6.0 million. The purchase price will be satisfied by cash of approximately $4.8 million and the balance as a long-term mortgage payable to the Company. Management believes that all three real property transactions will close during 2000.

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

15. DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Prior to 1998, the Company had only one reportable segment because no individual business or product line met the reportable segment criteria defined in SFAS No.
131. However, the January 2, 1998 acquisition of D&M's antenna business created the requirement for disclosures regarding two reportable segments: Defense and Aerospace Systems and Antenna Products and Technologies, both of which sell their products and services to customers in the defense industry and the government sector. Moreover, Antenna Products and Technologies generates approximately 40% of its net sales from commercial customers.

The Company's principal products and services by reportable segment are as follows:

  DEFENSE AND AEROSPACE SYSTEMS:

  Advanced sensors

  Field test simulation, measurement and verification and avionics data acquisition

  Frequency synthesizers

  Interference cancellation systems

  Ka-Band low noise amplifiers, mixers, downconverters, radiometers and MCM

  L-Band amplifiers

  Modular radar and other radar products

  Passive airborne warning systems

  Radar warning receivers

  Repairs, contractor support and customer training (post-installation)

 Tactical integrated computer-controlled jamming systems for the U.S. Navy's and
  Marine's EA-6B
    Prowler and the U.S. Air Force's B-1B aircraft

  ANTENNA PRODUCTS AND TECHNOLOGIES:

  Advanced electronic warfare antennas

  CNI antennas

  Commercial aviation antennas

  ELINT ESM systems

  ESM and electronic warfare antennas

  GPS and wireless antennas

  High-frequency whip antenna with tilt base

  Lightweight composite reflector antennas

  Navigation and radar antennas

  Prime feed reflector systems

  SPS-67 antenna group for the U.S. Navy's Aegis class destroyers

  UHF SATCOM antennas

     The Company uses operating results for purposes of performance measurement; however, the gain on curtailment of health and welfare benefit plan has not been allocated to the reportable segments for the year

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

15. DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (CONTINUED) ended December 31, 1998 because such allocation is not readily determinable. The accounting policies of the reportable segments are the same as those described in Note 1. The measurement basis for segment assets includes net accounts receivable, inventories, goodwill and other intangible assets, net property, plant and equipment and other identifiable current assets.

     Summary information by segment as of and for the years ended December 31, 1999 and 1998 is as follows:

                                                               1999           1998
                                                           ------------    -----------
DEFENSE AND AEROSPACE SYSTEMS
  Net sales to external customers........................  $115,750,000    $97,104,000
  Segment operating profit...............................    12,199,000        150,000
  Segment assets.........................................    33,909,000     43,948,000
  Segment depreciation and amortization expense..........     1,725,000      1,859,000
  Segment property, plant and equipment expenditures.....     1,641,000      2,161,000
ANTENNA PRODUCTS AND TECHNOLOGIES
  Net sales to external customers........................    30,322,000     22,836,000
  Segment operating loss.................................    (6,376,000)    (8,915,000)
  Segment assets.........................................    20,903,000     24,611,000
  Segment depreciation and amortization expense..........     1,072,000      1,130,000
  Segment property, plant and equipment expenditures.....        96,000        220,000

                     AIL TECHNOLOGIES INC. AND SUBSIDIARIES

15. DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (CONTINUED)
     A reconciliation of the Company's segment operating profit (loss), segment assets and other significant items to the corresponding amounts in the consolidated financial statements as of and for the years ended December 31, 1999 and 1998 is as follows:

                                                              1999            1998
                                                          ------------    ------------
INCOME BEFORE INCOME TAXES
Total operating profit (loss) for reportable segments...  $  5,823,000    $ (8,765,000)
Gain on curtailment of health and welfare benefit
  plan..................................................            --      37,050,000
Interest expense........................................    (2,875,000)     (3,257,000)
All other expense, net..................................      (582,000)        (79,000)
                                                          ------------    ------------
Total consolidated income before income taxes...........  $  2,366,000    $ 24,949,000
                                                          ============    ============
ASSETS
Total assets for reportable segments....................  $ 54,812,000    $ 68,559,000
Other assets............................................    58,348,000      56,942,000
                                                          ------------    ------------
Consolidated total assets...............................  $113,160,000    $125,501,000
                                                          ============    ============
DEPRECIATION AND AMORTIZATION EXPENSE
Total depreciation and amortization expense for
  reportable segments...................................  $  2,797,000    $  2,989,000
Other depreciation and amortization expense.............     5,765,000       5,439,000
                                                          ------------    ------------
Consolidated depreciation and amortization expense......  $  8,562,000    $  8,428,000
                                                          ============    ============
PROPERTY, PLANT AND EQUIPMENT EXPENDITURES
Total property, plant and equipment expenditures for
  reportable segments...................................  $  1,737,000    $  2,381,000
Other property, plant and equipment expenditures........     1,589,000       1,262,000
                                                          ------------    ------------
Consolidated property, plant and equipment
  expenditures..........................................  $  3,326,000    $  3,643,000
                                                          ============    ============

     For each of the periods presented herein, the Company's operations and assets were within the United States and net sales to customers outside of the United States were less than five percent of net sales for such periods.

16. MERGER AGREEMENT

     Both the Company's Board of Directors and EDO Corporation's Board of Directors approved a merger between the companies. EDO Corporation is a publicly-traded company on the New York Stock Exchange and, in connection with this proposed transaction, the Company would be a part of a publicly-traded company. Under the merger agreement and share purchase agreement, all of the Company's outstanding common and preferred shares will be exchanged or purchased for approximately 6.6 million newly issued EDO Corporation common shares and cash payments aggregating approximately $13 million, depending on the final exchange ratio and the market price of EDO Corporation's common shares on or about the closing date. The merger is subject to certain regulatory, shareholder and other approvals.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
AIL Systems Inc. and Subsidiary

     We have audited the accompanying statements of consolidated operations, shareholders' equity and cash flows of AIL Systems Inc. (a subsidiary of Eaton Corporation) and Subsidiary for the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Company's consolidated operations and its cash flows for the nine months ended September 30, 1997, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP
                                          --------------------------------------
                                          Ernst & Young LLP

Melville, New York
January 3, 2000

      AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND SUBSIDIARY

                      STATEMENT OF CONSOLIDATED OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                              (THOUSANDS OF
                                                                 DOLLARS,
                                                               EXCEPT SHARE
                                                                 AND PER
                                                              SHARE AMOUNTS)
Net sales...................................................   $      71,411
Costs and expenses:
  Cost of products sold.....................................          71,605
  Selling, general and administrative expenses..............          21,889
  Research and development expenses.........................           4,917
                                                               -------------
                                                                      98,411
                                                               -------------
Loss from operations........................................         (27,000)
                                                               -------------
Other income (expense):
  Net interest income from Eaton Corporation................           8,169
  Interest income...........................................              39
  Patent litigation settlement, net.........................           6,500
  Other expenses............................................            (164)
                                                               -------------
                                                                      14,544
                                                               -------------
Loss before income taxes....................................         (12,456)
Income tax benefit..........................................           4,858
                                                               -------------
Net loss....................................................   $      (7,598)
                                                               =============
Basic loss per common share.................................   $       (0.55)
                                                               =============
Weighted average common shares used in computing basic loss
  per common share..........................................      13,717,911
                                                               =============

                            See accompanying notes.

      AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND SUBSIDIARY

                 STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                               COMMON STOCK          CAPITAL IN                    TREASURY STOCK
                                          ----------------------     EXCESS OF      RETAINED    ---------------------
                                            SHARES       AMOUNT     STATED VALUE    EARNINGS     SHARES       AMOUNT      TOTALS
                                          ----------    --------    ------------    --------    ---------    --------    --------
                                                               (THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
BALANCES AT JANUARY 1, 1997.............  15,000,000    $150,000       $1,758       $69,666     1,273,375    $(16,914)   $204,510
Net loss................................          --          --           --        (7,598)           --          --      (7,598)
Purchases of stock for treasury.........          --          --           --            --        32,516        (486)       (486)
                                          ----------    --------       ------       -------     ---------    --------    --------
BALANCES AT SEPTEMBER 30, 1997..........  15,000,000    $150,000       $1,758       $62,068     1,305,891    $(17,400)   $196,426
                                          ==========    ========       ======       =======     =========    ========    ========

                            See accompanying notes.

      AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND SUBSIDIARY

                      STATEMENT OF CONSOLIDATED CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                              (THOUSANDS OF DOLLARS)
OPERATING ACTIVITIES
Net loss....................................................         $ (7,598)
Adjustments to reconcile net loss to net cash used in
  operating activities:
Depreciation expense........................................            6,287
Amortization expense........................................            2,100
Deferred income tax benefit.................................           (2,366)
Loss on disposal of property, plant and equipment...........            1,466
Changes in operating assets and liabilities:
  Accounts receivable.......................................              510
  Inventories...............................................           (1,838)
  Prepaid and recoverable income taxes......................           (4,404)
  Other current assets......................................              378
  Accounts payable..........................................           (3,700)
  Accrued compensation and related liabilities..............           (1,173)
  Income taxes payable......................................           (2,110)
  Other current liabilities.................................              562
  Change in net liability for postretirement benefits.......             (142)
  Other -- net..............................................            1,044
                                                                     --------
  Net cash used in operating activities.....................          (10,984)
                                                                     --------
INVESTING ACTIVITIES
Expenditures for property, plant and equipment..............           (4,078)
Proceeds from sales of assets...............................               11
                                                                     --------
Net cash used in investing activities.......................           (4,067)
                                                                     --------
FINANCING ACTIVITIES
Purchases of stock for treasury.............................             (486)
Net cash transferred from Eaton Corporation.................           15,981
                                                                     --------
Net cash provided by financing activities...................           15,495
INCREASE IN CASH............................................              444
Cash at beginning of period.................................              889
                                                                     --------
Cash at end of period.......................................         $  1,333
                                                                     ========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................         $  1,116
                                                                     ========
Taxes paid..................................................         $    583
                                                                     ========

                            See accompanying notes.

      AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1. SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Basis of Presentation

     AIL Systems Inc. (the "Company"), a Delaware Corporation, is a subsidiary of Eaton Corporation ("Eaton" or "Parent Company"). On December 1, 1988, Eaton and the Company executed a Purchase and Sale Agreement whereby the Company acquired Eaton's businesses engaged in the design, development and manufacture of electronic warfare and other systems, substantially for sale to the United States Government. The Purchase and Sale Agreement provided for the assumption of all contractual obligations, except for those obligations excluded by the agreement.

     The Company's two major operating units are AIL Systems Inc., with engineering and manufacturing facilities based in Deer Park, New York and a technical services facility in Lancaster, California; and its subsidiary, American Nucleonics Corporation, with engineering and manufacturing facilities based in Westlake Village, California. The Company is a high technology business applying the majority of its resources to the research, development and production of military electronics and components under defense contracts. Other products include environmental, space and satellite communication components for commercial applications.

     Effective September 30, 1997, through a series of acquisition transactions, AIL Technologies Inc. acquired all of the outstanding common shares of the Company. The accompanying consolidated financial statements present the results of operations and cash flows for the Company as a subsidiary of Eaton for the period prior to the acquisition by AIL Technologies Inc. The consolidated financial statements do not include any adjustments to the carrying amounts of assets and liabilities to reflect the fair value of the assets acquired and liabilities assumed by AIL Technologies Inc.

     The Company operated as a subsidiary of Eaton, utilizing Eaton's centralized systems for cash management, employee benefit plans, real property taxes, insurance, property, plant and equipment, income taxes and administrative services. Certain operating expenses and other cash requirements of the Company were paid by Eaton and charged directly or allocated to the Company, principally based on specific identification of individual cost items and otherwise based upon estimated levels of effort devoted by Eaton's corporate administrative departments to individual entities or relative measures of size of entities. Such allocated amounts are included in the following financial statement categories:

Cost of products sold.......................................  $2,083,000
Selling, general and administrative expenses................   1,360,000
Patent litigation settlement, net...........................   1,494,000
Other expenses..............................................      14,000

     In the opinion of management, the methods for allocating corporate administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by the Company had it operated on a stand-alone basis.

  Principles of Consolidation

     The consolidated financial statements of the Company include its wholly-owned subsidiary, American Nucleonics Corporation. Assets and liabilities are based on historical costs as included in the Parent Company's consolidated financial statements. Transactions and account balances between members of the Company's consolidated group have been eliminated in consolidation.

      AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND SUBSIDIARY

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Revenue and Profit Determination

     Sales and cost of products sold on fixed price contracts are recorded under the percentage of completion method, generally when units are delivered.

     Sales and cost of products sold on cost-reimbursement and service contracts are recorded under the percentage-of-completion method of accounting as costs (including general and administrative expenses) are incurred. Sales and cost of products sold on certain fixed-priced contracts that provide for delivery at a low volume per year, or a small number of units after a lengthy period of time over which a significant amount of costs will be incurred, are also recorded using this method. Some contracts contain incentive provisions, based upon performance in relation to established targets, which are considered in determining the revenue recognition on the underlying contracts.

     Profits on contracts are recognized based on total sales value compared to estimated costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are made cumulative to the date of change, which may affect current period earnings. Losses on contracts are recorded as they are identified.

     Revenue relating to contracts or contract change orders that have not been priced, negotiated, documented or funded is not recognized unless realization is considered probable.

  Interest Costs

     Interest costs are charged to expense as incurred, except for amounts incurred in connection with construction in progress which are capitalized as a cost of the related asset.

  Income Taxes

     The Company's taxable income is included in Eaton's consolidated and/or combined income tax returns. Pursuant to a tax sharing arrangement, income taxes currently payable were paid to the Parent Company through direct cash payments and reductions in the receivable balance from Eaton. Deferred income taxes are determined on the liability method, which requires recognition of deferred income taxes based on temporary differences between the financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations.

  Cash

     The Company participates in Eaton's centralized cash management system. Under this system, cash receipts are transferred to Eaton and cash disbursements are funded by Eaton. Accordingly, the cash balances presented in the accompanying statement of consolidated cash flows do not represent cash generated or required by operations.

      AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND SUBSIDIARY

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Inventories

     Inventories are carried at the lower of weighted average cost or market. Inventories principally consist of contracts-in-progress, which are comprised of unbilled material, labor and overhead costs that are expected to be billed during the succeeding year.

     Inventories relating to long-term contracts are stated at the actual production and engineering costs incurred to date, including manufacturing, engineering and material handling overhead, and are reduced by amounts identified with revenue recognized on units delivered or progress completed. Work in process is further reduced by charging any amounts in excess of estimated realizable value to cost of products sold.

     Inventoried costs related to certain of the Company's product lines include finished goods beyond what is required for recorded orders under contracts. These costs are incurred to help maintain stable and efficient production schedules. Management believes that sufficient markets exist for these product lines and that no loss will be incurred on disposition.

     Under the contractual arrangements by which progress payments are received, the United States Government has title to or a security interest in the inventories and unbilled accounts receivable identified with related contracts.

  Research and Development

     Research and development expenditures for Company-sponsored projects are expensed as incurred.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Repairs and maintenance costs are expensed as incurred. Depreciation and amortization of buildings and facility improvements are computed using the straight-line method over the estimated useful lives of the assets, which range from 10 to 30 years. Depreciation of machinery and equipment is computed using a sum of the years digits method over the estimated useful lives of the underlying assets, which range from 6 to 20 years.

  Intangible Assets

     The excess cost of Eaton's original investment in the Company over the net assets acquired is amortized over forty years. Other intangible assets, including costs deferred pursuant to agreements with the United States Government and software development costs, are amortized over their respective lives, not exceeding ten years.

     The carrying values of intangible and other long-lived assets are periodically reviewed to determine if any impairment indicators are present. If it is determined that such indicators are present and the review indicates that the assets will not be recoverable, based on undiscounted estimated cash flows over the remaining amortization and depreciation period, their carrying values are reduced to estimated fair market value. Impairment indicators include, among other conditions, cash flow deficits, an historic or anticipated decline in revenue or operating profit, adverse legal or regulatory developments, accumulation of costs significantly in excess of amounts originally expected to acquire the asset and a material decrease in the fair value of some or all of the assets. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups.

      AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND SUBSIDIARY

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Earnings Per Share

     The Company's basic earnings per share is computed using the weighted average number of shares of common stock outstanding, including shares held in trust for the benefit of the Company's employees. Diluted earnings per share is not disclosed for the nine months ended September 30, 1997 because the effect of common share equivalents is antidilutive.

  Stock Based Compensation

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which the Company adopted in 1996. SFAS No. 123 defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but are not required to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") but are required to disclose in the financial statement footnotes, pro forma earnings as if the Company had applied the new method of accounting. The Company has elected to account for such transactions under APB No. 25. The pro forma information required under SFAS No. 123 has not been provided since the effect of calculating compensation expense for the plans under SFAS No. 123 is not materially different from amounts reported for the nine months ended September 30, 1997.

  Disclosures about Segments of an Enterprise and Related Information

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also established standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. For the nine months ended September 30, 1997, the Company operated as one reportable segment pursuant to the criteria established in SFAS No. 131.

2. LONG-TERM CONTRACTS

     A substantial portion of the Company's business activity is with the United States Government. At September 30, 1997 and December 31, 1996 approximately 92% and 94%, respectively, of the Company's accounts receivable represent obligations of the United States Government and its prime contractors.

     Contractual authority to acquire additional items, or to change the work scope of a contract prior to reaching final agreement on price, is a frequent and normal occurrence in procurements with the United States Government. Contracts contain standard provisions for assuring that an equitable price will be determined in the unusual event a mutually satisfactory price cannot be subsequently negotiated.

3. SIGNIFICANT PROGRAMS

     The Company's defensive avionics program for the U.S. Air Force's B-1B bomber accounted for approximately 38% of sales in the nine months ended September 30, 1997. In 1996, the Company was awarded a $66 million contract for the Universal Exciter Upgrade of the Navy's EA-6B aircraft. The contract accounted for approximately 25% of net sales for the nine months ended September 30, 1997.

      AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND SUBSIDIARY

3. SIGNIFICANT PROGRAMS (CONTINUED)
     During 1996, the Company was awarded a commercial contract to develop and manufacture certain electronic equipment to be utilized in the next generation of NASA's Tracking and Data Relay Satellite System. For the nine months ended September 30, 1997, the Company recorded net sales and cost of products sold on this program of approximately $1.0 million and $11.5 million, respectively. The contract was successfully completed in 1998.

4. FINANCING AGREEMENT WITH THE PARENT COMPANY

     The Company has a general financing agreement with the Parent Company covering substantially all of the Company's working capital, capital expenditures and other financing requirements. The general financing agreement provides for interest income and interest expense, as appropriate, charged at the prime rate (8.50% and 8.25% at September 30, 1997 and December 31, 1996, respectively), with the exception of $25 million which provides for an interest charge at a floating rate equal to the three-month London InterBank Offered Rate ("LIBOR") plus 25 basis points (6.02% and 5.81% at September 30, 1997 and December 31, 1996, respectively).

5. RETIREMENT BENEFIT PLANS

     Eaton has a noncontributory defined benefit pension plan covering the majority of the Company's employees. The plan provides benefits that are generally based on years of service and final average compensation. Eaton's policy is to fund at least the minimum required by applicable regulations. The Company has full liability, responsibility and obligation for costs of operating and funding the plan with respect to participation therein by its employees. The Company did not incur any defined benefit pension plan expense or benefit during the nine months ended September 30, 1997.

     The Company also sponsors a defined contribution 401(k) retirement plan for the benefit of substantially all of its employees. The plan is funded by employee salary deferral contributions and provides for matching contributions by the Company at the discretion of the Board of Directors. No such contributions were made by the Company for the nine months ended September 30, 1997.

6. EMPLOYEE STOCK PLANS

     The Company has various stock plans in effect. Approximately $1.0 million was charged to expense under the Company's various stock plans during the nine months ended September 30, 1997.

     Through the Employee Stock Plan, which covers all employees, the Company transfers a portion of its common stock to a trust for its employees, contingent upon the Company achieving predetermined annual goals. In accordance with this plan, 37,935 shares were purchased during the nine months ended September 30, 1997 at fair market value from the Parent Company. Such shares were transferred to the trust to be distributed on behalf of eligible employees. Contemporaneous with the Company's acquisition by AIL Technologies Inc., the shares held by the trust on October 1, 1997 were converted into common shares of AIL Technologies Inc. on such date.

     The Company awards stock to certain executives through the Restricted Stock Plan, subject to continued employment with the Company. These awards vest over a three-year period. A target amount of shares to be awarded is established at the date of the grant. This target is adjusted based on predetermined performance and other incentive factors. The Company has the right to repurchase these shares at any time. There were no Restricted Stock Plan awards during the nine months ended September 30, 1997.

      AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND SUBSIDIARY

6. EMPLOYEE STOCK PLANS (CONTINUED)
     The Company repurchased 32,516 shares under Restricted Stock and Employee Stock Plans during the nine months ended September 30, 1997, which have been recorded as treasury stock in the accompanying statement of consolidated shareholders' equity.

7. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company's employees generally become eligible for postretirement health care and life insurance benefits upon retirement and the benefits are payable for life, although the Company retains the right to modify or terminate the plan providing these benefits. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features, including deductibles and co-payments. The costs of future benefits are accrued over the working lives of the employees. Company policy is to fund the greater of the net periodic postretirement benefits cost or claims incurred through the Company's Welfare Benefits Trust fund. Expense for postretirement benefits other than pensions for the year ended December 31, 1996 (the latest date for which an actuarial determination was available) was as follows (in millions):

Service cost -- benefits earned during year.................  $ 0.2
Interest cost on projected benefit obligation...............    3.2
Amortization of transition obligation.......................    1.9
Amortization of unrecognized net loss.......................    1.0
Amortization of unrecognized prior service cost.............   (0.5)
                                                              -----
                                                              $ 5.8
                                                              =====

     The actuarially-determined expense for postretirement benefits other than pensions for the nine months ended September 30, 1997 was approximately $4.5 million. The components of such expense are substantially consistent with the year ended December 31, 1996.

     Measurement of the accumulated postretirement benefit obligation at December 31, 1996 (the latest date for which an actuarial determination is available), assumed a 9% annual rate of increase in per capita cost of covered health care benefits for 1997 (10% was assumed for 1996). For 1996, the rate was assumed to decrease ratably to 5% by 2001 and remain at that level thereafter. The discount rate was 7.25% in 1996. An increase of 1% in assumed health care cost trend rates for each future year would increase the accumulated postretirement benefit obligation at December 31, 1996 by $0.2 million. The aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1997 and 1996 would not be materially affected by such a change.

8. INCOME TAXES

     Income taxes for the nine months ended September 30, 1997 are summarized below (in millions):

Current:
Federal.....................................................  $(2.0)
State.......................................................   (0.5)
                                                              -----
                                                               (2.5)
Deferred....................................................   (2.4)
                                                              -----
Total.......................................................  $(4.9)
                                                              =====

      AIL SYSTEMS INC. (A SUBSIDIARY OF EATON CORPORATION) AND SUBSIDIARY

8. INCOME TAXES (CONTINUED)
     A reconciliation between the actual income tax benefit for financial statement purposes and income taxes computed by applying the statutory Federal income tax rate to the financial statement loss before income taxes is as follows:

Statutory Federal income tax rate...........................  (35.0)%
State income taxes, net of Federal benefit..................   (5.7)
Nondeductible goodwill amortization and travel and
  entertainment expenses....................................    0.9
Other, net..................................................    0.8
                                                              -----
Financial statement effective income tax rate...............  (39.0)%
                                                              =====

     Income tax benefit differs from amounts currently payable because certain revenue and expenses are reported in the statement of operations in periods that differ from those in which they are subject to taxation. The principal differences relate to long-term contract accounting matters.

9. COMMITMENTS AND CONTINGENCIES

  Leases

     Future minimum payments under noncancelable operating leases for years ending September 30 are (in millions): $1.0 in 1998, $1.2 in 1999, $1.1 in 2000, $0.7 in 2001, $0.5 in 2002 and $0.3 thereafter.

     Rent expense was approximately $0.7 million for the nine months ended September 30, 1997.

  Legal Matters

     The Company is party to legal proceedings and potential claims arising in the ordinary course of its business. The ultimate legal and financial liability of the Company with respect to such ongoing litigation cannot be estimated with any certainty but, in the opinion of management, the Company has adequate legal defenses, reserves or insurance coverage with respect to those matters so that the ultimate resolution will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

10. PATENT LITIGATION SETTLEMENT

     During 1997, American Nucleonics Corporation prevailed in a patent infringement lawsuit against the United States Government and was awarded $8.0 million for the unauthorized use of certain electronic warfare equipment. Such award, net of approximately $1.5 million of legal expenses allocated to the Company by Eaton, is included in the statement of consolidated operations for the nine months ended September 30, 1997.

11. SUBSEQUENT EVENTS

     Subsequent to September 30, 1997, both AIL Technologies Inc.'s Board of Directors and EDO Corporation's Board of Directors approved a merger between the companies. EDO Corporation is a publicly-traded company on the New York Stock Exchange and, in connection with this proposed transaction, the Company would be a part of a publicly-traded company. The merger is subject to certain regulatory, shareholder and other approvals.

                                                                         ANNEX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                EDO CORPORATION,

                        EDO ACQUISITION III CORPORATION

                                      AND

                             AIL TECHNOLOGIES INC.

                          DATED AS OF JANUARY 2, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
1. The Merger...............................................   A-7
  1.1.  The Merger..........................................   A-7
  1.2.  Closing.............................................   A-7
  1.3.  Conversion of Stock.................................   A-8
  1.4.  Effect of Conversion................................   A-8
  1.5.  Options.............................................   A-9
  1.6.  Exchange of Certificates Representing Common
     Shares.................................................   A-9
  1.7.  Deposits in the Escrow Account......................  A-11
  1.8.  Shares of Dissenting Stockholders...................  A-11
  1.9.  Adjustments to Prevent Dilution.....................  A-12

2. Representations and Warranties of AIL....................  A-12
  2.1.  Authorization, etc. ................................  A-12
  2.2.  Title to Shares, Capitalization, etc................  A-12
  2.3.  No Conflicts, etc...................................  A-13
  2.4.  Corporate Status....................................  A-13
  2.5.  Discontinued and Acquired Businesses................  A-13
  2.6.  Company Financial Statements........................  A-13
  2.7.  Undisclosed Liabilities, etc........................  A-14
  2.8.  Absence of Changes..................................  A-14
  2.9.  Taxes...............................................  A-14
  2.10. Assets..............................................  A-15
  2.11. Real Property.......................................  A-15
  2.12. Contracts...........................................  A-16
  2.13. Intellectual Property...............................  A-18
  2.14. Insurance...........................................  A-19
  2.15. Litigation..........................................  A-19
  2.16. Compliance with Laws and Instruments; Consents......  A-19
  2.17. Environmental Matters...............................  A-20
  2.18. Affiliate Transactions..............................  A-21
  2.19. Employees, Labor Matters, etc. .....................  A-21
  2.20. Employee Benefit Plans and Related Matters; ERISA...  A-21
  2.21. Accounts Receivable.................................  A-23
  2.22. Inventories.........................................  A-23
  2.23. Customers...........................................  A-24
  2.24. Suppliers; Raw Materials............................  A-24
  2.25. Products; Product and Service Warranties............  A-24
  2.26. Brokers, Finders, etc...............................  A-24
  2.27. Disclosure..........................................  A-24
  2.28. Opinion of Financial Advisor........................  A-25
  2.29. Required Vote of AIL's Stockholders.................  A-25
  2.30. EDO Share Ownership.................................  A-25
  2.31. Board Recommendation................................  A-25
  2.32. Amendment to AIL ESOP...............................  A-25

3. Representations and Warranties of EDO and Merger Sub.....  A-25
  3.1.  Authorization, etc. ................................  A-25

                                                              PAGE
                                                              ----
  3.2.  Capitalization......................................  A-25
  3.3.  No Conflicts, etc...................................  A-26
  3.4.  Corporate Status....................................  A-26
  3.5.  Discontinued and Acquired Businesses................  A-27
  3.6.  SEC Reports; EDO Financial Statements...............  A-27
  3.7.  Undisclosed Liabilities, etc........................  A-27
  3.8.  Absence of Changes..................................  A-27
  3.9.  Taxes...............................................  A-28
  3.10. Assets..............................................  A-28
  3.11. Real Property.......................................  A-28
  3.12. Contracts...........................................  A-30
  3.13. Intellectual Property...............................  A-31
  3.14. Insurance...........................................  A-32
  3.15. Litigation..........................................  A-32
  3.16. Compliance with Laws and Instruments; Consents......  A-32
  3.17. Environmental Matters...............................  A-33
  3.18. Affiliate Transactions..............................  A-34
  3.19. Employees, Labor Matters, etc. .....................  A-34
  3.20. Employee Benefit Plans and Related Matters; ERISA...  A-35
  3.21. Accounts Receivable.................................  A-36
  3.22. Inventories.........................................  A-36
  3.23. Customers...........................................  A-37
  3.24. Suppliers; Raw Materials............................  A-37
  3.25. Products; Product and Service Warranties............  A-37
  3.26. Brokers, Finders, etc...............................  A-37
  3.27. Disclosure..........................................  A-37
  3.28. Opinion of Financial Advisor........................  A-38
  3.29. Required Vote of EDO's Stockholders.................  A-38
  3.30. AIL Share Ownership.................................  A-38
  3.31. Board Recommendation................................  A-38

4. Covenants................................................  A-38
  4.1.  Conduct of Business.................................  A-38
  4.2.  Access and Information..............................  A-41
  4.3.  Subsequent Reports and Information..................  A-42
  4.4.  Public Announcements................................  A-42
  4.5.  Further Actions.....................................  A-42
  4.6.  Further Assurances..................................  A-43
  4.7.  Takeover Statute....................................  A-44
  4.8.  Accountants' "Comfort" Letters......................  A-44
  4.9.  Tax-Free Reorganization.............................  A-44
  4.10. No Solicitation.....................................  A-44
  4.11. Affiliate Agreements................................  A-45
  4.12. [Intentionally omitted.]............................  A-45

                                                              PAGE
                                                              ----
  4.13. Indemnification and Insurance.......................  A-45
  4.14. Actions Relating to Conversion of Options...........  A-46

5. Stockholder Meeting; Share Issuance; etc.................  A-46
  5.1. Stockholder Approvals................................  A-46
  5.2.  Board Recommendations...............................  A-46
  5.3.  Proxy Statement/Registration Statement..............  A-47
  5.4.  NYSE Listing........................................  A-47

6.  Certain Post-Closing Covenants..........................  A-47
  6.1.  Headquarters........................................  A-47
  6.2.  EDO Board of Directors..............................  A-47
  6.3.  EDO Officers........................................  A-48
  6.4.  Employee Stock Ownership Plans......................  A-48

7. Conditions Precedent.....................................  A-48
  7.1.  Conditions to Obligations of Each Party.............  A-48
     7.1.1. HSR Act Notification............................  A-48
     7.1.2. Stockholder Approvals...........................  A-48
     7.1.3. Registration Statement..........................  A-48
     7.1.4. NYSE Listing....................................  A-48
     7.1.5. No Injunctions..................................  A-48
  7.2. Conditions to Obligations of EDO and Merger Sub......  A-48
     7.2.1. Representations, Performance....................  A-48
     7.2.2. Consents........................................  A-49
     7.2.3. No AIL Material Adverse Effect..................  A-49
     7.2.4. Ancillary Agreements............................  A-49
     7.2.5. Tax Opinion.....................................  A-49
     7.2.6. Amendments to AIL ESOP..........................  A-49
  7.3. Conditions to Obligations of AIL.....................  A-49
     7.3.1. Representations, Performance, etc...............  A-49
     7.3.2. Consents........................................  A-49
     7.3.3. No EDO Material Adverse Effect..................  A-50
     7.3.4. Ancillary Agreements............................  A-50
     7.3.5. Tax Opinion.....................................  A-50
     7.3.6. Reservation or Authorization of Shares of EDO
            Common Stock Subject to Substituted Options.....  A-50

8. Termination..............................................  A-50
  8.1. Termination or Abandonment...........................  A-50
  8.2. Effect of Termination................................  A-52
  8.3. Termination Fees.....................................  A-52

9. Indemnification..........................................  A-52
  9.1. Survival of Representations and Warranties, etc......  A-52
  9.2. Indemnification by AIL and the Exchanging Common
     Stockholders...........................................  A-52
  9.3. Indemnification By EDO...............................  A-54
  9.4. Third Party Claims...................................  A-54
  9.5. Tax Treatment and Limitation of Indemnity Payments...  A-55
  9.6.  Form of Consideration...............................  A-55

                                                              PAGE
                                                              ----
10. Definitions.............................................  A-56
  10.1.  Terms Generally....................................  A-56
  10.2.  Certain Terms......................................  A-56

11.  Miscellaneous..........................................  A-65
  11.1.  Expenses...........................................  A-65
  11.2.  Confidentiality....................................  A-65
  11.3.  Notices............................................  A-65
  11.4.  Arbitration; Governing Law, etc. ..................  A-66
  11.5.  Binding Effect.....................................  A-67
  11.6.  Assignment.........................................  A-67
  11.7.  No Third Party Beneficiaries.......................  A-67
  11.8.  Amendment; Waivers, etc. ..........................  A-67
  11.9.  Entire Agreement...................................  A-67
  11.10. Severability.......................................  A-67
  11.11. Headings...........................................  A-67
  11.12. Counterparts.......................................  A-67
  11.13. Common Stockholder Representative..................  A-67
  11.14. Escrow Agent.......................................  A-68
  11.15. Disclosure Schedules...............................  A-68

EXHIBITS
--------
Exhibit A    Form of Affiliate Letter
Exhibit B    Escrow Agreement
Exhibit C    Form of Amendment to AIL ESOP
Exhibit D    Board Resolutions
Exhibit E    Form of Election Form

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of January 2, 2000, among EDO CORPORATION, a New York corporation ("EDO"), EDO ACQUISITION III CORPORATION, a Delaware corporation and a wholly-owned subsidiary of EDO ("Merger Sub"), and AIL TECHNOLOGIES INC., a Delaware corporation ("AIL"). Capitalized terms used herein are defined in Section 10.

                                    RECITALS

     A. The Boards of Directors of EDO, Merger Sub and AIL have each determined that it is in the best interests of their respective companies and stockholders, for AIL to be merged with and into Merger Sub pursuant to the laws of the State of Delaware and upon the terms and subject to the conditions set forth herein. The Boards of Directors of AIL and Merger Sub have each approved and declared the advisability of the Merger and this Agreement.

     B. The Common Stockholders are the record holders of all of the issued and outstanding shares of the common stock, par value $0.10 per share, of AIL (the "Common Shares").

     C. Pursuant to a Stock Purchase Agreement, dated as of the date hereof, by and among Defense Systems Holding Co. ("Defense Systems"), EDO and Merger Sub (the "Defense Systems Agreement"), EDO will, immediately prior to Closing, acquire 754,598 Common Shares from Defense Systems, representing all Common Shares owned by Defense Systems, and 5,873 shares of Series A Cumulative Preferred Stock, par value $.01 per share, of AIL (the "Preferred Shares"), representing all the issued and outstanding Preferred Shares, for a total purchase price of $11,438,160 payable in cash. Pursuant to a Stock Purchase Agreement, dated as of the date hereof, by and among certain Common Stockholders, EDO and Merger Sub (the "Management Stock Purchase Agreement"), EDO will, immediately prior to Closing, acquire 225,000 Common Shares from such Common Stockholders for a total purchase price equal to the product of (i) 225,000, (ii) the Exchange Ratio and (iii) the EDO Average Price, payable in cash. The Common Shares and the Preferred Shares shall hereinafter be referred to as the "Shares".

     D. It is intended, for federal income tax purposes, that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

     E. Simultaneously with the execution and delivery of this Agreement, each of James M. Smith, Frank A. Fariello, Ira Kaplan and Marvin D. Genzer is executing and delivering an employment agreement with EDO (each, an "Employment Agreement").

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

     1. The Merger

     1.1. The Merger. (a) Subject to the terms and conditions of this Agreement, AIL shall be merged with and into Merger Sub (the "Merger") in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Following the Merger, the separate corporate existence of AIL shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") and be a wholly owned direct subsidiary of EDO.

     (b) The Merger shall have the effects set forth in the DGCL.

     1.2 Closing. (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 am on a date to be specified by the parties (the "Closing Date") which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 7, unless another time is agreed to in writing by the parties hereto. The Closing shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022.

     (b) On the Closing Date, the parties shall cause the Merger to become effective by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or such other time specified in the Certificate of Merger (the time of such effectiveness being the "Effective Time").

     1.3. Conversion of Stock.  At the Effective Time:

          (a) Shares. Each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares to be canceled pursuant to Section 1.3(b) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of EDO Common Stock equal to the Exchange Ratio (such per Common Share amount, the "Merger Consideration"). The "Exchange Ratio" means a fraction, the numerator of which is 6,553,229 (the "Merger Shares"), and the denominator of which is the number of issued and outstanding Common Shares (other than any Common Shares, including any Common Shares subject to the Defense Systems Agreement or the Management Stock Purchase Agreement, to be canceled pursuant to Section 1.3(b)) as of the Effective Time.

          (b) Treasury Shares. Each Share then held, directly or indirectly, by EDO (including any Common Shares subject to the Defense Systems Agreement or the Management Stock Purchase Agreement), Merger Sub or any other Subsidiary of EDO, or held in AIL's treasury or held by any Subsidiary of AIL, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without payment of any consideration therefor.

          (c) Shares of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent one share of common stock of the Surviving Corporation.

     1.4 Effect of Conversion.  (a) No Further Rights.  Except as set forth in
Section 1.8, at and after the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the Shares shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist and the certificates representing such Shares shall thereafter, subject to Sections 1.3(b) and 1.7, represent only the right to receive (i) the Merger Consideration, (ii) certain dividends and other distributions in accordance with Section 1.6(g), and (iii) cash in lieu of fractional shares of EDO Common Stock in accordance with Section 1.6(h), without interest.

     (b) Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable Law, except that the name of Merger Sub as set forth in the Certificate of Incorporation shall be changed to AIL Technologies Inc. at the Effective Time.

     (c) By-Laws of the Surviving Corporation. The By-Laws of AIL, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until duly amended in accordance with their terms and applicable Law.

     (d) Directors of the Surviving Corporation.  The individuals listed on
Schedule 1.4(d) shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their resignation or removal or until their successors are duly appointed or elected in accordance with applicable Law.

     (e) Officers of the Surviving Corporation. The officers of AIL immediately prior to the Effective Time, together with such additions listed on Schedule 1.4(e), shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office until their resignation or removal or until their successors are duly appointed or elected in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and applicable Law.

     1.5. Options.  At the Effective Time, each of the Options listed on
Schedule 2.2 hereto which is outstanding and unexercised at the Effective Time (the "Employee Stock Options") shall be converted automatically into an EDO Option (a "Substituted Option") in an amount and at an exercise price determined as provided below:

          (a) The number of shares of EDO Common Stock to be subject to each Substituted Option shall be equal to the product of the number of Common Shares subject to the corresponding Employee Stock Option and the Exchange Ratio, provided that any fractional shares of EDO Common Stock resulting from such multiplication shall be rounded down to the nearest share and, except with respect to any Options which are intended to qualify as "incentive stock options" (as defined in Section 422 of the Code ("ISOs")), EDO shall pay an amount in cash to the holder of such Employee Stock Option equal to the fair market value immediately prior to the Effective Time of such fractional shares calculated based on the EDO Average Price; and

          (b) The exercise price per share of EDO Common Stock under the Substituted Option shall be equal to the aggregate exercise price of the corresponding Employee Stock Option divided by the total number of full shares of EDO Common Stock subject to the Substituted Option (as determined under paragraph (a) immediately above), provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any ISOs shall be and is intended to be effected in a manner that is consistent with section 424(a) of the Code. The duration and other terms of the Substituted Option shall be the same as that of the corresponding Employee Stock Option, except that all references to AIL shall be deemed to be references to EDO.

     1.6 Exchange of Certificates Representing Common Shares. (a) Exchange Agent. Prior to the Effective Time, EDO shall appoint the American Stock Transfer and Trust Company or a commercial bank or trust company organized and having an office in the United States having net capital of not less than $100,000,000 and which is reasonably satisfactory to AIL, to act as agent hereunder in connection with the Merger (the "Exchange Agent"). As of the Effective Time, EDO shall provide the Exchange Agent with certificates ("EDO Certificates") representing (i) the number of whole shares of EDO Common Stock issuable pursuant to Section 1.3(a) in exchange for outstanding Common Shares, less (ii) the Total Escrowed Shares to be deposited in the Escrow Account in accordance with Section 1.7 (such shares of EDO Common Stock, together with any dividends or distributions with respect thereto payable with regard to a record date after the Effective Time and any cash payable in lieu of any fractional shares of EDO Common Stock being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (but no later than the second business day thereafter), the Exchange Agent shall mail to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Common Shares (the "Certificates"), whose Common Shares were converted pursuant to Section 1.3(a) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as EDO may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by EDO, together with such letter of transmittal as may be mutually acceptable to EDO and AIL, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate, subject to Section 1.7, shall be entitled to receive in exchange therefor (either directly or through the Escrow Account in accordance with Section 1.7 and the terms of the Escrow Agreement) (i) EDO Certificates representing that number of whole shares of EDO Common Stock which such holder has the right to receive pursuant to Section 1.3(a), provided that any shares of EDO Common Stock that such holder is entitled to receive in respect of Common Shares that are pledged to secure loans from AIL shall be delivered into pledge, or if such shares of EDO Common Stock are delivered into the Escrow Account, shall be delivered into pledge upon release from the Escrow Account upon its termination to the extent the pledgee is entitled thereto, (ii) certain dividends or other distributions in accordance with Section 1.6(g), (iii) cash in lieu of any fractional share in accordance with Section 1.6(h) for each Common Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If the issuance of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered or the Escrow Agent (as defined in the Escrow Agreement), it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such exchange shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered (and which if not paid could adversely affect EDO or the Surviving Corporation) or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

     (c) Transfer Books; No Further Ownership Rights in the Common Shares. At the Effective Time, the stock transfer books of AIL shall be closed, and thereafter there shall be no further registration of transfers of the Common Shares on the records of AIL. From and after the Effective Time, the holders of Certificates evidencing ownership of the Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.6.

     (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto and any shares of EDO Common Stock) which had been made available to the Exchange Agent, and holders of Shares shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the aggregate Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates for Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by EDO, the posting by such Person of a bond or the provision of other indemnity in such sum as EDO may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the aggregate Merger Consideration pursuant to Section 1.6(b) deliverable in respect of the Common Shares represented by such lost, stolen or destroyed Certificates.

     (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by EDO, on a daily basis. Any interest and other income resulting from such investments and remaining in the Exchange Fund after the satisfaction of all its obligations under this Article I shall be paid to EDO.

     (g) Dividends; Distributions. No dividends or other distributions with respect to EDO Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Common Shares and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(h), and, subject to Section 1.7, all such dividends, other distributions and cash in lieu of fractional shares of EDO Common Stock shall be paid by EDO to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Section 1.6. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate and subject to Section 1.7, there shall be paid to the holder of the EDO Certificate representing whole shares of EDO Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of EDO Common Stock and the amount of any cash payable in lieu of a fractional share of EDO Common Stock to which such holder is entitled pursuant to Section 1.6(h) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of EDO Common Stock. The EDO shall make available to the Exchange Agent (or the Escrow Agent, as applicable) cash for these purposes.

     (h) No Fractional Shares. No EDO Certificates or scrip representing fractional shares of EDO Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of EDO shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of EDO. In lieu of any such fractional shares, each holder of a Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Certificate pursuant to this Section shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Common Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of EDO Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date.

     1.7 Deposits in the Escrow Account. (a) Notwithstanding anything in this Agreement to the contrary, upon the surrender of a holder's Certificates in accordance with Section 1.6, EDO shall deposit, or shall cause to be deposited, into the Escrow Account an EDO Certificate representing such holder's Escrowed Shares, together with any dividends, other distributions or cash in lieu of fractional shares of EDO Common Stock with respect thereto, calculated in accordance with Sections 1.6(g) and (h) (the Total Escrowed Shares together with such additional amounts, the "Escrow Amount"). The aggregate Merger Consideration payable directly to such holder upon such surrender shall be reduced by the number of such holder's Escrowed Shares, and any cash amounts that become part of the Escrow Amount pursuant to this Section 1.7 shall not be paid into the Exchange Fund. The Escrow Amount shall not be paid to former holders of Common Shares except in accordance with the Escrow Agreement and
Section 1.7(c) hereof.

     (b) A holder's "Escrowed Shares" means (i) with respect to any Common Stockholder other than the AIL ESOP and those individuals named on Schedule 1.7(b), that number of shares of EDO Common Stock equal to 15% (rounded up to the nearest whole number) of the Aggregate Consideration to which such holder (or such holder's pledgee) is entitled; and (ii) with respect to the AIL ESOP and those individuals named on Schedule 1.7(b), that number of shares of EDO Common Stock equal to the product of the AIL ESOP Percentage and the Aggregate Consideration to which the AIL ESOP and those individuals named on Schedule 1.7(b) are entitled (rounded up to the nearest whole number). "Total Escrowed Shares" means the sum of the Escrowed Shares of all holders of Common Shares immediately prior to the Effective Time, other than Dissenting Stockholders.

     1.8. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Common Shares held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and who otherwise complies with all the applicable provisions of the DGCL concerning the right of holders of Common Shares to dissent from the Merger and require appraisal of their Common Shares ("Dissenting Shares") shall not be converted as described in Section 1.3(a) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his, her or its demand for appraisal or fails to perfect or otherwise loses his, her or its right of appraisal, in any case pursuant to the DGCL, each of his, her or its Common Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the manner contemplated by this Section 1. AIL or, after the Effective Time, the Surviving Corporation, shall give EDO prompt notice of any demands for appraisal of Common Shares received by AIL or the Surviving Corporation, as applicable. AIL or, after the Effective Time, the Surviving Corporation, shall not, without the prior written consent of EDO, make any payment with respect to, settle or offer to settle, any such demands.

     1.9. Adjustments to Prevent Dilution. Subject to Section 4.1, in the event that EDO changes the number of shares of EDO Common Stock, or securities convertible or exchangeable into or exercisable for shares of EDO Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

     2. Representations and Warranties of AIL. AIL represents and warrants to EDO and Merger Sub as follows:

     2.1 Authorization, etc. (a) AIL. AIL has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or shall be a party, to perform its obligations hereunder and thereunder and (subject to stockholder approval) to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Agreements to which AIL is or shall be a party, the performance of AIL's obligations hereunder and thereunder, and (subject to stockholder approval) the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of AIL.

     (b) Binding Agreement. AIL has duly executed and delivered this Agreement and at the Effective Time will have duly executed and delivered the Ancillary Agreements to which it is or shall be a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of AIL enforceable against AIL in accordance with its respective terms.

     2.2 Title to Shares, Capitalization, etc. (a) Title. Schedule 2.2(a) sets forth a complete and accurate list of all record holders of the issued and outstanding Common Shares as of the date set forth therein, and all of the holders of issued and outstanding Options (which list shall identify the strike price, first date of exercisability and expiration date of each such Option) as of the date of this Agreement. No Subsidiary of AIL holds beneficially or of record any shares of capital stock of AIL.

     (b) Authorized Capital Stock of AIL. The authorized capital stock of AIL consists of 8,000,000 Common Shares and 20,000 Preferred Shares of which 5,563,781 Common Shares and 5,873 Preferred Shares are issued and outstanding as of the date hereof, including the Common Shares and Preferred Shares subject to the Defense Systems Agreement. As of Closing, there will be 6,083,781 Common Shares and 5,873 Preferred Shares issued and outstanding, including the Common Shares and Preferred Shares subject to the Defense Systems Agreement and the Management Stock Purchase Agreement. The Common Shares and the Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, there are outstanding Options to purchase 279,520 shares of Common Shares, no Common Shares are reserved for issuance upon the exercise of outstanding Options, and no Common Shares are reserved for future grants under the AIL Stock Option Plans.

     (c) Equity Interests Held by the AIL Group. Schedule 2.2(c) sets forth a complete and correct description of the shares of stock and other equity interests in any Person owned by any member of the AIL Group. Except as set forth on Schedule 2.2(c), AIL has no Subsidiaries, and a member of the AIL Group owns all of the outstanding shares of stock or other equity interests in each of AIL's Subsidiaries. All such outstanding shares of stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable.

     (d) No Equity Rights. There are no preemptive or similar rights on the part of any holders of any class of securities of AIL or any member of the AIL Group. Except for the Options, this Agreement, the Defense Systems Agreement and the Management Stock Purchase Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any member of the AIL Group or any of the Common Stockholders or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of AIL, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. Except for the Defense Systems Agreement and the Management Stock Purchase Agreement, there are no outstanding contractual or other rights or obligations to or of any Common Stockholder or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of AIL.

     2.3. No Conflicts, etc. Except as set forth in Schedule 2.3, the execution, delivery and performance of this Agreement and the Ancillary Agreements by AIL and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or valid claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of any member of the AIL Group under, (a) any Law applicable to any member of the AIL Group or any of their respective properties or assets, (b) any provision of any of the Organizational Documents of any member of the AIL Group or (c) any Contract, or any other agreement or instrument to which any member of the AIL Group is a party or by which any of their respective properties or assets may be bound, except, with respect to clauses (a) and (c), for such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not have an AIL Material Adverse Effect. Notwithstanding anything to the contrary in this
Section 2.3 or otherwise in this Agreement, AIL makes no representation or warranty regarding the obligation of any party hereto to novate any of the Governmental Contracts or Governmental Subcontracts to which any member of the AIL Group is a party as a result of the transaction contemplated hereby or regarding the consequences of failing to obtain any such novations. The immediately preceding sentence is subject to Section 2.12(c)(vi).

     2.4. Corporate Status. (a) Organization. Except as set forth on Schedule 2.4(a), each member of the AIL Group is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

     (b) Qualification. Each member of the AIL Group is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Schedule 2.4(b) (which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary), except where the failure to be so duly qualified, licenced or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in an AIL Material Adverse Effect.

     (c) Organizational Documents. AIL has delivered or made available to EDO complete and correct copies of the Organizational Documents of each member of the AIL Group, as in effect on the date hereof. The Organizational Documents of each member of the AIL Group are in full force and effect. No member of the AIL Group is in violation of any of the provisions of its Organizational Documents. The minute books of each member of the AIL Group, which have heretofore been made available to EDO, correctly reflect, in all material respects, all meetings and written consents of the boards of directors, committees and stockholders of each such member of the AIL Group since October 1, 1997.

     2.5. Discontinued and Acquired Businesses. Since October 1, 1997, no member of the AIL Group has dissolved, discontinued, sold, transferred or otherwise disposed of any businesses or operations having annual sales in excess of $1,000,000 or involving assets having a book value in excess of $1,000,000. Except as set forth on Schedule 2.5, since October 1, 1997, no member of the AIL Group has acquired any business of any other Person, through the purchase of assets, merger, consolidation, acquisition of shares or otherwise, with respect to which any member of the AIL Group is subject to any contractual obligation, contingent or otherwise, to such Person (including any indemnification obligation) in an amount that could exceed $500,000 and which would survive at least until the Closing.

     2.6. Company Financial Statements. (a) AIL has delivered or made available to EDO complete and correct copies of the AIL Financial Statements and the AIL Proxy Financials. AIL will have delivered to EDO consents from Ernst & Young LLP ("E&Y"), AIL's accountants, permitting the use of E&Y's reports of independent auditors on AIL's consolidated financial statements for the nine-month period ended September 30, 1997, the three-month period ended December 31, 1997 and the years ended December 31, 1996 and 1998 to be included in the Registration Statement and the Proxy Statement. AIL will obtain a "SAS No. 71" review by E&Y of the most recent interim consolidated financial statements included in the Registration Statement and the Proxy Statement.

     (b) The AIL Financial Statements for any and all periods since October 1, 1997 are complete and correct, have been derived from the accounting books and records of the AIL Group and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented in such AIL Financial Statements, subject, in the case of interim unaudited AIL Financial Statements, only to normal recurring year-end adjustments. The AIL Proxy Financials for any and all periods prior to October 1, 1997 are complete and correct, have been derived from the accounting books and records of the AIL Group and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented in such AIL Proxy Financials.

     (c) The consolidated balance sheets included in the AIL Financial Statements present fairly the financial position of the AIL Group as at the respective dates thereof, and the consolidated statements of income, statements of shareholders' equity, and consolidated statements of cash flows included in such AIL Financial Statements present fairly the results of operations, shareholders' equity and cash flows of the AIL Group for the respective periods indicated.

     2.7. Undisclosed Liabilities, etc. No member of the AIL Group has any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as and to the extent disclosed or reserved against in the AIL Balance Sheet or specifically disclosed in the notes thereto, (b) liabilities and obligations not required by U.S. GAAP to be reflected or reserved against in the AIL Balance Sheet (other than any such liabilities or obligations which were not reflected or reserved against because they were contingent as of the date of the AIL Balance Sheet, but which would be reflected or reserved against in a balance sheet prepared in accordance with U.S. GAAP as of the date hereof), and (c) liabilities and obligations that (i) are incurred after the date of the AIL Balance Sheet in the ordinary course of business and are not prohibited by this Agreement and (ii) individually and in the aggregate, would not be reasonably expected to have or result in an AIL Material Adverse Effect.

     2.8. Absence of Changes.  Since the date of the AIL Balance Sheet, except
(i) as set forth in Schedule 2.8 and (ii) as specifically permitted after the date hereof pursuant to Section 4.1, (x) the Businesses of the AIL Group have been conducted in the ordinary course consistent with past practice, (y) there has not occurred or come to exist any AIL Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would be reasonably expected to have or result in an AIL Material Adverse Effect, and (z) no member of the AIL Group has taken any action or omitted to take any action, which action or omission, if it occurred after the date hereof, would violate any of the provisions of Sections 4.1(a)(i)-(xvi) or 4.1(a)(xviii)-(xx).

     2.9. Taxes. (a) Except as set forth on Schedule 2.9(a), (i) all Tax Returns relating to any member of the AIL Group or the business or assets of any such member that were required to be filed on or before the Effective Time have been duly and timely filed and are correct and complete in all respects, (ii) all Taxes shown as owing on such Tax Returns have been paid and (iii) no member of the AIL Group is currently the beneficiary of any extension of time within which to file any Tax Return.

     (b) Except as set forth on Schedule 2.9(b), (i) all Taxes that are or have become payable by any member of the AIL Group or chargeable as a Lien upon its assets as of the Closing Date for which the filing of a Tax Return is not required have been duly and timely paid, (ii) each member of the AIL Group has duly and timely withheld all Taxes required to be withheld in connection with the business or assets of such member, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose and (iii) the AIL Financial Statements reflect an adequate reserve for all Taxes payable or asserted to be payable by the AIL Group for all taxable periods or portions thereof through the date of the AIL Financial Statements.

     (c) Except as set forth on Schedule 2.9(c), (i) no Returns with respect to the AIL Group are currently under audit by any taxing authority, (ii) no taxing authority is now asserting, or to the Best Knowledge of the AIL Group, threatening to assert against the AIL Group, any deficiency or claim for Taxes or any adjustment to Taxes, and (iii) to the Best Knowledge of AIL, no circumstances exist to form the basis for such a claim or audit.

     (d) Schedule 2.9(d) lists all Tax Returns that have been filed by the AIL Group that are open or otherwise subject to audit or examination by the IRS or any other taxing authority.

     (e) No member of the AIL Group has (i) waived any statute of limitations,
(ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

     (f) Except for the nine-month period ended September 30, 1997, the AIL Group's taxable year for federal, state and local income and franchise tax purposes has always been a taxable year ending on December 31.

     (g) Except as set forth in Schedule 2.9(g), no member of the AIL Group (i) is a party to or bound by or has any obligation under any tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for the purposes of filing Tax Returns or paying taxes.

     (h) Schedule 2.9(h) contains a list of states, cities and jurisdictions (whether foreign or domestic) in which the AIL Group has filed income, franchise, employment, property, sales and use Tax Returns for the taxable periods after September 30, 1997.

     2.10. Assets. Each member of the AIL Group owns, or otherwise has full, exclusive, sufficient and legally enforceable rights to use, all of the AIL Assets (other than Intellectual Property which is addressed elsewhere in this Agreement). Except as set forth on Schedule 2.10, each member of the AIL Group has good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, all AIL Assets (other than Intellectual Property) that are material to its Business, including but not limited to all such AIL Assets reflected in the AIL Balance Sheet or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any Lien, except Permitted Liens. Each member of the AIL Group has maintained all of its tangible AIL Assets in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible AIL Assets are fully adequate and suitable for the purposes for which they are presently being used.

     2.11. Real Property. (a) Owned Real Property. Schedule 2.11(a) contains a complete and correct list of Real Property owned by any member of the AIL Group setting forth the address and owner of each parcel of such owned Real Property and describing all improvements thereon. Except as set forth on Schedule 2.11(a), the AIL Group has, or on the Closing Date will have, good, valid and marketable fee simple title to such owned Real Property, free and clear of Liens other than Permitted Liens. Except as set forth on Schedule 2.11(a), there are no outstanding options or rights of first refusal to purchase such owned Real Property or any portion thereof or interest therein.

     (b) AIL Leases. Schedule 2.11(b) contains a complete and correct list of all AIL Leases setting forth the address, landlord and tenant for each AIL Lease. AIL has delivered or made available to EDO correct and complete copies of the AIL Leases. Each AIL Lease is legal, valid, binding, in full force and effect and enforceable against each member of the AIL Group that is a party thereto. No member of the AIL Group is in default, violation or breach in any material respect under any AIL Lease, and, to the Best Knowledge of AIL, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any AIL Lease. Each AIL Lease grants the tenant under the AIL Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. Each member of the AIL Group has good and valid title to the leasehold estate under its respective AIL Leases free and clear of any Liens other than Permitted Liens. Each member of the AIL Group enjoys peaceful and undisturbed possession under its respective AIL Leases for its Real Property.

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

     (c) Fee and Leasehold Interests, etc. Except as set forth on Schedule 2.11(c), the AIL Group's Real Property constitutes all the fee or leasehold interests in real property held by the AIL Group, and constitutes all of the fee or leasehold interests in real property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business of any member of the AIL Group.

     (d) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the Best Knowledge of AIL, threatened, affecting any portion of the AIL Group's Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or, to the Best Knowledge of AIL, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any of the AIL Group's Real Property.

     (e) Current Use. The use and operation of the AIL Group's Real Property in the conduct of the Business of each member of the AIL Group does not violate in any material respect any instrument of record or agreement affecting such Real Property. There is no violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that materially affects the AIL Group's Real Property or the ownership, operation, use or occupancy thereof. No damage or destruction has occurred with respect to any of such Real Property.

     (f) Real Property Taxes. Each parcel included in the AIL Group's Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of that parcel.

     (g) Compliance with Laws. The AIL Group's Real Property is in full compliance with all Real Property Laws, and no member of the AIL Group has received any notice of violation or claimed violation of any Real Property Law. There is no pending or, to the Best Knowledge of AIL, anticipated, change in any Real Property Law that could reasonably be expected to have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the AIL Group's Real Property or any portion thereof. No current use by any member of the AIL Group of its Real Property is dependent on a nonconforming use or other Governmental Approval, the absence of which would materially limit the use of any of the properties or assets in its Business. The AIL Group's Real Property and its continued use, occupancy and operation as currently used, occupied and operated do not constitute nonconforming uses under any Law, and, except for permits, licenses and other forms of authorizations issued in the ordinary course of business and held pursuant to applicable Environmental Laws, the continued existence, use, occupancy and operation of each improvement located on any of such AIL Group's Real Property is not dependent on any Consent or Governmental Approval that is limited in duration. To the Best Knowledge of AIL, the permits, licenses and other authorizations referred to in the prior sentence will be issued or renewed without undue delay.

     (h) Real Property Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by AIL and the consummation of the transactions contemplated hereby and thereby, do not and will not require the Consent of any Person pursuant to any of the AIL Leases or any instrument of record or agreement affecting the AIL Group's Real Property. The enforceability of the AIL Leases will not be affected in any manner by the execution, delivery or performance of this Agreement, and no AIL Lease contains any change in control provision or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     2.12 Contracts. (a) Disclosure. Schedule 2.12(a) contains a complete and correct list, as of the date hereof, of all Contracts that are material to the Business of any member of the AIL Group ("AIL Material Contracts"). AIL has delivered or made available to EDO complete and correct copies of all written AIL Material Contracts, and accurate descriptions of all material terms of all oral AIL Material Contracts, set forth or required to be set forth in Schedule 2.12(a).

     (b) Enforceability. All Contracts are legal, valid, binding, in full force and effect and enforceable against each member of the AIL Group that is a party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in an AIL Material Adverse Effect. Except as set forth in Schedule 2.12(b), to the Best Knowledge of AIL, there does

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not exist under any AIL Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of AIL, any of its Subsidiaries or any other Person. Except as set forth in
Schedule 2.12(b), the enforceability of all AIL Material Contracts will not be affected in any manner by the execution, delivery or performance of this Agreement or the Ancillary Agreements, and no AIL Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) Government Contracts.

          (i) Except as specified on Schedule 2.12(c), to the Best Knowledge of AIL, since October 1, 1997: (A) each member of the AIL Group has complied with all material terms and conditions of each Government Contract or Government Subcontract, (B) each member of the AIL Group has complied in all material respects with all requirements of all Laws or agreements pertaining to each Government Contract or Government Subcontract and (C) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Subcontract were complete and correct in all material respects as of their effective date and the AIL Group has complied in all material respects with all such representations and certifications.

          (ii) Except as set forth on Schedule 2.12(c), since October 1, 1997:
     (A) neither any Governmental Authority nor any prime contractor, subcontractor or other Person has notified AIL, either in writing or, to the Best Knowledge of AIL, orally, that any member of the AIL Group has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Subcontract, (B) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Government Contract or Government Subcontract, (C) no material cost incurred by any member of the AIL Group pertaining to any Government Contract or Government Subcontract has been questioned or challenged by representatives of the Administrative Contracting Officer or the Defense Contract Audit Agency, is, to the Best Knowledge of AIL, the subject of any investigation, or has been disallowed by any Governmental Authority, and
     (D) no amount of money due to any member of the AIL Group, pertaining to any Government Contract or Government Subcontract has been withheld or set off nor has any claim been made to withhold or set off money, and the members of the AIL Group are entitled to all progress payments received with respect thereto.

          (iii) Except as set forth on Schedule 2.12(c): (A) to the Best Knowledge of AIL, neither any member of the AIL Group nor any of its directors, officers, employees, consultants or agents is or during the past three years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and (B) during the past three years, no member of the AIL Group has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract.

          (iv) Except as set forth on Schedule 2.12(c), to the Best Knowledge of AIL, there exist (A) no outstanding claims against any member of the AIL Group, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (B) no material disputes between any member of the AIL Group and any Governmental Authority under the Contract Disputes Act or any other federal statute or regulation or between any member of the AIL Group and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract. Schedule 2.12(c) lists each Government Contract or Government Subcontract which is currently under audit by any Governmental Authority or any other person that is a party to such Government Contract or Government Subcontract.

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          (v) Except as set forth on Schedule 2.12(c), since October 1, 1997, no member of the AIL Group has been debarred or suspended from participation in the award of contracts with the DOD or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Best Knowledge of AIL, there exist no facts or circumstances that would warrant suspension or debarment or the finding of nonresponsibility or ineligibility on the part of any member of the AIL Group. Neither AIL nor any member of the AIL Group nor any director, officer, agent or employee of any member of the AIL Group directly or indirectly has (A) used any funds for contributions, gifts, entertainment or other expenses relating to political or governmental activity in violation of any Law; (B) made any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of any Law, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD's Convention on Combating Bribery of Foreign Officials in
     International Business Transactions; or (C) made any other payment in violation of any Law. Except as set forth in Schedule 2.12(c), AIL's cost accounting and procurement systems and the associated entries reflected in the AIL Financial Statements with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with all Laws.

          (vi) AIL (as opposed to its Subsidiaries) is not a party to any Governmental Contracts or Governmental Subcontracts.

     2.13. Intellectual Property. (a) Disclosure. Schedule 2.13(a) sets forth a complete and correct list of all filed or registered AIL Owned Intellectual Property that is material to the Business of the AIL Group.

     (b) Title. A member of the AIL Group either owns or has adequate rights, pursuant to license or otherwise, to use all of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Businesses of the AIL Group (the "AIL Intellectual Property"). The AIL Group has, and at the Closing will have, adequate rights to use the AIL Intellectual Property for the life thereof for any purpose in connection with their Businesses, free from any Liens (except for Permitted Liens incurred in the ordinary course of business). Immediately after the Effective Time, the Surviving Corporation or one of its Subsidiaries shall own or have adequate rights, pursuant to license or otherwise, to use all the AIL Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions owned, licensed or used by the AIL Group as in effect prior to the Effective Time.

     (c) Licensing and Similar Arrangements. AIL has delivered or made available to EDO complete and correct copies of all written or oral agreements, arrangements and applicable Laws (i) pursuant to which any member of the AIL Group has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any other Person and (ii) pursuant to which any member of the AIL Group has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of any member of the AIL Group in respect of any Intellectual Property are reflected in the AIL Financial Statements.

     (d) No Infringement. The conduct of the AIL Group's Businesses does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the Best Knowledge of AIL, none of the AIL Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from a member of the AIL Group, except as set forth in Schedule 2.13(d).

     (e) Due Registration, etc. To the Best Knowledge of AIL, the AIL Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary to ensure full protection under any applicable Law, and such registrations, filings, issuances and other actions remain in full force and effect. The AIL Group has taken all necessary actions to ensure full protection of the AIL Owned Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable Law.
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

     (f) Software. The AIL Group has valid licenses to all copies of all material Software that are utilized in connection with the AIL Group's Business that are not owned by AIL ("AIL Commercial Software"), and the use by the AIL Group of such AIL Commercial Software, including all modifications and enhancements thereto (whether created by a member of the AIL Group or by a third party) is in material compliance with the terms and provisions of such licenses. Each member of the AIL Group owns all right, title and interest in and to all material Software marketed or licensed by it to its customers or held for use or in development for marketing and licensing to the customers of each member of the AIL Group (collectively, the "AIL Owned Software"), including all Intellectual Property rights therein and thereto, except for AIL Commercial Software identified on Schedule 2.13(f) as Software incorporated into the AIL Owned Software. None of the AIL Commercial Software or AIL Owned Software, and no use thereof by the AIL Group or permitted use by its licensees, infringes upon or violates any patent, copyright, trade secret or other Intellectual Property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or threatened.

     (g) Calendar Function. Except as set forth on Schedule 2.13(g), to the Best Knowledge of AIL, all Software, hardware and equipment owned by the AIL Group and all Software, hardware and equipment used in the AIL Group's Business that contains or calls on a calendar function, including any function that is indexed to a computer processing unit clock, provides specific days, dates or times, or calculates spans of dates or times, is and will be able to record, store, process, calculate, compare, sequence and provide true and accurate day, date and time data from, into and between the twentieth and twenty-first centuries, including but not limited to with respect to the years 1999, 2000 and 2001 and leap year calculations, except for failures to do any of the foregoing which, individually or in the aggregate, would not reasonably be expected to have or result in an AIL Material Adverse Effect.

     2.14. Insurance. Schedule 2.14 contains a complete and correct list and summary description of all insurance policies maintained (at present or since October 1, 1997) by or on behalf of the AIL Group. AIL has delivered or made available to EDO complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Each member of the AIL Group has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and suitable for the AIL Group's Businesses, and is on such terms (including without limitation as to deductibles and self-insured retentions), covers such risks, contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

     2.15. Litigation. Except as set forth on Schedule 2.15, there is and has been since October 1, 1997, no Litigation that, individually or in the aggregate, is material and is pending or, to the Best Knowledge of AIL, threatened, against any member of the AIL Group or any of its properties or assets. There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against any member of the AIL Group, or that in any way affect the AIL Group's Businesses and would reasonably be expected to have or result in an AIL Material Adverse Effect.

     2.16. Compliance with Laws and Instruments; Consents.  (a)
Compliance. Except as set forth on Schedule 2.16(a), (i) no member of the AIL Group is, or, since October 1, 1997, has been, in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Law applicable to it or any of its properties, assets, operations or business (except Laws compliance with which is specifically addressed elsewhere in this Agreement), (y) any provision of its Organizational Documents, or (z) any Contract, or any other agreement or instrument to which it is party or by which it or any of its properties or assets is bound or affected, except in the case of the foregoing clauses (x) and
(z) for any such conflicts, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have or result in an AIL Material Adverse Effect, and (ii) no member of the AIL Group has received any written notice or, to the Best Knowledge of AIL, oral notice alleging any such conflict, violation, breach or default which has not been cured or waived.

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     (b) Consents.  No Governmental Approval or other Consent is required to be obtained or made by any member of the AIL Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (x) as specified on
Schedule 2.16(b)(i), (y) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws, notification requirements under the HSR Act and filings required under Delaware and New York Law, and (z) where failure to obtain such Consents or make such filings or notifications would not reasonably be expected, individually or in the aggregate, to have or result in an AIL Material Adverse Effect.

     (ii) All Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the AIL Group's Business, have been duly obtained and are held by a member of the AIL Group and are in full force and effect. Each member of the AIL Group is, and at all times since October 1, 1997, has been, in compliance with all Governmental Approvals and other Consents held by them. Except as specified in Schedule 2.16(b)(i), the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate any such Governmental Approval or Consent, or result in any revocation, cancellation, suspension, modification or nonrenewal thereof.

     2.17 Environmental Matters. (a) Compliance with Environmental Law. Each member of the AIL Group has complied and is in compliance in all but de minimis respects with all applicable Environmental Laws pertaining to their respective assets and the use, ownership or transferability thereof, the manufacturing and commercial distribution of its products and to the operation of its Business. To the Best Knowledge of AIL, no member of the AIL Group is alleged to be in violation of any applicable Environmental Law relating to the operation of its Business or the use or ownership of its assets.

     (b) Other Environmental Matters. No member of the AIL Group has caused or taken any action that would result in, and no member of the AIL Group is subject to, any liability or obligation relating to (x) the environmental conditions on, under, or about the AIL Group's Real Property or other properties or assets owned, leased or used by any member of the AIL Group at the present time or in the past, including the soil and groundwater conditions at such properties, or
(y) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Materials, other than such liabilities and obligations that, individually or in the aggregate, do not exceed $250,000.

     (ii) The present value of the aggregate amount of the liabilities and obligations listed on Schedule 2.17(b), net of reserves therefor, does not exceed $150,000.

     (c) Without limiting the generality of the foregoing:

          (i) Except as disclosed in Schedule 2.17(c), none of the AIL Group's current or past operations and none of the currently or formerly owned or occupied property or assets of any member of the AIL Group is related to or, to the Best Knowledge of AIL, subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Materials.

          (ii) Except as disclosed in Schedule 2.17(c), no member of the AIL Group is subject to any outstanding order from, or contractual or other obligation with, any Governmental Authority or other person in respect of which such member of the AIL Group may be required to incur any Environmental Liabilities and Costs arising from the Release or threatened Release of a Hazardous Material and no member of the AIL Group has entered into any contractual or other obligation with any governmental body or other person pursuant to which such member assumed responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the Release or threatened Release of Hazardous Materials.

          (iii) Except as disclosed in Schedule 2.17(c), none of the AIL Group's Real Property, to the Best Knowledge of AIL, no properties adjacent to the AIL Group's Real Property, and no properties previously owned or leased by any member of the AIL Group or any of their predecessors or affiliates is, and, since January 1, 1995, no member of the AIL Group has transported or arranged for transportation (directly or indirectly) of any Hazardous Materials to any location that is, listed or formally proposed for
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     listing under the Comprehensive Environmental Response, Compensation and
     Liability Act of 1980, as amended, 42 U.S.C. sec.sec. 9601, et seq., or on any similar state list, or, to the Best Knowledge of AIL, the subject of federal, state or local enforcement actions or investigations or Remedial Action.

          (iv) Except as disclosed in Schedule 2.17(c), there are no Environmental Laws applicable to any member of the AIL Group, the AIL Group's Real Property, the AIL Group's assets or the AIL Group's Business that would require any member of the AIL Group, Merger Sub, EDO, the Surviving Corporation, or any other party to provide notice to, to take actions to satisfy, or to obtain the approval of, any governmental entity as a condition to the consummation of the transactions contemplated by this Agreement.

     (d) AIL has disclosed and made available to EDO all material information, including all studies, analyses and test results, in its possession, custody or control relating to (i) the environmental conditions on, under or about the AIL Group's Real Property or any other real property previously owned, leased, operated or otherwise used by any member of the AIL Group, and (ii) Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by any member of the AIL Group at any time or by any member of the AIL Group or any other person on any of the AIL Group's Real Property or any other real property previously owned, leased, operated or otherwise used by any member of the AIL Group, or otherwise in connection with the use or operation of the AIL Group's assets or Businesses.

     2.18 Affiliate Transactions. (a) Schedule 2.18(a) contains a complete and correct list of all agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which AIL, on the one hand, and any of its Affiliates (other than its wholly-owned Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) were entered into since October 1, 1997, (ii) are currently pending or in effect and (iii) involve continuing liabilities and obligations. Except as disclosed in Schedule 2.18(a), each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Schedule 2.18(a) was on terms and conditions as favorable to AIL as would have been obtainable by it at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

     (b) Except as set forth in Schedule 2.18(b), no stockholder, officer, director or employee of any member of the AIL Group, or any family member, relative or Affiliate of any such stockholder, officer, director or employee,
(i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest (other than in such Person's capacity as a stockholder) in
(x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business of any member of the AIL Group, or (y) to the Best Knowledge of AIL, any Person that is a supplier, customer or competitor of any member of the AIL Group, (ii) to the Best Knowledge of AIL, serves as an officer, director or employee of any Person that is a supplier, customer or competitor (other than EDO) of any member of the AIL Group or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any member of the AIL Group.

     2.19. Employees, Labor Matters, etc. Except as set forth on Schedule 2.19, no member of the AIL Group is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by any member of the AIL Group. Since October 1, 1997, there has not occurred or, to the Best Knowledge of AIL, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of any member of the AIL Group. Except as set forth on Schedule 2.19, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Best Knowledge of AIL, threatened with respect to any employee of any member of the AIL Group.

     2.20. Employee Benefit Plans and Related Matters; ERISA. (a) Employee Benefit Plans. Schedule 2.20(a) sets forth a complete and correct list of each "employee benefit plan", as such term is defined in section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or
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other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of any member of the AIL Group or the beneficiaries or dependents of any such employee or former employee (collectively, the "AIL Employees") or under which any AIL Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by any member of the AIL Group or any other trade or business, whether or not incorporated, which, together with AIL or any of its Subsidiaries, is or would have been at any date of determination occurring (x) since October 1, 1997 or (y) to the Best Knowledge of AIL, within the six years preceding the date hereof, treated as a single employer under Section 414 of the Code (such other trades and businesses hereinafter referred to as the "AIL Related Persons"), or to which any member of the AIL Group or any AIL Related Person contributes or (x) since October 1, 1997 or (y) to the Best Knowledge of AIL, within the six years preceding the date hereof, is or has been obligated or required to contribute (collectively, the "AIL Plans"). With respect to each such AIL Plan, the AIL Parties have provided or made available to Merger Sub complete and correct copies of: (i) such AIL Plan, if written, or a description of such AIL Plan if not written, and (ii) to the extent applicable to such AIL Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), any actuarial study of any post-employment life or medical benefits provided under any such AIL Plan, if any, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document. Except as set forth on Schedule 2.20(a), no member of the AIL Group and no officer of AIL has communicated to any AIL Employee any intention or commitment to modify any AIL Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

     (b) Qualification. Each AIL Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under
Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

     (c) Compliance; Liability.

          (i) None of AIL, its Subsidiaries or any AIL Related Person has been involved in any transaction that could cause the AIL Group or any AIL Related Person or the Surviving Corporation to be subject to liability under Section 4069 or 4212 of ERISA. None of AIL, its Subsidiaries, the Surviving Corporation or any AIL Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and no event, transaction or condition has occurred or exists that could result in any such liability to any member of the AIL Group, any such AIL Related Person or the Surviving Corporation or any of its Affiliates. Except as set forth on Schedule 2.20(c), all contributions and premiums required to have been paid by the AIL Group and each AIL Related Person to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (including each plan) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law or collective bargaining agreement (including ERISA and the Code) have been paid within the time prescribed by any such plan, agreement or applicable Law.

          (ii) Except as set forth in Schedule 2.20(c), each of the AIL Plans has been operated and administered in all respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements. There are no material pending or threatened claims by or on behalf of any of the AIL Plans, by any AIL Employee or otherwise involving any such AIL Plan or the assets of any AIL Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of AIL).
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

          (iii) No AIL Plan is a "multiple employer plan" within the meaning of section 4001(a)(3), 4063 or 4064 of ERISA.

          (iv) Except to the extent set forth in Schedule 2.20(a) hereto, no AIL Employee is or will become entitled to post-employment benefits of any kind by reason of employment with AIL, including death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code, (y) benefits payable under any AIL Plan qualified under section 401(a) of the Code or (z) deferred compensation accrued as a liability as of the Closing Date. Except as set forth in Schedule 2.20(a), the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any AIL Employee. AIL has disclosed or made available information regarding any and all liabilities and obligations of any member of the AIL Group to or in respect of the AIL Employees or the AIL Plans for (A) unpaid compensation, salaries, wages, vacation and sick pay, disability payments and other payroll items (including, without limitation, bonus, incentive and deferred compensation), (B) unpaid contributions, insurance premiums, Pension Benefit Guaranty Corporation premiums, costs and expenses to or in respect of any AIL Plan and (C) severance or other termination benefits relating to, resulting from or arising in respect of any claim of actual or constructive termination of employment occurring on or prior to the Effective Time or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          (v) The AIL ESOP qualifies as an "employee stock ownership plan" within the meaning of sec.4975(e)(7) of the Code, and no non-exempt prohibited transaction has occurred with respect thereto.

     2.21. Accounts Receivable. (a) AIL has delivered or caused to be delivered to Merger Sub a complete and accurate aging of all billed accounts receivable of the AIL Group as of September 26, 1999. Except as set forth in Schedule 2.21(a), no billed account receivable of the AIL Group reflected on the AIL Balance Sheet and no billed account receivable arising after the date of the AIL Balance Sheet and reflected on the books of any member of the AIL Group is uncollectible or subject to counterclaim or offset, except to the extent of the aggregate reserves thereon for doubtful accounts for billed receivables and except to the extent that any billed account receivable is or becomes uncollectible due to insolvency, of which the AIL Group is not presently aware, of the account debtor thereunder. All billed accounts receivable reflected on the AIL Balance Sheet or on such books have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by a member of the AIL Group. All allowances, rebates and cash discounts to customers of the AIL Group are as shown on its books and records and in no event exceed one percent of billed receivables to which they relate.

     (b) To the Best Knowledge of AIL, the unbilled account receivable balances of the AIL Group reflected on the AIL Balance Sheet and the unbilled account receivable balances arising after the date of the AIL Balance Sheet and reflected on the books of any member of the AIL Group will convert into billed accounts receivable, except (i) to the extent of the aggregate reserves associated with unbilled receivables, or (ii) to the extent that any unbilled account receivable is or becomes uncollectible due to insolvency, of which the AIL Group is not presently aware, of the account debtor thereunder and would not reasonably be expected to have or result in an AIL Material Adverse Effect. All unbilled accounts receivable reflected on the AIL Balance Sheet or on such books have been generated in the ordinary course of business and will reflect a bona fide obligation for the payment of goods or services provided by a member of the AIL Group, except for failures to result in bona fide obligations that, individually or in the aggregate, would not reasonably be expected to have or result in an AIL Material Adverse Effect.

     2.22. Inventories . All inventories reflected on AIL's most recently prepared quarterly balance sheet of raw materials, supplies, work in progress and finished goods of the AIL Group are of good, usable and merchantable quality. Except as set forth in Schedule 2.22, (a) all such inventories are of such quality as to meet the quality control standards of the AIL Group and any applicable governmental quality control standards, (b) all such finished goods are saleable as current inventories at the current prices of the AIL Group in the ordinary course of business in the aggregate net of reserves for inventories, and (c) no write-down in inventory has been made or should have been made pursuant to U.S. GAAP during the past two years.

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

     2.23. Customers. No member of the AIL Group has received any notice that any existing customer of the AIL Group (i) has ceased, or will cease, to use the products, goods or services of any member of the AIL Group, (ii) has reduced or will reduce, the use of products, goods or services of any member of the AIL Group or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of any member of the AIL Group, except for any such cessations or reductions that, individually or in the aggregate, would not reasonably be expected to have or result in an AIL Material Adverse Effect.

     2.24. Suppliers; Raw Materials. Schedule 2.24 sets forth for each of the years ended December 31, 1998, 1997 and 1996 and for the nine-month period ended September 26, 1999 (a) the names of the ten largest suppliers to the AIL Group based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the AIL Group from such suppliers during each such period and (b) the amount for which each such supplier invoiced the AIL Group. No member of the AIL Group has received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the AIL Group at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the AIL Group, subject to general and customary price increases.

     2.25. Products; Product and Service Warranties. (a) Schedule 2.25(a) contains a complete and correct list of the ten products currently manufactured, produced, assembled, sold or marketed by the AIL Group that generated the highest revenues during the nine-month period ended September 26, 1999 (the "Products"). Schedule 2.25(a) also sets forth the amount of revenues during such period for each such Product.

     (b) Except as required by Law or as set forth on Schedule 2.25(b), no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, any member of the AIL Group is subject to any guaranty, warranty or other indemnity, express or implied, beyond its standard terms and conditions.

     (c) Product Liability. No member of the AIL Group has any liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any Product manufactured, sold, designed or produced prior to the Effective Time by, or service rendered prior to the Effective Time by or on behalf of, any member of the AIL Group or any predecessor thereto, that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons and (ii) is not otherwise fully and adequately reserved against in the AIL Balance Sheet.

     2.26. Brokers, Finders, etc. No actions taken or agreements entered into by any member of the AIL Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise will give rise to any valid claim against any member of the AIL Group, the EDO Group or the Surviving Corporation or any of their Affiliates for any brokerage or finder's commission, fee or similar compensation, other than (i) the fee of $825,000 payable to Houlihan Lokey Howard and Zukin ("Houlihan"), (ii) the fee of $100,000 payable to Valumetrics, or (iii) for any bonus payable to any officer, director, employee, agent or representative of or consultant to any member of the AIL Group upon consummation of the transactions contemplated hereby or thereby.

     2.27. Disclosure. (a) Proxy Statement; Registration Statement. None of the information with respect to AIL, the Common Stockholders or any member of the AIL Group to be included in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the EDO Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by AIL with respect to information supplied by any party other than the AIL Group specifically for inclusion in the Proxy Statement.

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

     (b) General. The senior officers of AIL do not believe there is any fact (other than matters of a general economic or political nature that do not affect the Business of any member of the AIL Group uniquely) that would reasonably be expected to have or result in an AIL Material Adverse Effect, except as described in the Schedules hereto.

     2.28. Opinion of Financial Advisor. The Board of Directors of AIL has received the opinion of Houlihan, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to AIL's stockholders from a financial point of view. A copy of the written opinion of Houlihan will be delivered to EDO as soon as practicable after the date of this Agreement.

     2.29. Required Vote of AIL's Stockholders. The affirmative vote of the holders of a majority of the outstanding Common Shares is required to approve the Merger and approve and adopt this Agreement. No other vote of the holders of the capital stock of AIL is required by Law, the Organizational Documents of AIL or otherwise in order for AIL to consummate the Merger and the transactions contemplated hereby and under the Ancillary Agreements.

     2.30. EDO Share Ownership. Except as set forth on Schedule 2.30, no member of the AIL Group owns any shares of EDO Common Stock or other securities convertible into EDO Common Stock.

     2.31. Board Recommendation. The Board of Directors of AIL, at a meeting duly called and held, (a) determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby are fair and in the best interests of AIL and its stockholders, and (b) resolved to recommend that the Common Stockholders and the holder of Preferred Shares approve this Agreement and the transactions contemplated hereby.

     2.32. Amendment to AIL ESOP. AIL has adopted, subject to the AIL ESOP Trustee's approval, an amendment to the AIL ESOP in the form of Exhibit C hereto, effective on the date hereof, so that the AIL ESOP, as so amended, provides that decisions made with respect to unallocated shares as to (a) selling such shares in response to offers to buy and (b) voting on all matters are made in the same proportions as such decisions are made with respect to allocated shares, and such decisions with respect to allocated shares are kept confidential by the Trustee.

     3. Representations and Warranties of EDO and Merger Sub. EDO and Merger Sub, jointly and severally, represent and warrant to AIL and the Exchanging Common Stockholders as follows:

     3.1 Authorization, etc. (a) Each of EDO and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or shall be a party, to perform its obligations hereunder and thereunder and (subject to stockholder approval) to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Agreements to which EDO or Merger Sub is or shall be a party (subject to stockholder approval), the performance of EDO's and Merger Sub's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of each of EDO and Merger Sub.

     (b) EDO and Merger Sub have each duly executed and delivered this Agreement and at the Effective Time will have duly executed and delivered the Ancillary Agreements to which each is or shall be a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of each of EDO and Merger Sub, enforceable against such EDO or Merger Sub in accordance with its respective terms.

     3.2. Capitalization. (a) Authorized Capital Stock of EDO and Merger
Sub. (i) The authorized capital stock of EDO consists of 25,000,000 shares of EDO Common Stock and 500,000 shares of EDO Preferred Stock, of which 8,453,902 shares of EDO Common Stock (of which 1,698,892 are held in Treasury) and 57,384 shares of EDO Preferred Stock are issued and outstanding as of the date hereof. As of the date hereof, there are outstanding EDO Options to purchase 630,975 shares of EDO Common Stock, and 3,321,908 shares of EDO Common Stock are reserved for issuance upon the exercise of outstanding EDO Options (908,450 shares), conversion of EDO's 7% Convertible Subordinated Debentures due 2011

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

(1,332,458 shares) and conversion of shares of EDO Preferred Stock (1,081,000 shares). The EDO ESOP is the only record holder of EDO Preferred Stock. The shares of EDO Common Stock to be issued in the Share Issuance will, when issued, be validly issued, fully paid and non-assessable.

     (ii) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of Merger Sub, of which 100 shares are issued and outstanding as of the date hereof, and EDO is the record holder of all such shares. As of the date hereof, there are no options or warrants outstanding to purchase shares of common stock of Merger Sub.

     (b) Equity Interests Held by the EDO Group. Schedule 3.2(b) sets forth a complete and correct description of the shares of stock and other equity interests in any Person owned by any member of the EDO Group. Except for Merger Sub and as set forth on Schedule 3.2(b), EDO has no Subsidiaries, and a member of the EDO Group owns all of the outstanding shares of stock or other equity interests in each of EDO's Subsidiaries. All such outstanding shares of stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable.

     (c) No Equity Rights. There are no preemptive or similar rights on the part of any holders of any class of securities of EDO or any member of the EDO Group. Except for the EDO Options, EDO Preferred Stock, the EDO Convertible Debentures and this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any member of the EDO Group or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of EDO, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of any Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of EDO from EDO.

     3.3. No Conflicts, etc. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of EDO and Merger Sub and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or valid claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of any member of the EDO Group under, (a) any Law applicable to any member of the EDO Group or any of their respective properties or assets, (b) any provision of any of the Organizational Documents of any member of the EDO Group or (c) any EDO Contract, or any other agreement or instrument to which any member of the EDO Group is a party or by which any of their respective properties or assets may be bound, except, with respect to clauses (a) and (c), for such conflicts, breaches, defaults or other occurrences which, individually or in the aggregate, would not have an EDO Material Adverse Effect.

     3.4. Corporate Status. (a) Organization. Each member of the EDO Group is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. Merger Sub was incorporated in Delaware on December 9, 1999 and has conducted no business since the date of its incorporation and has no outstanding assets or liabilities, except in each case as expressly contemplated by this Agreement.

     (b) Qualification. Each member of the EDO Group is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Schedule 3.4(b) (which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary), except where the failure to be so duly qualified, licenced or in good standing, would not, individually or in the aggregate, reasonably be expected to have or result in an EDO Material Adverse Effect.

     (c) Organizational Documents. EDO has delivered or made available to AIL complete and correct copies of the Organizational Documents of each member of the EDO Group, as in effect on the date hereof. The Organizational Documents of each member of the EDO Group are in full force and effect. No member of

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the EDO Group is in violation of any of the provisions of its Organizational
Documents. The minute books of each member of the EDO Group, which have heretofore been made available to AIL, correctly reflect, in all material respects, all meetings and written consents of the boards of directors, committees and stockholders of each such member of the EDO Group since January 1, 1993.

     3.5. Discontinued and Acquired Businesses. Except as set forth on Schedule 3.5, since October 1, 1997, no member of the EDO Group has dissolved, discontinued, sold, transferred or otherwise disposed of any businesses or operations having annual sales in excess of $1,000,000 or involving assets having a book value in excess of $1,000,000. Except as set forth on Schedule 3.5, since October 1, 1997, no member of the EDO Group has acquired any business of any other Person, through the purchase of assets, merger, consolidation, acquisition of shares or otherwise, with respect to which any member of the EDO Group is subject to any contractual obligation, contingent or otherwise, to such Person (including any indemnification obligation) in an amount that could exceed $500,000 and which would survive at least until the Closing.

     3.6. SEC Reports; EDO Financial Statements. (a) EDO has made available to AIL each registration statement, report, proxy statement or information statement prepared by it for filing with the SEC since January 1, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "EDO Reports"). As of their respective dates, the EDO Reports
(a) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) EDO has delivered or made available to AIL complete and correct copies of the EDO Proxy Financials and the EDO Financial Statements. The EDO Proxy Financials are complete and correct, have been derived from the accounting books and records of the EDO Group and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented in the EDO Proxy Financials subject, in the case of interim unaudited EDO Proxy Financials, only to normal recurring year-end adjustments.

     (c) The consolidated balance sheets included in the EDO Financial Statements present fairly the financial position of the EDO Group as at the respective dates thereof, and the consolidated statements of earnings, consolidated statements of shareholders' equity, and consolidated statements of cash flows included in such EDO Financial Statements present fairly the results of operations, shareholders' equity and cash flows of the EDO Group for the respective periods indicated.

     3.7. Undisclosed Liabilities, etc. No member of the EDO Group has any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Schedule 3.7, (b) as and to the extent disclosed or reserved against in the EDO Balance Sheet or specifically disclosed in the notes thereto,
(c) liabilities and obligations not required by U.S. GAAP to be reflected or reserved against in the EDO Balance Sheet (other than any such liabilities and obligations which were not reflected or reserved against because they were contingent as of the date of the EDO Balance Sheet, but which would be reflected or reserved against in a balance sheet prepared in accordance with U.S. GAAP as of the date hereof), and (d) liabilities and obligations that (i) are incurred after the date of the EDO Balance Sheet in the ordinary course of business and are not prohibited by this Agreement and (ii) individually and in the aggregate, would not be reasonably expected to have or result in an EDO Material Adverse Effect.

     3.8. Absence of Changes.  Since the date of the EDO Balance Sheet, except
(i) as set forth in Schedule 3.8 and (ii) as specifically permitted after the date hereof pursuant to Section 4.1, (x) the Business of the EDO Group have been conducted in the ordinary course consistent with past practice, (y) there has not occurred or come to exist any EDO Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would be reasonably expected to have or result in an EDO Material Adverse Effect, and (z) no member of the EDO Group has taken any action or omitted to

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take any action which action or omission, if it occurred after the date hereof, would violate any of the provisions of Sections 4.1(b)(i)-(xvi) and (xviii)-(xxi).

     3.9. Taxes. (a)(i) All Tax Returns relating to any member of the EDO Group or the business or assets of any such member that were required to be filed on or before the Effective Time have been duly and timely filed and are correct and complete in all respects, (ii) all Taxes shown as owing on such Tax Returns have been paid and (iii) no member of the EDO Group is currently the beneficiary of any extension of time within which to file any Tax Return.

     (b) (i) All Taxes that are or have become payable by any member of the EDO Group or chargeable as a Lien upon its assets as of the Closing Date for which the filing of a Tax Return is not required have been duly and timely paid, (ii) each member of the EDO Group has duly and timely withheld all Taxes required to be withheld in connection with the business or assets of such member, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose and (iii) the EDO Financial Statements reflect an adequate reserve for all Taxes payable or asserted to be payable by the EDO Group for all taxable periods or portions thereof through the date of the EDO Financial Statements.

     (c) Except as set forth on Schedule 3.9(c), (i) no Returns with respect to the EDO Group are currently under audit by any taxing authority, (ii) no taxing authority is now asserting, or to the Best Knowledge of the EDO Group, threatening to assert against the EDO Group, any deficiency or claim for Taxes or any adjustment to Taxes, and (iii) to the Best Knowledge of EDO, no circumstances exist to form the basis for such a claim or audit.

     (d) Schedule 3.9(d) lists all Tax Returns that have been filed with respect to the EDO Group that are, open or otherwise subject to audit or examination by the IRS or any other taxing authority.

     (e) Except as set forth on Schedule 3.9(e), no member of the EDO Group has
(i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

     (f) The EDO Group's taxable year for federal, state and local income and franchise tax purposes has always been a taxable year ending on December 31.

     (g) Except as set forth in Schedule 3.9(g), no member of the EDO Group (i) is a party to or bound by or has any obligation under any tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for the purposes of filing Tax Returns or paying taxes.

     (h) Schedule 3.9(h) contains a list of states, cities and jurisdictions (whether foreign or domestic) in which the EDO Group has filed income, franchise, employment, property, sales and use Tax Returns for past three years.

     3.10. Assets. Each member of the EDO Group owns, or otherwise has full, exclusive, sufficient and legally enforceable rights to use, all of the EDO Assets (other than Intellectual Property which is addressed elsewhere in this Agreement). Each member of the EDO Group has good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, all EDO Assets (other than Intellectual Property) that are material to its Business, including but not limited to all such EDO Assets reflected in the EDO Balance Sheet or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any Lien, except Permitted Liens. Each member of the EDO Group has maintained all of its tangible EDO Assets in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible EDO Assets are fully adequate and suitable for the purposes for which they are presently being used.

     3.11. Real Property. (a) Owned Real Property. Schedule 3.11(a) contains a complete and correct list of Real Property owned by any member of the EDO Group setting forth the address and owner of each parcel of such owned Real Property and describing all improvements thereon. The EDO Group has, or on the Closing Date will have, good, valid and marketable fee simple title to such owned Real Property, free and clear
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of Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase such owned Real Property or any portion thereof or interest therein.

     (b) EDO Leases. Schedule 3.11(b) contains a complete and correct list of all EDO Leases setting forth the address, landlord and tenant for each EDO Lease. EDO has delivered or made available to AIL correct and complete copies of the EDO Leases. Each EDO Lease is legal, valid, binding, in full force and effect and enforceable against each member of the EDO Group that is a party thereto. No member of the EDO Group is in default, violation or breach in any material respect under any EDO Lease, and, to the Best Knowledge of EDO, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any EDO Lease. Each EDO Lease grants the tenant under the EDO Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. Each member of the EDO Group has good and valid title to the leasehold estate under its respective EDO Leases free and clear of any Liens other than Permitted Liens. Each member of the EDO Group enjoys peaceful and undisturbed possession under its respective EDO Leases for its Real Property.

     (c) Fee and Leasehold Interests, etc. The EDO Group's Real Property constitutes all the fee or leasehold interests in real property held by the EDO Group, and constitutes all of the fee or leasehold interests in real property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business of any member of the EDO Group.

     (d) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the Best Knowledge of EDO, threatened, affecting any portion of the EDO Group's Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or, to the Best Knowledge of EDO, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any of the EDO Group's Real Property.

     (e) Current Use. The use and operation of the EDO Group's Real Property in the conduct of the Business of each member of the EDO Group does not violate in any material respect any instrument of record or agreement affecting such Real Property. There is no violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that materially affects the EDO Group's Real Property or the ownership, operation, use or occupancy thereof. No damage or destruction has occurred with respect to any of such Real Property.

     (f) Real Property Taxes. Each parcel included in the EDO Group's Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of that parcel.

     (g) Compliance with Laws. The EDO Group's Real Property is in full compliance with all Real Property Laws, and no member of the EDO Group has received any notice of violation or claimed violation of any Real Property Law. There is no pending or, to the Best Knowledge of EDO, anticipated, change in any Real Property Law that could reasonably be expected to have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the EDO Group's Real Property or any portion thereof. No current use by any member of the EDO Group of its Real Property is dependent on a nonconforming use or other Governmental Approval, the absence of which would materially limit the use of any of the properties or assets in its Business. The EDO Group's Real Property and its continued use, occupancy and operation as currently used, occupied and operated do not constitute nonconforming uses under any Law, and, except for permits, licenses and other forms of authorizations issued in the ordinary course of business and held pursuant to applicable Environmental Laws, the continued existence, use, occupancy and operation of each improvement located on any of such Real Property is not dependent on any Consent or Governmental Approval that is limited in duration. To the Best Knowledge of EDO, the permits, licenses and other authorizations referred to in the prior sentence will be issued or renewed without undue delay.

     (h) Real Property Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by EDO and the consummation of the transactions contemplated hereby and thereby, do not and will not require the Consent of any Person pursuant to any of the EDO Leases or any instrument of

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record or agreement affecting the EDO Group's Real Property. Except as set forth in Schedule 3.11(h), the enforceability of the EDO Leases will not be affected in any manner by the execution, delivery or performance of this Agreement, and no EDO Lease contains any change in control provision or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     3.12. Contracts. (a) Disclosure. Schedule 3.12(a) contains a complete and correct list, as of the date hereof, of all EDO Contracts that are material to the Business of any member of the EDO Group ("EDO Material Contracts"). EDO has delivered or made available to AIL complete and correct copies of all written EDO Material Contracts, and accurate descriptions of all material terms of all oral EDO Material Contracts, set forth or required to be set forth in Schedule 3.12(a).

     (b) Enforceability. All EDO Contracts are legal, valid, binding, in full force and effect and enforceable against each member of the EDO Group that is a party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in an EDO Material Adverse Effect. Except as set forth in Schedule 3.12(b), to the Best Knowledge of EDO, there does not exist under any EDO Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of EDO, any of its Subsidiaries or any other Person. Except as set forth in Schedule 3.12(b), the enforceability of all EDO Material Contracts will not be affected in any manner by the execution, delivery or performance of this Agreement or the Ancillary Agreements, and no EDO Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) Government Contracts.

          (i) Except as specified on Schedule 3.12(c), to the Best Knowledge of EDO, since October 1, 1997: (A) each member of the EDO Group has complied with all material terms and conditions of each Government Contract or Government Subcontract, (B) each member of the EDO Group has complied in all material respects with all requirements of all Laws or agreements pertaining to each Government Contract or Government Subcontract and (C) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Subcontract were complete and correct in all material respects as of their effective date and the EDO Group has complied in all material respects with all such representations and certifications.

          (ii) Except as set forth on Schedule 3.12(c), since October 1, 1997:
     (A) neither any Governmental Authority nor any prime contractor, subcontractor or other Person has notified EDO, either in writing or, to the Best Knowledge of EDO, orally, that any member of the EDO Group has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Subcontract, (B) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Government Contract or Government Subcontract, (C) no material cost incurred by any member of the EDO Group pertaining to any Government Contract or Government Subcontract has been questioned or challenged by representatives of the Administrative Contracting Officer or the Defense Contract Audit Agency, is, to the Best Knowledge of EDO, the subject of any investigation, or has been disallowed by any Governmental Authority, and
     (D) no amount of money due to any member of the EDO Group, pertaining to any Government Contract or Government Subcontract has been withheld or set off nor has any claim been made to withhold or set off money, and the members of the EDO Group are entitled to all progress payments received with respect thereto.

          (iii) (A) to the Best Knowledge of EDO, neither any member of the EDO Group nor any of its directors, officers, employees, consultants or agents is or during the past three years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and (B) during the past three years, no member of the EDO Group has conducted or initiated any internal investigation or made a voluntary disclosure to
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

     any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract.

          (iv) To the Best Knowledge of EDO, there exist (A) no outstanding claims against any member of the EDO Group, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (B) no material disputes between any member of the EDO Group and any Governmental Authority under the Contract Disputes Act or any other federal statute or regulation or between any member of the EDO Group and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract.

          (v) Since October 1, 1997, no member of the EDO Group has been debarred or suspended from participation in the award of contracts with the DOD or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Best Knowledge of EDO, there exist no facts or circumstances that would warrant suspension or debarment or the finding of nonresponsibility or ineligibility on the part of any member of the EDO Group. Neither EDO nor any member of the EDO Group nor any director, officer, agent or employee of any member of the EDO Group directly or indirectly has (A) used any funds for contributions, gifts, entertainment or other expenses relating to political or governmental activity in violation of any Law; (B) made any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of any Law, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD's Convention on Combating Bribery of Foreign Officials in International Business Transactions; or (C) made any other payment in violation of any Law. EDO's cost accounting and procurement systems and the associated entries reflected in the EDO Financial Statements with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with all Laws.

     3.13. Intellectual Property. (a) Disclosure. Schedule 3.13(a) sets forth a complete and correct list of all filed or registered EDO Owned Intellectual Property that is material to the Businesses of the EDO Group.

     (b) Title. A member of the EDO Group either owns or has adequate rights, pursuant to license or otherwise, to use all of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Businesses of the EDO Group (the "EDO Intellectual Property"). The EDO Group has, and at the Closing will have, adequate rights to use the EDO Intellectual Property for the life thereof for any purpose in connection with their Businesses, free from any Liens (except for Permitted Liens incurred in the ordinary course of business). Immediately after the Effective Time, EDO or one of its Subsidiaries shall own or have adequate rights, pursuant to license or otherwise, to use all the EDO Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions owned, licensed or used by the EDO Group as in effect prior to the Effective Time.

     (c) Licensing and Similar Arrangements. EDO has delivered or made available to AIL complete and correct copies of all written or oral agreements, arrangements and applicable Laws (i) pursuant to which any member of the EDO Group has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any other Person and (ii) pursuant to which any member of the EDO Group has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of any member of the EDO Group in respect of any Intellectual Property are reflected in the EDO Financial Statements.

     (d) No Infringement. The conduct of the EDO Group's Businesses does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the Best Knowledge of EDO, none of the EDO Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from a member of the EDO Group, except as set forth in Schedule 3.13(d).

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     (e) Due Registration, etc.  To the Best Knowledge of EDO, the EDO Owned
Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary to ensure full protection under any applicable Law, and such registrations, filings, issuances and other actions remain in full force and effect. Except as set forth in Schedule 3.13(e), the EDO Group has taken all necessary actions to ensure full protection of the EDO Owned Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable Law.

     (f) Software. The EDO Group has valid licenses to all copies of all material Software that are utilized in connection with the Business that are not owned by EDO ("EDO Commercial Software"), and the use by the EDO Group of such EDO Commercial Software, including all modifications and enhancements thereto (whether created by a member of the EDO Group or by a third party) is in material compliance with the terms and provisions of such licenses. Each member of the EDO Group owns all right, title and interest in and to all material Software marketed or licensed by it to its customers or held for use or in development for marketing and licensing to the customers of each member of the EDO Group (collectively, the "EDO Owned Software"), including all Intellectual Property rights therein and thereto. None of the EDO Commercial Software or EDO Owned Software, and no use thereof by the EDO Group or permitted use by its licensees, infringes upon or violates any patent, copyright, trade secret or other Intellectual Property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or threatened.

     (g) Calendar Function. To the Best Knowledge of EDO, all Software, hardware and equipment owned by the EDO Group and all Software, hardware and equipment used in the Business that contains or calls on a calendar function, including any function that is indexed to a computer processing unit clock, provides specific days, dates or times, or calculates spans of dates or times, is and will be able to record, store, process, calculate, compare, sequence and provide true and accurate day, date and time data from, into and between the twentieth and twenty-first centuries, including but not limited to with respect to the years 1999, 2000 and 2001 and leap year calculations , except for failures to do any of the foregoing which, individually or in the aggregate, would not reasonably be expected to have or result in an EDO Material Adverse Effect.

     3.14. Insurance. Schedule 3.14 contains a complete and correct list and summary description of all insurance policies maintained (at present or since October 1, 1997) by or on behalf of the EDO Group. EDO has delivered or made available to AIL complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Each member of the EDO Group has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and suitable for the EDO Group's Businesses, and is on such terms (including without limitation as to deductibles and self-insured retentions), covers such risks, contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

     3.15. Litigation. EDO has disclosed to AIL all Litigation pending, or to the Best Knowledge of EDO threatened, against any member of the EDO Group or any of its properties or assets since October 1, 1997 and has disclosed all material facts and given or referenced all documents regarding all such Litigation and threatened Litigation that are active as of the date hereof. Except as set forth on Schedule 3.15, there is and has been since October 1, 1997, no Litigation that, individually or in the aggregate, is material and is pending or, to the Best Knowledge of EDO, threatened, against any member of the EDO Group or any of its properties or assets. There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against any member of the EDO Group, or that in any way affect the EDO Group's Businesses and would reasonably be expected to have or result in an EDO Material Adverse Effect.

     3.16. Compliance with Laws and Instruments; Consents. (a) Compliance. (i) No member of the EDO Group is, or since October 1, 1997, has been, in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Law applicable to it or any of its properties, assets, operations or

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business (except Laws compliance with which is specifically addressed elsewhere in this Agreement), (y) any provision of its Organizational Documents, or (z) any EDO Contract, or any other agreement or instrument to which it is party or by which it or any of its properties or assets is bound or affected, except in the case of the foregoing clauses (x) and (z) for any such conflicts, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have or result in an EDO Material Adverse Effect, and
(ii) no member of the EDO Group has received any written notice or, to the Best Knowledge of EDO, oral notice alleging any such conflict, violation, breach or default which has not been cured or waived.

     (b) Consents. (i) No Governmental Approval or other Consent is required to be obtained or made by any member of the EDO Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (x) as specified on Schedule 3.16(b)(i), (y) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws, notification requirements under the HSR Act and filings required under Delaware and New York Law, and (z) where failure to obtain such Consents or make such filings or notifications would not reasonably be expected, individually or in the aggregate, to have or result in an EDO Material Adverse Effect.

     (ii) All Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the EDO Group's Business, have been duly obtained and are held by a member of the EDO Group and are in full force and effect. Each member of the EDO Group is, and at all times since October 1, 1997, has been, in compliance with all Governmental Approvals and other Consents held by them. Except as specified in Schedule 3.16(b)(i), the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate any such Governmental Approval or Consent, or result in any revocation, cancellation, suspension, modification or nonrenewal thereof.

     3.17. Environmental Matters. (a) Compliance with Environmental Law. Each member of the EDO Group has complied and is in compliance in all but de minimis respects with all applicable Environmental Laws pertaining to their respective assets and the use, ownership or transferability thereof, the manufacturing and commercial distribution of its products and to the operation of its Business. To the Best Knowledge of EDO, no member of the EDO Group is alleged to be in violation of any applicable Environmental Law relating to the operation of its business or the use or ownership of its assets.

     (b) Other Environmental Matters. (i) Except as disclosed on Schedule 3.17(b), no member of the EDO Group has caused or taken any action that would result in, and no member of the EDO Group is subject to, any liability or obligation relating to (x) the environmental conditions on, under, or about the EDO Group's Real Property or other properties or assets owned, leased or used by any member of the EDO Group at the present time or in the past, including the soil and groundwater conditions at such properties, or (y) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Materials, other than such liabilities and obligations that individually or in the aggregate, do not exceed $250,000.

     (ii) The present value of the aggregate amount of the liabilities and obligations listed on Schedule 3.17(b), net of reserves therefor, does not exceed $150,000.

     (c) Without limiting the generality of the foregoing:

          (i) Except as disclosed in Schedule 3.17(c), none of the EDO Group's current or past operations and none of the currently or formerly owned or occupied property or assets of any member of the EDO Group is related to or, to the Best Knowledge of EDO, subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Materials.

          (ii) Except as disclosed in Schedule 3.17(c), no member of the EDO Group is subject to any outstanding order from, or contractual or other obligation with, any Governmental Authority or other person in respect of which such member of the EDO Group may be required to incur any Environmental Liabilities and Costs arising from the Release or threatened Release of a Hazardous Material and no member of the EDO Group has entered into any contractual or other obligation with any governmental body or other person pursuant to which such member assumed responsibility for, either directly or
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     indirectly, the remediation of any condition arising from or relating to the Release or threatened Release of Hazardous Materials.

          (iii) Except as disclosed in Schedule 3.17(c), none of the EDO Group's Real Property, to the Best Knowledge of EDO, no properties adjacent to such Real Property, and no properties previously owned or leased by any member of the EDO Group or any of their predecessors or affiliates is, and, since January 1, 1995, no member of the EDO Group has transported or arranged for transportation (directly or indirectly) of any Hazardous Materials to any location that is, listed or formally proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sections 9601, et seq., or on any similar state list, or, to the Best Knowledge of EDO, or the subject of federal, state or local enforcement actions or investigations or Remedial Action.

          (iv) Except as disclosed on Schedule 3.17(c), there are no Environmental Laws applicable to any member of the EDO Group, the EDO Group's Real Property, the EDO Group's assets or the EDO Group's Business that would require any member of the AIL Group, Merger Sub, EDO, the Surviving Corporation, or any other party to provide notice to, to take actions to satisfy, or to obtain the approval of, any governmental entity as a condition to the consummation of the transactions contemplated by this Agreement.

     (d) EDO has disclosed and made available to AIL all material information, including all studies, analyses and test results, in its possession, custody or control relating to (i) the environmental conditions on, under or about the EDO Group's Real Property or any other real property previously owned, leased, operated or otherwise used by any member of the EDO Group, and (ii) Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by any member of the EDO Group at any time or by any member of the EDO Group or any other person on any of the EDO Group's Real Property or any other real property previously owned, leased, operated or otherwise used by any member of the EDO Group, or otherwise in connection with the use or operation of the EDO Group's assets or its business.

     3.18. Affiliate Transactions. (a) Schedule 3.18(a) contains a complete and correct list of all agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which EDO, on the one hand, and any of its Affiliates (other than its wholly owned Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) were entered into since October 1, 1997, (ii) are currently pending or in effect and (iii) involve continuing liabilities and obligations. Except as disclosed in Schedule 3.18(a), each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Schedule 3.18(a) was on terms and conditions as favorable to EDO as would have been obtainable by it at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

     (b) Except as set forth in Schedule 3.18(b), no officer, director or employee of any member of the EDO Group, or, to the Best Knowledge of EDO, any 5% Stockholder, or any family member, relative or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest (other than in such Person's capacity as a stockholder) in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business of any member of the EDO Group, or (y) to the Best Knowledge of EDO, any Person that is a supplier, customer or competitor of any member of the EDO Group, (ii) to the Best Knowledge of EDO, serves as an officer, director or employee of any Person that is a supplier, customer or competitor (other than AIL) of any member of the EDO Group or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any member of the EDO Group.

     3.19. Employees, Labor Matters, etc. No member of the EDO Group is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by any member of the EDO Group. Since October 1, 1997, there has not occurred or, to the Best Knowledge of EDO, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of any member of the EDO Group. There are no labor disputes currently subject to

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any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Best Knowledge of EDO, threatened with respect to any employee of any member of the EDO Group.

     3.20. Employee Benefit Plans and Related Matters; ERISA. (a) Employee Benefit Plans. Schedule 3.20(a) sets forth a complete and correct list of each "employee benefit plan", as such term is defined in section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of any member of the EDO Group or the beneficiaries or dependents of any such employee or former employee (collectively, the "EDO Employees") or under which any EDO Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by any member of the EDO Group or any other trade or business, whether or not incorporated, which, together with EDO or any of its Subsidiaries, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under section 414 of the Code (such other trades and businesses hereinafter referred to as the "EDO Related Persons"), or to which any member of the EDO Group or any Related Person contributes or is or has been obligated or required to contribute (collectively, the "EDO Plans"). With respect to each such EDO Plan, EDO has provided or made available to AIL complete and correct copies of: (i) such EDO Plan, if written, or a description of such EDO Plan if not written, and (ii) to the extent applicable to such EDO Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), any actuarial study of any post-employment life or medical benefits provided under any such EDO Plan, if any, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document. Except as set forth on Schedule 3.20(a), no member of the EDO Group and no officer of EDO has communicated to any EDO Employee any intention or commitment to modify any EDO Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

     (b) Qualification. Each EDO Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

     (c) Compliance; Liability.

          (i) None of EDO, its Subsidiaries or any EDO Related Person has been involved in any transaction that could cause the EDO Group or any EDO Related Person or the Surviving Corporation to be subject to liability under section 4069 or 4212 of ERISA. None of EDO, its Subsidiaries, the Surviving Corporation or any EDO Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and no event, transaction or condition has occurred or exists that could result in any such liability to any member of the EDO Group, any such EDO Related Person or the Surviving Corporation or any of its Affiliates. All contributions and premiums required to have been paid by the EDO Group and each EDO Related Person to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (including each plan) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law or collective bargaining agreement (including ERISA and the Code) have been paid within the time prescribed by any such plan, agreement or applicable Law.

          (ii) Each of the EDO Plans has been operated and administered in all respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements. There are no material pending or threatened claims by or on behalf of any of the EDO Plans, by any EDO Employee or

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     otherwise involving any such EDO Plan or the assets of any EDO Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of EDO).

          (iii) No EDO Plan is a "multiple employer plan" within the meaning of section 4001(a)(3), 4063 or 4064 of ERISA.

          (iv) Except to the extent set forth in Schedule 3.20(c) hereto, no EDO Employee is or will become entitled to post-employment benefits of any kind by reason of employment with EDO, including death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code, (y) benefits payable under any EDO Plan qualified under section 401(a) of the Code or (z) deferred compensation accrued as a liability as of the Closing Date. Except as set forth on Schedule 3.20(c), the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any EDO Employee. EDO has disclosed or made available information regarding any and all liabilities and obligations of any member of the EDO Group to or in respect of the EDO Employees or the EDO Plans for (A) unpaid compensation, salaries, wages, vacation and sick pay, disability payments and other payroll items (including, without limitation, bonus, incentive and deferred compensation), (B) unpaid contributions, insurance premiums, Pension Benefit Guaranty Corporation premiums, costs and expenses to or in respect of any EDO Plan and (C) severance or other termination benefits relating to, resulting from or arising in respect of any claim of actual or constructive termination of employment occurring on or prior to the Effective Time or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          (v) The EDO ESOP qualifies as an "employee stock ownership plan" within the meaning of section 4975(e)(7) of the Code, and no non-exempt prohibited transaction has occurred with respect thereto.

     3.21. Accounts Receivable. (a) EDO has delivered or caused to be delivered to AIL a complete and accurate aging of all billed accounts receivable of the EDO Group as of September 30, 1999. Except as set forth in Schedule 3.21(a), no billed account receivable of the EDO Group reflected on the EDO Balance Sheet and no billed account receivable arising after the date of the EDO Balance Sheet and reflected on the books of any member of the EDO Group is uncollectible or subject to counterclaim or offset, except to the extent of the aggregate reserves thereon for doubtful accounts for billed receivables and except to the extent that any billed account receivable is or becomes uncollectible due to insolvency, of which the EDO Group is not presently aware, of the account debtor thereunder. All billed accounts receivable reflected on the EDO Balance Sheet or on such books have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by a member of the EDO Group. All allowances, rebates and cash discounts to customers of the EDO Group are as shown on its books and records and in no event exceed one percent of billed receivables to which they relate.

     (b) Except as set forth in Schedule 3.21(b), to the Best Knowledge of EDO, the unbilled account receivable balances of the EDO Group reflected on the EDO Balance Sheet and the unbilled account receivable balances arising after the date of the EDO Balance Sheet and reflected on the books of any member of the EDO Group will convert into billed accounts receivable, except (i) to the extent of the aggregate reserves associated with unbilled receivables, or (ii) to the extent that any unbilled account receivable is or becomes uncollectible due to insolvency, of which the EDO Group is not presently aware, of the account debtor thereunder and would not reasonably be expected to have or result in an EDO Material Adverse Effect. All unbilled accounts receivable reflected on the EDO Balance Sheet or on such books have been generated in the ordinary course of business and will result in a bona fide obligation for the payment of goods or services provided by a member of the EDO Group, except for failures to reflect bona fide obligations that, individually or in the aggregate, would not reasonably be expected to have or result in an EDO Material Adverse Effect.

     3.22. Inventories. All inventories reflected on EDO's most recently prepared quarterly balance sheet of raw materials, supplies, work in progress and finished goods of the EDO Group are of good, usable and merchantable quality. Except as set forth in Schedule 3.22, (a) all such inventories are of such quality as to meet the quality control standards of the EDO Group and any applicable governmental quality control standards, (b) all such finished goods are saleable as current inventories at the current prices of the EDO

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Group in the ordinary course of business in the aggregate net of reserves for inventories, and (c) no write-down in inventory has been made or should have been made pursuant to U.S. GAAP during the past two years.

     3.23. Customers. No member of the EDO Group has received any notice that any existing customer of the EDO Group (i) has ceased, or will cease, to use the products, goods or services of any member of the EDO Group, (ii) has reduced or will reduce, the use of products, goods or services of any member of the EDO Group or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of any member of the EDO Group, except for any such cessations or reductions that, individually or in the aggregate, would not reasonably be expected to have or result in an EDO Material Adverse Effect.

     3.24. Suppliers; Raw Materials. Schedule 3.24 sets forth for each of the years ended December 31, 1998, 1997 and 1996 and for the nine-month period ended September 30, 1999 (a) the names of the ten largest suppliers to the EDO Group based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the EDO Group from such suppliers during each such period and (b) the amount for which each such supplier invoiced the EDO Group. No member of the EDO Group has received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the EDO Group at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the EDO Group, subject to general and customary price increases.

     3.25. Products; Product and Service Warranties. (a) Schedule 3.25(a) contains a complete and correct list of the ten products currently manufactured, produced, assembled, sold or marketed by the EDO Group that generated the highest revenues during the nine-month period ended September 30, 1999 (the "EDO Products"). Schedule 3.25(a) also sets forth the amount of revenues during such period for each such Product.

     (b) Except as required by Law or as set forth on Schedule 3.25(b), no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, any member of the EDO Group is subject to any guaranty, warranty or other indemnity, express or implied, beyond its standard terms and conditions.

     (c) Product Liability. No member of the EDO Group has any liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any EDO Product manufactured, sold, designed or produced prior to the Effective Time by, or service rendered prior to the Effective Time by or on behalf of, any member of the EDO Group or any predecessor thereto, that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons and (ii) is not otherwise fully and adequately reserved against in the EDO Balance Sheet.

     3.26. Brokers, Finders, etc. No actions taken or agreements entered into by any member of the EDO Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise will give rise to any valid claim against any member of the AIL Group, the EDO Group or the Surviving Corporation or any of their Affiliates for any brokerage or finder's commission, fee or similar compensation, other than (i) the fee of $300,000 payable to AG Edwards & Sons Inc. ("AG Edwards") and (ii) the fee of $400,000 payable to Philpott Ball and Company.

     3.27. Disclosure. (a) Proxy Statement; Registration Statement. None of the information with respect to any member of the EDO Group to be included in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the EDO Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by EDO or Merger Sub with respect to information supplied

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by any party other than the EDO Group specifically for inclusion in the Proxy
Statement. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     (b) General. The senior officers of EDO do not believe there is any fact (other than matters of a general economic or political nature that do not affect the Business of any member of the EDO Group uniquely) that would reasonably be expected to have or result in an EDO Material Adverse Effect except as described in the Schedules hereto.

     3.28. Opinion of Financial Advisor. The Board of Directors of EDO has received the opinion of AG Edwards, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration, together with the consideration paid pursuant to the Defense Systems Agreement and the Management Stock Purchase Agreement, are fair in the aggregate to EDO from a financial point of view. A copy of the written opinion of AG Edwards will be delivered to AIL as soon as practicable after the date of this Agreement.

     3.29. Required Vote of EDO's Stockholders. The affirmative vote of the holders of shares of EDO Common Stock and EDO Preferred Stock (voting together as a single class) representing a majority of the votes cast at the EDO Meeting is required to approve the Share Issuance. No other vote of the stockholders of EDO is required by law, the charter or by-laws of EDO or otherwise in order for EDO to consummate the Merger and the transactions contemplated hereby.

     3.30. AIL Share Ownership. Except for any Common Shares purchased by Merger Sub pursuant to the Defense Systems Agreement and the Management Stock Purchase Agreement, no member of the EDO Group owns any Common Shares or other securities convertible into Common Shares.

     3.31. Board Recommendation. The Board of Directors of EDO, at a meeting duly called and held, has by the unanimous vote of all directors present, (a) determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby are fair and in the best interests of EDO and its stockholders, and (b) resolved to recommend that the holders of shares of EDO Common Stock and EDO Preferred Stock approve the Share Issuance.

     4. Covenants.

     4.1. Conduct of Business. (a) AIL. On and after the date hereof to the Closing Date, except as required by this Agreement or as otherwise expressly consented to by EDO in writing, or except as set forth on Schedule 4.1(a), AIL will and will cause each of its Subsidiaries to:

          (i) carry on its Business in, and only in, the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall be in all material respects unimpaired following the Effective Time;

          (ii) other than regular dividends on the Preferred Shares, not declare dividends or distributions on, or redeem or repurchase any shares of, any class of its capital stock, increase or enter into any obligations of AIL with respect to Indebtedness, make capital expenditures in excess of $500,000 in any case or $2,000,000 in the aggregate, pay any material bonuses or advances against salaries, or make any other cash payments or year-end bonuses other than in the ordinary course of business, provided that nothing shall preclude AIL from borrowing under its current revolving line of credit;

          (iii) maintain all of the tangible Assets and all other tangible properties and assets owned, leased, occupied, operated or used by it in good repair, working order and operating condition subject only to ordinary wear and tear;

          (iv) not transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, any of its assets;

          (v) use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;
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          (vi) pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business;

          (vii) perform in all material respects all of its obligations under any Material Contracts, agreements or other instruments relating to or affecting any of its properties and assets;

          (viii) not enter into or assume any Contract, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof other than in the ordinary course of business consistent with past practice;

          (ix) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

          (x) comply in all material respects with all Laws applicable to it or any of its properties, assets or business;

          (xi) not compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation in excess of $100,000;

          (xii) not cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents;

          (xiii) use reasonable best efforts to maintain each member of the AIL Group's good standing in its state of incorporation and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all Governmental Approvals and other Consents necessary for, or otherwise material to, the Businesses of the AIL Group;

          (xiv) except as may be permitted under Section 4.10, not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person, and not effect any type of recapitalization;

          (xv) not sell, transfer or otherwise dispose of, any Business, Subsidiary, or assets that are material to the AIL Group taken as a whole, or fixed assets that are sold, transferred or otherwise disposed of, either individually or in the aggregate, with a net book value in excess of $100,000;

          (xvi) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 2 (including Section 2.8);

          (xvii) promptly advise EDO in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to have or result in an AIL Material Adverse Effect or a breach of this Section 4.1(a);

          (xviii) not split, combine or reclassify any shares of its capital stock, or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class, except as required by any AIL Stock Option Plan existing as of the date hereof;

          (xix) conduct all Tax affairs relating to the AIL Group only in the ordinary course of business, in substantially the same manner as heretofore conducted and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into; and

          (xx) not cause or permit any amendment, supplement, waiver or modification to or of the AIL ESOP; and

          (xxi) not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (ii), (iv), (viii), (xi), (xii),
     (xiv), (xv), (xvi, (xviii) or (xx), and not agree or otherwise commit to any actions inconsistent with the foregoing paragraphs (i), (iii),
     (v)-(vii), (ix)-(x), (xiii), (xvii) or (xix).

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     (b) EDO.  On and after the date hereof to the Closing Date, except as required by this Agreement or as otherwise expressly consented to by AIL in writing, or except as set forth on Schedule 4.1(b), EDO will and will cause each of its Subsidiaries to:

          (i) carry on its Business in, and only in, the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall be in all material respects unimpaired following the Effective Time;

          (ii) other than the regular quarterly dividend of $0.03 per share of EDO Common Stock and regular dividends on the EDO Preferred Stock, not declare dividends or distributions on, or redeem or repurchase any shares of, any class of its capital stock, increase or enter into any obligations of EDO with respect to Indebtedness, make capital expenditures in excess of $500,000 in any case or $2,000,000 in the aggregate, pay any material bonuses or advances against salaries except as set forth on Schedule 4.1(b), or make any other cash payments or year-end bonuses other than in the ordinary course of business, provided that nothing contained herein shall be deemed to restrict EDO from redeeming or repurchasing any of the EDO Convertible Debentures in order to satisfy any current sinking fund requirement related to such EDO Convertible Debentures, and provided further that nothing shall preclude EDO from borrowing under its current revolving line of credit;

          (iii) maintain all of the tangible EDO Assets and all other tangible properties and assets owned, leased, occupied, operated or used by the EDO Group in good repair, working order and operating condition subject only to ordinary wear and tear;

          (iv) not transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, any of its assets;

          (v) use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

          (vi) pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business;

          (vii) perform in all material respects all of its obligations under any EDO Material Contracts, agreements or other instruments relating to or affecting any of its properties and assets;

          (viii) not enter into or assume any EDO Contract, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof other than in the ordinary course of business consistent with past practice;

          (ix) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

          (x) comply in all material respects with all Laws applicable to it or any of its properties, assets or business;

          (xi) not compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation in excess of $100,000;

          (xii) not cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents;

          (xiii) use reasonable best efforts to maintain each member of the EDO Group's good standing in its state of incorporation and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all Governmental Approvals and other Consents necessary for, or otherwise material to, the Businesses of the EDO Group;

          (xiv) except as may be permitted under Section 4.10, not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any
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

     business, business organization or division thereof, or any other Person, and not effect any type of recapitalization;

          (xv) not sell, transfer or otherwise dispose of, any Business, Subsidiary, or assets that are material to the EDO Group taken as a whole, or fixed assets that are sold, transferred or otherwise disposed of, either individually or in the aggregate, with a net book value in excess of $100,000;

          (xvi) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3 (including Section 3.8);

          (xvii) promptly advise AIL in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to have or result in an EDO Material Adverse Effect or a breach of this Section 4.1(b);

          (xviii) not split, combine or reclassify any shares of its capital stock, or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class, except as required by any EDO Stock Option Plan existing as of the date hereof;

          (xix) conduct all Tax affairs relating to the EDO Group only in the ordinary course of business, in substantially the same manner as heretofore conducted and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into;

          (xx) not cause or permit any amendment, supplement, waiver or modification to or of any of the Employment Agreements; and

          (xxi) not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (ii), (iv), (viii), (xi), (xii),
     (xiv), (xv), (xvi), (xviii) or (xx), and not agree or otherwise commit to any actions inconsistent with the foregoing paragraphs (i), (iii),
     (v)-(vii), (ix)-(x), (xiii), (xvii) or (xix).

     4.2. Access and Information. (a) AIL. So long as this Agreement remains in effect, AIL will (and will cause its Representatives to) give EDO, Merger Sub, their lenders and the Representatives of any of them full access (subject to DOD security requirements) during reasonable business hours and upon reasonable prior notice to all of the properties, assets, books, contracts, commitments, Tax Returns, reports and records of the AIL Group, and furnish to them all such documents, records and information with respect to the properties, assets and business of the AIL Group and copies of any work papers relating thereto as EDO, Merger Sub, their Affiliates and lenders or the Representatives of any of them shall from time to time reasonably request, provided, that nothing herein shall require AIL to disclose any information to EDO that would cause significant competitive harm to such disclosing party or its Affiliates if the transactions contemplated by this Agreement or the Ancillary Agreements are not consummated or would cause any member of the AIL Group to violate any confidentiality agreement with a third party to which such member is subject. In addition, AIL will, and will cause each of its Representatives to, permit EDO, Merger Sub, their Affiliates and lenders and the Representatives of any of them reasonable access during reasonable business hours and upon reasonable prior notice to the non-confidential information of lenders, customers and suppliers, other Persons with whom any member of the AIL Group does or has done business, and other Representatives or other personnel of AIL, as may be necessary or useful to EDO, Merger Sub, their Affiliates or lenders in their judgment in connection with their review of the properties, assets and business of the AIL Group and the above-mentioned documents, records and information. AIL will, and will cause its Representatives to, keep EDO generally informed as to the affairs of AIL's Business.

     (b) EDO. So long as this Agreement remains in effect, EDO will (and will cause each of their Representatives to) give AIL, the AIL ESOP and its Representatives full access (subject to DOD security requirements) during reasonable business hours and upon reasonable prior notice to all of the properties, assets, books, contracts, commitments, Tax Returns, reports and records of EDO and its Subsidiaries, and furnish to them all such documents, records and information with respect to the properties, assets and business of EDO and its Subsidiaries and copies of any work papers relating thereto as AIL and its Representatives shall from time to time reasonably request, provided that nothing herein shall require EDO to disclose any information to AIL that would cause significant competitive harm to such disclosing party or its Affiliates if the transactions contemplated by this Agreement and the Ancillary Agreements are not consummated or would cause any member of the EDO Group to violate any confidentiality agreement with a third party to which such member is subject. In addition, EDO will, and will cause each of its Representatives to, permit AIL, its Affiliates and lenders and the Representatives of any of them reasonable access during reasonable business hours and upon reasonable prior notice to the non-confidential information of lenders, customers and suppliers, other Persons with whom any member of the EDO Group does or has done business, and other Representatives or other personnel of EDO, as may be necessary or useful to AIL, its Affiliates or lenders in their judgment in connection with their review of the properties, assets and business of the EDO Group and the above-mentioned documents, records and information. EDO will, and will cause its Representatives to, keep AIL generally informed as to the affairs of EDO's Business.

     (c) Confidentiality. The parties hereby agree that each of them will treat any information provided pursuant to this Section 4.2 or Section 4.3 in accordance with the Confidentiality Agreement. Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable Laws, including any such Laws pertaining to the treatment of classified information.

     4.3. Subsequent Reports and Information. (a) Subsequent AIL Reports. From the date hereof to the Effective Time, AIL will (i) provide to EDO a monthly management report in scope and detail consistent with those management reports that have historically been distributed to AIL's senior management, and (ii) timely prepare, and promptly deliver to EDO, unaudited monthly financial statements, to be in scope and detail consistent with such monthly financial statements as historically distributed to AIL's senior management. Each such financial statement shall present fairly the financial position, assets and liabilities of the AIL Group as at the date thereof and in comparison to the previous month and the results of its operations and its cash flows for the period then ended and in comparison to the previous month, in accordance with accounting policies and procedures consistent with those historically used by AIL in the preparation of such monthly financial statements.

     (b) Subsequent EDO Reports. From the date hereof to the Effective Time, EDO will (i) provide to AIL a monthly management report in scope and detail consistent with those management reports that have historically been distributed to EDO's senior management, and (ii) timely prepare, and promptly deliver to AIL, unaudited monthly financial statements, to be in scope and detail consistent with such monthly financial statements as historically distributed to EDO's senior management. Each such financial statement shall present fairly the financial position, assets and liabilities of the EDO Group as at the date thereof and in comparison to the previous month and the results of its operations and its cash flows for the period then ended and in comparison to the previous month, in accordance with accounting policies and procedures consistent with those historically used by EDO in the preparation of such monthly financial statements.

     4.4. Public Announcements. Except as required by applicable Law, AIL shall not, and prior to the Closing, EDO and Merger Sub shall not, make any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of EDO or AIL, as applicable, and prior to Closing, in no event without timely consultation with the other party to this Agreement. The initial announcement of this Agreement shall be mutually agreed to by the parties hereto.

     4.5. Further Actions. (a) Reasonable Best Efforts. (i) AIL shall use all reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for AIL to fulfill and perform its obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, to cause the conditions set forth in Article 7 to be fulfilled and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

     (ii) Each of EDO and Merger Sub shall use all reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each of EDO and Merger Sub to fulfill and perform their respective obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, to cause the conditions set forth in Article 7 to be fulfilled, and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

     (b) Filings; Consent. (i) AIL shall, as promptly as reasonably practicable, (i) make, or cause to be made, all filings and submissions (including those under the HSR Act and any Law governing DOD security clearances) required under any Law applicable to AIL if necessary, and give such reasonable undertakings as may be required in connection therewith, and (ii) subject to Section 4.1(a), use reasonable best efforts to obtain, cause to be obtained by AIL, all Governmental Approvals and Consents necessary to be obtained or made by AIL in each case in connection with this Agreement or the Ancillary Agreements, the Merger, or the consummation of the other transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Agreement, neither AIL nor any of its Affiliates shall be required to enter into any "hold-separate" agreement or take any action that involves divestiture of an existing business of AIL or any of its Affiliates, that involves unreasonable expense or that could reasonably be expected to impair the overall benefit expected to be realized from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (ii) EDO shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including those under the HSR Act and any Law governing DOD security clearance) required under any Law applicable to EDO or Merger Sub if necessary, and give such reasonable undertakings as may be required in connection therewith, and (ii) subject to Section 4.1(b), use reasonable best efforts to obtain or make, or cause to be obtained or made, all Governmental Approvals and Consents necessary to be obtained or made by EDO or Merger Sub, in each case in connection with this Agreement or the Ancillary Agreements, the Merger pursuant hereto, or the consummation of the other transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Agreement, neither EDO nor Merger Sub nor any of their Affiliates shall be required to enter into any "hold-separate" agreement or take any action that involves divestiture of an existing business of EDO or any of its Affiliates or the Surviving Corporation, that involves unreasonable expense or that could reasonably be expected to impair the overall benefit expected to be realized from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) Coordination. AIL and EDO shall coordinate and cooperate with each other in exchanging such information and supplying such reasonable assistance as may be reasonably requested in connection with the filings and other actions contemplated by this Section 4.5.

     (d) Notification; Cooperation. At all times prior to the Effective Time, AIL shall promptly notify EDO, and EDO shall promptly notify AIL, in writing of any fact, condition, event or occurrence that reasonably could be expected to result in the failure of any of the conditions contained in Sections 7.1, 7.2 or
7.3 to be satisfied, promptly upon becoming aware of the same. AIL, EDO and Merger Sub shall cooperate with one another in order to lift any injunction or remove any other impediment to the consummation of the transactions contemplated hereby.

     (e) Advance Agreement of DOD. AIL and EDO shall take all such action as reasonably may be necessary to obtain the advance agreement of the DOD to provide any Consent required with respect to any Government Contract or Government Subcontract in connection with the transactions contemplated by the Agreement and the Ancillary Agreements.

     4.6. Further Assurances. EDO and the Surviving Corporation shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Exchanging Common Stockholders, in each case to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

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

     4.7. Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, each of AIL, EDO, Merger Sub and the members of the Boards of Directors of AIL, EDO and Merger Sub shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

     4.8. Accountants' "Comfort" Letters. EDO and AIL will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

     4.9. Tax-Free Reorganization. (a) The parties intend that the transactions contemplated by this Agreement and the Ancillary Agreements qualify as a reorganization under Section 368(a)(2)(D) of the Code, and each party hereto and its Affiliates shall use their reasonable best efforts to cause such transactions to so qualify. Neither the parties hereto nor any of their Affiliates shall take any action that would cause such transactions not to qualify as a reorganization under such Section, and the parties hereto will take the position for all purposes that the transactions qualify as a reorganization under such Section.

     (b) The parties will cooperate with one another in obtaining opinions of Debevoise & Plimpton, counsel to EDO, and Kleinberg, Kaplan, Wolff & Cohen P.C., counsel to AIL, dated as of the Effective Time, to the effect that the transactions contemplated hereby and by the Ancillary Agreements will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. In connection therewith, each of EDO, AIL and Merger Sub shall deliver to Debevoise & Plimpton and Kleinberg, Kaplan, Wolff & Cohen P.C., respectively, representation letters in form and substance reasonably satisfactory to such counsel.

     4.10. No Solicitation. (a) AIL (i) During the term of this Agreement, AIL shall not, and AIL shall cause each of its Representatives not to, (x) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, the acquisition by any Person of any of the Shares, any other shares of capital stock or other securities of any member of the AIL Group, or all or any material portion of the Business or of the assets of any member of the AIL Group, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving AIL or any of its Subsidiaries (an "AIL Acquisition Transaction"), (y) furnish or permit to be furnished any non-public information concerning any member of the AIL Group or the Business of any member of the AIL Group to any Person (other than EDO, Merger Sub and their Representatives) other than information furnished in the ordinary course of business after prior written notice to and consultation with EDO, or (z) directly or indirectly, with or through any other party, market or otherwise publicize or make any arrangements to market or otherwise publicize the sale of, or sell, any securities of AIL in a public offering or make any public announcement or disclosure regarding such a public offering. Notwithstanding the foregoing, if the Board of Directors of AIL determines in its good faith judgment, after consultation with outside counsel, that failure to do so would constitute a breach of fiduciary duty under applicable Law, AIL may, in response to an unsolicited inquiry or proposal with respect to an AIL Acquisition Transaction, (A) furnish non-public information with respect to AIL and its Subsidiaries to the Person that made such inquiry or proposal pursuant to a customary and reasonable confidentiality agreement and
(B) participate in negotiations regarding such AIL Acquisition Transaction. AIL shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than EDO in respect of any AIL Acquisition Transaction. AIL shall promptly notify EDO of any inquiry or proposal received by AIL or any Representative thereof with respect to an AIL Acquisition Transaction, which notice shall include the identity of the inquiring party, and the terms of the proposal, and promptly deliver to EDO copies of any documents or agreements proferred to AIL with respect thereto.

     (ii) The Board of Directors of AIL shall not cause or permit AIL to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "AIL Acquisition Agreement") with respect to an AIL Acquisition Transaction, unless (A) the Board of Directors of AIL shall have determined in its good faith judgment, after consultation with outside counsel, that failure to do so would constitute a breach of fiduciary duty under applicable Law, (B) AIL shall have delivered a copy of such AIL Acquisition Agreement to EDO and notified EDO of its intent to enter into such AIL Acquisition Agreement at least five Business Days prior to executing such AIL Acquisition Agreement and (C) AIL shall have terminated this Agreement in accordance with Section 8.1(j).

     (b) EDO. (i) During the term of this Agreement, EDO shall not, and EDO shall cause each of its Representatives not to, (x) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, the acquisition by any Person of any shares of EDO Common Stock, any other shares of capital stock or other securities of any member of the EDO Group, or all or any material portion of the Business or of the assets of any member of the EDO Group, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving EDO or any of its Subsidiaries (an "EDO Acquisition Transaction"), (y) furnish or permit to be furnished any non-public information concerning any member of the EDO Group or the Business of any member of the EDO Group to any Person (other than AIL and its Representatives) other than information furnished in the ordinary course of business after prior written notice to and consultation with AIL, or (z) directly or indirectly, with or through any other party, market or otherwise publicize or make any arrangements to market or otherwise publicize the sale of, or sell, any securities of EDO in a public offering or make any public announcement or disclosure regarding such a public offering. Notwithstanding the foregoing, if the Board of Directors of EDO determines in its good faith judgment, after consultation with outside counsel, that failure to do so would constitute a breach of fiduciary duty under applicable Law, EDO may, in response to an unsolicited inquiry or proposal with respect to an EDO Acquisition Transaction, (A) furnish non-public information with respect to EDO and its Subsidiaries to the Person that made such inquiry or proposal pursuant to a customary and reasonable confidentiality agreement and (B) participate in negotiations regarding such EDO Acquisition Transaction. EDO shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person in respect of any EDO Acquisition Transaction. EDO shall promptly notify AIL of any inquiry or proposal received by EDO or any Representative thereof with respect to an EDO Acquisition Transaction, which notice shall include the identity of the inquiring party and the terms of the proposal, and promptly deliver to AIL any documents or agreements proferred to EDO with respect thereto.

     (ii) The Board of Directors of EDO shall not cause or permit EDO to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "EDO Acquisition Agreement") with respect to an EDO Acquisition Transaction, unless (A) the Board of Directors of EDO shall have determined in its good faith judgment, after consultation with outside counsel, that failure to do so would constitute a breach of fiduciary duty under applicable Law and (B) EDO shall have delivered a copy of such EDO Acquisition Agreement to AIL and notified AIL of its intent to enter into such EDO Acquisition Agreement at least five Business Days prior to executing such EDO Acquisition Agreement.

     4.11. Affiliate Agreements. AIL shall, prior to the Effective Time, deliver to EDO a list setting forth in AIL's reasonable judgment the names and addresses of all Persons who are, as of the date hereof, in AIL's reasonable judgment, "affiliates" of AIL for purposes of Rule 145 under the Securities Act. The parties agree that the AIL ESOP Trustee is an "affiliate" for such purposes. AIL shall furnish such information and documents as EDO may reasonable request for the purpose of reviewing such list. AIL shall use its reasonable best efforts to cause any Person who is identified as an "affiliate" on such list to execute a written agreement on or prior to the Effective Time substantially in the form of Exhibit A hereto.

     4.12. [Intentionally omitted.]

     4.13. Indemnification and Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of AIL determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the

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

Effective Time (including without limitation in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) For a period of two years after the Effective Time, EDO shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by AIL ("D&O Insurance") with respect to claims arising from facts or events which occurred before the Effective Time, provided that EDO may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous; provided, however, that nothing contained herein shall require EDO or the Surviving Corporation to incur any annual premium in excess of 150% of the last annual estimated aggregate premium paid prior to the date of this Agreement for all current D&O Insurance policies maintained by AIL, which AIL estimates to be $85,000 (the "Current Premium"). If such premiums for such insurance would at any time exceed 150% of the Current Premium, then EDO shall cause to be maintained policies of insurance which, in EDO's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the Current Premium.

     (c) If EDO or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of EDO shall assume all of the obligations set forth in this Section.

     4.14. Actions Relating to Conversion of Options. EDO shall, prior to the Effective Time, take all necessary actions to ensure that the aggregate number of shares of EDO Common Stock to be issued upon the exercise of the Substituted Options be reserved for or otherwise authorized to be issued under the 1996 Long Term Incentive Plan.

     5. Stockholder Meeting; Share Issuance; etc.

     5.1. Stockholder Approvals. Subject to the terms and conditions contained in this Agreement, (a) the issuance of EDO Common Stock in connection with the Merger (the "Share Issuance") shall be submitted for approval to the holders of shares of EDO Common Stock and EDO Preferred Stock at a meeting to be duly held for this purpose by EDO (the "EDO Meeting"), and (b) this Agreement shall be submitted for approval and adoption by the holders of Common Shares at a meeting to be duly held for this purpose by AIL (the "AIL Meeting"). AIL and EDO shall coordinate and cooperate with respect to the timing of such meetings, shall each give its respective shareholders at least 10 days written notice of its meeting, shall not change the date or time of such meeting (including adjournment) unless the other party approves in writing the changed date and time and shall each endeavor to hold its meeting as soon as practicable after the date hereof.

     5.2. Board Recommendations. (a) Subject to Section 5.2(b), the respective recommendations of the Boards of Directors of AIL and EDO described in Sections 2.31(b) and 3.31(b) shall be contained in the Proxy Statement.

     (b) (i) Neither AIL nor its Board of Directors may withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Ancillary Agreements or the Merger and neither AIL nor its Board of Directors may approve or recommend, or propose publicly to approve or recommend, an AIL Acquisition Transaction, unless, in each case, in the good faith judgment of the Board of Directors of AIL, after consultation with outside counsel, failure to so withdraw, modify, approve or recommend would constitute a breach of fiduciary duty under applicable Law.

     (ii) Neither EDO nor its Board of Directors may withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Ancillary Agreements or the Merger unless, in the good faith judgment of the Board of Directors of EDO, after consultation with outside counsel, failure to so
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withdraw or modify would constitute a breach of fiduciary duty under applicable
Law. Neither EDO nor its Board of Directors may approve or recommend, or propose publicly to approve or recommend, an EDO Acquisition Transaction, unless (A) in the good faith judgment of the Board of Directors of EDO, after consultation with outside counsel, failure to so approve or recommend would constitute a breach of fiduciary duty under applicable Law, and (B) EDO shall have notified AIL of its intent to approve or recommend such EDO Acquisition Transaction at least five Business Days prior to publicly doing so.

     (iii) Nothing contained in this Agreement shall prohibit EDO from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, provided that for all purposes of this Agreement, taking a position under Rule 14e-2(a)(2) or 14e-2(a)(3) with respect to an EDO Acquisition Transaction shall be deemed to be an approval or recommendation of such EDO Acquisition Transaction.

     5.3. Proxy Statement/Registration Statement. (a) EDO and AIL shall cooperate and promptly prepare and file with the SEC as soon as is reasonably practicable the Proxy Statement and the Registration Statement, and shall use their reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act. EDO shall use its reasonable best efforts to cause the Proxy Statement to be mailed to holders of shares of EDO Common Stock and EDO Preferred Stock, and AIL shall use its reasonable best efforts to cause the Proxy Statement and Registration Statement to be mailed to holders of Common Shares, in each case as soon as practicable after the Registration Statement has been declared effective by the SEC. EDO shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of EDO Common Stock in the Merger.

     (b) No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by EDO without providing AIL a reasonable opportunity to review and comment thereon. EDO will advise AIL promptly after it receives notice thereof of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereof or requests by the SEC for additional information. EDO shall provide AIL with copies of any communication received from or sent to the SEC in connection with the Proxy Statement or the Registration Statement and with a reasonable opportunity to review all responses to SEC comments or other requests prior to their being sent to the SEC. If at any time prior to the Effective Time any information relating to AIL or EDO, or any of their respective affiliates, officers or directors, should be discovered by AIL or EDO which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that any such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovered such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of EDO and AIL.

     5.4. NYSE Listing. EDO shall promptly prepare and file with the NYSE a listing application covering the shares of EDO Common Stock issuable in the Merger and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such EDO Common Stock, subject only to official notice of issuance.

     6. Certain Post-Closing Covenants.

     6.1. Headquarters. The headquarters of EDO and AIL immediately following the Merger shall be located in New York City.

     6.2. EDO Board of Directors. The composition of the Board of Directors of EDO immediately following the Effective Time shall be as set forth in Schedule
6.2. Attached hereto as Exhibit D are the duly adopted resolutions of the Board of Directors of EDO expanding the size of the board to 11 and appointing to the board, and nominating for election to the board at the next annual meeting of stockholders, Messrs. N. Armstrong and R. Leach, all in accordance with Sections
2.02 and 2.08 of the By-Laws of EDO. It

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is contemplated by the parties that the size of the board will be reduced to nine within one year following the Closing.

     6.3. EDO Officers. The officers of EDO, immediately following the Effective Time shall be as set forth in Schedule 6.3, and EDO shall take all necessary action to appoint such individuals to such offices effective as of the Closing.

     6.4. Employee Stock Ownership Plans. The parties agree that the AIL ESOP and the EDO ESOP shall be merged into a single employee stock option plan within one year of the Effective Time subject to any approvals or consents of the AIL ESOP Trustee and the trustee of the EDO ESOP.

     7. Conditions Precedent.

     7.1. Conditions to Obligations of Each Party. The obligations of AIL, EDO and Merger Sub to consummate the transactions contemplated hereby shall be subject to the fulfillment or written waiver by both parties at or prior to the Effective Time of the following conditions:

          7.1.1. HSR Act Notification. The notifications of EDO and AIL pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

          7.1.2. Stockholder Approvals. (a) The holders of issued and outstanding Common Shares shall have approved and adopted this Agreement in accordance with applicable Law and the AIL Organizational Documents.

          (b) The holders of issued and outstanding shares of EDO Common Stock and EDO Preferred Stock shall have approved the Share Issuance in accordance with applicable Law, the EDO Organizational Documents and the rules of the NYSE.

          7.1.3. Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been initiated or threatened by the SEC.

          7.1.4. NYSE Listing. The shares of EDO Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          7.1.5. No Injunctions. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, promulgated or enforced by any court or other tribunal or Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements substantially on the terms contemplated hereby and thereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable best efforts to remove an such order, decree or injunction.

     7.2. Conditions to Obligations of EDO and Merger Sub. The obligations of EDO and Merger Sub to consummate the transactions contemplated hereby shall be subject to the fulfillment or written waiver by EDO at or prior to the Effective Time of the following additional conditions:

          7.2.1. Representations, Performance. (a) The representations and warranties of AIL contained in Section 2 or in any Ancillary Agreement shall be, ignoring for these purposes any qualification as to materiality or AIL Material Adverse Effect, (i) true and correct in all material respects at and as of the date hereof, and (ii) repeated and shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made at and as of the Effective Time.

          (b) AIL shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by AIL prior to or at the Effective Time.

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

          (c) AIL shall have delivered to EDO and Merger Sub a certificate, effective at the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of AIL confirming the items set forth above in this Section 7.2.1.

          7.2.2. Consents. All Governmental Approvals required to be made or obtained by AIL in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and all other Consents listed on Schedule 2.16(b) shall have been made or obtained. Complete and correct copies of all such Governmental Approvals and Consents shall have been delivered to EDO and Merger Sub.

          7.2.3. No AIL Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since the date of this Agreement that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to become or result in, an AIL Material Adverse Effect.

          7.2.4. Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by each of the parties thereto (other than EDO and Merger Sub), and the Escrow Agreement shall have been executed and delivered by the parties thereto (other than EDO and Merger Sub) in the form attached hereto as Exhibit B or otherwise in form and substance satisfactory to EDO. Neither the Defense Systems Agreement nor the Management Stock Purchase Agreement shall have been terminated, and all of the conditions precedent to the obligations of the parties to such agreements (other than Section 6.3 of the Defense Systems Agreement and
     Section 5.3 and 6.3 of the Management Stock Purchase Agreement) shall have been satisfied or waived.

          7.2.5. Tax Opinion. EDO shall have received an opinion of Debevoise & Plimpton, tax counsel to EDO, dated as of the Effective Time, to the effect that the transactions contemplated by this Agreement and the Ancillary Agreements will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of AIL, Merger Sub and EDO, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          7.2.6. Amendments to AIL ESOP. The amendments to the AIL ESOP referred to in Section 4.12 shall be in full force and effect.

     7.3. Conditions to Obligations of AIL. The obligation of AIL to consummate the transactions contemplated hereby shall be subject to the fulfillment or written waiver by AIL at or prior to the Effective Time of the following additional conditions:

          7.3.1. Representations, Performance, etc. (a) The representations and warranties of EDO and Merger Sub contained in Section 3 or in any Ancillary Agreement shall be, ignoring for these purposes any qualification as to materiality or EDO Material Adverse Effect, (i) true and correct in all material respects at and as of the date hereof and (ii) repeated and shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made at and as of such time.

          (b) Each of EDO and Merger Sub shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) Each of EDO and Merger Sub shall have delivered to AIL a certificate dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer to the effect set forth above in this
     Section 7.3.1.

          7.3.2. Consents. All Governmental Approvals required to be made or obtained by EDO in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and all other Consents listed on
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

     Schedule 3.16(b)(i) shall have been made or obtained. Complete and correct copies of all such Governmental Approvals and Consents shall have been delivered to AIL.

          7.3.3. No EDO Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since the date of this Agreement that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to become or result in, an EDO Material Adverse Effect.

          7.3.4. Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by each of the parties thereto (other than AIL or a Common Stockholder), and the Escrow Agreement shall have been executed and delivered by the parties thereto (other than the Common Stockholder Representative) in the form attached hereto as Exhibit B or otherwise in form and substance satisfactory to AIL. Neither the Defense Systems Agreement nor the Management Stock Purchase Agreement shall have been terminated, and all of the conditions precedent to the obligations of the parties to such agreements (other than Section 6.3 of the Defense Systems Agreement and Section 5.3 and 6.3 of the Management Stock Purchase Agreement) shall have been satisfied or waived.

          7.3.5. Tax Opinion. AIL shall have received an opinion of Kleinberg, Kaplan, Wolff & Cohen P.C., tax counsel to AIL, dated as of the Effective Time, to the effect that the transactions contemplated by this Agreement and the Ancillary Agreements will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of AIL, Merger Sub and EDO, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          7.3.6. Reservation or Authorization of Shares of EDO Common Stock Subject to Substituted Options. EDO shall have taken, to the reasonable satisfaction of AIL, the actions referred to in Section 4.14 to ensure that the aggregate number of shares of EDO Common Stock to be issued upon the exercise of Substituted Options be reserved for or otherwise authorized to be issued under the 1996 Long Term Incentive Plan.

     8. Termination.

     8.1. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the respective stockholders of EDO and AIL:

          (a) by the mutual written consent of EDO, Merger Sub and AIL;

          (b) by either AIL or EDO if the Effective Time shall not have occurred on or before June 15, 2000; provided that the party seeking to terminate this Agreement pursuant to this clause 8.1(b) shall not have breached in any material respect its obligations under this agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

          (c) by either AIL or EDO if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements substantially on the terms contemplated hereby and thereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements substantially on the terms contemplated hereby and thereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause 8.1(c)(ii) shall have used its reasonable best efforts to prevent or remove such injunction, order or decree;

          (d) by either AIL or EDO if (i) the holders of issued and outstanding shares of EDO Common Stock and EDO Preferred Stock (voting together as a single class) shall have failed to approve the Share Issuance at the EDO Meeting or any adjournment thereof or (ii) the holders of issued and outstanding

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

     Common Shares shall have failed to approve and adopt this Agreement at the AIL Meeting or any adjourned thereof;

          (e) by either AIL or EDO if the Defense Systems Agreement or the Management Stock Purchase Agreement has been terminated in accordance with its terms;

          (f) by AIL if (i) the representations and warranties of EDO and Merger Sub contained in Section 2 or in any Ancillary Agreement are not, ignoring for these purposes any qualification as to materiality or EDO Material Adverse Effect, (A) true and correct in all material respects at and as of the date hereof, and (B) true and correct in all material respects at and as of the Effective Time with the same effect as though made at and as of the Effective Time (except for representations and warranties made of a specific date, which must be true and correct in all material respects as of such date, and except as expressly contemplated by this Agreement), or
     (ii) EDO or Merger Sub has materially breached any agreement, covenant or condition required by this Agreement to be performed or complied with by EDO or Merger Sub prior to or at the Effective Time, and in the case of either clause (i) or (ii), such breach or failure to be true and correct shall not be curable or shall not have been cured within 15 days after notice thereof shall have been received by EDO;

          (g) by EDO if (i) the representations and warranties of AIL contained in Section 3 or in any Ancillary Agreement are not, ignoring for these purposes any qualification as to materiality or AIL Material Adverse Effect, (A) true and correct in all material respects at and as of the date hereof, and (B) true and correct in all material respects at and as of the Effective Time with the same effect as though made at and as of the Effective Time (except for representations and warranties made of a specific date, which must be true and correct in all material respects as of such date, and except as expressly contemplated by this Agreement), or
     (ii) AIL has materially breached any agreement, covenant or condition required by this Agreement to be performed or complied with by it prior to or at the Effective Time, and in the case of either clause (i) or (ii), such breach or failure to be true and correct shall not be curable or shall not have been cured within 15 days after notice thereof shall have been received by AIL;

          (h) by EDO if the Board of Directors of AIL shall have (i) withdrawn or modified in a manner adverse to EDO, or proposed publicly to withdraw or modify in a manner adverse to EDO, its position with respect to this Agreement and the transactions contemplated hereby or (ii) approved or recommended, or proposed publicly to approve or recommend, an AIL Acquisition Transaction;

          (i) by AIL if the Board of Directors of EDO shall have (i) withdrawn or modified in a manner adverse to AIL, or proposed publicly to withdraw or modify in a manner adverse to AIL, its position with respect to this Agreement and the transactions contemplated hereby or (ii) approved or recommended, or proposed publicly to approve or recommend, an EDO Acquisition Transaction, provided that AIL may not terminate this Agreement pursuant to this Section 8.1(i)(ii) unless (I) EDO has notified AIL of its intent to approve or recommend such EDO Acquisition Transaction pursuant to
     Section 5.2(b)(ii), (II) prior to the end of the five Business Day period specified in Section 5.2(b)(ii) AIL has notified EDO that it intends to terminate this Agreement pursuant to this Section 8.1(i)(ii), and (III) five Business Days have elapsed since the end of the five Business Day period specified in Section 5.2(b)(ii) and EDO has failed to publicly recommend against such EDO Acquisition Transaction;

          (j) by AIL if AIL enters into an AIL Acquisition Agreement pursuant to
     Section 4.10(a)(ii), provided that AIL may not terminate this Agreement pursuant to this Section 8.1(j) unless and until (i) five Business Days have elapsed following delivery to EDO of a written notice of the determination by the Board of Directors of AIL to terminate this Agreement, and during such five Business Day period AIL informs EDO of the terms and conditions of the AIL Acquisition Transaction and the identity of the person making such AIL Acquisition Transaction, and (ii) at the end of such five Business Day period the Board of Directors of AIL makes a good faith judgment, after consultation with outside counsel, that, taking into account any amendment of the terms of this Agreement or the Merger offered by EDO or any firm proposal (without conditions) by EDO to amend the terms of this Agreement or the Merger, failure

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     to enter into the AIL Acquisition Agreement would still constitute a breach of fiduciary duties under applicable Law;

          (k) by AIL if (I) EDO has notified AIL of its intent to enter into an EDO Acquisition Agreement pursuant to Section 4.10(b)(ii), (II) at the end of the five Business Day period specified in Section 4.10(b)(ii) AIL has notified EDO that it intends to terminate this Agreement pursuant to this
     Section 8.1(k), and (III) five Business Days have elapsed since the end of the five Business Days period specified in Section 4.10(b)(ii) and either
     (x) EDO has entered into and failed to terminate such EDO Acquisition Agreement, (y) EDO has entered into and terminated with penalty such EDO Acquisition Agreement or (z) EDO has failed to cease all discussions and negotiations with the third party proposing to enter into the EDO Acquisition Agreement and to notify AIL that it has done so.

     8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement, other than Sections 8, 11.1, 11.2, 11.3, 11.4, 11.5 (with respect only to the other Sections that survive termination) and 11.13, shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, Representatives, stockholders or Affiliates, except for any liability resulting from such party's breach of this Agreement. Notwithstanding the foregoing, the payment by AIL of the AIL Termination Fee or the payment by EDO of the EDO Termination Fee in respect of a termination pursuant to Section 8.1(f) or 8.1(g), respectively, shall constitute liquidated damages, and, in the absence of fraud, the breaching party shall not be liable to the terminating party for any additional damages whatsoever resulting from or arising out of the breach or breaches that gave rise to the termination of this Agreement.

     8.3. Termination Fees. (a) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by AIL pursuant to Section 8.1(j) or by EDO pursuant to Section 8.1(g) or 8.1(h), then AIL shall pay to EDO a fee (the "AIL Termination Fee") of $3,000,000 in cash, such payment to be made as soon as practicable (but in no event more than two days) following a termination pursuant to Section 8.1(g), 8.1(h) or 8.1(j).

     (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by AIL pursuant to Section 8.1(f), 8.1(i) or 8.1(k), then EDO shall pay to AIL a fee (the "EDO Termination Fee") of $3,000,000 in cash, such payment to be made as soon as practicable (but in no event more than two days) following such termination.

     (c) EDO and AIL each acknowledges that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, EDO on the one hand and AIL on the other would not enter into this Agreement; accordingly, if either EDO or AIL fails to promptly pay any amounts owing pursuant to this Section 8.3 when due, EDO or AIL, as the case may be, shall in addition thereto pay to the other all costs and expenses (including, fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the EDO or AIL, as the case may be, at the prime rate of Chase Manhattan Bank, as in effect from time to time during such period.

     9. Indemnification.

     9.1. Survival of Representations and Warranties, etc. The representations and warranties of AIL, EDO and Merger Sub contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only until the earlier of (x) the date of the acceptance by EDO's audit committee of the consolidated audit of EDO for the fiscal year ended December 31, 2000, and (y) June 30, 2001 (the "Survival Date"), and all claims for indemnification under this Section 9 by any party, whether against the Escrow Account under the Escrow Agreement or otherwise, must be asserted on or prior to the date that is 30 days after such Survival Date.

     9.2. Indemnification by AIL and the Exchanging Common
Stockholders. Subject to Section 9.2(z), AIL (prior to the Closing) and the Exchanging Common Stockholders severally (on and after the Closing)
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shall indemnify EDO, Merger Sub, their respective Affiliates, and their respective stockholders, partners, members, officers, directors, advisory directors, employees, agents, advisors and representatives (collectively, the "EDO Indemnitees") and hold such EDO Indemnitees harmless from and against, and pay and reimburse the EDO Indemnitees for, any and all demands, claims, actions, losses, damages, liabilities, obligations, fines, Taxes, royalties, deficiencies, costs and expenses (including reasonable consultants' and attorneys' fees), whether or not resulting from third-party claims, including interest and penalties with respect thereto (collectively, "EDO Damages"), asserted against or incurred or sustained by any EDO Indemnitee as a result of or arising out of:

          (a) any breach of any representation or warranty of AIL contained in this Agreement; or

          (b) any breach of any covenant or agreement of AIL contained in this Agreement.

     Any EDO Indemnitee's right to indemnity hereunder for any EDO Damages shall be subject to the following limitations:

          (y) No indemnification shall be required to be made under Section 9.2(a) or (b) for a breach of representation, warranty, covenant or agreement until the aggregate amount of EDO Damages exceeds $500,000; provided that, if the aggregate amount of EDO Damages exceeds such amount, AIL or the Exchanging Common Stockholders, as the case may be, shall be liable for indemnification for the entire amount of EDO Damages, subject to the other provisions of this Section.

          (z) (i) After the Effective Time, any claim by the EDO Indemnitees under this Section 9.2 may be asserted against any or all of the Exchanging Common Stockholders (through the Common Stockholder Representative or otherwise). Notwithstanding the foregoing, in no event shall any Exchanging Common Stockholder be required to indemnify the EDO Indemnitees for any single claim for EDO Damages under this Section 9.2 in excess of an amount equal to the product of (I) the amount of such single claim and (II) a fraction, the numerator of which is equal to the sum of the number of Common Shares held by such Exchanging Common Stockholder that were converted into the right to receive the Merger Consideration and the number of Common Shares purchased from such Exchanging Common Stockholder pursuant to the Management Stock Purchase Agreement, and the denominator of which is equal to the total number of Common Shares that were so converted and purchased.

          (ii) Notwithstanding anything in this Agreement (other than Section 9.6(a)) or the Escrow Agreement to the contrary, except as contemplated by
     Section 9.6(a), under no circumstances will any EDO Indemnitee be entitled to indemnification pursuant to this Agreement or otherwise from any Exchanging Common Stockholder other than from the portion of the Escrow Account that is attributable (based on the percentages set forth on Exhibit A to the Escrow Agreement) to such Exchanging Common Stockholder.

Notwithstanding anything in this Agreement to the contrary other than the immediately succeeding paragraph, the Common Stockholder Representative shall have the full power and authority to represent, negotiate on behalf of and bind the Exchanging Common Stockholders with respect to the enforcement by any EDO Indemnitee or any disputes with any EDO Indemnitee arising out of the rights of any EDO Indemnitee under this Section 9.2, and the EDO Indemnitees shall be entitled to deal exclusively with the Common Stockholder Representative in respect of such rights. For the avoidance of doubt, the Common Stockholder Representative shall not be personally liable for any nonpayment by any other Exchanging Common Stockholder. Nothing in this Section 9.2 shall prevent an Exchanging Common Stockholder from making a claim individually under Section 9.3.

     Notwithstanding anything else contained herein to the contrary, the Common Stockholder Representative (i) shall deliver to the AIL ESOP Trustee, promptly upon receipt, copies of all notices received by the Common Stockholder Representative in her capacity as such from EDO, AIL, the Escrow Agent or any other party, (ii) will not agree (or be deemed to agree by failure to respond to a notice given or failure to take any other action) to any settlement of any claim, consent (or be deemed to consent by failure to respond to a notice given or failure to take any other action) to the release of any amounts in the Escrow Fund that are attributable to the Merger Shares issued to the AIL ESOP or that otherwise adversely affects the AIL
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ESOP, without the prior consent of the AIL ESOP Trustee, (iii) will consult with the AIL ESOP Trustee in connection with exercising its authority hereunder, and
(iv) has been granted no authority to act on behalf of the AIL ESOP or any of its property in violation of the foregoing. Any action required of the Common Stockholder Representative to dispute a claim of an EDO Indemnitee or otherwise preserve any rights of the AIL ESOP not taken by the Common Stockholder Representative without the consent of the AIL ESOP Trustee to refrain from taking such action may be taken by the AIL ESOP Trustee on behalf of the AIL ESOP. Any action taken in violation of the foregoing shall be void and of no effect. Any deemed waiver or acquiescence by reason a failure to take any action without the consent of the AIL ESOP Trustee shall be void and of no effect, except if the AIL ESOP Trustee shall have received copies of the notices referred to in clause (i) above, shall have been notified that the Common Stockholder Representative intends to waive objection by inaction and shall have failed to take any action on its own under the second preceding sentence within a reasonable time. Any action taken by the AIL ESOP Trustee shall be effective solely with respect to the AIL ESOP and not with respect to any other Exchanging Common Stockholder.

     9.3. Indemnification By EDO. EDO and Merger Sub jointly and severally shall indemnify AIL (prior to Closing) and the Exchanging Common Stockholders (on and after Closing) (collectively, the "AIL Indemnitees") and hold the AIL Indemnitees harmless from and against, and pay and reimburse the AIL Indemnitees for, any and all demands, claims, actions, losses, damages, liabilities, obligations, fines, Taxes, royalties, deficiencies, costs and expenses (including reasonable consultants' and attorneys' fees), whether or not resulting from third-party claims, including interest and penalties with respect thereto (collectively, the "Common Stockholder Damages"), asserted against or incurred or sustained by any AIL Indemnitee as a result of or arising out of:

          (a) any breach of any representation or warranty of EDO or Merger Sub contained in this Agreement; or

          (b) any breach of any covenant or agreement of EDO or Merger Sub contained in this Agreement.

     Any AIL Indemnitee's right to indemnity hereunder for any Common Stockholder Damages shall be subject to the following limitations:

          (y) No indemnification shall be required to be made under Section 9.3(a) or (b) for a breach of representation, warranty, covenant or agreement until the aggregate amount of all Common Stockholder Damages exceeds $500,000; provided that, if the aggregate amount of Common Stockholder Damages exceeds such amount, EDO shall be liable for indemnification for the entire amount of Common Stockholder Damages, subject to the other provisions of this Section.

          (z) In no event shall the AIL Indemnitees be entitled to indemnity for Common Stockholder Damages in excess of an aggregate dollar amount equal to 7.5% of the product of (m) the sum of the number of Merger Shares and the number of Management Shares and (n) the EDO Average Price.

     9.4. Third Party Claims. All claims for indemnification by an EDO Indemnitee or an AIL Indemnitee, as the case may be (any such indemnitee, an "Indemnitee"), relating to a Third Party Claim shall be asserted and resolved as follows:

          (a) In the event any claim or demand for which indemnification may be sought hereunder is made against or sought to be collected from any Indemnitee by a third party (a "Third Party Claim"), such Indemnitee shall give to the indemnifying party or parties (the "Indemnifying Parties"), or, if the Exchanging Common Stockholders are the Indemnifying Parties, to the Common Stockholders Representative, prompt notice of such Third Party Claim, and such Indemnitee shall permit the Indemnifying Parties (at their own expense and with the Indemnifying Parties' counsel) to assume the defense of such Third Party Claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Parties who shall conduct the defense of such Third Party Claim or litigation shall be reasonably satisfactory to such Indemnitee, (ii) such Indemnitee may participate in such defense at the expense of such Indemnitee and (iii) the failure of such Indemnitee to give notice as provided herein shall not relieve the Indemnifying Parties of their respective indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying
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     Parties and then only to the extent that the Indemnifying Parties are significantly prejudiced as a result of such failure. The notice referred to above shall describe in reasonable detail the claim or demand for which indemnification is being sought and shall identify the section of this Agreement under which indemnification is being sought. The Person seeking indemnification shall provide all materials in its possession with respect to such claim or demand.

          Except with the prior written consent of such Indemnitee, such consent not to be unreasonably withheld, the Indemnifying Parties, in the defense of any such Third Party Claim or litigation, shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Third Party Claim or litigation, or that would materially increase the Tax liability of any Indemnitee. After notice from the Indemnifying Parties to such Indemnitee of their election to assume the defense of such Third Party Claim or litigation, the Indemnifying Parties shall not be liable to such Indemnitee under this Section 9.4 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses for such counsel shall be at the expense of such Indemnitee unless (x) the employment thereof has been specifically authorized by the Indemnifying Parties or (y) such Indemnitee shall have been advised by counsel that, due to a conflict of interest (or a potential conflict of interest) between such Indemnitee and the Indemnifying Parties, in the reasonable judgment of such counsel it is advisable for such Indemnitee to employ separate counsel and the Indemnifying Parties do not employ other reasonably satisfactory counsel for the Indemnitee. The Indemnifying Parties shall in any event keep the Indemnitee reasonably apprised of material developments with respect to such Third Party Claim or litigation and shall furnish a copy to the Common Stockholder Representative or EDO, as the case may be, of all relevant documents except to the extent delivery of any such documents would jeopardize any attorney-client privilege available to the Indemnifying Parties.

          (b) In the event that within 15 Business Days after an Indemnitee's delivery of any notice pursuant to Section 9.4(a), the Indemnifying Parties fail to notify such Indemnitee of their intention to defend, such Indemnitee shall (upon further notice to the Indemnifying Parties) have the right to undertake the defense, compromise, settlement or payment in full of such Third Party Claim or litigation for the account of the Indemnifying Parties.

          (c) Notwithstanding anything in this Agreement to the contrary, all rights of the Exchanging Common Stockholders as either Indemnitees or Indemnifying Parties under this Section 9.4(c) shall be exercisable exclusively by the Common Stockholder Representative, and EDO and Merger Sub shall be entitled to deal exclusively with the Common Stockholder Representative in respect of all such rights.

     9.5. Tax Treatment and Limitation of Indemnity Payments. EDO, Merger Sub and the Exchanging Common Stockholders agree to treat any indemnity payment made pursuant to Section 9 of this Agreement as an adjustment to the aggregate Merger Consideration paid at Closing for all Tax purposes.

     9.6. Form of Consideration. (a) Each Exchanging Common Stockholder may elect in an Election Form substantially in the form of Exhibit E hereto to pay any indemnity obligations payable by him or her pursuant to Section 9.2 in cash, provided that the applicable Election Form has been executed and delivered to EDO no later than 10 days following the Closing. Any Exchanging Common Stockholder who has not executed and delivered an Election Form within such period or has not indicated a preference will be required to pay any indemnity obligations in shares of EDO Common Stock. All payments in respect of indemnity obligations shall be made out of the Escrow Account, provided that if an Exchanging Common Stockholder has elected to pay in cash, payments in respect of indemnity obligations of such Exchanging Common Stockholder shall be made by such Exchanging Common Stockholder in cash, and property in the Escrow Account having a value equal to such cash payment (with shares of EDO Common Stock being valued at the Indemnity Share Price) shall be promptly released to such Exchanging Common Stockholder in accordance with the Escrow Agreement; provided further that if an Exchanging Common Stockholder has elected to pay in cash, but fails to tender such payment to EDO within seven Business Days after such payment is due under

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Section 5 of the Escrow Agreement, such Exchanging Common Stockholder shall no longer be permitted to pay such claim in cash and such Exchanging Common Stockholder's indemnity obligation shall be satisfied out of the Escrow Account as if such Exchanging Common Stockholder had not executed and delivered an Election Form. If an Exchanging Common Stockholder has elected (or is required) to pay in shares of EDO Common Stock, the number of shares of EDO Common Stock payable with respect to any portion of such Exchanging Common Stockholder's indemnity obligation shall equal the amount of such portion divided by the Indemnity Share Price.

     (b) EDO may elect to pay any indemnity obligations payable by it pursuant to Section 9.2 in cash or shares of EDO Common Stock, at EDO's option, provided that if EDO elects to pay in shares of EDO Common Stock, such shares will be issued or otherwise transferred pursuant to an effective registration statement or an exemption from registration under the Securities Act. If EDO elects to pay in shares of EDO Common Stock, the number of shares of EDO Common Stock payable with respect to its indemnity obligation shall equal the amount of such obligation divided by the Indemnity Share Price.

     (c) Any shares of EDO Common Stock paid to EDO by the Exchanging Common Stockholders shall be put into EDO's treasury.

     10. Definitions.

     10.1. Terms Generally. The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The definitions given for terms in this Section 10 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America.

     10.2. Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

          Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

          AG Edwards:  as defined in Section 3.26.

          Aggregate Consideration: (i) with respect to a Common Stockholder not party to the Management Stock Purchase Agreement, the aggregate Merger Consideration to which such Common Stockholder is entitled pursuant to
     Section 1, and (ii) with respect to a Common Stockholder party to the Management Stock Purchase Agreement, the sum of (x) the aggregate Merger Consideration to which such Common Stockholder is entitled pursuant to
     Section 1 and (y) that number of shares of EDO Common Stock equal to the quotient of the consideration to which such Common Stockholder is entitled pursuant to the Management Stock Purchase Agreement divided by the EDO Average Price.

          Agreement: this Merger Agreement, including the Exhibits and Schedules hereto.

          AIL:  as defined in the first paragraph to this Agreement.

          AIL Acquisition Agreement:  as defined in Section 4.10(a).

          AIL Acquisition Transaction:  as defined in Section 4.10(a).

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          AIL Assets:  the properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business of any member of the AIL Group.

          AIL Balance Sheet: the audited balance sheet of AIL and its Subsidiaries, as of December 31, 1998, included in the AIL Financial Statements.

          AIL Commercial Software:  as defined in Section 2.13(f).

          AIL Employees:  as defined in Section 2.20(a).

          AIL ESOP: the AIL Employee Stock Ownership Plan, as amended through the date hereof.

          AIL ESOP Percentage: (i) 13%, if the EDO Closing Price is $6.25 or greater; (ii) 9.0%, if the EDO Closing Price is $6.00 or greater, but less than $6.25; (iii) 7.0%, if the EDO Closing Price is $5.75 or greater, but less than $6.00; or (iv) 5.0%, if the EDO Closing Price is less than $5.75.

          AIL ESOP Trustee: means Marine Midland Bank, now known as HSBC Bank USA, solely in its capacity as Trustee of the AIL ESOP.

          AIL Financial Statements: the unaudited consolidated financial statements of the AIL Group as at and for the nine-month period ended September 26, 1999, and the audited consolidated financial statements of the AIL Group as at and for the year ended December 31, 1998, and the three-month period ended December 31, 1997 together with reports on such year-end statements (including the statement for the period ended December 31, 1997) by E&Y, including in each case a consolidated balance sheet, a consolidated statement of income, a statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

          AIL Group:  AIL and its Subsidiaries.

          AIL Indemnitee:  as defined in Section 9.3.

          AIL Intellectual Property:  as defined in Section 2.13(b).

          AIL Leases: the real property leases, subleases, licenses and occupancy agreements pursuant to which any member of the AIL Group is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with its Business.

          AIL Material Adverse Effect: any (a) event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, operations, results of operations, financial condition, properties (including intangible properties), assets (including intangible assets) or liabilities of the AIL Group taken as a whole or (b) material impairment or delay of the ability of AIL to perform its obligations hereunder or under any of the Ancillary Agreements.

          AIL Material Contract:  as defined in Section 2.12(a).

          AIL Meeting:  as defined in Section 5.1(b).

          AIL Owned Intellectual Property: all Intellectual Property that is owned by any member of the AIL Group and that either has been filed or registered or is material to the Business of the AIL Group.

          AIL Owned Software:  as defined in Section 2.13(g).

          AIL Plans:  as defined in Section 2.20(a).

          AIL Proxy Financials: the unaudited consolidated financial statements of the AIL Group as at and for the nine-month period ended September 26, 1999, and the audited consolidated financial statements of the AIL Group as at and for the years ended December 31, 1998 and 1996, the nine-month period ended September 30, 1997 and the three-month period ended December 31, 1997, together with reports on such year-end and partial year statements (other than the statements as at and for the nine-month period ended September 26, 1999) by E&Y, including in each case a consolidated balance sheet, a consolidated statement of income, a statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

          AIL Related Persons:  as defined in Section 2.20(a).

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          AIL Stock Option Plans:  the AIL Systems Inc. Stock Option Plan and
     the AIL Systems Inc. 1998 Long Term Stock Option Plan.

          AIL Termination Fee:  as defined in Section 8.3(a).

          Ancillary Agreements: the Defense Systems Agreement, the Management Stock Purchase Agreement and the Escrow Agreement.

          Appraisal Rights: any and all rights of Dissenting Stockholders to the proposed Merger, including any and all rights of appraisal arising out of Section 262 of the DGCL and the certificate of incorporation and by-laws of AIL.

          Best Knowledge of EDO: the actual knowledge of any officer of EDO, after reasonable inquiry of the employees of the EDO Group having responsibility for the matter knowledge of which is involved.

          Best Knowledge of AIL: the actual knowledge of any officer of AIL, after reasonable inquiry of employees of the AIL Group having responsibility for the matter knowledge of which is involved.

          Business: the business and operations of any Person, in each case as currently conducted by such Person.

          Business Day: a day other than a Saturday or a Sunday when banks in New York are lawfully open for business.

          CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. sec. 9601 et seq.

          Certificate:  as defined in Section 1.6(b).

          Certificate of Merger:  as defined in Section 1.2(b).

          Closing:  as defined in Section 1.2(a).

          Closing Date:  as defined in Section 1.2(a).

          Code:  the Internal Revenue Code of 1986, as amended.

          Common Shares:  as defined in the second recital to this Agreement.

          Common Stockholder: any record holder of issued and outstanding Common Shares.

          Common Stockholder Damages:  as defined in Section 9.3.

          Common Stockholder Representative:  as defined in Section 11.13.

          Confidentiality Agreement:  as defined in Section 11.2.

          Consent: any consent, approval, authorization, waiver, permit, grant, filing, report or notice of, with or to any Person.

          Contract: all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, non-governmental licenses, powers of attorney, purchase orders and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, including all Governmental Contracts and Governmental Subcontracts, to which any member of the AIL Group is a party or by which it or any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

          Costs:  as defined in Section 4.13(a).

          DGCL:  as defined in Section 1.1(a).

          DOD: means the United States Department of Defense or any branch or agency thereof.

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          Defense Systems:  as defined in the third recital to this Agreement.

          Defense Systems Agreement: as defined in the third recital to this Agreement.

          Dissenting Shares:  as defined in Section 1.8.

          Dissenting Stockholder:  as defined in Section 1.8.

          E&Y:  as defined in Section 2.6(a).

          EDO:  as defined in the first paragraph of this Agreement.

          EDO Acquisition Agreement:  as defined in Section 4.10(b).

          EDO Acquisition Transaction:  as defined in Section 4.10(b).

          EDO Assets: the properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business of any member of the EDO Group.

          EDO Average Price: the average of the closing prices per share of EDO Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on each of the 5 consecutive NYSE trading days ending on (and including) the trading day immediately prior to the Closing Date.

          EDO Balance Sheet: the audited balance sheet of EDO and its Subsidiaries, as of December 31, 1998, included in the EDO Financial Statements.

          EDO Certificates:  as defined in Section 1.6(a).

          EDO Closing Price: the closing price per share of EDO Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source) on the last NYSE trading day prior to the Effective Time.

          EDO Commercial Software:  as defined in Section 3.13(f).

          EDO Common Stock: means shares of common stock, par value $1.00 per share, of EDO.

          EDO Contracts: all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, non-governmental licenses, powers of attorney, purchase orders and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, including all Governmental Contracts and Governmental Subcontracts, to which any member of the EDO Group is a party or by which it or any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

          EDO Convertible Debentures: the 7% Convertible Subordinated Debentures Due 2011 of EDO.

          EDO Damages:  as defined in Section 9.2.

          EDO Employees:  as defined in Section 3.20.

          EDO ESOP: the EDO Employee Stock Ownership Plan, as amended through the date hereof.

          EDO Financial Statements: the unaudited consolidated financial statements of the EDO Group as at and for the nine-month period ended September 30, 1999, and the audited consolidated financial statements of the EDO Group as at and for the years ended December 31, 1998 and 1997 together with reports on such year-end statements by KPMG LLP, including in each case a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

          EDO Group:  EDO and its Subsidiaries (including Merger Sub).

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          EDO Indemnitee:  as defined in Section 9.2.

          EDO Intellectual Property:  as defined in Section 3.13(b).

          EDO Leases: the real property leases, subleases, licenses and occupancy agreements pursuant to which any member of the EDO Group is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with its Business.

          EDO Material Adverse Effect: any (a) event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, operations, results of operations, financial condition, properties (including intangible properties), assets (including intangible assets) or liabilities of the EDO Group taken as a whole or (b) material impairment or delay of the ability of EDO or Merger Sub to perform its obligations hereunder or under any of the Ancillary Agreements.

          EDO Material Contracts:  as defined in Section 3.12(a).

          EDO Meeting:  as defined in Section 5.1(a).

          EDO Option: any option or warrant to purchase shares of EDO Common Stock.

          EDO Owned Intellectual Property: all Intellectual Property that is owned by any member of the EDO Group and that either has been filed or registered or is material to the Business of the EDO Group.

          EDO Owned Software:  as defined in Section 3.13(f).

          EDO Plans:  as defined in Section 3.20.

          EDO Proxy Financials: the unaudited consolidated financial statements of the EDO Group as at and for the nine-month period ended September 30, 1999, and the audited consolidated financial statements of the EDO Group as at and for the years ended December 31, 1998, 1997 and 1996 together with reports on such year-end statements by KPMG LLP, including in each case a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

          EDO Preferred Stock: means shares of EDO ESOP Convertible Cumulative Preferred Stock, Series A, par value $1 per share.

          EDO Products:  as defined in Section 3.25.

          EDO Related Persons:  as defined in Section 3.20.

          EDO Reports:  as defined in Section 3.1.

          EDO Stock Option Plans: the 1996 Long Term Incentive Plan and the 1997 Non-Employee Director Stock Option Plan.

          EDO Termination Fee:  as defined in Section 8.3(b).

          Effective Time:  as defined in Section 1.2(b).

          Election Form: means an Election Form, the form of which is attached hereto as Exhibit E.

          Employment Agreement:  as defined in Recital E.

          Employee Stock Options:  as defined in Section 1.5.

          Environmental Laws: all Laws relating to the protection of the environment, including (a) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and (c) all other requirements pertaining to the protection of the health and safety of employees or the public.

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          Environmental Liabilities and Costs:  all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the business of any member of the AIL Group or the EDO Group, as applicable, the Real Property of the AIL Group or the EDO Group, as applicable, or any other real property, assets, equipment or facilities, by the any member of the AIL Group or the EDO Group, as applicable, or any of their predecessors or Affiliates; (ii) the environmental conditions existing at the Effective Time on, under, above, or about any Real Property of the AIL Group or the EDO Group, as applicable, or any other real property, assets, equipment or facilities currently or previously owned, leased or operated by any member of the AIL Group or the EDO Group, as applicable, or any of their respective predecessors or Affiliates; and
     (iii) expenditures necessary to cause any Real Property of the AIL Group or the EDO Group, as applicable, or any aspect of the business of any member of the AIL Group to be in compliance with any and all requirements of Environmental Laws as of the Effective Time, including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Laws, and reasonably necessary to make full economic use of any Real Property of the AIL Group or the EDO Group, as applicable.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          Escrow Account:  means the account pursuant to the Escrow Agreement.

          Escrow Agreement: means the agreement, the form of which is attached hereto as Exhibit B.

          Escrow Amount:  as defined in Section 1.7(a).

          Escrowed Shares:  as defined in Section 1.7(b).

          Exchange Act: Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          Exchange Agent:  as defined in Section 1.6(a).

          Exchange Fund:  as defined in Section 1.6(a).

          Exchange Ratio:  as defined in Section 1.3(a).

          Exchanging Common Stockholder: any Common Stockholder who receives the Merger Consideration in the Merger.

          5% Stockholder: as to any Person, a beneficial owner of at least five percent of the common equity of such Person, as calculated pursuant to Rule 13d-3 under the Exchange Act, who has on file with the SEC a Schedule 13D or 13G stating that such holder is the beneficial owner of at least five percent of such common equity.

          Governmental Approval: any Consent of, with or to any Governmental Authority, including any DOD security clearance.

          Governmental Authority: any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the DOD; any court, tribunal or arbitrator of competent jurisdiction; and any self-regulatory (including securities self-regulatory) organization.

          Governmental Contract: means a contract, agreement, commitment, guaranty, bid or proposal between a member of the AIL Group or the EDO Group, as applicable, and the DOD or any other Governmental Authority, including any facilities contract for the use of government-owned facilities.

          Governmental Subcontract: means a contract, agreement, commitment, guaranty, bid or proposal that is a subcontract between a member of the AIL Group or the EDO Group, as applicable, and any third party relating to a prime contract with the DOD or any other Governmental Authority.

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          Hazardous Materials:  any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, or related materials (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

          Houlihan:  as defined in Section 2.26.

          HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          Indebtedness:  as applied to any Person, means, without duplication,
     (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with U.S. GAAP,
     (d) notes payable and drafts accepted representing extensions of credit,
     (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

          Indemnified Party:  as defined in Section 4.13(a).

          Indemnifying Party:  as defined in Section 9.4(a).

          Indemnitee:  as defined in Section 9.4.

          Indemnity Share Price: means (i) the average of the closing prices of EDO Common Stock on the NYSE (or, if the EDO Common Stock is no longer trading on the NYSE, on any other national securities exchange on which the EDO Common Stock is then trading) on the first Business Day immediately prior to each of (A) delivery by an Indemnitee to any Indemnifying Party (or its representative) of written notice requesting indemnification under
     Section 9.2 or 9.3, as applicable, and (B) payment of such indemnity claim or (ii) if the EDO Common Stock is no longer trading on any national securities exchange, the average of the values of a share of EDO Common Stock on such dates based on the most current appraisal performed for the AIL ESOP (or its successor) on each of such dates.

          IRS:  the Internal Revenue Service.

          Intellectual Property: the United States and foreign trademarks, service marks, trade names, trade dress, domain names, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, revisions, divisions, continuations, continuations-in-part, extensions and re-examinations), patent disclosures awaiting filing determination, and improvements thereto, and inventions (whether patentable or unpatentable and whether or not reduced to practice), and improvements thereto, processes, designs, formulae, trade secrets, know-how, ideas, research and development, manufacturing and production processes and techniques, technical data, copyrightable works, engineering notebooks, confidential information, Software, firmware, Internet Web sites, mask works and other semiconductor chip rights and applications, registrations and renewals thereof, and all similar intellectual property rights (including moral rights), all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

          ISO:  as defined in Section 1.5.

          Law: all applicable provisions of all (a) constitutions, treaties, statutes, the common law, codes, rules, regulations, ordinances or orders of any Governmental Authority, and (b) orders, decisions,

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     injunctions, judgments, awards and decrees of or written consent agreements with any Governmental Authority.

          Lien: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title retention agreement, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, lien with respect to Taxes, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any written or oral contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding.

          Litigation: any action, cause of action, claim, demand, suit, proceeding, summons, subpoena, civil, criminal, regulatory or otherwise, in law or in equity.

          Losses: any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder or under any Ancillary Agreement.

          Management Shares: the product of the number of Common Shares subject to the Management Stock Purchase Agreement and the Exchange Ratio.

          Management Stock Purchase Agreement: as defined in the third recital to this Agreement.

          Merger:  as defined in Section 1.1(a).

          Merger Consideration:  as defined in Section 1.3(a).

          Merger Shares:  as defined in Section 1.3(a).

          Merger Sub:  as defined in the first paragraph of this Agreement.

          NYSE:  as defined in Section 1.6(h).

          Option:  any option or warrant to purchase Common Shares.

          Organizational Documents: as to any Person, its certificate or articles of incorporation, by-laws and other organizational documents.

          Permitted Liens: (a) Liens for Taxes not yet due and payable or (b) those Liens that (i) are set forth in Schedule 2.10 or Schedule 3.10 or
     (ii) individually and in the aggregate with all other Permitted Liens, do not and will not materially detract from the value of any of the property or assets of any member of the AIL Group or the EDO Group, as applicable, or materially interfere with the use thereof as currently used or contemplated to be used, or otherwise have or result in an AIL Material Adverse Effect or an EDO Material Adverse Effect, as applicable.

          Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

          Preferred Shares:  as defined in the third recital to this Agreement.

          Prime Rate: the rate of interest publicly announced by Citibank N.A. from time to time in New York City as its prime rate.

          Products:  as defined in Section 2.25(a).

          Proxy Statement: the letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with the Share Issuance and the approval and adoption of this Agreement, and any schedules required to be filed with the SEC in connection therewith.

          Real Property: all interests leased pursuant to the AIL Leases or the EDO Leases, as applicable, together with all real property owned, operated or occupied by any member of the AIL Group or the EDO Group, as applicable, on the date of this Agreement or at the Effective Time, including all improvements and fixtures, located on, or attached to such real property, and all easements, licenses, rights and appurtenances relating to the foregoing.

          Real Property Laws: all applicable building, zoning, subdivision and other land use and similar Laws affecting the EDO Group's Real Property or the AIL Group's Real Property, as the case may be.

          Registration Statement: the Registration Statement on Form S-4 under the Securities Act with respect to the EDO Common Stock to be issued in the Merger.

          Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching or migration into the environment, including into or upon, any land, soil, surface water, ground water or air.

          Remedial Action: all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Materials; (ii) prevent the release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care related to any such Hazardous Materials.

          Representatives: as to any Person, its accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisors and representatives.

          SEC:  U.S. Securities and Exchange Commission.

          Securities Act:  as defined in Section 3.6.

          Share Issuance:  as defined in Section 5.1(a).

          Shares:  as defined in the third recital to this Agreement.

          Software: all computer software, including but not limited to, application software and system software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items), integrated circuits, embedded systems, and other electro-mechanical or processor based systems.

          Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

          Substituted Option:  as defined in Section 1.5.

          Survival Date:  as defined in Section 9.

          Surviving Corporation:  as defined in Section 1.1(a).

          Tax: any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

          Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Third Party Claim:  as defined in Section 9.4(a).

          Total Escrowed Shares:  as defined in Section 1.7(b).

          Treasury Regulations:  the regulations prescribed under the Code.

          U.S. GAAP:  United States generally accepted accounting principles.

     11. Miscellaneous.

     11.1. Expenses. Except as otherwise specifically provided for in this Agreement, whether or not the transactions contemplated hereby shall be consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with the printing and mailing of the Proxy Statement and Registration Statement and the filing fee in connection with any HSR Act filing shall be shared equally by EDO and AIL. AIL will pay any real property transfer Taxes imposed on it or its stockholders.

     11.2. Confidentiality. The parties hereto agree that with respect to the disclosure of information furnished hereunder or in connection herewith, the parties shall continue to be bound by the terms of that certain confidentiality agreement, dated April 6, 1999 (the "Confidentiality Agreement"), between EDO and AIL until the Effective Time, at which time such Confidentiality Agreement shall terminate automatically. The parties hereto agree that they shall use its reasonable best efforts to cause its officers, employees and Representatives and their Subsidiaries and their respective officers, employees and Representatives to, hold in strict confidence all data and information given to them by any other party hereto (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall use their reasonable best efforts to ensure that such officers, employees and Representatives do not, disclose such information to others without the prior written consent of such other party.

     11.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, as follows:

        (i) if to Merger Sub or EDO,
          EDO Corporation
          60 East 42nd Street
          Suite 5010
          New York, New York 10165
          Fax: (212) 716-2051
          Telephone: (212) 716-2000
          Attention: Frank A. Fariello
          with a copy to:
          Debevoise & Plimpton
          875 Third Avenue
          New York, New York 10022
          Fax: (212) 909-6836
          Telephone: (212) 909-6000
          Attention: Robert F. Quaintance, Jr.

        (ii) if to AIL,
          AIL Technologies Inc.
          455 Commack Road
          Deer Park, New York 11729-4591
          Fax: (516) 595-5472
          Telephone: (516) 595-5082
          Attention: James M. Smith
          with a copy to:
          Kleinberg Kaplan, Wolff & Cohen P.C.
          551 Fifth Avenue, 18th Floor
          New York, New York 10176
          Fax: (212) 986-8866
          Telephone: (212) 986-6000
          Attention: Harold I. Steinbach

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

     11.4. Arbitration; Governing Law, etc. (a) Arbitration. Any dispute in connection with this Agreement shall be resolved by binding arbitration pursuant to the most expedited method available. The arbitration shall be held in New York City, New York and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration. The arbitrator shall be a lawyer acceptable to both AIL (or the Common Stockholder Representative or the relevant AIL Indemnitee, if applicable) and EDO (or the relevant EDO Indemnitee, if applicable). If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, all of whom shall be lawyers, one appointed by each of the parties and the third appointed by the other two arbitrators. The arbitrator or arbitrators shall make findings of fact and reach conclusions of law and shall submit such findings of fact and conclusions of law in writing to all parties to the arbitration. Any expense of arbitration shall be borne by the party who incurs such expense and joint expenses (including, without limitation, the arbitrator's fees) shall be shared equally.

     (b) Governing Law, etc. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT THE DGCL IS IMPLICATED), WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF. Solely in connection with the enforcement of the arbitration provisions of, or an arbitral award made pursuant to, Section 11.4(a), Merger Sub, EDO and AIL hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the enforcement of such provisions or award, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that such provisions or award may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. EDO, Merger Sub and AIL hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
11.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     11.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Exchanging Common Stockholders and their respective heirs, successors and permitted assigns.

     11.6. Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

     11.7. No Third Party Beneficiaries. Except as provided in Sections 3, 9 and 11.5, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

     11.8. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom or which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver with respect to only the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The representations and warranties of AIL shall not be affected or deemed waived by reason of any investigation made by or on behalf of EDO or Merger Sub (including by any of its advisors, consultants or Representatives) or by reason of the fact that EDO or Merger Sub or any of such advisors, consultants or Representatives knew or should have known that any such representation or warranty is or might be inaccurate. The representations and warranties of EDO and Merger Sub shall not be affected or deemed waived by reason of any investigation made by or on behalf of any of AIL (including by any of its advisors, consultants or Representatives) or by reason of the fact that AIL or any of such advisors, consultants or Representatives knew or should have known that any such representation or warranty is or might be inaccurate.

     11.9. Entire Agreement. This Agreement, including the Schedules and Exhibits, the Confidentiality Agreement, the Escrow Agreement, the Defense Systems Agreement, the Management Stock Purchase Agreement and the Employment Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     11.10. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     11.11. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     11.12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     11.13. Common Stockholder Representative.  Subject to the last paragraph of
Section 9.2, each of the Exchanging Common Stockholders pursuant to this Agreement irrevocably appoints as his, her or its agent, proxy and attorney-in-fact for all purposes of this Agreement and the Escrow Agreement, with full power to act in the place and stead of such Exchanging Common Stockholders in all matters arising under or in connection with this Agreement and the Escrow Agreement, (i) Patricia Comiskey, (ii) in the event of the death, disability, termination of employment or absence of Patricia Comiskey, Jerry Reynolds, and (iii) in the event of the death, termination of employment or disability of both of Patricia Comiskey and Jerry Reynolds, such other persons as a majority in the interest of the remaining Exchanging Common Stockholders shall designate (each such agent, proxy and attorney-in-fact being herein referred to as the "Common Stockholder Representative").

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

     11.14. Escrow Agent. The Escrow Agent shall be selected by mutual agreement of EDO and AIL. EDO and AIL agree to ask Mellon Bank to serve as the Escrow Agent.

     11.15. Disclosure Schedules. Information disclosed on any of Schedules 2.1 through 2.30 that could reasonably be understood on its face to be responsive to the requirements of any other of such Schedules shall be deemed disclosed for the purposes of such other Schedule. Information disclosed on any of Schedules
3.1 through 3.30 that could reasonably be understood on its face to be responsive to the requirements of any other of such Schedules shall be deemed disclosed for the purposes of such other Schedule.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          AIL TECHNOLOGIES INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          EDO CORPORATION

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          EDO ACQUISITION III CORPORATION

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT A

                   FORM OF AFFILIATE LETTER FOR AFFILIATES OF
                             AIL TECHNOLOGIES INC.

EDO Corporation
60 East 42nd Street
Suite 5010
New York, New York 10165

AIL Technologies Inc.
455 Commack Road
Deer Park, New York 11729

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of AIL Technologies Inc., a Delaware corporation ("AIL"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 2, 2000 (the "Merger Agreement"), among EDO Corporation, a New York corporation ("EDO"), EDO Acquisition III Corporation, a Delaware corporation ("MergerSub"), and AIL, AIL will be merged with and into MergerSub, with MergerSub continuing as the surviving corporation (the "AIL Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the AIL Merger, I may receive shares of common stock, par value $1.00 per share, of EDO (the "EDO Common Stock"). I would receive such EDO Common Stock in exchange for shares (or upon exercise of options for shares) owned by me of common stock, $0.10 par value per share, of AIL (the "AIL Common Stock").

     1. I hereby represent, warrant and covenant to EDO, MergerSub and AIL that in the event I receive any shares of EDO Common Stock as a result of the AIL
Merger:

          A. I shall not make any offer, sale, pledge, transfer or other disposition of the shares of EDO Common Stock in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the shares of EDO Common Stock, to the extent I felt necessary, with my counsel or counsel for AIL.

          C. I have been advised that the issuance of the shares of EDO Common Stock to me pursuant to the AIL Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the AIL Merger is submitted for a vote of the stockholders of AIL, (a) I may be deemed to be an affiliate of AIL and (b) the distribution by me of the shares of EDO Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the shares of EDO Common Stock issued to me in the AIL Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to EDO, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that EDO is under no obligation to register the sale, transfer or other disposition of the EDO Common Stock by me or on my behalf under the Act or, except as provided in paragraph 2.A below, to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to EDO's transfer agent with respect to the shares of EDO Common Stock issued to me in the AIL Merger, and there will be placed on the certificates for such shares of EDO Common Stock, a legend stating in substance:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [MONTH DAY], [YEAR] BETWEEN THE REGISTERED HOLDER HEREOF, EDO CORPORATION, EDO ACQUISITION III CORPORATION AND AIL TECHNOLOGIES INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF EDO CORPORATION."

          F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, EDO reserves the right to put the following legend on the certificates issued to my transferee:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of AIL as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By EDO's acceptance of this letter EDO hereby agrees with me as follows:

          A. For so long as and to the extent necessary to permit me to sell the shares of EDO Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, EDO shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) promptly furnish to me upon request a written statement as to whether EDO has complied with such reporting requirements during the 12 months preceding any proposed sale of the shares of EDO Common Stock by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. EDO represents and warrants to you that it has filed, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Exchange Act during the 12-month period prior to the date of this letter.

          B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificate without such legends if (i) one year shall have elapsed from the date the undersigned acquired the EDO Common Stock received in the AIL Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the shares of EDO Common Stock received in the AIL Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) EDO has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to EDO, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Agreed and Accepted this        day
of                ,   , by

EDO CORPORATION

By:
-----------------------------------------------------
    Name:
    Title:

AIL TECHNOLOGIES INC.

By:
-----------------------------------------------------
    Name:
    Title:

                                                                       EXHIBIT B

                                ESCROW AGREEMENT

     This ESCROW AGREEMENT (this "Agreement") is dated as of [            ]
among (i) EDO CORPORATION, a New York corporation ("EDO"); (ii) [insert name of Escrow Agent] (the "Escrow Agent") and (iii) Patricia Comiskey, as Common Stockholder Representative (the "Common Stockholder Representative"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement and Plan of Merger, dated as of January 2, 2000 (the "Merger Agreement"), among EDO, EDO Acquisition III Corporation ("Merger Sub") and AIL Technologies Inc. ("AIL"); provided that, solely for purposes of this Agreement, the term "Exchanging Common Stockholders" shall include the Common Stockholders party to the Management Stock Purchase Agreement referred to below.

                                R E C I T A L S:

     A. Pursuant to a Stock Purchase Agreement, dated as of January 2, 2000, by and among certain Common Stockholders, EDO and Merger Sub (the "Management Stock Purchase Agreement"), EDO will, immediately prior to the closing of the Merger, acquire 225,000 Common Shares from such Common Stockholders for a total purchase price equal to the product of (i) 225,000, (ii) the Exchange Ratio and (iii) the EDO Average Price, payable in cash.

     B. Pursuant to the Merger Agreement, (i) AIL will merge with and into Merger Sub; (ii) holders of Common Shares will receive, in exchange for their Common Shares, shares of EDO Common Stock; (iii) AIL shall cease to exist and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation"); and (iv) the Surviving Corporation will become a wholly-owned direct subsidiary of EDO.

     C. AIL has made certain representations, warranties, covenants and agreements to and for the benefit of EDO and Merger Sub under or in connection with the Merger Agreement.

     D. Pursuant to the Management Stock Purchase Agreement and the Merger Agreement, and in order to secure the indemnification obligations of the Exchanging Common Stockholders, a certain portion of the consideration to be issued in connection with the Merger (the "Escrow Amount") is to be deposited in escrow (the "Escrow Account"), subject to the terms and conditions of this Agreement.

     E. EDO desires the Escrow Agent to hold and dispose of the Escrow Amount and the Escrow Agent is willing to do so on the terms and conditions hereinafter set forth.

                               A G R E E M E N T

     NOW THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Appointment of Escrow Agent. The Escrow Agent is hereby appointed to act as Escrow Agent hereunder and agrees to accept, hold and distribute the Escrow Amount in accordance with and subject to the terms hereof.

     2. Deposit of Escrow Amount. (a) Pursuant to the Management Stock Purchase Agreement and the Merger Agreement, EDO has deposited, or has caused to be deposited, the Escrow Amount with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of the Escrow Amount. On the date hereof, the Escrow Amount
is comprised of           shares of EDO Common Stock, and $          in cash.
The Escrow Amount shall be deemed to have been contributed into escrow hereunder by the Exchanging Common Stockholders in proportion to the percentages set forth next to the name of each such Exchanging Common Stockholder in Exhibit A hereto as amended pursuant to Section 6.1(b). The shares of EDO Common Stock deposited with the Escrow Agent hereunder (together with any shares or other securities subsequently distributed in respect of such shares of EDO Common Stock as contemplated pursuant to Section 3.1(a), the "Escrow Deposit Shares") are and will be registered in the name of the Escrow Agent for convenience only; the parties hereto acknowledge that, unless and until the Escrow Deposit Shares are distributed to EDO hereunder, the Exchanging Common Stockholders are the beneficial owners of the Escrow Deposit Shares.

     (b) The Escrow Amount shall be used to secure the Exchanging Common Stockholders' indemnification obligations under Section 9 of the Merger Agreement.

     3. Dividends; Voting Rights.

     3.1(a) Subject to Section 3.1(b), all dividends or other property distributed in respect of the Escrow Deposit Shares, including, without limitation, any shares issued as a result of stock splits, stock dividends or other recapitalizations, shall be retained in and become a part of the Escrow Amount upon issuance or payment, as the case may be. The term "Escrow Deposit Shares" shall be deemed to include all shares of EDO Common Stock and other securities of EDO distributed in respect of the Escrow Deposit Shares, except as contemplated pursuant to Section 3.1(b).

     (b) All dividends or other property distributed in respect of those Escrow Deposit Shares retained in the Escrow Account pursuant to Section 6.3, including, without limitation, any shares issued as a result of stock splits, stock dividends or other recapitalizations, at any time after the Survival Date, shall be paid by EDO or, on their receipt by the Escrow Agent, by the Escrow Agent, to the Exchanging Common Stockholders in accordance with the percentages set forth in Exhibit A as amended pursuant to Section 6.1(b).

     3.2 The Escrow Deposit Shares shall be voted on all matters submitted to the shareholders of EDO as the Exchanging Common Stockholders shall direct in respect of that number of Escrow Deposit Shares deemed contributed by each under
Section 2 above and not distributed pursuant to Section 6.1 or 6.2. In the absence of direction from an Exchanging Common Stockholder, such Escrow Deposit Shares shall be voted proportionately in accordance with the votes of the other Exchanging Common Stockholders.

     4. Investments. The Escrow Agent shall cause the cash portion of the Escrow Amount from time to time to be invested and reinvested as directed in writing by the Common Stockholder Representative in (a) debt securities for the payment of which the full faith and credit of the United States of America is pledged ("U.S. Securities") and repurchase agreements collateralized with U.S. Securities, or (b) money market funds investing exclusively in U.S. Securities. Absent direction by the Common Stockholder Representative to the Escrow Agent, the Escrow Agent shall invest the cash portion of the Escrow Amount in the Pilot Short Term U.S. Treasury Fund. The portion of the Escrow Amount consisting of Escrow Deposit Shares shall remain invested in Escrow Deposit Shares.

     5. Application of the Escrow Amount to Claims of EDO.

     5.1 In the event any EDO Indemnitee suffers any EDO Damages ("Loss") which it believes in good faith is covered by the Exchanging Common Stockholders' indemnification obligations under Section 9.2 of the Merger Agreement, EDO shall have the right (but not the obligation) to deliver to the Escrow Agent, with a copy to the Common Stockholder Representative, a written notice (a "Disbursement Notice"). A Disbursement Notice shall set forth (i) the amount of such Loss for which reimbursement is then sought hereunder (the "Claimed Amount"), (ii) a description, in reasonable detail, of the facts giving rise to such Loss to the extent then known by EDO, and (iii) payment instructions for any cash portion of such payment. Subject to Section 5.3(b) below, on the forty-fifth calendar day following the date of receipt of such notice by the Escrow Agent, the Escrow Agent shall pay to EDO the Claimed Amount pursuant to Section 5.3 and in accordance with such payment instructions, provided, however, that if the Escrow Agent receives a Contest Notice (as defined below) from the Common Stockholder Representative to such Disbursement Notice prior to the forty-fifth calendar day following the date the Escrow Agent receives such Disbursement Notice, the Escrow Agent shall disburse all or a portion of the amounts sought under such Disbursement Notice, but only in accordance with (x) joint written instructions executed by EDO and the Common Stockholder Representative authorizing such disbursement or (y) a letter of instruction from EDO specifying the portion of the Claimed Amount to which it is entitled to receive payment and attaching a copy of a decision by an arbitrator establishing such EDO Indemnitee's right to receive payment in such amount. It is expressly agreed that, provided EDO has given notice as provided in this Agreement, the failure by the Common Stockholder Representative to deliver a Contest Notice within the time period specified above shall be deemed an irrevocable acceptance by the Exchanging Common Stockholders of their liability for the Claimed Amount as set forth in such Disbursement Notice or for such portion of the Claimed Amount as to which the Common Stockholder Representative did not object.

     5.2 If the Common Stockholder Representative disagrees in good faith with any item or amount shown on any Disbursement Notice, the Common Stockholder Representative may, prior to the forty-fifth calendar day following the date of receipt by the Escrow Agent of the Disbursement Notice, deliver a notice to EDO (with a copy to the Escrow Agent), setting forth, in reasonable detail, each disputed item or amount and the basis of the Exchanging Common Stockholders' disagreement (the "Contest Notice"). EDO and the Common Stockholder Representative first shall attempt in good faith to resolve all of the issues set forth in the Contest Notice within 45 calendar days after EDO's receipt of the Contest Notice. After such 45 day negotiation period, (a) EDO and the Common Stockholder Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse or retain any portion of the Claimed Amount with respect to which all disputes have been resolved and (b) either EDO or the Common Stockholder Representative may submit outstanding disputes set forth in the Contest Notice to arbitration pursuant to Section 16 below. On receipt of a decision by the arbitrator resolving any outstanding disputes set forth in the Contest Notice, EDO will send a letter of instruction to the Escrow Agent, attaching a copy of the arbitrator's decision, and the Escrow Agent shall disburse or retain such portion of the Claimed Amount in accordance with the terms of such arbitrator's decision.

     5.3(a) Any payment by the Escrow Agent of any amounts payable to EDO under this Agreement shall be paid from the Escrow Amount (i) in cash in immediately available funds in accordance with the instructions described in Section 5.1 in an amount equal to the Cash Percentage (as defined below) of such payment and
(ii) by transfer, delivery and assignment to EDO of Escrow Deposit Shares (rounded up or down to the nearest whole share) together with stock powers and other transfer documents as are necessary to transfer such Escrow Deposit Shares, in an amount equal to the Share Percentage (as defined below) of such payment. For purposes of the determination of the above proportions, Escrow Deposit Shares shall be valued at the Indemnity Share Price.

     (b) Notwithstanding anything in this Agreement to the contrary but subject to Section 5.3(c), if an Exchanging Common Stockholder has elected in a duly executed Election Form delivered to EDO prior to the tenth day following the Closing Date to pay indemnity claims in cash, then, immediately upon presentation to the Escrow Agent of a receipt executed by EDO evidencing the receipt by EDO of the appropriate portion of the aggregate amount payable to EDO in respect of such an indemnity claim, the Escrow Agent shall release from Escrow to such Exchanging Common Stockholder the same amount and kind of property (if any) that would have been paid to EDO out of the Escrow Account on behalf of such Exchanging Common Stockholder if such Exchanging Common Stockholder had not elected to pay in cash.

     (c) Notwithstanding anything in this Agreement to the contrary, if an Exchanging Common Stockholder has elected in a duly executed Election Form delivered to EDO prior to the tenth day following the Closing Date to pay indemnity claims in cash, but fails to tender payment to EDO of his, her or its portion of any indemnity claim within seven Business Days after the date on which the Escrow Agent has made a payment with respect to such indemnity claim pursuant to Section 5.3(a) or 5.3(b), as the case may be, such Exchanging Common Stockholder shall no longer be permitted to pay such claim in cash and such Exchanging Common Stockholder's indemnity obligation shall be satisfied out of the Escrow Account as if such Exchanging Common Stockholder had failed to execute and deliver an Election Form.

     5.4(a) For purposes of this Agreement, the term "Cash Percentage" means the total amount of cash in the Escrow Account on the date of payment pursuant to this Section 5 divided by the sum of (i) such total amount of cash and (ii) the product of the number of Escrow Deposit Shares in the Escrow Account as of the date of payment pursuant to this Section 5 and the Indemnity Share Price.

     (b) For purposes of this Agreement, the term "Share Percentage" means one minus the Cash Percentage.

     5.5 Notwithstanding anything else contained herein to the contrary, the Common Stockholder Representative (i) shall deliver to the AIL ESOP Trustee, promptly upon receipt, copies of all notices received by the Common Stockholder Representative in her capacity as such from EDO, AIL, the Escrow Agent or any other party, (ii) will not agree (or be deemed to agree by failure to respond to a notice given or failure to take any other action) to any settlement of any claim, consent (or be deemed to consent by failure to respond to a notice given or failure to take any other action) to the release of any amounts in the Escrow Fund that are attributable to the Merger Shares issued to the AIL ESOP or that otherwise adversely effects the AIL ESOP, without the prior consent of the AIL ESOP Trustee, (iii) will consult with the AIL ESOP Trustee in connection with exercising its authority hereunder, and (iv) has been granted no authority to act on behalf of the AIL ESOP or any of its property in violation of the foregoing. Any action required of the Common Stockholder Representative to dispute a claim of an EDO Indemnitee or otherwise preserve any rights of the AIL ESOP not taken by the Common Stockholder Representative without the consent of the AIL ESOP Trustee to refrain from taking such action may be taken by the AIL ESOP Trustee on behalf of the AIL ESOP. Any action taken in violation of the foregoing shall be void and of no effect. Any deemed waiver or acquiescence by reason a failure to take any action without the consent of the AIL ESOP Trustee shall be void and of no effect, except if the AIL ESOP Trustee shall have received copies of the notices referred to in clause (i) above, shall have been notified that the Common Stockholder Representative intends to waive objection by inaction and shall have failed to take any action its own under the second preceding sentence within a reasonable time. Any action taken by the AIL ESOP Trustee shall be effective solely with respect to the AIL ESOP and not with respect to any other Exchanging Common Stockholder.

     6. Distributions to Exchanging Common Stockholders.

     6.1 [Intentionally Omitted.]

     6.2 Subject to Section 6.3 below, as soon as practicable after the date that is 45 days after the Survival Date, the Escrow Amount, together with all income earned thereon, less any amounts distributed to EDO from the Escrow Amount pursuant to Section 5.3, shall be distributed by the Escrow Agent to the Exchanging Common Stockholders in accordance with the percentages set forth in Exhibit A as amended pursuant to Section 6.1(b), provided that EDO may direct the Escrow Agent to deliver any Escrow Deposit Shares that are to be released pursuant to this Section 6.2 and that were originally delivered in the Merger in respect of Common Shares that were subject to pledge to secure loans to the Exchanging Common Stockholders, into pledge to the extent that the pledgee is entitled thereto.

     6.3 Distributions pursuant to Section 6.2 shall be subject to the proviso that if any claim(s) asserted by EDO on or prior to the date of such distribution(s) shall not have been paid or finally determined to be without merit or the amount of such claim(s) shall not have been finally determined, a portion of the Escrow Amount having an aggregate value (determined and allocated between Escrow Deposit Shares and cash as provided in Sections 5.3 and 5.4 above, except that for the purpose of such determination and allocation the date of distribution pursuant to Section 6.2 shall be deemed to be the date of payment) equal to the amount of such pending claim(s) on such date shall be retained and held in escrow in the Escrow Account, until such pending claim(s) shall have been paid or finally determined to be without merit, whereupon any remaining portion of the Escrow Amount shall be distributed as provided in
Section 6.2. Any such distribution shall be net of any required tax or other withholding or deduction.

     6.4 For the avoidance of doubt and notwithstanding anything herein to the contrary, with respect to any Exchanging Common Stockholder, in no event will the Escrow Agent disburse to EDO Escrow Deposit Shares attributable to such Exchanging Common Stockholder with a dollar value greater than 15% of the dollar value of the Aggregate Consideration applicable to such Exchanging Common Stockholder measured as of the Effective Time.

     7. Provisions Concerning the Escrow Agent.

     7.1 The duties of the Escrow Agent shall be as expressed herein and the Escrow Agent shall have no implied duties nor shall the permissive right or power to take any action be construed as a duty to take such action under any circumstances and it shall not be liable except in the event of its gross negligence or willful misconduct.

     7.2 The fees and expenses of the Escrow Agent (including the fees and expenses of legal counsel engaged pursuant to Section 7.10) shall be paid by EDO. The Escrow Agent need not take any action under the Escrow Agreement which may involve it in any expense or liability until indemnified to its satisfaction for any expense or liability it reasonably believes it may incur.

     7.3 Any recitals contained herein shall be deemed to be those of the parties hereto other than the Escrow Agent.

     7.4 The Escrow Agent shall not be required to give any bond or surety or report to any court despite any statute, custom or rule to the contrary.

     7.5 The Escrow Agent shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons.

     7.6 The Escrow Agent may execute any of the duties under this Escrow Agreement by or through agents or receivers.

     7.7 The Escrow Agent shall not be required to take notice or be deemed to have notice of any default or other fact or event under the Agreement unless the Escrow Agent shall be specifically notified in writing of such default, fact or event.

     7.8 The Escrow Agent may at any time resign from the position created in the Escrow Agreement by giving thirty (30) days written notice prior to the proposed resignation date by registered or certified mail to EDO and the Common Stockholder Representative. However such resignation shall take effect only upon the appointment of, and acceptance by, a successor mutually acceptable to EDO and the Common Stockholder Representative. If EDO and the Common Stockholder Representative fail to agree on the identity of a successor Escrow Agent 15 days prior to the proposed resignation date, the existing Escrow Agent shall in its sole discretion choose the successor Escrow Agent. In the event of such resignation, the Escrow Agent shall deliver all funds, securities and other property held by it pursuant to this Agreement to the successor Escrow Agent. Upon receipt of such escrow funds the successor Escrow Agent shall be bound by all of the provisions hereof.

     7.9 In the event the Escrow Agent becomes involved in litigation by reason hereof, it is hereby authorized to deposit with the Clerk of the Court in which the litigation is pending any and all funds, securities, or other property held by it pursuant hereto and thereupon shall stand fully relieved and discharged of any further duties hereunder. Also, in the event the Escrow Agent is threatened with litigation by reason hereof, it is hereby authorized to implead all interested parties in any court of competent jurisdiction and to deposit with the Clerk of such Court any such funds, securities, or other property held by it pursuant hereto and thereupon shall stand fully relieved and discharged of any further duties hereunder.

     7.10 The Escrow Agent may engage legal counsel, who may be counsel for any party to the Escrow Agreement, and shall not be liable for any act or omission taken or suffered pursuant to the opinion of such counsel.

     7.11 Unless specifically required by the terms of the Escrow Agreement, the Escrow Agent need not take notice of or enforce any other document or relationship, including, without limiting the generality of the foregoing, any contract, settlement, arrangement, plan, assignment, pledge, release, decree or the like, but its duties shall be solely as set out in the Escrow Agreement.

     7.12 EDO shall indemnify and save harmless the Escrow Agent from and against any loss, liability or expense reasonably incurred, without gross negligence or willful misconduct on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability in the premises. This indemnity agreement shall survive the termination of the Escrow Agreement.

     7.13 The appointment of the Escrow Agent hereunder may be terminated on the written agreement of EDO and the Common Stockholder Representative communicated by written notice to the Escrow Agent specifying the proposed date upon which such termination shall take effect providing that no such termination shall be effective until the appointment of and acceptance by a successor Escrow Agent. In the event of such termination, EDO and the Common Stockholder Representative shall before the date of such termination appoint a mutually acceptable successor Escrow Agent. If EDO and the Common Stockholder Representative fail to agree on the identity of a successor Escrow Agent 15 days prior to the date of such proposed termination, the original Escrow Agent shall, in its sole discretion, choose the successor Escrow Agent. In the event of such termination, the Escrow Agent shall deliver all funds, securities and other property held by it pursuant to this Agreement to the successor Escrow Agent. Upon receipt of such escrow funds, the successor Escrow Agent shall be bound by all of the provisions hereof.

     8. Notices. (a) All notices, requests, demands, waivers and other communications to be given by any party hereunder shall be in writing and shall be (i) mailed by first-class, registered or certified mail, postage prepaid,
(ii) sent by hand delivery or reputable overnight delivery service or (iii) transmitted by telefax (provided that a copy is also sent by reputable overnight delivery service) addressed as follows:

If to EDO Corporation:                            Copy to
[                         ]                       Debevoise & Plimpton
                                                  875 Third Avenue
                                                  New York, New York 10022
                                                  Fax: (212) 909-6836
                                                  Tel: (212) 909-6000
                                                  Attention: Robert F. Quaintance, Jr., Esq.
If to the Escrow Agent                            Copy to
[                         ]                       [                         ]
If to the Common                                  Copy to
Stockholder Representative                        Kleinberg, Kaplan, Wolff & Cohen, P.C.
                                                  551 Fifth Avenue
                                                  New York, New York
                                                  Fax: (212) 986-8866
                                                  Tel: (212) 986-6000
                                                  Attention: Harold I. Steinbach, Esq.

     (b) All notices, requests, demands, waivers and other communications to be given to any Exchanging Common Stockholder by EDO shall be given by the Escrow Agent in accordance with Section 8(a) promptly, but in no event later than one business day, after such notice, request, demand, waiver or other communication was received by the Escrow Agent. If the Escrow Agent receives any notice, request, demand, waiver or other communications from any Exchanging Common Stockholder which is intended for EDO, the Escrow Agent shall, promptly, but in no event later than one business day, after it was received by the Escrow Agent, forward such notice, request, demand, waiver or other communication to EDO in accordance with Section 8(a). If the Escrow Agent receives any notice, request, demand, waiver or other communications from EDO which is intended for the Common Stockholder Representative, the Escrow Agent shall, promptly, but in no event later than one business day, after it was received by the Escrow Agent, forward such notice, request, demand, waiver or other communication to the Common Stockholder Representative in accordance with Section 8(a).

     (c) All such notices, requests, demands, waivers and other communications shall be deemed to have been given and received (i) if by personal delivery or telecopy, on the day of such delivery, (ii) if by first-class, registered or certified mail, on the fifth business day after the mailing thereof or (iii) if by reputable overnight delivery service, on the day delivered.

     9. Amendments; Waivers. The provisions of this Agreement may not be amended or modified and no waiver hereunder shall be valid and binding except by a writing duly executed by a party against whom enforcement of the amendment, modification, supplement or discharge is sought. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.

     10. Severability. If the final determination of a court of competent jurisdiction declares, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     11. Representatives, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns, but neither this Agreement nor any right, interest or obligation hereunder shall be assigned, whether by operation of law or otherwise by any of the respective parties hereto without the prior written consent of all of the other parties hereto.

     12. No Third-Party Beneficiaries. Except for the Exchanging Common Stockholders and the EDO Indemnitees all of whom shall be deemed to be third-party beneficiaries to this Agreement, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

     13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT THE DGCL IS IMPLICATED), WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF. Solely in connection with the enforcement of the arbitration provisions of, or an arbitral award made pursuant to, Section 11.4(a) of the Merger Agreement, each of the parties hereto, for itself and its successors and assigns hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America in each case located in the State, City and County of New York and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the enforcement of such provisions or award, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that such provisions or award may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. Each of the parties hereto hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     14. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

     15. Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party or other indemnitee may otherwise have at law or in equity or otherwise.

     16. Arbitration. Other than in respect of any matter for which this Agreement specifies a mechanism for dispute resolution, any dispute in connection with this Agreement shall be resolved by binding arbitration pursuant to Section 11.4(a) of the Merger Agreement.

     IN WITNESS THEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                          EDO CORPORATION

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          [ESCROW AGENT]

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          PATRICIA COMISKEY, as Common
                                               Stockholder Representative

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT C

                     AMENDMENT TO THE AMENDED AND RESTATED
              AIL TECHNOLOGIES INC. EMPLOYEE STOCK OWNERSHIP PLAN

     WHEREAS, AIL Technologies Inc. (the "Company") currently maintains the AIL Technologies Inc. Employee Stock Ownership Plan (As Amended and Restated Effective as of January 1, 1998) (the "Plan");

     WHEREAS, the Company is party to an Agreement and Plan of Merger, dated as of January 2, 2000, among EDO Corporation, EDO Acquisition III Corporation and the Company (the "Merger Agreement");

     WHEREAS, pursuant to Section 12.1 of the Plan, the Company has reserved the right to amend the Plan; and

     WHEREAS, pursuant to Section 4.12 of the Merger Agreement, the Company desires to amend the Plan, subject to consent of the Plan's Trustee, to provide that decisions made with respect to unallocated shares under the Plan as to (a) selling such shares in response to offers to buy and (b) voting on all matters, will be made in the same proportions as such decisions are made with respect to allocated shares, and such decisions with respect to allocated shares will be kept confidential by the Trustee of the Plan;

     NOW, THEREFORE, the Plan is amended, effective as of the date hereof, to delete Section 8 of the Plan in its entirety and insert a new Section 8, in lieu thereof, to read as follows:

               "Exercise of Rights with respect to Company Stock

          8.1 In General. All rights with respect to Company Stock shall be exercised and all directions to tender Company Stock pursuant to a tender offer shall be made in accordance with the following provisions of this
     Section 8.

          8.2 Company Stock with respect to which Participants may Direct the Exercise of Rights. Each Participant or, if the Participant is deceased, his Beneficiary shall be entitled to direct the exercise of rights with respect to (a) the number of shares of Company Stock (including fractional shares of such stock) allocated to his account as of the valuation date next preceding the occasion for the exercise of rights (less the number of shares distributed from his account between such valuation date and the record date with respect to such occasion for the exercise of rights), and
     (b) the number of shares of unallocated Company Stock (including fractional shares of such stock) held in the Trust Fund on the record date (including Company Stock held in a Loan Suspense Account which would have been allocated to the account of any such Participant or the Beneficiary of such Participant if such unallocated Company Stock had been allocable on such preceding valuation date).

          8.3 Committee to Advise Trustee. The Committee shall determine the number of shares of Company Stock with respect to which each Participant or Beneficiary is entitled to direct the exercise rights, as provided in Subsection 8.2, and, in accordance with the Trust Agreement, shall advise the Trustee of the name and address of each such Participant or Beneficiary and the number of shares of Company Stock with respect to which each such Participant or Beneficiary is entitled to direct the exercise of rights.

          8.4 Notice by Trustee to Participants and Participants' Instructions to Trustee. In accordance with the Trust Agreement, the Trustee shall notify each Participant or, if applicable, Beneficiary of each occasion for the exercise of rights with respect to shares of Company Stock and shall request instructions as to how such rights are to be exercised. As provided in the Trust Agreement, the Trustee shall determine,

             (a) with respect to the election of directors, the percentages of the shares as to which it has received timely instructions (i) to vote in favor of all of the nominees as described in any person's proxy solicitation material so mailed by the Trustee and (ii) to abstain from voting in the election of directors, and

             (b) with respect to each other proposal giving rise to such occasion for the exercise of rights, the percentages of the shares as to which it has received timely instructions (i) to vote in favor of such proposal, (ii) to vote in opposition to such proposal and (iii) to abstain from voting on such proposal.

     Prior to such occasion for the exercise of rights, the Trustee shall execute and deliver forms of proxy with respect to all shares of Company Stock included in the Trust Fund (including without limitation those shares as to which instructions were not solicited or timely instructions were not received) apportioning its votes in favor of, its votes against and its abstentions from voting as to the election of directors and as to each such proposal in accordance with the percentages so determined, to the extent it may do so in keeping with its fiduciary responsibilities under ERISA. All instructions received by the Trustee as to the exercise of rights with respect to shares of Company Stock shall be held by the Trustee in confidence and shall not be divulged to any Employer, to any officer or employee thereof or to any other person.

          8.5 Tender Offers.

          (a) Company Stock Which Participants May Direct the Trustee to
     Tender. In the event of a tender offer for any shares of Company Stock held in the Trust Fund each Participant or Beneficiary shall be entitled to direct the Trustee to tender (a) the number of shares of Company Stock (including fractional shares of such stock) allocated to his account as of the valuation date next preceding the commencement of the tender offer (less the number of shares distributed from his account between such valuation date and the last date upon which shares may be tendered pursuant to the tender offer), and (b) the number of shares of such stock held in the Trust Fund on the date of the commencement of the tender offer (including Company Stock held in a Loan Suspense Account) which would have been allocated to the account of any such Participant or the Beneficiary of such Participant if such unallocated Company Stock had been allocable on such preceding valuation date.

          (b) Committee to Advise Trustee. The Committee shall determine the number of shares of Company Stock with which each Participant or Beneficiary is entitled to direct the Trustee to tender pursuant to Subsection 8.5(a), and, in accordance with the Trust Agreement, shall advise the Trustee of the name of each such Participant or Beneficiary and the number of shares of Company Stock which each such Participant or Beneficiary is entitled to direct the Trustee to tender.

          (c) Notice by Company to Participants and Participants' Instructions to Trustee with respect to Directions to Tender. The Company shall provide to each Participant or, if applicable, Beneficiary (1) a copy of such long-form or summary publication as is published in a newspaper in respect of the tender offer, (2) a statement of the number of full and fractional shares of Company Stock which the Participant or Beneficiary may direct the Trustee to tender, and (3) the means by which the Participant or Beneficiary may direct the Trustee to tender. The Company shall establish and pay for a means, such as (but not limited to) Datagram, by which a Participant or Beneficiary may expeditiously instruct the Trustee to tender the Company Stock. As provided in the Trust Agreement, the Trustee shall tender, to the extent it may so act in keeping with its fiduciary responsibilities under ERISA, only that number of shares of Company Stock for which the Trustee has received instructions from Participants or, if applicable, Beneficiaries to tender. The Trustee shall not, to the extent it may so act in keeping with its fiduciary responsibilities under ERISA, tender shares of Company Stock for which it has not received instructions to tender. A Participant or Beneficiary who has previously instructed the Trustee to tender may instruct the Trustee to withdraw, and the Trustee shall withdraw, from the tender offer the shares of Company Stock previously tendered pursuant to such Participant's, or Beneficiary's directions. A Participant or Beneficiary shall not be limited as to the number of instructions to tender or withdraw that the Participant or Beneficiary may give to the Trustee.

          (d) General. The Trustee shall have no duty to solicit directions from Participants or Beneficiaries. The Trustee shall have no liability with respect to the tender or failure to tender of any shares of Company Stock made in accordance with the provisions of this Section 8.5.

          Notwithstanding the above, no Participant or Beneficiary shall have by reason of this Section 8.5, any right, title and interest in such Company Stock other than the right to instruct the Trustee with respect to such Company Stock as set forth in this Section 8."

          IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officers this 2nd day of January, 2000.

AIL TECHNOLOGIES INC.

By:
    --------------------------------------------------------
    Name:
    Title:

                                                                       EXHIBIT D

                                  RESOLUTIONS
                          OF EDO CORPORATION RELATING
                         TO THE EXPANSION OF THE BOARD
                         OF DIRECTORS AND THE ELECTION
                         AND THE NOMINATION OF CERTAIN
                       PERSONS TO THE BOARD OF DIRECTORS

     WHEREAS, EDO Corporation, a New York corporation (the "Corporation"), EDO Acquisition III Corporation, a Delaware corporation and a wholly-owned subsidiary of the Corporation ("Merger Sub"), and AIL Technologies Inc., a Delaware corporation ("AIL"), intend to enter into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the Merger (the "Merger") of AIL with and into Merger Sub;

     NOW, THEREFORE, be it hereby resolved as follows:

EXPANSION OF THE SIZE OF THE BOARD OF DIRECTORS

     RESOLVED, that, immediately following the closing of the Merger and in accordance with Sections 2.02 and 2.08 of the By-Laws of the Corporation, the size of the full Board of Directors shall be increased to consist of eleven directors.

ELECTION OF DIRECTORS TO THE NEWLY CREATED DIRECTORSHIPS

     RESOLVED, that, immediately following the closing of the Merger, each of Neil A. Armstrong and Ronald L. Leach shall be elected as a director of the Corporation, each to hold office until the next annual meeting of the shareholders of the Corporation or until his successor shall have been elected and shall qualify, or until his earlier death, resignation or removal as provided in the By-Laws of the Corporation.

NOMINATIONS OF CERTAIN PERSONS TO THE BOARD OF DIRECTORS AT THE NEXT ANNUAL MEETING OF THE SHAREHOLDERS OF THE CORPORATION

     RESOLVED, that each of Neil A. Armstrong and Ronald L. Leach be, and each hereby is nominated for election to the Board of Directors of the Corporation at the next annual meeting of the shareholders of the Corporation, with Neil A. Armstrong being nominated to serve as a member of the class of directors that will hold office until 2003 and with Ronald L. Leach being nominated to serve as a member of the class of directors that will hold office until 2002.

                                 *  *  *  *  *

                                                                       EXHIBIT E

                             FORM OF ELECTION FORM

     Reference is made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 2, 2000, among EDO Corporation ("EDO"), EDO Acquisition III Corporation and AIL Technologies Inc. ("AIL"). All capitalized terms in this Election Form that are not defined herein shall have the meanings set forth in the Merger Agreement; provided that, solely for purposes of this Election Form, the term "Exchanging Common Stockholders" shall include the Common Stockholders party to the Management Stock Purchase Agreement.

     The undersigned understands that, by executing and delivering this Election Form within ten Business Days after the Closing, he, she or it may elect to pay indemnity claims made by EDO in cash. The undersigned also understands that the decision whether to pay in cash is irrevocable and may not be changed once this Election Form has been executed and delivered. The undersigned further understands that the election under this Election Form is subject to the limitations set forth in Section 9.6(a) of the Merger Agreement.

     The undersigned hereby elects to pay all indemnity claims to EDO in cash.

     The terms of the indemnity, the method of payment and related matters are more fully described and governed by the terms of the Merger Agreement and the Escrow Agreement.

     The undersigned hereby represents and warrants to EDO as follows:

          (a) Immediately prior to the Effective Time, the undersigned was the
     record holder of           shares of common stock, par value $0.10 per
     share, of AIL.

          (b) The undersigned has full power and authority to execute and deliver this Election Form.

          (c) The undersigned has received copies of and has read the Merger Agreement, the Proxy Statement and the Registration Statement.

     The undersigned agrees to be bound by all of the provisions of Sections 9 ("Indemnification"), 10 ("Definitions") and 11 ("Miscellaneous") of the Merger Agreement (other than Sections 11.1 and 11.2 thereof) to the same extent as if the undersigned had been an original signatory of the Merger Agreement. The undersigned understands and agrees that he, she or it is an Exchanging Common Stockholder for all purposes of the Merger Agreement, including the provisions of Sections 9, 10 and 11 thereof. The undersigned further irrevocably appoints
(i) Patricia Comiskey, (ii) in the event of the death, disability, termination of employment or absence of Patricia Comiskey, Jerry Reynolds and (iii) in the event of the death, termination of employment or disability of both Patricia Comiskey and Jerry Reynolds, such other persons as a majority in interest of the remaining Exchanging Common Stockholders shall designate, as the undersigned's agent, proxy and attorney-in-fact for all purposes in connection with the Merger Agreement and the Escrow Agreement and agrees that such person may represent and bind the undersigned to the fullest extent permitted under Sections 9.2, 9.4 and
11.13 of the Merger Agreement and as provided under the Escrow Agreement.

     This Election Form is hereby executed on the                day of
            , 2000.

------------------


Please send an executed copy                    Address for Notices and
of this Election Form to:                       Return of Shares
EDO Corporation                                 (if applicable):
60 East 42nd Street                             -------------------------------------
Suite 5010                                                       ---------------------------
New York, New York 10165                        ---------------------------
Attention: Marvin Genzer

                                                                         ANNEX B

                          DISSENTER'S APPRAISAL RIGHTS

DELAWARE GENERAL CORPORATION LAW, 8 DEL. C. SEC.262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title.

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depositary receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand, as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to received payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                            OPINION OF A.G. EDWARDS

                              [LETTERHEAD TO COME]

                                January 2, 2000

The Board of Directors
EDO Corporation
60 East 42(nd) Street, Suite 5010
New York, NY 10165

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of the outstanding shares of common stock and preferred stock of EDO Corporation (the "Company") of the consideration to be paid by the Company for each share of common stock and preferred stock ("AIL Stock") of AIL Technologies Inc. ("AIL") pursuant to the Stock Purchase Agreements (the "Stock Purchase Agreements") dated as of January 2, 2000 between the Company and Eaton Corporation ("Eaton") and between the Company and certain members of AIL Management ("Management") and pursuant to the Agreement and Plan of Merger dated January 2, 2000 (collectively with the Stock Purchase Agreements, the "Agreements") by and among the Company, EDO Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub") and AIL. Pursuant to the Agreements, the Company shall purchase certain shares of AIL Stock for cash from Eaton and Management and then AIL shall be merged with and into Merger Sub (the "Merger"). As a result of the Merger, the separate corporate existence of AIL shall cease and Merger Sub shall continue as a wholly-owned subsidiary of the Company. The sum of such transactions pursuant to the Agreements are referred to as the "Transaction".

A.G. Edwards & Sons, Inc. ("A.G. Edwards"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. We are not aware of any present or contemplated relationship between A.G. Edwards, the Company, or the Company's directors and officers or its shareholders, or AIL, its directors, officers and shareholders, which in our opinion would affect our ability to render a fair and independent opinion in this matter.

In connection with this opinion, we have, among other things:

  i.)  reviewed the Agreements and related documents;
 ii.) reviewed certain historical financial statements and financial projections for the Company and AIL;
iii.)  reviewed the Employee Stock Ownership Plan and Employee
       Stock Ownership Trust documents for the Company's and AIL's
       ESOPs;
 iv.) discussed with Philpott, Ball & Company and the Company's management the nature of the negotiations of the terms of the Transaction;
  v.) held discussions with management of the Company and AIL regarding the past and current business operations, financial condition and future prospects of the Company and AIL, including information relating to the strategic, financial and operational benefits anticipated from the Transaction;
 vi.) reviewed the industries in which the Company and AIL operate;
vii.) reviewed the relative economic and voting interests of the Company and AIL implied in the Transaction based on a range of potential stock prices for the Company;
viii.) reviewed the Company's and AIL's relative implied stand-alone and pro forma values based on a range of potential stock prices for the Company;
 ix.) reviewed the Company's and AIL's relative contributions to the pro forma combined revenue, EBITDA, EBIT, net income, book value and funded backlog;

  x.) reviewed the pro forma financial impact to the Company of the Transaction and giving effect to certain cost saving synergies as estimated by the Company's management;
 xi.) compared certain financial information for the Company and AIL, including the valuation in the Transaction, with similar information and stock market information for certain other companies, the securities of which are publicly traded;
xii.) compared certain financial information for AIL, including the valuation in the Transaction, with similar information for certain recent business combinations in the defense equipment and services industries;
xiii.) reviewed the relative valuations of the Company and AIL based on discounted present values of their respective projected cash flows; and
xiv.) completed such other studies and analyses that we considered appropriate.

In preparing our opinion, A.G. Edwards has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or that was supplied or otherwise made available to us by the Company and AIL. We have not been engaged to, and therefore we have not, verified the accuracy or completeness of any of such information. A.G. Edwards has been informed and assumed that the financial projections supplied to, discussed with or otherwise made available to us reflect the best currently available estimates and judgments of the managements of the Company and AIL as to the expected future financial performance of the Company and AIL, in each case on a stand-alone basis and after giving effect to the Transaction, including, without limitation, the projected cost savings and operating synergies resulting from the Transaction as projected by the management of the Company. A.G. Edwards has not independently verified such information or assumptions, nor do we express any opinion with respect thereto. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or AIL, nor have we been furnished with any such appraisals. A.G. Edwards has relied upon the assurances of the management of the Company and AIL that they are not aware of any facts that would make such information inaccurate or misleading. A.G. Edwards is not capable of independently assessing the probability of success of new technology applications being pursued by the Company or AIL, nor was is possible for A.G. Edwards to review in detail certain classified AIL contracts.

In performing its analyses, A.G. Edwards made numerous assumptions with respect to the defense equipment and services industry, the various commercial and defense industries in which the Company and AIL operate, general business and economic conditions and government regulations, which are beyond the control of the Company and AIL. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' analysis of the fairness, from a financial point of view, to the Shareholders, of the consideration paid pursuant to the Agreements, and are being provided to the Board of Directors of the Company in connection with the delivery of this fairness opinion.

In rendering our opinion, A.G. Edwards has also assumed that the Transaction will be accounted for as a "purchase" business combination in accordance with Generally Accepted Accounting Principles and that the Transaction will be consummated on the terms contained in the Agreements, without any waiver of any material terms or conditions by the Company.

A.G. Edwards' opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, to the Shareholders, of the consideration to be paid by the Company pursuant to the Agreements.

It is understood that this letter is solely for the confidential use of the Board of Directors of the Company. This opinion may not be reproduced, summarized, described, characterized, excerpted from, referred to or given to any other person for any purpose without our prior written consent except that this opinion may be included in its entirety and the procedures followed in rendering the opinion may be summarized (each summary to be reviewed and approved by A.G. Edwards) in any proxy materials to be distributed to the Company's shareholders regarding a Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by the Company pursuant to the Agreements is fair, from a financial point of view, to the Shareholders.

                                          Very truly yours,
                                          A.G. EDWARDS & SONS, INC.

                                          By: /s/ Douglas E. Reynolds
                                          --------------------------------------
                                             Douglas E. Reynolds
                                             Managing Director-Investment
                                          Banking

                                                                         ANNEX D

                           OPINION OF HOULIHAN LOKEY

                                 [LOGO TO COME]

December 30, 1999

To the Board of Directors of
 AIL Technologies, Inc.

Gentlemen:

We understand that pursuant to the Agreement and Plan of Merger, dated as of
December   , 1999 (the "Agreement"), AIL Technologies, Inc. ("AIL"), a Delaware
corporation, intends to merge with and into EDO Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of EDO Corporation ("EDO"), a New York corporation, (the "Merger").

We understand that under the Agreement all of the shares of common stock ("Common Shares") of AIL (excluding Common Shares and shares of preferred stock of AIL ("Preferred Shares") held by Eaton Corporation ("Eaton") and those specific Common Shares involved in the Management Stock Sale (as defined below)), (the "Continuing AIL Shareholders") will be exchanged for an aggregate of 6,553,229 shares of EDO common stock ("EDO Common Stock"). In addition, just prior to closing, EDO will purchase 754,598 Common Shares from Eaton, representing all of the Common Shares owned by Eaton for $5,610,160, and 5,873 Preferred Shares from Eaton representing all of the issued and outstanding Preferred Shares for its liquidation preference of $5,873,000, for a total purchase price of $11,438,160 in cash (the "Eaton Transaction").

Furthermore, just prior to closing, EDO will acquire 225,000 Common Shares from certain members of the AIL management team for a total consideration equal to the product of (i) the average closing price for EDO Common Stock for the five days prior to the closing, (ii) the Exchange Ratio (as defined below) and (iii) 225,000 (the "Management Stock Sale"). Together, the Merger, the Eaton Transaction and the Management Stock Sale are collectively referred to as the Transaction. Giving effect to the cancellation of the securities acquired in the Eaton Transaction and the Management Stock Sale, and assuming 5,104,183 outstanding Common Shares, calculated on a fully diluted basis, are outstanding at closing, the Merger results in an exchange ratio of 1.2839 (the "Exchange Ratio").

The Transaction is conditioned upon, among other things, approval by the respective shareholders of AIL and EDO, including the Trustees of each company's Employee Stock Ownership Plan.

Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with recapitalizations, mergers and acquisitions, underwritings, private placements and valuations for corporate and other purposes. In the past, an affiliate of Houlihan Lokey has been involved in providing certain financial advisory services to AIL, and to the trustee of the AIL Technologies, Inc. Employee Stock Ownership Plan, and has received fees in connection therewith customary with those in the industry. AIL has agreed to provide indemnification to Houlihan Lokey and certain other parties in accordance with the engagement letter between AIL and Houlihan Lokey dated April 14, 1999. Houlihan Lokey is also receiving a fee from AIL in conjunction with the Merger, a significant portion of which is contingent upon consummation of the Merger, and to render the opinion expressed herein.

You have requested our opinion ("Opinion") as to whether the Exchange Ratio is fair to the Continuing AIL Shareholders. This Opinion does not address the fairness of the Eaton Transaction or the Management Stock Sale, nor does it address AIL's underlying business decision to effect the Transaction or any part thereof. We have not been requested to, and did not, initiate any discussions with third parties with respect to alternatives to the Transaction. We have not been asked to express an opinion as to the relative merits of the Transaction compared to any alternative business strategies that might exist for the AIL.

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     (1)  Reviewed the draft Agreement and Plan of Merger, dated December 12,
          1999;

     (2) Reviewed AIL's annual report to shareholders for the fiscal year ending December 31, 1998, quarterly reports for the quarters ending March 31, 1999 and June 30, 1999, as well as preliminary internal financial statements for the nine months ending September 30, 1999;

     (3) Reviewed EDO's annual reports to shareholders on Form 10-K for the fiscal year ending December 31, 1998, and quarterly reports on Form 10-Q for the quarters ending March 31, 1999, June 30, 1999 and September 30, 1999;

     (4)  Reviewed EDO's definitive proxy statement dated March 17, 1999;

     (5) Reviewed internal divisional business plans for EDO for fiscal 1999, which include five-year business forecasts with detail by program;

     (6) Reviewed the Offering Memorandum for the potential sale of EDO's Barnes division as prepared by EDO management and Schroders & Co., Inc. as the company's investment banking advisor, dated February 1999;

     (7) Reviewed AIL's forecasted revenues and gross profits by program prepared by AIL management for the fiscal years 1999 through 2002;

     (8) Reviewed financial forecasts prepared by AIL management for the fiscal years ending December 31, 1999 through 2003;

     (9) Reviewed financial forecasts prepared by EDO management for the fiscal years ending December 31, 1999 through 2004;

     (10) Met with certain members of senior management of AIL and EDO to discuss operations, financial condition, future prospects, and projected financial performance of the business units of each respective company as well as of a combined entity;

     (11) Visited certain facilities and business affiliates of AIL and EDO;

     (12) Reviewed publicly available financial statements and recent news items for companies that we deemed comparable to AIL and EDO;

     (13) Reviewed the financial terms of other business combinations that we deem comparable where publicly available;

     (14) Reviewed the historical stock price of EDO Common Stock; and

     (15) Conducted other studies, analyses and inquiries, as we have deemed appropriate.

For purposes of this Opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by AIL and EDO and we have not independently verified such information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared on bases reflecting the best currently available estimates of senior management of the respective companies, as to the future financial results and condition of each firm, and that there has been no material change in the assets, financial condition, business or prospects of AIL or EDO from that reflected in the documents set forth above. We have also assumed that the Merger will qualify for Federal income tax purposes as a reorganization under the provisions of Section 368 of the Internal Revenue Code and will be treated as a purchase for accounting purposes.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to AIL or EDO and do not assume any responsibility with respect to such information. We have not made an independent evaluation or appraisal of any of the properties, assets or liabilities (contingent or otherwise) of AIL or EDO. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter (including, without limitation, the market prices of the EDO Common Stock).

AIL and EDO, like other companies and any business entities analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with long-standing practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue, directly or indirectly, on the financial condition and/or operations of a business. Further, Houlihan Lokey has no responsibility with regard to AIL's or EDO's efforts to make their respective systems, or other's systems (including their respective vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue on the matters set forth in this Opinion.

This Opinion does not constitute a recommendation to any shareholder of AIL, as to whether such shareholder should approve the Transaction. No opinion is expressed herein as to the price at which the EDO Common Stock may trade at any time.

This Opinion is for the information of the Board of Directors of the Company only and is solely for use in its consideration of the fairness of the Transaction, from a financial point of view, to the Continuing AIL Shareholders and may not be used for any other purpose or referred to without our prior written consent. Without limiting the foregoing, we hereby consent to your reference to our opinion in, and the inclusion of our opinion as an exhibit to, the consent solicitation, proxy statement and registration statement on Form S-4.

Based upon, and subject to, the foregoing, and in reliance thereon, it is our opinion that the Exchange Ratio is fair to the Continuing AIL Shareholders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

/s/ Houlihan Lokey Howard & Zukin Capital

                                   FORM 10-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 ANNUAL REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended                               Commission File Number
   December 31, 1999                                            1-3985

                                EDO CORPORATION
             Exact name of Registrant as specified in its charter.

State of Incorporation:                       IRS Employer Identification No.:
     New York                                           11-0707740

                    Address of principal executive offices:
           60 East 42nd Street, Suite 5010, New York, New York 10165

                                Telephone No.:
                                (212) 716-2000

          Securities registered pursuant to Section 12(b) of the Act:

 Title of each class:               Name of each exchange on which registered:
   Common Shares                             New York Stock Exchange
par value $1 per share

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.       Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any
amendment to this Form 10-K.       [X]

State the aggregate market value of the voting stock held by non-affiliates of the Registrant as of February 23, 2000..........$39,092,731

Indicate the number of shares outstanding of each of the Registrant's classes of common stock as of February 23, 2000...........6,761,160

                               TABLE OF CONTENTS

PART I...................................................................    1
 ITEM 1.  BUSINESS.......................................................    1
  DEFENSE AND AEROSPACE SYSTEMS..........................................    1
   Marine and Aircraft Systems...........................................    1
    Aircraft Stores Suspension and Release Equipment.....................    1
    Airborne Mine Countermeasures Systems................................    1
   Combat Systems and Analysis...........................................    2
    Integrated Combat Systems............................................    2
    Command, Control and Communications Systems..........................    2
    Undersea Warfare Sonar Systems.......................................    2
    Technology Services and Analysis.....................................    2
  ENGINEERED MATERIALS...................................................    2
   Electro-Ceramic Products..............................................    3
   Advanced Fiber Composite Structural Products..........................    3
  DISCONTINUED OPERATIONS................................................    3
  RESEARCH AND DEVELOPMENT...............................................    4
  MARKETING AND INTERNATIONAL SALES......................................    4
  BACKLOG................................................................    4
  GOVERNMENT CONTRACTS...................................................    4
  COMPETITION AND OTHER FACTORS..........................................    5
  EMPLOYEES..............................................................    5
 ITEM 2.  PROPERTIES.....................................................    5
 ITEM 3.  LEGAL PROCEEDINGS..............................................    6
 ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS............    6
PART II..................................................................    6
 ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND
          RELATED STOCKHOLDER MATTERS....................................    6
 ITEM 6.  SELECTED FINANCIAL DATA........................................    6
 ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS............................    6
 ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK......    6
 ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA....................    6
 ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
          ON ACCOUNTING AND FINANCIAL DISCLOSURE.........................    6
PART III.................................................................    6
 ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT............    6
  The EDO Board of Directors and Its Committees..........................    6
  Executive Officers.....................................................    8
  Section 16(a) Beneficial Ownership Reporting Compliance................    8
 ITEM 11.  EXECUTIVE COMPENSATION........................................    9
  Pension and Retirement Plans...........................................   10
  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION................   10
   Short-Term Compensation...............................................   10
   Intermediate-Term Compensation........................................   11
   Long-Term Stock Option Compensation...................................   11
  COMPARISON OF FIVE-YEAR CUMULATIVE RETURN..............................   11
  EXECUTIVE LIFE INSURANCE PLAN..........................................   12
  EXECUTIVE TERMINATION AGREEMENTS.......................................   12
  1996 LONG-TERM INCENTIVE PLAN..........................................   12
  INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS................   12
 ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
           OWNERS AND MANAGEMENT.........................................   12
  SECURITIES OWNERSHIP OF EDO DIRECTORS AND EXECUTIVE OFFICERS...........   12
  PRINCIPAL SHAREHOLDERS.................................................   13
 ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................   14
PART IV..................................................................   14

 ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES,
           AND REPORTS ON FORM 8-K.......................................   14
SELECTED FINANCIAL DATA..................................................   17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.....................................   18
  BUSINESS...............................................................   18
  RESULTS OF CONTINUING OPERATIONS - 1999 COMPARED TO 1998...............   18
  FINANCIAL CONDITION....................................................   19
  RESULTS OF CONTINUING OPERATIONS - 1998 COMPARED TO 1997...............   20
  MARKET RISKS...........................................................   20
  NEW ACCOUNTING STANDARD................................................   20
  YEAR 2000..............................................................   21
  COMMON SHARE PRICES....................................................   21
  DIVIDENDS..............................................................   21
  "SAFE HARBOR" STATEMENT UNDER THE PRIVATE
   SECURITIES LITIGATION REFORM ACT OF 1995..............................   21
  CONSOLIDATED STATEMENTS OF EARNINGS....................................   22
  CONSOLIDATED BALANCE SHEETS............................................   23
  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY........................   24
  CONSOLIDATED STATEMENTS OF CASH FLOWS..................................   25
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................   26
INDEPENDENT AUDITORS' REPORT.............................................   36
QUARTERLY FINANCIAL INFORMATION (UNAUDITED)..............................   37

PART I

ITEM 1.   BUSINESS

The term "Registrant" as used in this Annual Report refers to EDO Corporation. The term "Company" as used in this Annual Report, except where the context otherwise requires, includes the Registrant and its subsidiaries.

EDO Corporation was incorporated in New York in 1925 by Earl Dodge Osborn, from whose initials "EDO" is derived.

The Company designs and manufactures advanced electronic and mechanical systems and engineered materials for domestic and international defense and industrial markets.

The Company organizes its business into two segments, which constitute its continuing operations: Defense and Aerospace Systems; and Engineered Materials. A description of the principal products of the Company within the two segments is set forth below.

In 1999, the Company announced the discontinuance of its satellite products business, which it subsequently sold in January 2000. See Note 4 on page 28 of this Report. In 1997, the Company also discontinued certain of its former acoustic products product lines.

Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 18 through 21, and Note 18 on page 34 of this Report for information regarding the cost of compliance with environmental regulations.

Certain business segment information on the Company's continuing operations is set forth in Note 19 on pages 34 and 35 of this Report.

The following discussion relates to the Company's continuing operations.

DEFENSE AND AEROSPACE SYSTEMS

The Company's Defense and Aerospace Systems segment, which accounted for 68%, 66% and 59% of consolidated net sales for 1999, 1998 and 1997, respectively, includes marine and aircraft systems and combat systems and analysis.

Marine and Aircraft Systems

Marine and aircraft systems include the design, development and manufacture of sophisticated mechanical, electro-mechanical, structural, hydrodynamic and aerodynamic systems for military use. Additionally, the Company provides logistics support for such products following initial hardware deliveries including spare and repair parts, upgrade modifications, training and technical services. The revenue from these support functions is a significant portion of net sales. The major marine and aircraft systems are aircraft stores suspension and release equipment and airborne mine countermeasures systems.

Aircraft Stores Suspension and Release Equipment

The Company developed and manufactured bomb release units (BRU) for the U.S. Air Force F-15E, ejection release units (ERU) for the Tornado Multirole Combat Aircraft and jettison release mechanisms for the U.S. Navy F-14 aircraft. In 1999, the Company continued production of BRUs for the U.S. Air Force F-15E and two international customers and provided spare parts support for Tornado ERUs. In addition, the Company continued the development of the Advanced Medium Range Air To Air Missile (AMRAAM) launcher for the F-22 air superiority fighter. Customer-sponsored development for this launcher will be completed in 2000 as the Company enters into pilot production for the equipment. Contracts for the first 48 units were received in 1999. The Company has been selected by both Lockheed and Boeing as their Joint Strike Fighter systems integrator for the suspension and release equipment (S&RE). This program, in concert with Company-sponsored research and development in pneumatic BRU technology, will maintain the Company's prominent position in new S&RE development.

In 1999, the Company purchased M. Technologies, Inc., which developed the BRU-57 Smart Rack for the U.S. Air Force. This equipment enhances the payload capability of U.S. Air Force fighters such as the F-15 and F-16 to carry smart weapons such as the Joint Standoff Weapon and the Joint Direct Attack Munition. A Navy variant BRU-55 provides the same capability for Naval aircraft such as the F-18E/F.

Net sales of aircraft stores suspension and release equipment represented 21%, 22% and 24% of consolidated net sales in 1999, 1998 and 1997, respectively.

Airborne Mine Countermeasures Systems

The Company is the only manufacturer of the MK 105 helicopter-towed magnetic minesweeping system designed and developed by the Company in conjunction with the U.S. Navy. A significant upgrade to the MK 105 was later designed and developed by the Company under contract to the U.S. Navy followed by an initial production contract in 1995. During 1999, the Company received an additional order for kits to upgrade existing MK 105 systems. The Company continues to provide spares and logistics support for these systems to the U.S. Navy and an international customer. The Company also continues to function as the U.S. Navy depot for the MK 105 systems.

In 1994, the Company began work on a new U.S. Navy-funded contract to develop a lightweight, self-contained, helicopter-towed magnetic sweep for shallow water applications. The Company received a production contract for these systems in 1999. During 2000, the Company will continue work under two U.S. Navy contracts received in 1998 and 1999 to develop an acoustic sweep for shallow water mine countermeasure applications.

For 1999, 1998 and 1997, respectively, net sales of airborne mine countermeasures systems represented 19%, 20% and 18% of consolidated net sales.

Combat Systems and Analysis

Combat systems and analysis consists of the integration of EDO manufactured subsystems, purchased subsystems, and custom developed software applications for U.S. and international military customers. EDO designs, develops and manufactures subsystems for command, control, communications and undersea warfare applications. In addition, the Company provides logistics support including spare and repair parts, training and technical services for EDO integrated and manufactured products.

The Company's analysis business includes a service component that provides technical, analytical, operational and program management services to the U.S. Federal services and information technology markets.

Integrated Combat Systems

Integrated combat systems consist of the integration of subsystems selected using a customer's requirements and specifications. These subsystems include EDO designed and manufactured subsystems and other subsystems selected and qualified from the commercial marketplace. Integration contracts typically include the requirement for development of integration software that allows the various subsystems to intercommunicate and produce common information displays.

In 1998, the Company began integration of a combat system for the upgrade of a major class of ship for an international customer. The integrated system includes radars, sonars, internal and external communications and navigation subsystems, fire control subsystems, helicopter control subsystems and display equipment and integration software to produce common tactical displays.

Command, Control and Communications Systems

Command, control and communications systems include integrated command systems, tactical data links, display consoles and communication control and monitoring systems for domestic and international customers. In 1999, work continued on NATO Ship-Shore-Ship Buffer (SSSB) systems deliverable to several international customers in 1999 and 2000.

Undersea Warfare Sonar Systems

The Company has been a supplier of undersea warfare sonar systems for more than forty years. In 1997, the Company completed and delivered a major signal processing subsystem of an upgrade to the U.S. Navy's AN/SQQ-89 undersea warfare sonar system to Northrop-Grumman and Lockheed Martin. Additional funding was received in 1998 from Lockheed Martin for work on the AN/SQQ-89. Logistics, maintenance and training support was provided for EDO sonar systems installed in FF-1052 class ships in service for several international navies. Work continued in 1999 for an international customer on a major upgrade to the EDO Model 610E sonar system. Work under this contract is expected to continue through 2003. In 1999, the Company completed its delivery of an additional Model 610E upgraded sonar system for a new class of ship for this same international customer. For 1999, 1998 and 1997, respectively, net sales of undersea warfare sonar systems represented 10%, 14% and 14% of consolidated net sales.

Technology Services and Analysis

In July 1998, the Company acquired substantially all of the assets of the Technology Services Group of Global Associates, Ltd. The business provides technical, analytical, operational and program management services to the U.S. Federal services and information technology markets. In 1999, EDO was awarded follow-on orders for core services contracts in this business area. These contracts, expected to be completed in 2000, are with the U.S. Marine Corps Warfighting Lab, the Naval Surface Fire Support directorate of Naval Sea Systems Command and the Navy's Regionalization Office in the Office of the Chief of Naval Operations. In addition, EDO will complete 1999 contract awards in 2000 for support to the Acquisition Center for Excellence of the Acquisition Reform Office in the Office of the Assistant Secretary of the Navy for Research and Development.

ENGINEERED MATERIALS

The Company's Engineered Materials segment, which accounted for 32%, 34% and 41% of consolidated net sales for 1999, 1998 and 1997, respectively, includes electro-ceramic products and advanced fiber composite structural products.

Electro-Ceramic Products

Piezoceramic elements convert acoustic energy to electrical energy and vice versa, and form the basis of many defense and commercial products ranging from military sonars to ink jet printers. The Company is one of North America's leading manufacturers of piezoceramic components for defense applications and also provides material and related transducers to several commercial markets.

The business includes manufacturing and development with in-house manufacturing of piezoelectric, dielectric and ferrite ceramic materials coupled with state-of-practice mixed analog/digital electronics and software engineering. This combination of engineered active materials and electronics capabilities makes the Company competitive in several niche markets.

Examples of the Company's products include underwater acoustic transducers for use in all areas of undersea warfare, piezoelectric shapes for a variety of industries, as well as microwave ceramics for the wireless communication industry.

The Company is ISO 9001 certified and is focusing its efforts on industrial markets in addition to maintaining its position in the defense market. More than 50% of its products are currently U.S. defense related. For 1999, 1998 and 1997, respectively, net sales of piezoceramics represented 16%, 21% and 26% of consolidated net sales.

One of the products the Company was developing was for vibration reduction in cylindrical grinders. In 1999, based on development progress and market analysis, the Company decided to abandon this effort.

In December 1998, the Company acquired substantially all of the assets of Zenix Products, Inc., which manufactures ferrite and dielectric ceramics for the wireless communications base station industry. The business was moved to and integrated into the Salt Lake City-based electro-ceramic products location in 1999. Production operations for ferrite and dielectric ceramic products commenced in the fourth quarter of 1999.

Advanced Fiber Composite Structural Products

The Company's advanced fiber composite structural products include the design, development, qualification, production and after-market support of advanced composite structures with focus in the commercial aviation and marine markets. The Company is the exclusive supplier of vacuum waste tanks for all Boeing Seattle commercial aircraft under long-term production contracts.

In December 1998, the Company acquired Specialty Plastics, Inc. (SPI) to establish a presence in deep water and shallow water offshore oil platforms and petrochemical markets. SPI is a system designer, manufacturer and installer of suspended fiberglass piping systems. SPI has supplied piping for most of the major Gulf of Mexico oil platforms constructed over the last six years and in 1999 successfully completed its first Asia Pacific installation for Shell Oil.

For 1999, 1998 and 1997, net sales of advanced fiber composite structural products represented 16%, 13% and 14% of consolidated net sales, respectively.

DISCONTINUED OPERATIONS

The Company's former energy-related businesses consisted of the following: its wholly-owned subsidiary EDO Energy Corporation, which provided program management activities for compressed natural gas vehicles and other alternative fuel projects; its wholly-owned subsidiary EDO Automotive Natural Gas, Inc. (EDO ANGI), which designed and manufactured compressed natural gas vehicle refueling stations and related equipment; and a 50.4% interest in EDO (Canada) Ltd. (ECL), which designed and manufactured LiteRider(R) fuel cylinders.

Due to the historical and projected growth rates and financial returns of the energy-related businesses failing to meet the Company's strategic criteria, the Company decided in September 1996 to divest itself from these businesses. Accordingly, in 1996, the Company recorded a provision for loss of $7.0 million, consisting of $2.0 million in operating losses for the phase out period, and $5.0 million for reduction of asset values and provisions for estimated future disposal costs.

In 1997, the Company sold the net assets of its EDO-ANGI subsidiary. The EDO Energy operations were mostly discontinued in 1997 and ceased in 1998. In 1997, ECL made a voluntary assignment in bankruptcy pursuant to the Bankruptcy and Insolvency Act of Canada and subsequently liquidated its assets through the equivalent of Chapter 7 of the U.S. bankruptcy laws.

The Company's former satellite products business included the design, development and manufacture of products and systems for satellites at its subsidiary, Barnes Engineering Company. The primary products included infrared earth sensors and sun sensors, which are used to provide satellites with information relative to stabilization and orbit position. In 1999, the Company decided to divest itself of this business and subsequently sold it in January 2000. Refer to Note 4 on page 28 of this Report for additional information on discontinued operations.

The Company believes that adequate provision for the ultimate loss on disposal of these businesses has been made in the Company's consolidated financial statements, which provision is described in Note 4 on page 28 of this Report.

RESEARCH AND DEVELOPMENT

Research and development, performed both under development contracts with customers and at the Company's expense, are important factors in the Company's business. The Company's research and development efforts involve approximately 115 employees in the fields of combat systems, and acoustic, electronic, hydrodynamic, aerodynamic, structural and material engineering. Research and development programs are designed to develop new products and to extend the capability of existing products and to assess their commercial potential.

Customer-sponsored research and development programs are principally related to military programs. Major customer-sponsored research and development programs include: improvements to the MK 105 mine countermeasures system; development of a new shallow-water mine countermeasures system; development of new aircraft weapons carriage technology; and developments in combat systems integration.

Expenditures under development contracts with customers vary in amount from year to year because of the timing of contract funding and other factors. In 1999, customer-sponsored research and development expenditures in the aggregate were less than in 1998.

Principal current Company-funded research and development includes: image and signal processing and other improvements for combat systems, improvements to minesweeping technology, new techniques for aircraft weapons carriage systems and the application of composites for structural uses.

The following table sets forth research and development expenditures for the years presented.

      ==================================================================
                                       Years Ended December 31,
                                  1999            1998            1997
                                             (in thousands)
      ------------------------------------------------------------------
      Customer-sponsored      $   18,900      $   22,300      $   21,900
      Company-funded               2,700           2,400           1,700
      Total                   $   21,600      $   24,700      $   23,600
      ==================================================================

MARKETING AND INTERNATIONAL SALES

Sales of the Company's defense products to both the U.S. and foreign governments are usually made under negotiated long-term contracts or subcontracts covering one or more years of production. The Company believes that its long history of association with its military customers is an important factor in the Company's overall business, and that the experience gained through this history has enhanced the Company's ability to anticipate its customers' needs. The Company's approach to its defense business is to anticipate specific customer needs and to develop systems to meet those needs either at its own expense or pursuant to research and development contracts.

The Company sells defense products as a prime contractor and through subcontracts with other prime contractors. In addition to defense sales to the U.S. Department of Defense, the Company also sells defense equipment to the U.S. Government for resale to foreign governments under the Foreign Military Sales program and, subject to approval by the U.S. Department of State, directly to foreign governments.

Commercial products are sold in industrial and commercial markets. In foreign markets, piezoelectric and electronic products are generally sold commercially through a network of sales representatives. Fiber-reinforced composite products are sold, in certain product areas, on a direct basis and, in other product areas, through sales representatives.

It is generally the Company's policy to denominate all foreign contracts in U.S. dollars and seek not to incur significant costs in connection with long-term foreign contracts until the Company has received advance payments or letters of credit on amounts due under the contracts. Recently, however, the Company has not always been able to do so.

Refer to Note 19 on pages 34 and 35 of this Report for the amount of export sales for the last three fiscal years.

BACKLOG

A significant portion of the Company's sales are to prime contractors, the U.S. Department of Defense and foreign governments pursuant to long-term contracts. Accordingly, the Company's backlog of unfilled orders consists in large part of orders under these contracts. As of December 31, 1999, the Company's total backlog was approximately $133.9 million, as compared with $130.2 million at December 31, 1998. Of the total backlog at December 31, 1999, approximately 69% is scheduled for delivery in 2000.

GOVERNMENT CONTRACTS

Net sales to the U.S. Government, as a prime contractor and through subcontracts with other prime contractors, accounted for 48% of the Company's 1999 consolidated net sales compared with 50% in 1998 and 44% in 1997, and consisted primarily of sales to the Department of Defense. Such sales do not include sales of military equipment to the U.S. Government for resale to foreign governments under the Foreign Military Sales program.

The Company's defense business can be and has been significantly affected by changes in national defense policy and spending. The Company's U.S. Government contracts and subcontracts and certain foreign government contracts contain the usual required provisions permitting termination at any time for the convenience of the government with payment for work completed and committed along with associated profit at the time of termination.

The Company's contracts with the Department of Defense consist of fixed-price contracts, cost-reimbursable contracts and incentive contracts of both types. Fixed-price contracts provide fixed compensation for specified work. Cost-reimbursable contracts require the Company to perform specified work in return for reimbursement of costs (to the extent allowable under government regulations) and a specified fee. In general, while the risk of loss is greater under fixed-price contracts than under cost-reimbursable contracts, the potential for profit under such contracts is greater than under cost-reimbursable contracts. Under both fixed-price incentive contracts and cost-reimbursable incentive contracts, an incentive adjustment is made in the Company's fee based on attainment of performance, scheduling, cost, quality or other goals. The distribution of the Company's government contracts among the categories of contracts referred to above varies from time to time, although in recent years only a small percentage of the Company's contracts have been on a cost-reimbursable or incentive basis.

COMPETITION AND OTHER FACTORS

Some of the Company's products are sold in markets containing a number of competitors substantially larger than the Company and with greater financial resources. Direct sales of military products to the U.S. Government and foreign governments are based principally on product performance, cost and reliability. Such products are generally sold in competition with products of other manufacturers that may fulfill an equivalent function, but which are not direct substitutes.

The Company purchases certain materials and components used in its systems and equipment from independent suppliers. These materials and components are normally not purchased under long-term contracts unless the Company has actually received a long-term sales contract requiring them. The Company believes that most of the items it purchases are obtainable from a variety of suppliers. The Company normally obtains alternative sources for major items, although it is sometimes dependent on a single supplier or a few suppliers for some items.

It is difficult to state precisely the Company's market position in all of its product lines because information as to the volume of sales of similar products by its competitors is not generally available and the relevant markets are often not precisely defined. However, the Company believes that it is a significant factor in the markets for stores release mechanisms for military aircraft, military sonar systems, military data links, helicopter-towed mine countermeasures systems and piezoelectric ceramics.

Although the Company owns some patents and has filed applications for additional patents, it does not believe that its businesses depend significantly upon its patents. In addition, most of the Company's U.S. Government contracts license it to use patents owned by others. Similar provisions in the U.S. Government contracts awarded to other companies make it impossible for the Company to prevent the use by other companies of its patents in most domestic defense work.

EMPLOYEES

As of December 31, 1999, the Company employed 665 persons.

EXECUTIVE OFFICERS OF THE REGISTRANT

==============================================================================
      Name             Age      Position, Term of Office and Prior Positions
------------------------------------------------------------------------------
Frank A. Fariello       65   Chairman of the Board since 1997, Chief Executive
                             Officer since 1994 and acting Chief Financial
                             Officer since February 2000. He was President
                             from 1993 to 1998. Director since 1982.

William J. Frost        58   Vice President-Administration since 1994,
                             Assistant Secretary since 1995.

Marvin D. Genzer        59   Vice President since 1990, General Counsel since
                             1988, and Secretary since 1995.

Ira Kaplan              64   President since 1998 and Chief Operating Officer
                             since 1997, prior to which he was Executive Vice
                             President since 1997 and Vice President
                             since 1995.

Kenneth A. Paladino(1)  42   Vice President-Finance and Treasurer since 1995.
==============================================================================

1. Mr. Paladino's employment with the Company ended February 15, 2000.

Each executive officer is appointed by the Board of Directors (the Board), and holds office until the first meeting of the Board following the next succeeding annual meeting of shareholders, and thereafter until a successor is appointed and qualified, unless the executive officer dies, is disqualified, resigns or is removed in accordance with the Company's By-Laws.

ITEM 2.   PROPERTIES

All operating properties are leased facilities and the Company's facilities are adequate for present purposes. All facilities in the following listing are suitable for expansion by using available but unused space, leasing additional available space, or by physical expansion of leased buildings. The Company's obligations under the various leases are set forth in Note 17 on page 34 of this Report.

Set forth below is a listing of the Company's principal plants and other materially important physical properties.

===========================================================================
                                                          Approximate Floor
                                      Location            Area (in sq. ft.)
---------------------------------------------------------------------------
Defense and Aerospace Systems
 Marine and Aircraft Systems        North Amityville, NY       92,000
 Combat Systems                     Chesapeake, VA             32,000
 Technology Services and Analysis   Falls Church, VA           29,000
 M. Technologies                    Huntingdon, PA             12,000
Engineered Materials
 Electro-Ceramic Products           Salt Lake City, UT        117,000
 Fiber Science                      Salt Lake City, UT        105,000
 Specialty Plastics                 Baton Rouge, LA            29,000
===========================================================================

ITEM 3.   LEGAL PROCEEDINGS

The information responsive to this item is set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 18 through 21, and in Note 18 on page 34 of this Report.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The information responsive to this item is set forth under the headings "Common Share Prices" on page 21 and "Dividends" on page 21, together with dividend information contained in the "Consolidated Statements of Shareholders' Equity" on page 24 and Note 9 on page 29 of this Report.

ITEM 6. SELECTED FINANCIAL DATA

The information responsive to this item is set forth under the heading "Selected Financial Data" on page 17 of this Report.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information responsive to this item is set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 18 through 21 of this Report.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The information responsive to this item is set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 18 through 21 of this Report.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements of the Company, together with the Independent Auditors' Report thereon of KPMG LLP and the unaudited "Quarterly Financial Information" are set forth on pages 22 through 37 of this Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The EDO Board of Directors and Its Committees

Three directors of EDO whose regular terms of office expire at the 2000 annual meeting of EDO shareholders have been nominated for reelection at the next annual meeting of shareholders to EDO's board of directors to hold office until 2003. The names of the three nominees and certain information about them are set forth below.

Nominees for Election as Directors to Hold Office Until the 2003 Annual Meeting

===================================================================================
                                            Principal Occupation and Experience
                             Director             for the Past Five Years,
        Name           Age    Since            and Certain Other Directorships
-----------------------------------------------------------------------------------
Robert E. Allen        55     1995     Mr. Allen is Managing Director of Redding
                                       Consultants, Inc.  (a management consulting
                                       firm).

Robert Alvine          61     1995     Mr. Alvine is Chairman, President and CEO
                                       of I-Ten Management Corp.  (an investment,
                                       mergers and acquisitions, and management
                                       company).

Michael J. Hegarty     60     1982     Mr. Hegarty is a Director and the President
                                       and CEO of Flushing Financial Corporation (a
                                       federal chartered savings bank) and was,
                                       until 1998, its Executive Vice President and
                                       Chief Operating Officer.  Until 1995, he was
                                       Vice President-Finance, Treasurer and
                                       Secretary of EDO.
===================================================================================

The names of the remaining six directors of EDO, whose terms of office will continue after the 2000 annual meeting, and certain information about them are set forth below.

    Directors Whose Terms of Office Will Expire at the 2002 Annual Meeting

===================================================================================
                                            Principal Occupation and Experience
                             Director             for the Past Five Years,
        Name           Age    Since            and Certain Other Directorships
-----------------------------------------------------------------------------------
Frank A. Fariello      65     1982     Mr. Fariello is Chairman of the EDO board
                                       of directors (since 1997) and Chief
                                       Executive Officer of EDO (since 1994) and
                                       acting Chief Financial Officer (since
                                       February 2000).  Until 1998, he was also
                                       President of EDO.

Robert M. Hanisee      61     1992     Mr. Hanisee is a Managing Director of Trust
                                       Company of the West (an investment
                                       management company).  He is a director of
                                       Titan Corporation and Illgen Simulation
                                       Technology Inc.

George A. Strutz, Jr.  67     1995     Mr. Strutz is President and CEO of Strutz
                                       and Company, Inc., a consulting and
                                       management advisory company.  Until 1997, he
                                       was President and CEO of Clopay Corporation
                                       (a manufacturer and marketer of specialty
                                       plastic films and building products).
===================================================================================

    Directors Whose Terms of Office Will Expire at the 2001 Annual Meeting

=================================================================================
                                          Principal Occupation and Experience
                           Director             for the Past Five Years,
        Name         Age    Since            and Certain Other Directorships
---------------------------------------------------------------------------------
Mellon C. Baird      69     1995     Mr. Baird is, since 1998, Senior Vice
                                     President of Titan Corporation and President
                                     and CEO of Titan Systems Corporation (a
                                     defense information and communications
                                     company, a wholly-owned subsidiary of Titan
                                     Corporation).  He is a director of Software
                                     Spectrum, Inc. and Hawker Pacific Aerospace
                                     Corporation.

George M. Ball       65     1995     Mr. Ball is Chairman of Philpott, Ball &
                                     Company (an investment banking firm).  He is
                                     a director of BB Walker Company.

James M. Smith       58     1999     Mr. Smith is President and CEO of AIL
                                     Technologies Inc.  (an aerospace and defense
                                     company).
=================================================================================

During the fiscal year ended December 31, 1999: the EDO board of directors met thirteen times; the EDO board of directors' audit committee, consisting of Messrs. Allen, Hanisee and Hegarty, met three times; the EDO board of directors' compensation committee, consisting of Messrs. Alvine, Baird and Strutz, met three times; and the EDO board of directors' nominating committee, consisting of Messrs. Fariello, Ball and Hanisee, met once. Following the March 23, 1999 meeting of the EDO board of directors, Mr. Smith recused himself from further meetings during the pendency of the discussions leading to the execution of the merger agreement between EDO and AIL Technologies Inc. as discussed on page 18 and Note 20 on page 35 of this Report. As a result, Mr. Smith attended only 2 of the 13 meetings of the EDO board of directors for 1999.

The audit committee reviews and approves audit plans of independent auditors. In reviewing the results of the auditors' activities, the audit committee also meets privately with the auditors. It reviews the annual consolidated financial statements of EDO, considers other matters in relation to the internal and external auditing of EDO's accounts, reviews services other than audit services performed by outside auditors, and recommends to the EDO board of directors the selection of outside auditors. The audit committee was also appointed by the EDO board of directors to oversee EDO's Y2K compliance program.

The compensation committee reviews and approves compensation of EDO's corporate officers, administers EDO's stock option and long-term incentive plans, and recommends compensation of directors to the EDO board of directors.

The nominating committee is responsible for selecting candidates for vacant director positions. The nominating committee will consider nominees recom-mended by shareholders. Recommendations should be submitted to the secretary of EDO.

During 1999, an ad hoc special committee of the EDO board of directors was established to consider compensation and other executive officer employment matters in connection with the proposed merger between EDO and AIL Technologies Inc. The committee consisted of Messrs. Alvine, Baird, Hanisee, Hegarty and Strutz and met five times in 1999. The committee also met in 2000 and will dissolve following the meeting of shareholders that considers issuance of shares in connection with the proposed merger.

Directors who are employees of EDO receive no additional compensation for their services as directors or chairs. The compensation paid non-employee directors or chairs is as follows: to each director, $18,000 annually and $900 for each meeting of the EDO board of directors or its committees attended; and to a director serving as chair of a committee, $1,500 for each meeting of the committee attended.

A minimum of one-half of a director's retainer is paid in EDO common shares valued at the end of each quarter. Directors may defer all of their remaining cash compensation in the form of interest-bearing cash, or stock units which are valued at the close of the quarter, credited with dividends declared during the deferral period and paid out in EDO common shares or cash at the end of the deferral period at the then fair market value of EDO common shares. In addition, non-employee directors receive an annual grant of 2,000 options for EDO common shares which vest upon receipt. Non-employee directors receive a one-time grant of 5,000 options for EDO common shares upon initial election as a director. 2,000 of such options are exercisable after 6 months of date of grant and 3,000 of such options are immediately exercisable. Newly elected directors are required to own, or acquire within 60 days of election, at least 1,000 EDO common shares. Directors who are not employees of EDO may receive additional compensation for undertaking special assignments outside the normal scope of their duties as directors. Philpott, Ball & Company, of which Mr. Ball is Chairman, performed investment banking services for EDO during 1999 in connection with the proposed merger with AIL and will receive $75,000 if the merger is not completed or $400,000 if the merger is completed.

Executive Officers

Information regarding executive officers is set forth in Part I of this Report under "Executive Officers of the Registrant."

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to EDO pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, during its most recent fiscal year and Form 5 and amendments thereto furnished to EDO with respect to its most recent fiscal year, and certain written representations provided to EDO, there was no person who, at any time during the fiscal year, was a director, officer, beneficial owner of more than ten percent of any class of equity securities of EDO or any other person subject to Section 16 of the Securities Exchange Act with respect to EDO because of the requirements of Section 30 of the Investment Company Act or
Section 17 of the Public Utility Holding Company Act that failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Securities Exchange Act during the most recent fiscal year or prior fiscal years.

ITEM 11.  EXECUTIVE COMPENSATION

The following table summarizes the total compensation of the chief executive officer of EDO and each of the four most highly compensated executive officers whose total compensation exceeds $100,000 (the "named Executive Officers") for the fiscal years ended December 31, 1999, 1998 and 1997.

                          Summary Compensation Table
==============================================================================
                                  Annual             Long-Term
                               Compensation         Compensation
                            -----------------  ----------------------
                                                           Securities    All
Name                                           Restricted  Underlying   Other
and                                              Stock      Options/   Compen-
Principal                    Salary    Bonus    Awards1       SARs     sation2
Position             Year     ($)       ($)       ($)         (#)        ($)
-------------------  ----   -------   -------  ----------  ----------  -------
Frank A. Fariello    1999   352,512   117,000          0          0     11,458
Chairman of the      1998   338,163   174,000    258,750     14,500      5,601
Board and Chief      1997   315,277   162,000    266,000     19,000      4,605
Executive Officer

William J. Frost     1999   129,757    28,000          0          0      3,888
Vice President-      1998   126,832    38,000     25,875      5,000      5,589
Administration       1997   118,952    31,000     21,000      1,500      4,480
and Assistant
Secretary

Marvin D. Genzer     1999   144,504    28,000          0          0      3,888
Vice President,      1998   139,609    42,000     25,875      6,000      5,601
General Counsel      1997   127,294    32,000     21,000      1,500      4,540
and Secretary

Ira Kaplan           1999   231,249    80,000          0          0     13,069
President and        1998   218,853    88,000    120,750      8,750      5,601
Chief Operating      1997   195,741    79,000    157,500     11,250      4,605
Officer

Kenneth A.           1999   150,004         0          0          0    153,888
Paladino(3)          1998   147,504    37,000     51,750      6,000      5,601
Vice President-      1997   128,656    37,000    105,000      7,500      9,335
Finance and
Treasurer
==============================================================================

1. The number and value of the aggregate restricted stock holdings at the end of 1999 for Messrs. Fariello, Frost, Genzer, Kaplan and Paladino were respectively: 142,250 shares, $835,719; 20,000 shares, $117,500; 24,000 shares, $141,000; 59,000 shares, $346,625; and 36,000 shares, $211,500.
Dividends are paid on restricted stock.

2. Amounts reflect the value of EDO's contributions to the named Executive Officers' employee stock ownership plan accounts. In addition, the amount for Mr. Paladino for 1997 and Messrs. Fariello and Kaplan for 1999 includes $4,730, $7,570 and $9,181, respectively, representing a one-time gain for the purchase of their company cars at book value, which was less than fair market value. The amount for Mr. Paladino for 1999 also includes $150,000 representing a one-time "stay bonus" paid to him in return for his agreement to remain with EDO until November 25, 1999. Mr. Paladino was also paid an additional $100,000 on February 15, 2000 in return for his agreement to remain with the Company until that date.

3. Mr. Paladino's employment with the Company ended February 15, 2000.


The following table provides the aggregate number and total value of exercised and unexercised options of the named Executive Officers for fiscal year 1999 under the EDO's 1996 Long-Term Incentive Plan.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

===============================================================================
                                          Number of Securities     Value of
                                               Underlying         Unexercised
                                               Unexercised       In-the-Money
                      Shares                 Options/SARs at    Options/SARs at
                     Acquired                    FY-End             FY-End
                        on        Value            (#)                ($)
                     Exercise   Realized      Exercisable/        Exercisable/
Name                    (#)        ($)        Unexercisable      Unexercisable
-------------------------------------------------------------------------------
Frank A. Fariello     10,000    $49,975       83,000/33,500          97,400/0
William J. Frost           0          0       17,800/ 6,500          19,480/0
Marvin D. Genzer           0          0       19,000/ 7,500          19,960/0
Ira Kaplan                 0          0       39,000/20,000          36,525/0
Kenneth A. Paladino        0          0       12,200/13,500           9,570/0
===============================================================================

Pension and Retirement Plans

==========================================================================================
Final
Average
Base
Annual
Compensation                    Years of Credited Service at Retirement
               ---------------------------------------------------------------------------
                   5       10       15        20        25        30        35        40
------------------------------------------------------------------------------------------
$100,000       $ 8,500  $17,000  $25,500  $ 34,000  $ 42,500  $ 51,000  $ 59,500  $ 67,000
 150,000        12,750   25,500   38,250    51,000    63,750    76,500    89,250   100,500
 200,000        17,000   34,000   51,000    68,000    85,000   102,000   119,000   134,000
 250,000        21,250   42,500   63,750    85,000   106,250   127,500   148,750   167,500
 300,000        25,500   51,000   76,500   102,000   127,500   153,000   178,500   201,000
 350,000        29,750   59,500   89,250   119,000   148,750   178,500   208,250   234,500
==========================================================================================

The pension plan table above shows the estimated annual benefits, based on straight life annuity, payable upon retirement under the EDO non-contributory employees pension plan and the EDO non-qualified supplemental retirement benefit plan to individuals in specified compensation and years of service classifications. The figures set forth above are before deduction of social security benefits.

Benefits payable under the EDO non-contributory employees pension plan are based on (i) the average of an employee's five highest consecutive years' compensation (annual salary as of January 1 of each year, not the total annual salary shown in the summary compensation table, excluding bonus) out of the employee's final ten years of employment with EDO prior to retirement, and (ii) the number of years of credited service. As of January 1, 2000, Messrs. Fariello, Frost, Genzer, Kaplan and Paladino had completed, respectively, 35, 30, 31, 38 and 9 years of credited service under the EDO non-contributory employees pension plan.

Under the EDO non-qualified supplemental retirement benefit plan, employees will receive from EDO any amount by which their benefits earned under the pension plan exceed the limitations imposed by the Internal Revenue Code. For any participant whose employment actually or constructively terminates within three years following a "change of control" (as defined in the EDO non-qualified supplemental retirement benefit plan), vesting would accelerate; and all accrued benefits either would become automatically payable in a lump sum based on present value or, at the discretion of the compensation committee, would be funded under a third party arrangement intended to insure payment of such benefits in the future. The proposed merger with AIL Technologies Inc. will not constitute a change of control under the plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the EDO board of directors is composed entirely of outside directors. One of the committee's functions is to determine the compensation of EDO's executive officers.

The compensation committee's overall objectives in establishing the compensation of EDO's executive officers are to: enhance shareholder value; attract and retain talented, experienced, qualified individuals, critical to the short- and long-term success of EDO, by providing compensation competitive to that offered by comparable competitors; align the interests of executive officers with the long-term interests of shareholders by providing award opportunities that can result in ownership of EDO common shares and increase the portion of executive compensation based on EDO's performance.

The compensation committee achieves these objectives by providing executive officers with total compensation packages comprising three elements: short-term compensation, intermediate-term compensation, and long-term stock option compensation.

Short-Term Compensation

Base salary is primarily set in accordance with competitive comparable base salaries paid by a set of peer group companies and national studies as verified by an outside agency. Decisions on base salary are also subjectively based on EDO's performance when compared to others in the industry, EDO's current and projected size, EDO's pursuit of new product initiatives, and recognition of EDO's performance in industry reports.

Annual incentive compensation awards for executive officers are primarily a function of EDO's operational results for the year in accordance with an established plan. The plan provides for the establishment, by the compensation committee, of specific target performance criteria. These performance criteria are set in accordance with the strategic and operating objectives of EDO and individual business units at the beginning of each year and include, but are not limited to financial criteria, such as corporate and business unit earnings, return on capital employed, cash flow and revenue growth and subjectively-based individual qualitative goals. The compensation committee also reserves the right to exercise its subjective discretion in amending any annual incentive compensation awards based on overall corporate considerations at the time of the award.

Annual incentive compensation awards were paid to executive officers based on the achievement of performance goals established for 1999. Mr. Fariello's combined salary and bonus for 1999 was $42,651 less than for 1998, reflecting the results of the Company and performance against personal and corporate objectives.

Executive officers' compensation also includes, in addition to participation in EDO-wide plans generally available to all employees, certain benefits comparable to those of other businesses in EDO's industry, such as a supplemental pension and other items as reported collectively in the summary compensation table.

Intermediate-Term Compensation

Under EDO's 1996 Long-Term Incentive Plan and prior similar shareholder approved plans, subjective awards of performance units and stock can be made, including contingent awards of performance shares and restricted EDO common shares.

Restricted EDO common shares have been generally awarded at the beginning of a performance period and convey to the executive officer receiving the award all the rights of share ownership, including voting rights and dividends as may be paid to holders of EDO common shares.

In 1999, the compensation committee did not grant any restricted EDO common shares to executive officers.

Long-Term Stock Option Compensation

In accordance with EDO's 1996 Long-Term Incentive Plan, options to purchase EDO common shares are ordinarily awarded to executive officers at market price and become exercisable after three years. EDO did not award any stock options to executive officers in 1999.

With respect to the one million dollar cap on deductibility under Section 162 of the Internal Revenue Code, EDO does not presently believe that the compensation of its executive officers will approach such level. As a result, EDO has not established a policy with respect to Section 162. In addition, the compensation committee emphasizes the portion of executive compensation based on performance, which further serves to reduce the likelihood of reaching the
Section 162 cap.

                    Members of the Committee:

                       Robert Alvine (Chairman)
                       Mellon C. Baird
                       George A. Strutz, Jr.


COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

The following graph shows a five-year comparison of cumulative total returns on EDO common shares, based on the market price of EDO common stock, with the cumulative total return of companies in the Standard & Poors 500 Index and the Value Line Aerospace/Defense Group.

-------------------------------------------------------------------------------
Note

The printed copy of Form 10-K contains a Performance Graph comparing
EDO Corporation, S&P 500 Index and Value Line Aerospace/Defense Group. The Performance Graph shows the Cumulative Return in dollars (vertical axis) for a period of five years (horizontal axis) based on an initial investment of $100.00 on December 31, 1993. The table below contains the data used to plot the Performance Graph. The title and footnotes are identical to those contained in the printed Proxy Statement.

                Comparison of Five-Year Cumulative Total Return*
                   EDO Corporation, Standard & Poors 500 Index
                     and Value Line Aerospace/Defense Group
                     (Performance Results through 12/31/99)
-----------------------------------------------------------------------------
                                                   Dollars
                               ----------------------------------------------
                                1994    1995    1996    1997    1998    1999
                               ------  ------  ------  ------  ------  ------
EDO CORPORATION                100.00  148.15  211.11  262.54  254.73  182.10
STANDARD AND POORS 500         100.00  137.50  169.47  226.03  290.22  349.08
AEROSPACE/DEFENSE GROUP        100.00  154.35  210.91  255.11  240.17  312.58

Assumes $100 invested at the close of trading on December 31, 1994 in EDO Corporation common shares, Standard & Poors 500 Index and Aerospace/Defense Group.

* Cumulative total return assumes reinvestment of dividends.
-----------------------------------------------------------------------------

EXECUTIVE LIFE INSURANCE PLAN

EDO maintains an Executive Life Insurance Plan for key employees, including the named Executive Officers, funded by EDO-owned life insurance policies on the participants. Preretirement death, disability and retirement benefits are available, for at least 15 years, as an annuity option equivalent in value to a percentage no greater than 40% of the participant's base annual salary (as base annual salary is defined in the Executive Life Insurance Plan). Generally, the Executive Life Insurance Plan may be terminated at any time unilaterally by EDO. Special provisions, however, would apply following a change of control (as defined in the Executive Life Insurance Plan): vesting would accelerate, and payments would be automatically payable or would be funded under a third party arrangement intended to insure payment. The proposed merger with AIL Technologies Inc. will not constitute a change of control under the plan.

EXECUTIVE TERMINATION AGREEMENTS

EDO is a party to executive termination agreements with Messrs. Fariello, Kaplan and Genzer, which provide for severance benefits in the event employment terminates within three years following a change in control (as defined in the agreements) unless termination is on account of death, normal retirement or termination for cause. These agreements provide basic severance benefits, which include an amount equal to three times the sum of: (i) the executive officer's annual base salary; plus (ii) either (a) 20% of the executive officer's base salary, or (b) the highest percentage of base salary paid as a bonus to the executive officer over the prior three years, whichever is greater. The agreements also provide for the payment of legal fees incurred by the executive officers to enforce their rights under the agreements and for additional compensation to take into account the effect of any excise tax on executive officers' net benefits under the agreements and EDO's other benefit plans. In connection with the proposed merger with AIL Technologies Inc., these agreements will be replaced by employment agreements, but only if such transaction closes.

1996 LONG-TERM INCENTIVE PLAN

EDO maintains the 1996 Long-Term Incentive Plan for executive officers and other key employees of EDO and its subsidiaries. Pursuant to the 1996 Long-Term Incentive Plan, EDO can grant the following types of awards: (1) nonstatutory and incentive stock options; (2) stock appreciation rights; (3) restricted shares; (4) performance shares and performance units; and/or (5) stock in lieu of other cash compensation. Each of these awards may be granted alone, in conjunction with or in tandem with other awards under the 1996 Long-Term Incentive Plan and/or cash awards outside the 1996 Long-Term Incentive Plan.

The 1996 Long-Term Incentive Plan provides that, except as provided below, in the event of a change in control: (i) all SARs will become immediately exercisable; (ii) the restrictions and deferral limitations applicable to outstanding performance shares, restricted shares, and performance unit awards will lapse and the shares in question will fully vest; and (iii) each option shall be canceled in exchange for cash in an amount equal to the excess of the highest price paid (or offered) for EDO common shares during the preceding 60 day period over the exercise price for such option. Notwithstanding the foregoing, if the compensation committee determines that the grantee of such award will receive a new award (or have the grantee's prior award honored) in a manner that preserves its value and eliminates the risk that the value of the award will be forfeited due to involuntary termination, no acceleration of exercisability or vesting, lapse of restriction or deferral limitations, or cash settlement will occur as a result of a change in control. The proposed merger with AIL Technologies Inc. will not constitute a change of control under the plan.

INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS

EDO renewed its directors' and officers' liability insurance policy effective December 31, 1998 for a term ending on December 31, 2000. This policy insures the directors and corporate and business unit officers of EDO and its subsidiaries against certain liabilities they may incur in the performance of their duties, and EDO against any obligation to indemnify such individuals against such liabilities. The policy was issued by Great American Insurance Company for a premium for the above term of $166,000.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITIES OWNERSHIP OF EDO DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of EDO common shares beneficially owned, as of February 23, 2000, by EDO's directors, by EDO's executive officers named in the summary compensation table set forth under ITEM 11, "Executive Compensation" and by EDO's directors and executive officers as a group. No director or executive officer of EDO owns any of EDO's 7% Convertible Subordinated Debentures Due 2011.

             ================================================================
             Name                           Number of Shares         Percent
                                             (See Notes 1-4)         of Class
             ----------------------------------------------------------------
             Robert E. Allen                    31,469                  *
             Robert Alvine                      36,533                  *
             Mellon C. Baird                    15,233                  *
             George M. Ball                     26,233                  *
             Frank A. Fariello                 295,933                 4.3%
             William J. Frost                   45,484                  *
             Marvin D. Genzer                   52,489                  *
             Robert M. Hanisee                  46,873                  *
             Michael J. Hegarty                 77,173                 1.1%
             Ira Kaplan                        141,274                 2.1%
             Kenneth A. Paladino(5)             60,680                  *
             James M. Smith                      9,409                  *
             George A. Strutz, Jr.              26,226                  *
             All Directors and Executive
              Officers as a Group              865,009                12.2%
             ================================================================

* Less than 1%

Notes:

1. Certain family members of Messrs. Fariello and Genzer and of persons included in the category "all directors and executive officers as a group" also own and vote: 1,175; 840; and 2,015 EDO common shares, respectively. Each of the above individuals disclaims beneficial ownership of these EDO common shares.

2. The amounts indicated include the following numbers of (a) restricted EDO common shares under EDO's 1996 Long-Term Incentive Plan, and, (b) as of December 31, 1999, EDO common shares, and EDO common shares into which EDO preferred shares are convertible allocated to certain individuals and the group under EDO's employee stock ownership plan: Mr. Fariello, 156,936 shares; Mr. Frost, 26,184 shares; Mr. Genzer, 30,519 shares; Mr. Kaplan, 69,816 shares; Mr. Paladino, 37,980 shares; and all directors and executive officers as a group, 321,435 shares.

3. The amounts indicated include the following numbers of EDO common shares as to which certain individuals and all directors and executive officers as a group share voting and investment power: Mr. Fariello, 7,885 shares; Mr. Genzer, 630 shares; Mr. Strutz, 15,226 shares; and all directors and executive officers as a group, 23,741 shares. Except as described in Note 1 above, each of these individuals has sole voting and investment power with respect to all other EDO common shares beneficially owned.

4. The amounts indicated include the following numbers of EDO common shares which each individual and all directors and executive officers as a group have the right to acquire within 60 days upon exercise of options granted pursuant to EDO's 1996 Long-Term Incentive Plan and 1997 Non-Employee Director Stock Option Plan: Messrs. Allen, Alvine and Ball, 21,000 shares each; Messrs. Baird, Hegarty and Strutz, 11,000 shares each; Mr. Fariello, 102,000 shares; Mr. Frost, 19,300 shares; Mr. Genzer, 20,500 shares; Mr. Hanisee, 27,000 shares; Mr. Kaplan, 50,250 shares; Mr. Paladino, 19,700 shares; Mr. Smith, 7,000 shares; and all directors and executive officers as a group, 341,750 shares.

5. Mr. Paladino's employment with the Company ended February 15, 2000.

PRINCIPAL SHAREHOLDERS

The table below contains certain information with respect to the only beneficial owners known to EDO, based upon publicly available documents, as of February 23, 2000, of more than 5% of EDO common shares.

============================================================================
                                                                     Percent
                                                                       of
Name and Address of Beneficial Owner   Amount of EDO Common Shares    Class
----------------------------------------------------------------------------
EDO Corporation Employee               222,381 and 57,384 ESOP        10.9%
Stock Ownership Plan                   Preferred Shares
60 East 42nd Street, Suite 5010        convertible into 573,840(1)
New York, NY 10165

Loomis, Sayles & Company, L.P.         7% Convertible Subordinated    13.0%
One Financial Center                   Debentures due 2011
Boston, MA 02111                       convertible into 1,011,455

David L. Babson and Company Inc.(2)    695,900                        10.3%
One Memorial Drive
Cambridge, MA 02142

Dimensional Fund Advisors Inc.(3)      391,100                         5.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
============================================================================

1. Represents EDO common shares and EDO preferred shares held by the trust established to fund the EDO employee stock ownership plan, all of which EDO common shares and EDO preferred shares are held for the benefit of the participants under such Plan. Under the terms of the Plan, EDO common shares and EDO preferred shares which have been allocated to the account of a participant are required to be voted in accordance with the direction of such participant. EDO common shares and EDO preferred shares which are not so allocated are deemed to be allocated solely for the purpose of determining how such EDO common shares and EDO preferred shares are to be voted. In addition, EDO common shares and EDO preferred shares so allocated or deemed to be allocated, as to which no directions are given, are voted in the same proportion as those EDO common shares and EDO preferred shares as to which voting instructions have been received. Each EDO preferred share is entitled to 12.3 votes on all matters presented to holders of EDO common shares, voting together as one class. EDO believes that the Plan is not the beneficial owner of such EDO common shares and EDO preferred shares, as the trustee under the EDO employee stock ownership plan trust has no voting or investment power with respect to such EDO common shares and EDO preferred shares.

2. David L. Babson, in its capacity as investment adviser, may be deemed the beneficial owner of these EDO common shares which are owned by numerous investment counseling clients.

3. According to the Schedule 13G dated February 12, 2000, filed by Dimensional Fund Advisors Inc., as investment advisor registered under Section 203 of the Investment Advisors Act of 1940, Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities that are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) Financial Statements and Financial Statement Schedules and Exhibits

1. Financial Statements.

The consolidated financial statements as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997, together with the report thereon of KPMG LLP, independent auditors, dated February 15, 2000, appear on pages 22 through 36 of this Report.

2. Financial Statement Schedules.

Schedules have been omitted either because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

3. Exhibits.

Exhibits which are noted with an asterisk (*) are management contracts or compensatory plans or arrangements.

2(a) Agreement and Plan of Merger by and among EDO Corporation, EDO Acquisition III Corporation and AIL Technologies Inc. as amended and restated dated January 2, 2000.

2(b) Management Stock Purchase Agreement dated as of January 2, 2000 between EDO Corporation as Buyer and eleven individuals as Sellers, relating to the purchase and sale of shares of common stock of AIL Technologies Inc.

2(c) Stock Purchase Agreement dated as of January 2, 2000 between EDO Corporation, as Buyer, and Defense Systems Holding Co., as Seller, relating to the purchase and sale of shares of common and preferred stock of AIL Technologies Inc.

3(i) Certificate of Incorporation of the Company and amendments thereto dated June 14, 1984, July 18, 1988 and July 22, 1988 (incorporated by reference to
Exhibit 3(i) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994), as further amended by amendment thereto dated July 29, 1998 (incorporated by reference to Exhibit 3(i) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

3(ii) By-Laws of the Company. Incorporated by reference to Exhibit 3(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by amendments thereto dated December 7, 1999, January 25, 2000 and February 23, 2000.

4(a) Loan Agreement, dated as of September 9, 1998, between Mellon Bank, NA, et. al., and EDO Corporation. Incorporated by reference to Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 1998.

4(b) Amendment No. 1 to the Loan Agreement referred to in Exhibit 4(a) above, effective

December 31, 1998. Incorporated by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

4(c) Guarantee Agreement, dated as of July 22, 1988, restated as amended through Amendment No. 13, effective December 31, 1998, made by the Company in favor of Mellon Bank as successor in interest to Fleet Bank as successor in interest to NatWest Bank and Manufacturers Hanover Trust Company. Incorporated by reference to Exhibit 4(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

10(a)* EDO Corporation 1996 Long-Term Incentive Plan. Incorporated by reference to Exhibit 10(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

10(b)* EDO Corporation Executive Termination Agreements, as amended through November 24, 1989, between the Company and three employees. Incorporated by reference to Exhibit 10(f) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

10(c)* Executive Life Insurance Plan Agreements, as amended through January 23, 1990, between the Company and 28 employees and retirees. Incorporated by reference to Exhibit 10(g) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

10(d)* Form of Directors' and Officers' Indemnification Agreements between EDO Corporation and 14 current Company directors and officers. Incorporated by reference to Exhibit 10(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

10(e) Consent Decree, entered on November 25, 1992, amongst the United States, EDO Corporation, Plessey, Inc., Vernitron Corporation and Pitney Bowes, Inc. Incorporated by reference to Exhibit 10(e) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

10(f) EDO Corporation 1997 Non-Employee Director Stock Option Plan. Incorporated by reference to Appendix A to the Company's Definitive Proxy Statement dated March 21, 1997.

10(g) EDO Corporation Compensation Plan for Directors. Incorporated by reference to Exhibit 10(g) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

10(h) Amended and Restated Employment and Retirement Agreement, dated as of January 2, 2000, between EDO and Frank A. Fariello.

10(i) Amended and Restated Employment Agreement, dated as of January 2, 2000, between EDO and Ira Kaplan.

10(j) Amended and Restated Employment Agreement, dated as of January 2, 2000, between EDO and Marvin D. Genzer.

10(k) Second Amended and Restated Employment Agreement, dated as of January 2, 2000, by and among AIL Systems, Inc., EDO and James M. Smith.

21 List of Subsidiaries.

23 Consent of Independent Auditors to the incorporation by reference in the Company's Registration Statements on Form S-8 of their report included in Item 14(a)1 of this Annual Report on Form 10-K.

24 Powers of Attorney used in connection with the execution of this Annual Report on Form 10-K.

27 Financial Data Schedule

(b) Reports on Form 8-K

No reports on Form 8-K were required to be filed during the three months ended December 31, 1999.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, its chief financial and accounting officer, thereunto duly authorized.

                                    EDO CORPORATION (Registrant)
                                    --------------------------------
Dated: February 28, 2000            By:   Frank A. Fariello
                                    Chief Financial Officer (acting)

Pursuant to the requirements of Instruction D to Form 10-K under the Securities Exchange Act of 1934, this Report has been signed below on February 28, 2000 by the following persons on behalf of the Registrant and in the capacities indicated.


Signature                     Title

Frank A. Fariello       Chairman of the Board,
                          Chief Executive Officer
                          Acting Chief Financial
                          Officer and and Director __
William J. Frost        Vice President-              |
                          Administration             |
                          and Assistant Secretary    |
Marvin D. Genzer        Vice President, General      |
                          Counsel and Secretary      |
Ira Kaplan              President and                |
                          Chief Operating Officer    |
Robert E. Allen         Director                     |-   By: Frank A. Fariello
Robert Alvine           Director                     |        ------------------
Mellon C. Baird         Director                     |          Attorney-in-Fact
George M. Ball          Director                     |
Robert M. Hanisee       Director                     |
Michael J. Hegarty      Director                     |
James M. Smith          Director                     |
George A. Strutz, Jr.   Director                   __|

SELECTED FINANCIAL DATA
EDO Corporation and Subsidiaries
(Not Covered by Independent Auditors' Report)

==============================================================================
                                      1999     1998     1997     1996     1995
                                       (in thousands, except per share amounts)
------------------------------------------------------------------------------
Summary of Operations
Net sales from
 continuing operations:
  Defense and Aerospace Systems    $ 66,381   53,785   43,807   38,240   36,966
  Engineered Materials               31,555   27,618   29,901   30,476   26,876
-------------------------------------------------------------------------------
  Total                              97,936   81,403   73,708   68,716   63,842
===============================================================================
Operating earnings from
 continuing operations:
  Defense and Aerospace Systems       7,012    5,966    3,910    5,397    4,514
  Engineered Materials                2,237    3,589    1,159    2,223    1,721
  Litigation settlement income            -    2,200    2,900        -        -
  Postretirement health
   care curtailment gain                  -        -        -    7,120        -
-------------------------------------------------------------------------------
  Total                               9,249   11,755    7,969   14,740    6,235
-------------------------------------------------------------------------------
Net interest expense                   (785)    (428)    (459)    (766)  (1,199)
Other income (expense), net             230     (100)     (50)     (66)     (41)
-------------------------------------------------------------------------------
Earnings before Federal
 income taxes                         8,694   11,227    7,460   13,908    4,995
Provision for Federal
 income taxes                         2,610      880        -        -        -
===============================================================================
Earnings (loss) from:
  Continuing operations               6,084   10,347    7,460   13,908    4,995
  Discontinued operations            (4,064)  (2,116)    (433)  (9,477)  (2,335)
===============================================================================
Net earnings                          2,020    8,231    7,027    4,431    2,660
Dividends on preferred shares(a)      1,000    1,063    1,127    1,179    1,239
-------------------------------------------------------------------------------
Net earnings available for
 common shares                     $  1,020    7,168    5,900    3,252    1,421
===============================================================================
Per Common Share Data
Basic net earnings (loss):
  Continuing operations            $   0.76     1.42     1.01     2.13     0.66
  Discontinued operations          $  (0.61)   (0.33)   (0.07)   (1.59)   (0.41)
-------------------------------------------------------------------------------
  Total                            $   0.15     1.09     0.94     0.54     0.25
Diluted net earnings               $   0.15     0.94     0.81     0.46     0.20
Cash dividends                     $   0.12     0.115    0.10        -        -
Other Information
Working capital                    $ 35,110   32,674   31,599   26,671   30,081
Depreciation and amortization
 of fixed assets                   $  2,572    1,999    2,210    2,113    2,660
Plant and equipment expenditures   $  4,032    3,133    1,903      903    1,094
Total assets                       $124,491  124,630  107,556   90,801   90,126
Long-term debt                     $ 26,250   28,000   29,317   29,317   29,317
ESOT loan obligation               $  7,429    8,955   10,368   11,676   12,887
Shareholders' equity               $ 40,241   38,051   28,135   19,823   14,997
Backlog of unfilled orders         $133,880  130,151   93,028   72,296   62,552
===============================================================================

a ESOP Convertible Cumulative Preferred Shares, Series A (hereinafter referred to as "preferred shares")

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS

The Company conducts its business in two segments: Defense and Aerospace Systems; and Engineered Materials. The Defense and Aerospace Systems segment represents 68% of the Company's net sales and includes the products of marine and aircraft systems and combat systems and analysis. The Engineered Materials segment represents 32% of net sales and includes the electro-ceramic and advanced fiber composite structural products.

During 1999, the Company announced its intention to sell its satellite products business, and in January 2000 the Company completed the sale of this business (see Note 4 to the Consolidated Financial Statements). Accordingly, the consolidated financial statements of the Company have been restated to reflect the satellite products business as discontinued operations. Revenues, costs and expenses, assets and liabilities, cash flows and backlog associated with the satellite products business have been excluded from the respective captions in the consolidated financial statements and discussion below.

In January 2000, the Company announced that its Board of Directors approved the merger of a wholly-owned subsidiary of the Company with AIL Technologies Inc.
(AIL). Under the merger agreement and share purchase agreements with certain AIL shareholders, all of the outstanding common and preferred shares of AIL will be exchanged or purchased for approximately 6.6 million newly-issued EDO common shares and a cash payment aggregating approximately $13 million, depending on the final exchange ratio and the market price of EDO common shares on or about the closing date. The merged company will also assume AIL debt which was approximately $23.2 million as of December 31, 1999. Approximately
5.3 million of the newly-issued shares will be held in trust by AIL's Employee Stock Ownership Plan (AIL ESOP). The transaction is subject to a vote by both companies' shareholders, including the trustee of the AIL ESOP, and regulatory authorities, among other conditions. (See Note 20 to the Consolidated Financial Statements.)

RESULTS OF CONTINUING OPERATIONS - 1999 COMPARED TO 1998

Net sales for 1999 were $97.9 million compared with net sales of $81.4 million in 1998, an increase of 20%. Sales in the Defense and Aerospace Systems segment increased 23% to $66.4 million due to increases in sales of aircraft stores suspension and release equipment; airborne mine countermeasures systems; integrated combat systems; and technology services and analysis. This increase was partially offset by lower sales of undersea warfare sonar. The increase in aircraft stores suspension and release equipment sales was partially due to sales of M. Technologies, Inc., which was acquired in November 1999. The increase in technology services and analysis sales was due to sales of EDO Technology Services and Analysis (EDO TSA), which was acquired in July 1998. Sales in the Engineered Materials segment increased 14% to $31.6 million due to the acquisition of EDO Specialty Plastics in December 1998. This increase was partially offset by lower sales of electro-ceramic products and fiber composite waste tanks due to reduced orders.

Total operating earnings for 1999 were $9.2 million, down $2.6 million compared with the $11.8 million recorded in 1998, which included litigation settlement income of $2.2 million. Operating earnings in the Defense and Aerospace Systems segment in 1999 were $7.0 million, an increase of 18% compared with operating earnings of $6.0 million in 1998 due to the increased sales noted above. Operating margins were 11% in both 1999 and 1998. Operating earnings in the Engineered Materials segment were $2.2 million, a decrease of 38% compared with operating earnings of $3.6 million in 1998. Operating margin was 7% in 1999 compared with 13% in 1998. The reduced operating earnings and margins were primarily due to the decrease in sales of electro-ceramic products and advanced fiber composite structural products.

Selling, general and administrative expenses in 1999 were $13.6 million compared with $11.6 million in 1998. At approximately 14% of sales, the level of expense is consistent with the prior year.

Company-funded research and development increased by 15% to $2.7 million compared with $2.4 million in 1998. This increase is consistent with the Company's strategy of increased investment in product development. Customer-sponsored research and development was $18.9 million in 1999 compared with $22.3 million in 1998. Customer-sponsored research and development is included in cost of sales and represents the engineering development portion of programs where new products are being developed or technologies are being advanced.

Interest expense, net of interest income, was $0.8 million in 1999 and $0.4 million in 1998. This increase was principally due to lower interest income as a result of lower levels of average invested cash. Interest expense primarily represents the interest paid on the 7% Convertible Subordinated Debentures Due 2011.

The Company recorded a provision for Federal income taxes at an effective rate of approximately 30%, which was higher than what was recorded in 1998 as the Company fully recognized the benefit associated with its tax net operating loss carryforwards in the fourth quarter of 1998.

Net earnings from continuing operations available for common shares in 1999 were $5.1 million compared with $9.3 million in 1998. Basic net earnings per common share from continuing operations were $0.76 in 1999 compared with $1.42 in 1998. Basic net earnings per common share from continuing operations were based on a weighted average of 6.7 million and 6.5 million common shares outstanding in 1999 and 1998, respectively. Diluted net earnings per common share from continuing operations were $0.65 in 1999 as compared with $1.21 in 1998.

FINANCIAL CONDITION

The Company's cash, cash equivalents and marketable securities decreased by $3.9 million in 1999 to $29.6 million compared with $33.5 million in 1998. The net decrease resulted from aggregate cash flows from continuing and discontinued operations of $11.2 million offset primarily by purchases of capital equipment of $4.0 million, net outlays for an acquisition of $2.6 million, repurchase of debentures of $1.4 million, payment of a note payable of $5.5 million, which related to a 1998 acquisition, and payments of preferred and common dividends of $1.8 million.

In November 1999, the Company acquired all of the stock of M. Technologies, Inc., now operating as EDO M.Tech, an integrator of aircraft weapons and avionics systems, for $4.5 million. Three million dollars was paid at closing and the remaining $1.5 million will be paid over the next three years. The transaction was accounted for as a purchase. M.Technologies' sales for 1998 were $4.4 million. On a pro forma basis, had the M.Technologies acquisition taken place as of the beginning of the years presented, results of operations for those years would not have been materially affected.

In January 2000, the Company announced that it had completed the sale of its satellite products business (Barnes Engineering Company subsidiary) for $10.0 million in cash. The transaction is subject to certain post-closing balance sheet and other adjustments that could reduce the amount by up to $1.8 million. In addition, the Company has agreed to indemnify the buyer for certain contract-related matters. As of December 31, 1999 the Company recorded an estimated loss on the disposal of this business of $4.7 million (net of a $2.4 million income tax benefit).

Notes receivable of $2.7 million at December 31, 1999, of which $1.2 million is included in current assets, relate to the sale of the Company's College Point facility in January 1996. The notes are due in varying annual amounts through 2004 and bear interest at 7%. Payments of $0.4 million due on the notes are currently in arrears. The Company is currently in discussions with the current owner of the properties about the amounts in arrears. The notes are fully secured by the facility.

The Company has outstanding $27.8 million of 7% Convertible Subordinated Debentures Due 2011 (the debentures). Commencing in 1996 and until the retirement of these debentures, the Company is making annual sinking fund payments of $1.8 million that are due each December 15th. In July 1999, the Company purchased $1.6 million face value of these debentures for $1.4 million. As of December 31, 1999 the Company had $0.2 million of these debentures remaining in treasury, which will be used toward a portion of the 2000 payment. The Company has classified the balance of the 2000 installment, or $1.5 million, as a current obligation.

The Company has an ESOT loan obligation with a balance at December 31, 1999 of $7.4 million at an interest rate of 82% of the prime lending rate. The repayment of this obligation is funded through dividends on the Company's preferred shares and cash contributions from the Company. The obligation is scheduled to be repaid in 2003.

The Company maintains a $30.0 million secured multi-year revolving credit facility through a syndicate of banks. This facility is available for acquisitions, short-term borrowings, as well as for standby letters of credit, which are often required by international customers when the Company receives contract advances. As of December 31, 1999 there were approximately $13.4 million of standby letters of credit outstanding, and there have not been any direct borrowings.

The Company is incurring costs in connection with the remediation of a Superfund site (Note 18 to the Consolidated Financial Statements). The Company has expensed all of the costs it has incurred, as well as a discounted estimate of all future costs related to this matter. The liability for these future costs as of December 31, 1999 is approximately $2.5 million of which $0.4 million is classified as a current liability. Approximately $0.8 million of this liability will be expended over the next five years.

The Company believes that it has adequate liquidity and sufficient capital to fund its current operating plans.

Backlog increased to $133.9 million at December 31, 1999 from $130.2 million at December 31, 1998.

RESULTS OF CONTINUING OPERATIONS - 1998 COMPARED TO 1997

Net sales for 1998 were $81.4 million compared with net sales of $73.7 million in 1997, an increase of 10%. Sales in the Defense and Aerospace Systems segment increased 23% to $53.8 million as a result of increased sales of mine countermeasures, command and control and sonar systems and five months of sales of the newly acquired technical services business. Sales in the Engineered Materials segment decreased 8% to $27.6 million due to reduced sales of electro-ceramic products.

Total operating earnings for 1998 increased to $11.8 million, an increase of $3.8 million or 48% over the $8.0 million recorded in 1997. This increase resulted from a favorable mix of higher margin programs and an increase in pension income of approximately $1.0 million. In 1998 and 1997 operating earnings include income from litigation settlements of $2.2 million and $2.9 million, respectively. The settlements occurred in the respective fourth quarters and related to an environmental matter that is more fully explained in
Note 18 to the Consolidated Financial Statements.

Operating earnings in the Defense and Aerospace Systems segment in 1998 were $6.0 million, an increase of 53% compared with operating earnings of $3.9 million in 1997. This increase was primarily due to a more favorable mix of higher margin programs. Operating earnings in the Engineered Materials segment were $3.6 million compared with operating earnings of $1.2 million in 1997.
The increased earnings were primarily due to a $2.0 million charge in 1997 related to the discontinuance of certain acoustic instrument products.

Selling, general and administrative expenses in 1998 were $11.6 million compared with $8.8 million in 1997. This increase resulted primarily from the inclusion of the expenses of EDO Technology Services and Analysis, which was acquired in July 1998 and increased expenditures related to business development activities.

Company-funded research and development increased by 41% to $2.4 million compared with $1.7 million in 1997. This increase is consistent with the Company's strategy of increased investment in product development. Customer-sponsored research and development was $22.3 million in 1998 compared with $21.9 million in 1997. Customer-sponsored research and development is included in cost of sales and represents the engineering development portion of programs where new products are being developed or technologies are being advanced.

Interest expense, net of interest income, was $0.4 million in 1998 and $0.5 million in 1997. Interest expense primarily represents the interest accrued on the 7% Convertible Subordinated Debentures Due 2011.

In the fourth quarter of 1998 the Company began recording a provision for Federal income taxes as it fully recognized the benefit associated with its tax net operating loss carryforwards.

Net earnings from continuing operations available for common shares in 1998 were $9.3 million compared with $6.3 million in 1997. Basic net earnings per common share from continuing operations were $1.42 in 1998 compared to $1.01 in 1997. Basic net earnings per common share from continuing operations calculations were based on a weighted average of 6.5 million and 6.3 million common shares outstanding in 1998 and 1997, respectively. Diluted net earnings per common share from continuing operations were $1.21 in 1998 as compared with $0.87 in 1997.

MARKET RISKS

The Company's outstanding indebtedness as of December 31, 1999 comprises the debentures and the ESOT loan obligation, as discussed above. The debentures bear interest at a fixed rate and the interest on the ESOT loan obligation fluctuates with the prime-lending rate. The Company does not believe it has a material exposure to fluctuations in interest rates. Additionally, the Company does not believe it has a material exposure to fluctuations in foreign currencies since substantially all contracts with foreign customers are denominated in U.S. dollars. In limited instances where supply contracts are not denominated in U.S. dollars, the Company has the corresponding portion of the contract from its foreign customer denominated in the currency of its supplier.

NEW ACCOUNTING STANDARD

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement requires companies to record derivatives on the balance sheet as assets or liabilities at their fair value. In certain circumstances, changes in the value of such derivatives may be required to be recorded as gains or losses. Management believes that the impact of this statement will not have a material effect on the Company's consolidated financial statements.

YEAR 2000

The year 2000 issue ("Y2K") affects computer systems having date-sensitive programs that may not properly recognize the year 2000. Y2K is reputed to be able to cause computers and computer controlled equipment to cease functioning.

The Company has conducted several informal Y2K reviews over the last two years of its products and internal systems. The Company's formal Y2K program was established in 1998 to ensure that the Company's initial conclusions were correct. The program was conducted under the direction of its Vice President & General Counsel and the oversight of the Audit Committee of the Board of Directors. The Y2K "Committee" consisted of a Y2K coordinator from each operating location and met five times.

The costs of the above Y2K program were expensed as incurred and were immaterial. Based upon the Company's review over the last two years and the results of confirmatory testing after the changeover to 2000, no problems related to Y2K have resulted which have any material impact on the Company's consolidated financial position. The Company will continue to monitor any Y2K issues for the remainder of 2000.

COMMON SHARE PRICES

EDO common shares are traded on the New York Stock Exchange. As of February 10, 2000, there were 2,301 shareholders of record (brokers and nominees counted as one each).

The price range in 1999 and 1998 was as follows:

             ================================================
                                 1999             1998
                            High      Low     High     Low
             ------------------------------------------------
             1st Quarter   8-11/16   6-7/16   9-5/8   8-1/16
             2nd Quarter   7-9/16    6-1/8    9-3/4   8-1/2
             3rd Quarter   9-3/8     5-3/4   10-7/8   6-11/16
             4th Quarter   6-3/16    5-1/8    8-3/4   6-3/4
             ================================================

DIVIDENDS

During 1999, the Board of Directors approved the payment of quarterly cash dividends of $0.03 per common share. During 1998, the Board of Directors approved the payment of cash dividends of $0.025 per common share in the first quarter and $0.03 per common share in the second, third and fourth quarters. The Company's revolving credit agreement places certain limits on the payment of cash dividends. See Note 9 to the Consolidated Financial Statements.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

The statements in this Annual Report on Form 10-K relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Securities Exchange Act of 1934. Forward-looking statements are inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the following for each of the types of information as noted below.

U.S. and international military program sales, follow-on procurement, contract continuance, and future program awards, upgrades and spares support are subject to: U.S. and international military budget constraints and determinations; U.S. congressional and international legislative body discretion; U.S. and international government administration policies and priorities; changing world military threats, strategies and missions; competition from foreign manufacturers of platforms and equipment; NATO country determinations regarding participation in common programs; changes in U.S. and international government procurement timing, strategies and practices; and the general state of world military readiness and deployment.

Commercial product sales are subject to: success of product development programs currently underway or planned; competitiveness of current and future product production costs and prices; and market and consumer base development for new product programs.

Achievement of margins on sales, earnings and cash flow can be affected by: unanticipated technical problems; government termination of contracts for convenience; decline in expected levels of sales; underestimation of anticipated costs on specific programs; risks inherent in integrating recent acquisitions into the Company's overall structure; and risks associated with year 2000 compliance by the Company, its customers, suppliers and other third parties. Expectations of future Federal income tax rates can be affected by a variety of factors, including amounts of profits relating to foreign sales.

The Company has no obligation to update any forward-looking statements.

CONSOLIDATED STATEMENTS OF EARNINGS
EDO Corporation and Subsidiaries

===============================================================================
                                                    Years Ended December 31
                                                  1999        1998       1997
                                                       (in thousands,
                                                  except per share amounts)
-------------------------------------------------------------------------------
Continuing Operations:
  Net sales                                    $ 97,936    $ 81,403    $ 73,708
-------------------------------------------------------------------------------
  Costs and Expenses
    Cost of sales (including a $2,000 charge
     for the discontinuance of a product
     line in 1997)                               72,337      57,817      58,142
    Selling, general and administrative          13,602      11,649       8,809
    Research and development                      2,748       2,382       1,688
    Litigation settlement income                      -      (2,200)     (2,900)
-------------------------------------------------------------------------------
                                                 88,687      69,648      65,739
-------------------------------------------------------------------------------
  Operating Earnings                              9,249      11,755       7,969
  Non-operating Income (Expense)
    Interest income                               1,634       1,893       1,838
    Interest expense                             (2,419)     (2,321)     (2,297)
    Other, net                                      230        (100)        (50)
-------------------------------------------------------------------------------
                                                   (555)       (528)       (509)
-------------------------------------------------------------------------------
  Earnings before Federal income taxes            8,694      11,227       7,460
  Federal income tax expense                      2,610         880           -
-------------------------------------------------------------------------------
  Earnings from Continuing Operations             6,084      10,347       7,460
Discontinued Operations:
  Earnings (loss) from discontinued satellite
   products business, net of income tax
   benefit (expense)                                609      (2,116)       (433)
  Estimated loss on disposal (including
   provision of $530 for operating losses
   during phase-out period), net of income
   tax benefit                                   (4,673)          -           -
-------------------------------------------------------------------------------
  Loss from Discontinued Operations              (4,064)     (2,116)       (433)
-------------------------------------------------------------------------------
Net Earnings                                      2,020       8,231       7,027
Dividends on preferred shares                     1,000       1,063       1,127
-------------------------------------------------------------------------------
Net Earnings Available for Common Shares       $  1,020    $  7,168    $  5,900
===============================================================================

Earnings (Loss) Per Common Share:
  Basic:
    Continuing operations                      $   0.76    $   1.42    $   1.01
    Discontinued operations                       (0.61)      (0.33)      (0.07)
-------------------------------------------------------------------------------
Net Earnings                                   $   0.15    $   1.09    $   0.94
===============================================================================
  Diluted:
    Continuing operations                      $   0.65    $   1.21    $   0.87
    Discontinued operations                       (0.50)      (0.27)      (0.06)
-------------------------------------------------------------------------------
Net Earnings                                   $   0.15    $   0.94    $   0.81
===============================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
EDO Corporation and Subsidiaries

================================================================================
                                                                 December 31
                                                              1999        1998
                                                           (in thousands, except
                                                            share and per share
                                                                   amounts)
--------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents                               $   13,799  $   21,991
  Marketable securities                                       15,843      11,519
  Accounts receivable                                         32,818      30,182
  Inventories                                                 12,188       9,250
  Deferred tax asset, net                                      2,336       1,280
  Prepayments and other                                        2,299       2,071
--------------------------------------------------------------------------------
            Total current assets                              79,283      76,293
--------------------------------------------------------------------------------
Plant and equipment, net                                      10,218       8,694
Notes receivable                                               1,450       2,300
Cost in excess of fair value of net
 assets acquired, net                                          9,050       5,308
Other assets                                                  16,351      12,215
Net assets of discontinued operations                          8,139      19,820
--------------------------------------------------------------------------------
                                                          $  124,491  $  124,630
================================================================================
Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable and accrued liabilities                $   23,108  $   23,253
  Contract advances and deposits                              19,153      13,589
  Current portion of notes payable                               397       5,460
  Current portion of long-term debt                            1,515       1,317
--------------------------------------------------------------------------------
            Total current liabilities                         44,173      43,619
--------------------------------------------------------------------------------
Note payable                                                     892           -
Long-term debt                                                26,250      28,000
ESOT loan obligation                                           7,429       8,955
Postretirement benefits obligation                             3,402       3,443
Environmental obligation                                       2,104       2,562
Shareholders' equity:
  Preferred shares, par value $1 per share
   (liquidation preference $213.71 per share or $12,264
   in the aggregate in 1999), authorized 500,000 shares,
   57,384 issued in 1999 and 60,641 in 1998                       57          61
  Common shares, par value $1 per share, authorized
   25,000,000 shares, 8,453,902 issued in both years           8,454       8,454
  Additional paid-in capital                                  28,483      30,142
  Retained earnings                                           35,667      35,294
  Accumulated other comprehensive loss                          (255)          -
--------------------------------------------------------------------------------
                                                              72,406      73,951
Less:   Treasury shares at cost (1,693,867 shares in
         1999 and 1,821,634 shares in 1998)                  (23,967)    (25,775)
        ESOT loan obligation                                  (7,429)     (8,955)
        Deferred compensation under Long-Term
         Incentive Plan                                         (769)     (1,170)
--------------------------------------------------------------------------------
            Total shareholders' equity                        40,241      38,051
--------------------------------------------------------------------------------
                                                          $  124,491  $  124,630
================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
EDO Corporation and Subsidiaries

========================================================================================
                                     1999                 1998               1997
                                                    (in thousands)
                               Amount    Shares     Amount   Shares     Amount   Shares
----------------------------------------------------------------------------------------
Preferred shares
  Balance at beginning
   of year                    $    61        61    $    65       65    $    68       68
  Shares converted to
   common shares                   (4)       (4)        (4)      (4)        (3)      (3)
----------------------------------------------------------------------------------------
  Balance at end of year           57        57         61       61         65       65
----------------------------------------------------------------------------------------
Common shares
----------------------------------------------------------------------------------------
  Par value of
   shares issued                8,454     8,454      8,454    8,454      8,454    8,454
----------------------------------------------------------------------------------------
Additional paid-in capital
  Balance at beginning
   of year                     30,142               32,546              35,438
  Exercise of stock options      (112)                (645)             (1,132)
  Shares used for payment of
   directors' fees               (132)                 (71)                (64)
  Shares used for Long-Term
   Incentive Plan                   -                 (369)               (721)
  Conversion of preferred
   shares to common shares     (1,415)              (1,319)               (975)
----------------------------------------------------------------------------------------
  Balance at end of year       28,483               30,142              32,546
----------------------------------------------------------------------------------------
Retained earnings
  Balance at beginning
   of year                     35,294               27,641              22,368
  Net earnings                  2,020                8,231               7,027
  Common share dividends
   (12 cents, 11.5 cents
   and 10 cents per share
   in 1999, 1998 and 1997,
   respectively)                 (806)                (755)               (627)
  Dividends on
   preferred shares            (1,000)              (1,063)             (1,127)
  Tax benefit of
   unallocated preferred
   share dividends                159                1,240                   -
----------------------------------------------------------------------------------------
  Balance at end of year       35,667               35,294              27,641
----------------------------------------------------------------------------------------
Accumulated other
 comprehensive loss
  Balance at beginning
   of year                          -                    -                   -
  Unrealized loss on
   marketable securities,
   net of income tax
   benefit                       (255)                   -                   -
----------------------------------------------------------------------------------------
  Balance at end of year         (255)                   -                   -
----------------------------------------------------------------------------------------
Treasury shares at cost
  Balance at beginning
   of year                    (25,775)   (1,822)   (29,201)  (2,054)   (34,240)  (2,409)
  Shares used for
   exercise of stock
   options                        149        11        998       62      2,491      175
  Shares used for payment
   of directors' fees             240        17        167       11        149       11
  Shares used for Long-
   Term Incentive Plan              -         -        938       66      1,421      100
  Shares used for
   conversion of preferred
   shares                       1,419       100      1,323       93        978       69
----------------------------------------------------------------------------------------
  Balance at end of year      (23,967)   (1,694)   (25,775)  (1,822)   (29,201)  (2,054)
----------------------------------------------------------------------------------------
ESOT loan obligation
  Balance at beginning
   of year                     (8,955)             (10,368)            (11,676)
  Repayments made
   during year                  1,526                1,413               1,308
----------------------------------------------------------------------------------------
  Balance at end of year       (7,429)              (8,955)            (10,368)
----------------------------------------------------------------------------------------
Deferred compensation
 under Long-Term
 Incentive Plan
  Balance at beginning
   of year                     (1,170)              (1,002)               (589)
  Shares used for Long-
   Term Incentive Plan              -                 (569)               (700)
  Amortization of Long-
   Term Incentive Plan
   deferred expense               401                  401                 287
----------------------------------------------------------------------------------------
  Balance at end of year         (769)              (1,170)             (1,002)
========================================================================================
Total Shareholders'
 Equity                       $40,241              $38,051             $28,135
========================================================================================
Comprehensive income
  Net earnings                $2,020               $8,231              $ 7,027
  Unrealized loss on
   marketable securities,
   net of income tax
   benefit of $131               (255)                   -                  -
----------------------------------------------------------------------------------------
  Comprehensive income         $1,765               $8,231             $ 7,027
========================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
EDO Corporation and Subsidiaries

===============================================================================
                                                     Years Ended December 31
                                                   1999       1998       1997
                                                       (in thousands)
-------------------------------------------------------------------------------
Operating Activities:
  Earnings from continuing operations           $  6,084   $ 10,347   $  7,460
  Adjustments to earnings to arrive at cash
   provided by continuing operations:
    Depreciation and amortization                  3,390      2,343      3,684
    Deferred tax expense (benefit)                   740        (50)         -
    Write-down of acoustic product
     line inventory                                    -          -      1,500
    Gain on repurchase of debentures                (147)         -          -
    Deferred compensation expense                    401        401        287
    Common shares issued for directors' fees         108         96         85
    Changes in operating assets and
     liabilities, excluding effects
     of acquisitions:
      Accounts receivable                         (1,796)    (7,788)     2,202
      Inventories                                 (2,938)    (2,871)    (2,291)
      Prepayments, other assets and other         (5,050)     1,274     (5,305)
      Accounts payable and accrued liabilities    (1,062)      (469)     1,891
      Contract advances and deposits               5,564        870      8,486
-------------------------------------------------------------------------------
Cash provided by continuing operations             5,294      4,153     17,999
Net cash provided (used) by
 discontinued operations                           5,952      4,461     (2,437)
Investing Activities:
  Purchase of plant and equipment                 (4,032)    (3,133)    (1,903)
  Payments received on notes receivable              575        675        313
  Cash paid for acquisitions,
   net of cash acquired                           (2,638)    (5,648)         -
  Sale (purchase) of marketable securities        (4,709)     2,332    (13,851)
-------------------------------------------------------------------------------
Cash used by investing activities                (10,804)    (5,774)   (15,441)
Financing Activities:
  Proceeds from exercise of stock options             37        353      1,359
  Repurchase of debentures                        (1,405)         -          -
  Payment made on note payable                    (5,460)         -          -
  Payment of common share cash dividends            (806)      (755)      (627)
  Payment of preferred share cash dividends       (1,000)    (1,063)    (1,127)
-------------------------------------------------------------------------------
Cash used by financing activities                 (8,634)    (1,465)      (395)
===============================================================================
Net increase (decrease) in cash
 and cash equivalents                             (8,192)     1,375       (274)
Cash and cash equivalents at
 beginning of year                                21,991     20,616     20,890
-------------------------------------------------------------------------------
Cash and cash equivalents at end of year        $ 13,799   $ 21,991   $ 20,616
===============================================================================
Supplemental disclosures:
  Cash paid for:
    Interest                                    $  2,002   $  2,052   $  2,058
    Income taxes                                $  2,126   $  1,386   $  1,137
===============================================================================

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999, 1998 and 1997
EDO Corporation and Subsidiaries

(1) Summary of Significant Accounting Policies

(a) Principles of Consolidation and Business

The consolidated financial statements include the accounts of EDO Corporation and all wholly-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company operates in two segments, Defense and Aerospace Systems and Engineered Materials (Note 19). The Company discontinued its satellite products business in 1999 (Note 4).

(b) Cash Equivalents

The Company considers all securities with an original maturity of three months or less at the date of acquisition to be cash equivalents.

(c) Marketable Securities

The Company's marketable securities, consisting of U.S. government-backed securities, mortgage-backed securities and corporate bonds, are categorized as available-for-sale. The securities have been reflected at market value in the accompanying consolidated balance sheets.

(d) Revenue Recognition

Sales under long-term, fixed-price contracts, including pro-rata profits, are generally recorded based on the relationship of costs incurred to date to total projected final costs or, alternatively, as deliveries are made or services are provided. Estimated losses on long-term contracts are recorded when identified. Sales under cost reimbursement contracts are recorded as costs are incurred. Sales on other than long-term contract orders (principally commercial products) are recorded as shipments are made.

(e) Inventories

Inventories under long-term contracts and programs reflect all accumulated production costs, including factory overhead, initial tooling and other related costs (including general and administrative expenses relating to certain of the Company's defense contracts), less the portion of such costs charged to cost of sales. Inventory costs in excess of amounts recoverable under contracts are charged to cost of sales when they become known. All other inventories are stated at the lower of cost (principally first-in, first-out method) or market.

(f) Depreciation and Amortization

Depreciation and amortization of plant and equipment have been provided primarily using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease periods.

Deferred financing costs are amortized on a straight-line basis over the life of the related financing. The unamortized balances of $1,058,000 and $1,382,000 are included in other assets at December 31, 1999 and 1998, respectively.

(g) Cost in Excess of Fair Value of Net Assets Acquired (Goodwill)

The excess of the total acquisition costs over the fair value of net assets acquired of approximately $9.4 million ($9.1 million, net of accumulated amortization at December 31, 1999) is being amortized on a straight-line basis over fifteen to twenty years. The Company assesses the recoverability of unamortized goodwill by determining whether the amortization of the goodwill balance over its estimated life can be recovered through the undiscounted projected future cash flows of the acquired businesses. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

(h) Long-Lived Assets

The Company reviews long-lived assets to be held and used or disposed of for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable when measured by comparing the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(i) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differ-ences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j) Treasury Shares

Common shares held as treasury shares are recorded at cost, with issuances from treasury recorded at average cost. Treasury shares issued for directors' fees are recorded as an expense for an amount equal to the fair market value of the common shares on the issuance date.

(k) Earnings Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings Per Share," which the Company adopted in the fourth quarter of 1997. Under SFAS No. 128, the Company presents basic and diluted earnings per share (Note 13).

(l) Financial Instruments

The fair value and book value of the Company's 7% Convertible Subordinated Debentures Due 2011 and ESOT obligation at December 31, 1999 were $31,429,000 and $35,194,000, respectively (Notes 9 and 10), and at December 31, 1998 were $34,167,000 and $38,272,000, respectively. The net carrying value of notes receivable approximates fair value based on current rates for comparable commercial mortgages. The fair values of the environmental obligation (Note
18) and notes payable approximate their carrying values since they have been discounted.

The fair values of all other financial instruments approximate book values because of the short-term maturities of these instruments.

(m) Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Among the more significant estimates included in these consolidated financial statements are the estimated costs to complete contracts in process, the estimated remediation costs related to the environmental matter discussed in
Note 18 and the collectibility of receivables. Actual results could differ from these and other estimates.

(n) Accounting for Stock-Based Compensation

The Company records compensation expense for employee stock options and warrants only if the current market price of the underlying stock exceeds the exercise price on the date of the grant. The Company has elected not to implement the fair value-based accounting method for employee stock options and warrants, but has elected to disclose the pro forma net earnings and pro forma earnings per share for employee stock option and warrant grants made beginning in 1995 as if such method had been used to account for stock-based compensation cost (Note 14).

(o) Comprehensive Income

In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income comprises net earnings less the unrealized loss on marketable securities net of the related income tax benefit.

(2) Acquisitions

In July 1998, the Company acquired substantially all of the assets of the Technology Services Group of Global Associates, Ltd., now operating as EDO Technology Services and Analysis (EDO TSA), for $4.2 million in cash. EDO TSA provides technical services to various agencies of the U.S. Department of Defense. The acquisition has been accounted for as a purchase and, accordingly, the operating results of EDO TSA have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair market value of net assets acquired of approximately $2.1 million is being amortized over fifteen years.

In December 1998, the Company acquired all of the stock of Specialty Plastics, Inc., now operating as EDO Specialty Plastics, in exchange for a $5.5 million note, which was paid in January 1999. EDO Specialty Plastics manufactures and installs lightweight fiber composite pipe for use on offshore, deep-water oil production platforms. The acquisition has been accounted for as a purchase and, accordingly, the operating results of EDO Specialty Plastics have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair market value of net assets acquired of approximately $2.9 million is being amortized over twenty years.

Also in December 1998, the Company acquired the assets of Zenix Products Inc. (Zenix) for approximately $0.7 million in cash. In addition, the Company is required to pay the sellers a royalty of five percent of future sales, up to a maximum of $1.2 million. Zenix manufactures ferrite and dielectric ceramics for the wireless communications base station industry.

Unaudited pro forma results of operations, assuming these acquisitions had been made at the beginning of each period, which include adjustments to interest expense, interest income, amortization expense and income tax expense are as follows:

=========================================================================
                                                   1998            1997
                                                       (unaudited)
                                                      (in thousands)
-------------------------------------------------------------------------
Net sales from continuing operations             $ 92,360        $ 91,044
Net earnings from continuing operations
 available for common shares                        9,089           5,786
-------------------------------------------------------------------------
Basic earnings per common share
 from continuing operations                      $   1.39        $   0.92
Diluted earnings per common share
 from continuing operations                      $   1.18        $   0.80
=========================================================================

The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchases been made at the beginning of the periods, or of the results which may occur in the future.

In November 1999, the Company acquired the outstanding stock of M.Technologies Inc., an integrator of aircraft weapons and avionics systems, for $3 million in cash paid at closing and $1.5 million to be paid over three years. The $1.5 million note payable has been present valued in the accompanying consolidated balance sheet at an interest rate of 8% as of December 31, 1999. The acquisition has been accounted for as a purchase, and accordingly, the operating results of M.Technologies have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair market value of net assets acquired of approximately $4.4 million is being amortized over fifteen years. On a pro forma basis, had the M.Technologies acquisition taken place as of the beginning of the periods presented, results of operations for those periods would not have been materially affected.

(3) Consolidation and Discontinuance of Product Lines

In December 1997, the Company made the decision to consolidate its acoustic products product lines. Several products were consolidated into the Company's Electro-Ceramic Products operations and Combat Systems operations, and several were discontinued.

In connection with the consolidation, the Company recorded a charge in 1997 (included in cost of sales) of $2.0 million, which principally comprised the write-down of inventory related to the discontinued product lines to its net realizable value.

(4) Discontinued Operations

In November 1999, the Board of Directors of the Company approved the decision to sell its satellite products business. On January 31, 2000, the Company completed the sale of its satellite products business (Barnes Engineering Company). The sales price of $10.0 million is subject to adjustment relating to changes in net assets of the business from July 31, 1999 through the closing date (estimated to result in a decrease of approximately $1.8 million). In addition, the Company has agreed to indemnify the buyer for certain contract-related costs aggregating an estimated $2.3 million. The estimated adjustment for the changes in net assets and the estimated indemnification costs have been included in the loss on disposal of the satellite products business.

The Company's consolidated financial statements for 1998 and 1997 have been restated to reflect the satellite products business as discontinued operations. Accordingly, the revenues, costs and expenses, assets and liabilities, cash flows and backlog associated with the satellite products business have been excluded from the respective captions in the accompanying consolidated financial statements.

The estimated loss on disposal is net of aggregate settlement and curtailment gains of $950,000 and $47,000 relating to the impact of the disposal on the Company's pension and postretirement benefit plans, respectively. In addition, the net earnings (loss) from discontinued operations prior to the measurement date and the estimated loss on disposal are reflected in the accompanying consolidated statements of earnings net of the related income tax benefit (expense). In 1999, the earnings from discontinued operations are net of a $261,000 tax expense, and the estimated loss on disposal is net of a $1,833,000 tax benefit. In 1998, the loss from discontinued operations is net of a $180,000 tax benefit.

Summarized financial information for the discontinued operations is as follows:

      ================================================================
                               1999            1998            1997
      ----------------------------------------------------------------
      Net sales             $   14,123      $   14,657      $   20,654
      Net earnings (loss)          609          (2,116)           (433)
      ================================================================

=============================================================================
                                                         1999            1998
-----------------------------------------------------------------------------
Current assets (primarily accounts receivable)      $   5,906      $   10,167
Noncurrent assets (primarily plant and equipment
 and goodwill)                                          3,968          11,776
Current liabilities                                    (1,735)         (2,123)
-----------------------------------------------------------------------------
Net assets of discontinued operations               $   8,139      $   19,820
=============================================================================

(5) Accounts and Notes Receivable

Accounts receivable included $18,407,000 and $15,583,000 at December 31, 1999 and 1998, respectively, representing unbilled revenues. Substantially all of the unbilled balances at December 31, 1999 will be billed and are expected to be collected during 2000. Total receivables due from the United States government, either directly or as a subcontractor to a prime contractor with the government, were $16,897,000 and $15,080,000 at December 31, 1999 and 1998,
respectively.

Notes receivable of $2,650,000 at December 31, 1999, of which $1,200,000 is included in current assets, relate to the sale of the Company's College Point facility in January 1996. The notes are due in varying annual amounts through 2004 and bear interest at 7%. Two payments on the notes receivable aggregating $350,000 are past due as of December 31, 1999. The Company is currently in discussions with the current owner of the properties about the amounts in arrears. The notes receivable are secured by a mortgage on the facility.

(6) Inventories

Inventories are summarized by major classification as follows at December 31, 1999 and 1998:

           =======================================================
                                             1999           1998
                                                 (in thousands)
           -------------------------------------------------------
           Raw material and supplies      $   4,475      $   3,960
           Work-in-process                    7,182          5,038
           Finished goods                       531            252
           -------------------------------------------------------
                                          $  12,188      $   9,250
           =======================================================

(7) Plant and Equipment, Net

The Company's plant and equipment at December 31, 1999 and 1998, and their related useful lives are summarized as follows:

============================================================================
                                       1999           1998
                                            (in thousands)         Life
----------------------------------------------------------------------------
Machinery and equipment             $   28,568     $   25,296   3 - 10 years
Leasehold improvements                   8,789          8,133   lease terms
----------------------------------------------------------------------------
                                        37,357         33,429
Less accumulated depreciation
 and amortization                       27,139         24,735
----------------------------------------------------------------------------
                                    $   10,218      $   8,694
============================================================================

(8) Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at December 31, 1999 and 1998:

=======================================================================
                                                  1999           1998
                                                     (in thousands)
-----------------------------------------------------------------------
Trade payables                                 $   4,065      $   4,511
Employee compensation and benefits                 3,596          3,064
Current portion of environmental obligation          434            464
Indemnification liability                          2,280              -
Other                                             12,733         15,214
-----------------------------------------------------------------------
                                               $  23,108      $  23,253
=======================================================================

(9) Long-Term Debt and Line of Credit

Long-term debt of the Company at December 31, 1999 and 1998 consisted of the 7% Convertible Subordinated Debentures Due 2011 that were issued in November 1986. The debentures are convertible at the rate of 45.45 common shares for each $1,000 principal amount, which is equivalent to $22 per share. Debentures are redeemable at the option of the Company at par and at the option of the holder under certain circumstances involving a change in control of the Company. The Company is required to make sinking fund payments of $1,750,000 per year. During 1999, the Company purchased $1.6 million of the debentures for $1.4 million and recognized a gain of $0.2 million, which is included in other non-operating income in the accompanying consolidated statement of earnings.
As of December 31, 1999, the Company had $235,000 of these debentures remaining in treasury, which may be used to satisfy a portion of the sinking fund requirements for 2000. The remaining amount due in 2000 of $1,515,000 is reflected in the current portion of long-term debt. The carrying value of the debentures as of December 31, 1999 is $27,765,000. The Company estimates the fair value of the debentures as of December 31, 1999 to be approximately $24,000,000 based on yields of comparable financial instruments and recent transactions.

The Company has a $30.0 million secured, multi-year revolving line of credit agreement with a syndicate of banks for both short-term borrowings and letters of credit. The agreement expires on August 27, 2001 and provides that the portion available for potential cash borrowings be reduced by the amount of outstanding letters of credit. As of December 31, 1999, the Company has outstanding approximately $13.4 million of letters of credit. Borrowings under the agreement bear interest based on the bank's prime rate plus adjustments of up to 0.25% depending on the ratio of net total debt to earnings as defined in the agreement. There are certain covenants placed on the Company that require that several predetermined ratios be maintained. At December 31,

1999, the Company was in compliance with such covenants. In addition, payments of common share dividends are limited to $0.28 per common share in any twelve-month period. This obligation is secured by the Company's accounts receivable, inventory, machinery and equipment. There have been no direct borrowings under this agreement. Borrowings under this agreement would be senior to the debentures described above.

(10) Employee Stock Ownership Plan and Trust

The Company's Employee Stock Ownership Plan (ESOP) provides retirement benefits to substantially all employees. During 1999, 1998 and 1997, respectively, cash contributions of $1,048,000, $1,020,000 and $942,000 were made to the ESOP. As of December 31, 1999, there were 222,381 common shares in the ESOP.

During 1988, the Employee Stock Ownership Trust (ESOT) purchased 89,772 preferred shares from the Company for approximately $19,185,000. The preferred shares are being allocated to employees through 2003 on the basis of compensation. The preferred shares provide for dividends of 8% per annum, which are deductible by the Company for Federal and state income tax purposes. The tax benefit that is attributable to unallocated preferred shares is reflected as an increase to retained earnings. Each unallocated preferred share is convertible at its stated conversion rate into 10 common shares. Allocated preferred shares are convertible at the greater of the stated conversion rate or the fair value of each preferred share ($180 at December 31, 1999) divided by the current market price of each common share. As of December 31, 1999, 65,471 preferred shares have been allocated, 24,301 preferred shares remained unallocated, and 32,388 of the allocated preferred shares have been converted into 882,800 common shares. Until converted, each preferred share is entitled to 12.3 votes. The preferred shares are entitled to vote on all matters presented to holders of common shares voting together as a class, except that certain amendments and mergers could entitle the holders of preferred shares to vote separately as a class. The ESOP provides for pass-through of voting rights to the ESOP participants and beneficiaries.

The ESOT purchased the preferred shares from the Company using the proceeds of a borrowing guaranteed by the Company. The ESOT services this obligation with the dividends received on the preferred shares and any additional contributions from the Company as required. Principal and interest payments on the note of the ESOT are to be made in quarterly installments through 2003. Interest is charged at 82% of the prime lending rate. During 1999, 1998 and 1997, respectively, the Company's cash contributions and dividends on the preferred shares were used to repay principal of $1,526,000, $1,413,000 and $1,308,000 and pay interest of $541,000, $693,000 and $780,000. The guarantee agreement provides that, if the Company is in default under the revolving line of credit agreement described in Note 9, such default will also be considered a default under the guarantee agreement, permitting the lender to demand payment of the full amount of the borrowing. The guarantee agreement also provides that the Company may be obligated to prepay the ESOT loan through redemption of the preferred shares at $213.71 per share upon the occurrence of certain prepayment events.

The fair value of the ESOT obligation approximates book value since the interest rate is prime-based and accordingly is adjusted for market rate fluctuations.

The ESOT's borrowing guaranteed by the Company is reflected as a liability on the accompanying consolidated balance sheets with an equal amount as a reduction of shareholders' equity, offsetting the increase in the capital stock accounts. As the principal portion of the note is repaid through 2003, the liability and the ESOT loan obligation will be reduced concurrently.

(11) Federal Income Taxes

The 1999, 1998 and 1997 provision for Federal income taxes for continuing operations comprised the following amounts:

                ================================================
                                  1999          1998        1997
                                        (in thousands)
                ------------------------------------------------
                Federal
                 Current       $   1,870      $   930      $   -
                 Deferred            740          (50)         -
                ------------------------------------------------
                Total          $   2,610      $   880      $   -
                ================================================

State income taxes of $482,000, $586,000 and $313,000 in 1999, 1998 and 1997,
respectively, are included in selling, general and administrative expenses.

The effective Federal income tax rate differed from the statutory Federal income tax rate for the following reasons:

       ===============================================================
                                            Percent of Pretax Earnings
                                            1999       1998       1997
       ---------------------------------------------------------------
       Tax at statutory rate                34.0%      34.0%      34.0%
       Preferred share dividends            (2.1)      (2.0)      (2.4)
       Decrease in valuation allowance         -      (16.0)     (28.3)
       Foreign Sales Corporation benefit    (3.3)      (1.7)         -
       Other, net                            1.4       (6.5)      (3.3)
       ---------------------------------------------------------------
       Effective Federal income tax rate    30.0%       7.8%         -
       ===============================================================

The items that comprise the significant portions of deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows:

       ===============================================================
                                                      1999       1998
                                                       (in thousands)
       ---------------------------------------------------------------
       Deferred Tax Assets
       Postretirement benefits obligation
        other than pensions                         $ 1,157    $ 1,171
       U.S. net operating loss carryforwards              -      2,006
       Loss on sale of discontinued operations        1,666          -
       R&D and alternative minimum
        tax credit carryforwards                      3,797      2,662
       Deferred compensation                          1,723      1,659
       Capital loss carryforwards                       976        976
       Other                                            836        143
       ---------------------------------------------------------------
       Total deferred tax assets                     10,155      8,617
       Less: Valuation allowance                       (976)      (976)
       ---------------------------------------------------------------
                                                      9,179      7,641
       ---------------------------------------------------------------
       Deferred Tax Liabilities
       Depreciation and amortization                  1,781      2,407
       Identifiable intangible asset                    725        763
       Prepaid pension asset                          3,623      2,541
       Other                                            714        650
       ---------------------------------------------------------------
       Total deferred tax liabilities                 6,843      6,361
       ---------------------------------------------------------------
       Net deferred tax asset                       $ 2,336    $ 1,280
       ===============================================================

Deferred income tax assets as of December 31, 1998 include U.S. net operating loss carryforwards and capital loss carryforwards for income tax purposes of approximately $5,900,000 and $2,870,000, respectively, primarily expiring in 2009 and 2000, respectively. The net operating loss carryforwards were fully utilized in 1999. Research and development credits expire in the years 2008 and 2009. Realization of the asset relating to the capital loss carryforward is dependent on future capital gains. A valuation allowance has been established at December 31, 1999 for the portion of the deferred tax asset representing capital loss carryforwards since management cannot conclude that it is more likely than not that such asset will be realized.

(12) Shareholders' Equity

At various times beginning in 1983, the Board of Directors has authorized and subsequently increased by amendments, a plan to purchase an aggregate amount of 4,190,000 common shares. As of December 31, 1999, the Company had acquired approximately 3,957,000 common shares in open market transactions at prevailing market prices. Approximately 2,263,000 of these shares have been used for various purposes, including: conversion of preferred shares; contributions of common shares to the ESOP; grants pursuant to the Company's Long-Term Incentive Plans; payment of directors' fees; partial payment of a 50% stock dividend; and stock options exercised. As of December 31, 1999 and 1998, respectively, the Company held 1,693,867 and 1,821,634 common shares in its treasury for future use.

At December 31, 1999, the Company had reserved, authorized and unissued common shares for the following purposes:

============================================================================
                                                                     Shares
----------------------------------------------------------------------------
Conversion of 7% Convertible Subordinated Debentures Due 2011      1,261,919
Stock option and long-term incentive plans                           897,950
Conversion of preferred shares                                     1,275,000
----------------------------------------------------------------------------
                                                                   3,434,869
============================================================================

(13) Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

=============================================================================
                                                    1999      1998      1997
                                                        (in thousands)
-----------------------------------------------------------------------------
Numerator:
  Earnings from continuing operations
   available for common shares                    $ 5,084   $ 9,284   $ 6,333
  Impact of assumed conversion of
   preferred shares                                   153       125        97
-----------------------------------------------------------------------------
  Numerator for diluted calculation               $ 5,237   $ 9,409   $ 6,430
=============================================================================
Denominator:
  Weighted average common shares outstanding        6,701     6,549     6,261
  Dilutive effect of stock options                     56       155       151
  Dilutive effect of conversion of
   preferred shares                                 1,275     1,081       983
-----------------------------------------------------------------------------
  Denominator for diluted calculation               8,032     7,785     7,395
=============================================================================

The assumed conversion of the convertible debentures was anti-dilutive for all periods presented.

(14) Stock Plans

The Company has granted nonqualified stock options to officers, directors and other key employees under plans approved by the shareholders in 1996 and 1997, which replaced all previous stock option and long-term incentive plans, for the purchase of its common shares at the fair market value of the common shares on the dates of grant. Options under the 1996 plan generally become exercisable on the third anniversary of the date of the grant and expire on the tenth anniversary of the date of the grant. The 1996 plan will expire in 2005. Options under the 1997 plan, which pertains only to non-employee directors, are immediately exercisable and expire on the tenth anniversary of the date of the grant. The 1997 plan will expire in 2006.

Changes in options outstanding are as follows:

===================================================================================
                          1999                 1998                1997
                   Weighted    Shares     Weighted    Shares    Weighted    Shares
                   Average     Subject    Average     Subject   Average     Subject
                   Exercise      to       Exercise      to      Exercise      to
                    Price      Option      Price      Option     Price      Option
----------------------------------------------------------------------------------
Beginning of year  $ 6.72     680,950     $ 6.55     688,950    $ 6.57     737,313
Options granted      8.42      21,000       8.66     100,750      7.20     157,750
Options exercised    3.42     (10,500)      6.29     (87,600)     7.26    (175,313)
Options expired/
 cancelled           8.43     (79,100)     11.21     (21,150)     6.39     (30,800)
----------------------------------------------------------------------------------
End of year        $ 6.61     612,350     $ 6.72     680,950    $ 6.55     688,950
----------------------------------------------------------------------------------
Exercisable
 at year end       $ 6.21     455,131
==================================================================================

The options outstanding as of December 31, 1999 are summarized in ranges as follows:

=========================================================================
   Range of       Weighted Average   Number of Options   Weighted Average
Exercise Prices    Exercise Price       Outstanding       Remaining Life
-------------------------------------------------------------------------
 $ 3.07- 5.99          $ 3.79             160,375             5 years
   6.00- 8.99            7.60             446,975             5 years
   9.00-11.56            9.09               5,000             8 years
-------------------------------------------------------------------------
                                          612,350
=========================================================================

The 1996 plan also provides for restricted common share long-term incentive awards as defined under the plan. All common shares authorized under the previous plans not yet awarded were canceled upon the approval of the 1996 plan. As of December 31, 1999, plan participants had been awarded 298,500 restricted common shares. Deferred compensation is recorded for the fair value of the restricted common share awards on the date of grant and is amortized over the five-year period the related services are provided. The amount charged to operations in 1999, 1998 and 1997 was $401,000, $401,000 and $287,000, respectively. As of December 31, 1999, 285,600 shares are available for grant as stock options or awards.

The per share weighted-average fair value of stock options granted was $3.17, $2.58, and $2.77 in 1999, 1998 and 1997, respectively, on the dates of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1999 - expected dividend yield of 2.0%, risk free interest rate of 6.5%, expected stock volatility of 30%, and an expected option life of 7-1/2 years; 1998 - expected dividend yield of 1.4%, risk free interest rate of 5.0%, expected stock volatility of 20%, and an expected option life of 7-1/2 years; 1997 - expected dividend yield of 1.3%, risk free interest rate of 5.5%, expected stock volatility of 30%, and an expected option life of 7-1/2 years.

The Company applies APB Opinion No. 25 in accounting for its stock option grants and, accordingly, no compensation cost has been recognized in the consolidated financial statements for its stock options, which have exercise prices equal to or greater than the fair values of the common shares on the dates of the grant. Had the Company determined compensation cost based on the fair values at the grant dates for its stock options under SFAS No. 123, the Company's earnings from continuing operations, and basic and diluted earnings from continuing operations per common share would have been reduced to the pro forma amounts indicated below:

=============================================================================
                                              1999         1998        1997
                                                       (in thousands,
                                                 except per share amounts)
-----------------------------------------------------------------------------
Earnings from continuing operations:
  As reported                              $   6,084   $   10,347   $   7,460
  Pro forma                                    5,778       10,054       7,254
Basic earnings per common share:
  As reported                              $    0.76   $     1.42   $    1.01
  Pro forma                                     0.71         1.37        0.98
Diluted earnings per common share:
  As reported                              $    0.65   $     1.21    $   0.87
  Pro forma                                     0.61         1.17        0.84
=============================================================================

Pro forma earnings from continuing operations reflect only options granted beginning in 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma earnings from continuing operations amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1995 was not considered.

(15) Other Employee Benefit Plans

The Company maintains a noncontributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's highest five-year average base salary in the final ten years of employment. The Company's funding policy is to make annual contributions to the extent such contributions are actuarially determined and tax deductible.

The net pension income for 1999, 1998 and 1997 was $2,233,000, $2,192,000, and
$1,185,000, respectively. The expected long-term rate of return on plan assets was 9.0% in 1999, 1998 and 1997. The actuarial computations assumed a discount rate on benefit obligations at December 31, 1999 and 1998 of 7.5% and 6.75%, respectively. The assumed rate of compensation increase approximates the Company's previous experience. The assets of the pension plan consist primarily of equity and fixed income securities, which are readily marketable.

A summary of the components of net periodic pension income follows:

===========================================================================
                                               1999        1998        1997
                                                     (in thousands)
---------------------------------------------------------------------------
Service cost                               $ (1,544)   $ (1,495)   $ (1,380)
Interest on projected benefit obligation     (5,970)     (6,124)     (5,999)
Expected return on plan assets                9,732       9,586       8,527
Amortization of transitional assets               8           8           8
Amortization of prior service cost             (208)       (208)       (208)
Amortization of gain                            215         425         237
---------------------------------------------------------------------------
Net pension income                         $  2,233    $  2,192    $  1,185
===========================================================================

In addition, in connection with the sale of the Company's satellite products business (Note 4), the Company recognized an aggregate settlement/curtailment gain of $950,000.

The following sets forth the funded status of the plan as of December 31:

============================================================================
                                                    1999             1998
                                                       (in thousands)
----------------------------------------------------------------------------
Change in projected benefit obligation:
  Projected benefit obligation
   at beginning of year                         $    95,253      $    88,654
  Service cost                                        1,544            1,495
  Interest cost                                       5,970            6,124
  Benefits paid                                      (5,881)          (5,600)
  Actuarial (gain) loss                             (10,662)           4,580
  Settlement/curtailment gain                        (2,856)               -
----------------------------------------------------------------------------
  Projected benefit obligation
   at end of year                               $    83,368      $    95,253
----------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets
   at beginning of year                             111,435          109,793
  Actual return on plan assets                       15,032            7,242
  Benefits paid                                      (5,881)          (5,600)
  Expected transfer of
   settlement/curtailment assets                     (2,625)               -
----------------------------------------------------------------------------
  Fair value of plan assets at end of year      $   117,961      $   111,435
----------------------------------------------------------------------------
Funded status                                   $    34,593      $    16,182
Unrecognized net gain                               (24,528)          (9,636)
Unrecognized prior service cost                         607              952
Unrecognized net assets                                 (16)             (25)
----------------------------------------------------------------------------
Prepaid pension cost (in other assets)          $    10,656      $     7,473
============================================================================

In addition, the Company established in 1988 a supplemental defined benefit plan for substantially all employees. In 1999, 1998 and 1997, the net pension expense for this plan was approximately $130,000, $127,000, and $126,000, respectively.

The Company also has a supplemental retirement plan for officers and certain employees under which the Company has agreed to pay a predetermined retirement benefit. In the event of preretirement death or disability, the plan provides for similar benefits. Total expenses under this plan in 1999, 1998 and 1997 were $602,000, $672,000 and $600,000, respectively.

(16) Postretirement Health Care and Life Insurance Benefits

The Company provides certain health care and life insurance benefits to qualified retired employees and dependents at certain locations. These benefits are funded on a pay-as-you-go basis, with the retiree paying a portion of the cost through contributions, deductibles and coinsurance provisions. The Company has always retained the right to modify or terminate the plans providing these benefits.

In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the Company recognizes these benefit expenses on an accrual basis as the employees earn them during their employment rather than when they are actually paid.

Postretirement health care and life insurance expense included the following components:

    =====================================================================
                                          1999         1998         1997
                                                  (in thousands)
    ---------------------------------------------------------------------
    Service cost                        $    80      $    41      $    36
    Interest cost                           276          237          250
    Amortization of net unrecognized
     loss (gain)                             43            -          (15)
    ---------------------------------------------------------------------
    Total postretirement health care
     and life insurance expense         $   399      $   278      $   271
    =====================================================================

In addition, in connection with the sale of the Company's satellite products business (Note 4), the Company recognized a curtailment gain of $47,000.

The funded status and breakdown of the postretirement health care and life insurance benefits are as follows as of December 31:

      =================================================================
                                                 1999           1998
                                                     (in thousands)
      -----------------------------------------------------------------
      Change in accumulated postretirement
       benefit obligation:
        Accumulated benefit obligation
         at beginning of year                  $   3,572      $   3,574
        Service cost                                  80             41
        Interest cost                                276            237
        Benefits paid                               (419)          (392)
        Participant contributions                     26             31
        Actuarial loss                               695             15
        Change in discount rate                     (208)            66
        Effect of curtailment                       (620)             -
      -----------------------------------------------------------------
      Unfunded accumulated postretirement
       benefit obligation at end of year       $   3,402      $   3,572
      Unrecognized net loss                            -           (129)
      -----------------------------------------------------------------
      Accrued postretirement benefit cost      $   3,402      $   3,443
      =================================================================

Actuarial assumptions used in determining the accumulated postretirement benefit obligation include a discount rate of 7.5% and 6.75% at December 31, 1999 and 1998, respectively, and estimated increases in health care costs. The Company has limited its increase in health care costs to 5% per year by requiring the retirees to absorb any costs in excess of 5% and has used such rate to measure its obligation.

(17) Commitments and Contingencies

The Company is contingently liable under the terms of letters of credit (Note
9) aggregating approximately $13,430,000 at December 31, 1999, should it fail to perform in accordance with the terms of its contracts with foreign customers.

At December 31, 1999, the Company and its subsidiaries were obligated under building and equipment leases expiring between 2000 and 2012. Minimum future rentals under those obligations with noncancellable terms in excess of one year are as follows:

   2000       -     $ 2,963,000
   2001       -     $ 2,867,000
   2002       -     $ 2,406,000
   2003       -     $ 2,207,000
   2004       -     $ 1,512,000
   Thereafter -     $ 6,642,000

Rental expense for continuing operations under such leases for the years ended December 31, 1999, 1998 and 1997 amounted to $2,885,000, $2,412,000 and
$2,703,000, respectively.

(18) Legal Matters

The Company and three other companies entered into a consent decree in 1990 with the Federal government for the remediation of a Superfund site. The Superfund site has been divided into three operable units. The consent decree relates to two of the operable units. The third operable unit has not been formally studied. The Company believes that the aggregate amount of the obligation and timing of cash payments associated with these two operable units are reasonably fixed and determinable. Accordingly, the environmental obligation has been discounted at five percent. Management estimates that as of December 31, 1999, the discounted liability over the remainder of the twenty-six years related to these two operable units is approximately $2.5 million of which approximately $0.4 million has been classified as current and is included in accounts payable and accrued liabilities. Approximately $0.8 million of the $2.5 million liability will be incurred over the next five years. In 1998 and 1997, the Company settled with one of its insurance carriers for $2.2 million, net of associated costs of $0.3 million, and $2.9 million, respectively, which was recorded as litigation settlement income. All $5.1 million was collected in 1998.

The Company is also involved in other environmental cleanup efforts, none of which management believes is likely to have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Additionally, the Company and its subsidiaries are subject to certain legal actions that arise out of the normal course of business. It is management's belief that the ultimate outcome of these actions will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

(19) Business Segments

The Company determines its operating segments based upon an analysis of its products and services, production processes, types of customers, economic characteristics, and the related regulatory environment. The Company's continuing operations are conducted in two business segments: Defense and Aerospace Systems and Engineered Materials. The Defense and Aerospace Systems segment sells its products and services primarily to customers in the defense industry. The Engineered Materials segment sells its products to customers in various commercial industries.

Domestic government sales, which include sales to prime contractors of the government, amounted to 48%, 50% and 44% of net sales, which were 58%, 57% and 63% of Defense and Aerospace Systems' net sales and 26%, 36% and 32% of Engineered Materials' net sales for 1999, 1998 and 1997, respectively. Export sales comprised 34%, 32% and 37% of net sales for 1999, 1998 and 1997, respectively.

Principal products and services by segment are as follows:

 Defense and Aerospace Systems Segment
  Marine and Aircraft Systems
   *   Aircraft Stores Suspension and Release Equipment
   *   Airborne Mine Countermeasures Systems
  Combat Systems and Analysis
   *   Integrated Combat Systems
   *   Command, Control and Communications Systems
   *   Undersea Warfare Sonar
   *   Technology Services and Analysis
 Engineered Materials Segment
   *   Electro-Ceramic Products
   *   Advanced Fiber Composite Structural Products

==============================================================================
                                             1999         1998         1997
                                                     (in thousands)
------------------------------------------------------------------------------
Net sales from continuing operations:
  Defense and Aerospace Systems          $   66,381   $   53,785   $   43,807
  Engineered Materials                       31,555       27,618       29,901
------------------------------------------------------------------------------
                                         $   97,936   $   81,403   $   73,708
------------------------------------------------------------------------------
Operating earnings from
 continuing operations:
  Defense and Aerospace Systems          $    7,012   $    5,966   $    3,910
  Engineered Materials(1)                     2,237        3,589        1,159
  Litigation settlement income                    -        2,200        2,900
------------------------------------------------------------------------------
                                         $    9,249   $   11,755   $    7,969
Net interest expense                           (785)        (428)        (459)
Other income (expense), net                     230         (100)         (50)
------------------------------------------------------------------------------
Earnings before Federal income taxes     $    8,694   $   11,227   $    7,460
------------------------------------------------------------------------------
Identifiable assets:
  Defense and Aerospace Systems          $   43,455   $   33,511   $   14,445
  Engineered Materials                       26,522       23,368       17,452
  Net assets of discontinued operations       8,139       19,820       26,399
  Corporate                                  46,375       47,931       49,260
------------------------------------------------------------------------------
                                         $  124,491   $  124,630   $  107,556
------------------------------------------------------------------------------
Depreciation and amortization:
  Defense and Aerospace Systems          $    1,331   $      935   $    2,349
  Engineered Materials                        1,653        1,068        1,158
  Corporate                                     406          340          177
------------------------------------------------------------------------------
                                         $    3,390   $    2,343   $    3,684
------------------------------------------------------------------------------
Capital Expenditures:
  Defense and Aerospace Systems          $    1,114   $    2,100   $      808
  Engineered Materials                        2,890        1,021          980
  Corporate                                      28           12          115
------------------------------------------------------------------------------
                                          $   4,032   $    3,133   $    1,903
==============================================================================

1. Includes a $2.0 million charge in 1997 for the consolidation and discontinuance of an acoustic products product line.

(20) Subsequent Event

In January 2000, the Company announced that its Board of Directors approved the merger of a wholly-owned subsidiary of the Company with AIL Technologies Inc.
(AIL). Under the merger agreement and share purchase agreements with certain AIL shareholders, all of the outstanding common and preferred shares of AIL will be exchanged or purchased for approximately 6.6 million newly issued EDO common shares and a cash payment aggregating approximately $13 million depending on the final exchange ratio and the market price of EDO common shares on or about the closing date. The merged company will also assume AIL debt, which was approximately $23.2 million of as of December 31, 1999. The transaction is subject to a vote by both companies' shareholders, including the trustee of AIL's Employee Stock Ownership Plan, and regulatory authorities as well as certain other conditions. As of December 31, 1999, approximately $1,000,000 of deferred transaction costs relating to the merger are included in other noncurrent assets in the accompanying consolidated balance sheet.

KPMG LLP
INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders

EDO Corporation

We have audited the accompanying consolidated balance sheets of EDO Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EDO Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

KPMG LLP

Melville, New York
February 15, 2000

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth unaudited quarterly financial information for 1999 and 1998 (in thousands, except per share amounts).

==============================================================================================
                    First   Quarter    Second   Quarter     Third   Quarter   Fourth   Quarter
                    1999      1998      1999      1998      1999      1998      1999      1998
----------------------------------------------------------------------------------------------
Net sales from
 continuing
 operations      $23,022   $18,886   $23,661   $18,949   $23,812   $20,035   $27,441   $23,533
Net earnings
 (loss):
  Continuing
   operations      1,188     1,922     1,320     2,285     1,677     2,528     1,899     3,612
  Discontinued
   operations        232       (17)      211        (7)   (3,509)     (256)     (998)   (1,836)
----------------------------------------------------------------------------------------------
  Total            1,420     1,905     1,531     2,278    (1,832)    2,272       901     1,776
Earnings (loss)
 per share:
  Basic:
   Continuing
    operations      0.14      0.26      0.16      0.31      0.21      0.34      0.25      0.51
   Discontinued
    operations      0.03     (0.01)     0.03         -     (0.52)    (0.04)    (0.15)    (0.28)
----------------------------------------------------------------------------------------------
   Total            0.17      0.25      0.19      0.31     (0.31)     0.30      0.10      0.23
  Diluted:
   Continuing
    operations      0.12      0.22      0.14      0.27      0.18      0.29      0.21      0.44
   Discontinued
    operations      0.03         -      0.02         -     (0.43)    (0.04)    (0.12)    (0.24)
----------------------------------------------------------------------------------------------
   Total            0.15      0.22      0.16      0.27     (0.25)     0.25      0.09      0.20
Preferred
 dividends paid      259       277       249       263       247       264       245       259
==============================================================================================

                                  HSBC BANK USA
                    Trustee Under the AIL Technologies Inc.
                          Employee Stock Ownership Plan

                                                               ___________, 2000
To:        All Participants in the
           AIL Technologies Inc. Employee Stock Ownership Plan (ESOP)

Enclosed you will find a copy of AIL Technologies Inc.'s Notice of Special Meeting and the AIL Technologies Inc. and EDO Corporation Joint Proxy Statement/Prospectus for AIL's special meeting of common stockholders to be held on Thursday, [May 25, 2000] at 5:00 P.M. Below is a Voting Instruction Form for the ESOP. As a participant in the ESOP, you are entitled to instruct the undersigned to vote the shares of AIL common stock credited to your ESOP account.

IF YOU DO NOT RETURN THE ESOP VOTING INSTRUCTION FORM, THE UNDERSIGNED WILL VOTE THE COMMON STOCK ALLOCABLE TO YOUR ACCOUNT IN THE SAME RELATIVE PROPORTIONS AS THE SHARES OF COMMON STOCK FOR WHICH INSTRUCTIONS ARE RECEIVED.

Please complete, date and sign the Voting Instruction Form and return the Form in the enclosed envelope. No postage is required if mailed in the United States. Your voting instructions will not be disclosed to AIL.

The Voting Instruction Form is not a proxy. If you own shares of AIL common stock otherwise than under the ESOP, those other shares of AIL common stock may be voted in person at the Special Meeting or by completing, dating, signing and returning the separate proxy card which will be supplied to you by AIL.

HSBC will vote the shares of common stock allocable to you as indicated, or, if you do not return instructions to HSBC by [May 22, 2000], proportionately to the voting instructions received from the other participants in the ESOP, unless HSBC determines that to do so would violate its duties and responsibilities as ESOP Trustee. Once HSBC receives your Voting Instruction Form you may not change your decision.

Very truly yours,

HSBC BANK USA
as Trustee under the AIL Technologies Inc.
Employee Stock Ownership Plan

                                  HSBC BANK USA

                   AS TRUSTEE UNDER THE AIL TECHNOLOGIES INC.

                          EMPLOYEE STOCK OWNERSHIP PLAN

                               VOTING INSTRUCTIONS

The undersigned hereby instructs HSBC, as Trustee, to vote or cause to be voted all shares of common stock which are allocated to the account of the undersigned under the AIL Employee Stock Ownership Plan, at the Special Meeting of common stockholders on [May 25, 2000] and at any adjournment or postponement thereof, upon the following matters, as described in the AIL Technologies Inc. and EDO Corporation Joint Proxy Statement/Prospectus, receipt of which is hereby acknowledged, and in the discretion of the Trustee or any duly appointed proxy agent of the Trustee, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name appears hereon and return this form to HSBC in the envelope provided. The shares of AIL common stock represented hereby will be voted as specified. If you return this card with no instructions or if you do not return this card, your shares of AIL common stock will be voted in proportion to the votes of the other ESOP participants.

(MARK ONLY ONE)

No 1.   Adoption of the Merger Agreement
        and approval of the Merger with EDO
        Corporation

        FOR           AGAINST        ABSTAIN
       /__/            /__/           /___/



     These instructions relate only to shares of AIL common stock held under the AIL Technologies, Inc. ESOP. Shares of AIL common stock owned otherwise may be voted in person at the Special Meeting or by signing, dating and returning the separate proxy form supplied by AIL.



[                              ]
       AFFIX LABEL WITH
    NAME, MAILING ADDRESS,
        & NO. OF SHS.

[                              ]


______________________________________________         DATED _____________, 2000
                     SIGNATURE


THIS FORM MUST BE RECEIVED BY HSBC BY 5 P.M. ON [MAY 22, 2000]

                                                           AIL TECHNOLOGIES INC.
                                                                455 Commack Road
                                                       Deer Park, New York 11729
                                                                    800-299-9418

Neil A. Armstrong
Chairman of the Board
                                                                 ______ __, 2000

Dear Fellow Stockholder:

      You are cordially invited to attend a Special Meeting of common stockholders of AIL Technologies Inc., which will be held at 455 Commack Road, Deer Park, New York 11729, at 5:00 P.M., on [May 25, 2000].

      Whether you do or do not plan to attend the meeting, it is important that your shares of AIL common stock be represented. Regardless of the number of shares of AIL common stock you own, you are encouraged to promptly sign and mail the proxy below. This will aid AIL in avoiding the expense of additional proxy solicitations, and will not affect your right to vote in person in the event that you attend the meeting. Thank you for your cooperation.

                                                        Sincerely,




                             EVERY VOTE IS IMPORTANT
              PLEASE SIGN, DATE AND MAIL YOUR PROXY IN THE ENVELOPE
                  PROVIDED AS SOON AS POSSIBLE. YOUR PROXY DOES
                 NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE
                          EVENT YOU ATTEND THE MEETING.

              - Please Detach and Mail in the Envelope Provided -

A    /X/  PLEASE MARK YOUR
          VOTES AS IN THIS EXAMPLE



            The Board of Directors recommends a vote FOR Proposal 1.

No. 1   Adoption of the Merger Agreement and     FOR    AGAINST    ABSTAIN
approval of the Merger with EDO Corporation.     / /      / /        / /

____________________________________________________________________________

                                               To the extent not otherwise
                                               specified, the shares of AIL
                                               Common Stock to which this proxy
                                               relates will be voted FOR
                                               Proposal 1.

                                               I plan to attend the meeting. / /


                                           SIGN, DATE AND MAIL YOUR PROXY TODAY.

Signature(s) of Stockholder(s) ____________________________  Dated _______, 2000
IMPORTANT:  Please sign exactly as your name or names appear hereon.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Each joint owner should sign.

                              AIL TECHNOLOGIES INC.

            SPECIAL MEETING OF STOCKHOLDERS - MONDAY, [MAY 25, 2000]

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                       DIRECTORS OF AIL TECHNOLOGIES INC.


            The undersigned hereby appoints DARRELL L. REED and JAMES M. SMITH, and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all shares of common stock of AIL Technologies Inc. (the "Company"), which the undersigned is entitled to vote at the Special Meeting of common stockholders of the Company to be held at 455 Commack Road, Deer Park, New York 11729, on Thursday [May 25, 2000] at 5:00 P.M. New York time, and at any adjournment or postponement thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the AIL Technologies Inc. and EDO Corporation Joint Proxy Statement/Prospectus, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

           (CONTINUED, AND TO BE DATED AND SIGNED ON THE OTHER SIDE.)

                                                                             EDO
                                                                     CORPORATION
                                                 60 East 42nd Street, Suite 5010
                                                        New York, New York 10165
                                                                    212-716-2000
Frank A. Fariello
Chairman of the Board
and Chief Executive Officer
                                                                 ______ __, 2000
Dear Fellow Shareholder:


      You are cordially invited to attend the Annual Meeting of Shareholders of your Company, which will be held in the 11th floor Conference Center of Chase Manhattan Bank, 270 Park Avenue, New York, New York, at 11:00 A.M., on [May 26, 2000].


      In addition to the four proposals on the agenda for the meeting, your management will report on the activities of the Company during the past year and provide a discussion period to give you an opportunity to ask questions concerning the Company's business and its operations.

      Whether you do or do not plan to attend the meeting, it is important that your shares be represented. Regardless of the number of shares you own, you are encouraged to promptly sign and mail the proxy below. This will aid the Company in avoiding the expense of additional proxy solicitation, and will not affect your right to vote in person in the event that you attend the meeting. Thank you for your cooperation.

                                                          Sincerely,




                             EVERY VOTE IS IMPORTANT
              PLEASE SIGN, DATE AND MAIL YOUR PROXY IN THE ENVELOPE
                  PROVIDED AS SOON AS POSSIBLE. YOUR PROXY DOES
                 NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE
                          EVENT YOU ATTEND THE MEETING.

              - Please Detach and Mail in the Envelope Provided -

A    /X/  PLEASE MARK YOUR
          VOTES AS IN THIS EXAMPLE



      The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

                        FOR                                 WITHHOLD
                       all nominees (except              for all nominees            NOMINEES:
                        as indicated below)                                          Robert E. Allen
No. 1                        / /                             / /                     Robert Alvine
     Election of                                                                     Michael J. Hegarty
     Directors


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


_________________________________________________________________


                                                                          FOR         AGAINST         ABSTAIN
No. 2 Ratification of appointment of KPMG
LLP as independent auditors for EDO for 2000.                             / /          / /              / /




No. 3 The issuance of 6,553,229 EDO                                       FOR         AGAINST         ABSTAIN
      common shares in the merger.                                        / /          / /              / /


                                                                          FOR         AGAINST         ABSTAIN
                                                                          / /          / /              / /

No. 4 Increase in the number of EDO Common Shares subject to EDO's
1996 long-term incentive plan from 600,000 EDO Common Shares to 1,050,000 EDO Common Shares, which increase will effective only if we complete the merger.




                                       TO THE EXTENT NOT OTHERWISE SPECIFIED,
                                       THE COMMON SHARES TO WHICH THIS PROXY
                                       RELATES WILL BE VOTED FOR THE ELECTION OF
                                       ALL NOMINEES AS DIRECTORS AND FOR
                                       PROPOSALS 2, 3 AND 4.




                                               I plan to attend the meeting. / /


                                           SIGN, DATE AND MAIL YOUR PROXY TODAY.

Signature(s) of Shareholder (s) _________________________ Dated __________, 2000
IMPORTANT: Please sign exactly as your name or names appear hereon.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Each joint owner should sign.

                                 EDO CORPORATION

            ANNUAL MEETING OF SHAREHOLDERS - FRIDAY, [MAY 26, 2000]

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                         DIRECTORS OF EDO CORPORATION.



The undersigned hereby appoints MARVIN D. GENZER and IRA KAPLAN, and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all Common Shares of EDO Corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held in the 11th floor Conference Center of Chase Manhattan Bank, 270 Park Avenue, New York, New York, on Friday, [May 26, 2000] at 11:00 A.M. New York time, and at any adjournment or postponement thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the EDO Corporation and AIL Technologies Inc. Joint Proxy Statement/Prospectus, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.


           (CONTINUED, AND TO BE DATED AND SIGNED ON THE OTHER SIDE.)

                              THE BANK OF NEW YORK
                        Trustee Under the EDO Corporation
                          Employee Stock Ownership Plan

                                                               ___________, 2000
To:        All Participants in the
           EDO Corporation Employee Stock Ownership Plan (ESOP)


         Enclosed you will find a copy of EDO Corporation's 1999 Annual Report to Shareholders and a Notice of Annual Meeting and EDO Corporation and AIL Technologies Inc. Joint Proxy Statement/Prospectus for EDO's 2000 Annual Meeting of Shareholders. Below is a Voting Instruction Card for the ESOP. As a participant in the ESOP, you are entitled to instruct the undersigned to vote the EDO Common Shares and/or ESOP Convertible Preferred Shares Series A credited to your ESOP account as of _____________. Under the ESOP, your voting instructions also apply to any shares in the Trust established under the ESOP that will be allocated to your account based on your compensation for 1999.


IF YOU DO NOT RETURN THE ESOP VOTING INSTRUCTION CARD, THE UNDERSIGNED WILL VOTE THE ESOP COMMON SHARES AND/OR PREFERRED SHARES CREDITED OR ALLOCABLE TO YOUR ACCOUNT IN THE SAME RELATIVE PROPORTIONS AS THE SHARES FOR WHICH INSTRUCTIONS ARE RECEIVED.

Please complete, date and sign the Voting Instruction Card and return the Card in the enclosed envelope. No postage is required if mailed in the United States. Your voting instructions will not be disclosed to EDO.

The Voting Instruction Card is not a proxy. If you own EDO Common Shares otherwise than under the ESOP, those other shares may be voted in person at the Annual Meeting or by completing, dating, signing and returning the separate proxy card which will be supplied to you by EDO Corporation.

Very truly yours,

THE BANK OF NEW YORK
as Trustee under the EDO Corporation
Employee Stock
Ownership Plan

              - Please Detach and Mail in the Envelope Provided -

A    /X/   PLEASE MARK YOUR
           VOTES AS IN THIS EXAMPLE

      The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

                            FOR                        WITHHOLD
                     all nominees (except as       for all nominees        NOMINEES:
                        indicated below)                                   Robert E. Allen
No. 1                                                                      Robert Alvine
  Election of               / /                          / /               Michael J. Hegarty
  Directors




(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR
ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEES NAME IN
THE SPACE PROVIDED BELOW
--------------------------------------------------



                                                                FOR      AGAINST      ABSTAIN
No. 2 Ratification of appointment of KPMG LLP
      as independent auditors for EDO for 2000                  / /        / /          / /

                                                                FOR      AGAINST      ABSTAIN
No. 3 The issuance of 6,553,229 EDO common
      shares in the merger.                                     / /        / /          / /

                                                                FOR      AGAINST      ABSTAIN
No. 4 Increase in the number of EDO Common
      Shares subject to EDO's 1996 long-term                    / /        / /          / /
      incentive plan from 600,000 EDO
      Common Shares to 1,050,000 EDO
      Common Shares, which increase will
      become effective only if we
      complete the merger.


                                       These instructions relate only to shares under the EDO Corporation Employee Stock Ownership Plan. EDO Corporation shares owned otherwise than under the aforesaid Plan may be voted in person at the Annual Meeting or by signing, dating and returning the separate proxy card supplied by EDO Corporation.

                                       Please sign exactly as your name appears hereon and return this card to The Bank of New York in the envelope provided. The shares represented hereby will be voted as specified. If you return this card with no instructions indicated, you will be deemed to have instructed the Trustee to vote or cause to be voted such shares, and such shares will be voted FOR the election of all nominees as directors and FOR Proposals 2, 3 and 4 above. To facilitate voting such shares, please mail this card in time to be received by The Bank of New York not later than __________, 2000.



                                               I plan to attend the meeting. / /

Signature _______________________________________________ Dated ________, 2000

                              THE BANK OF NEW YORK

                      AS TRUSTEE UNDER THE EDO CORPORATION

                          EMPLOYEE STOCK OWNERSHIP PLAN

                               VOTING INSTRUCTIONS


The undersigned hereby instructs The Bank of New York, as Trustee, to vote or cause to be voted all Common Shares and/or ESOP Convertible Preferred Shares Series A of EDO Corporation, which were credited, or which would have been allocable (based on 1999 compensation), as of _______________, to the account of the undersigned under the EDO Corporation Employee Stock Ownership Plan, at the Annual Meeting of Shareholders on [May 26, 2000] and at any adjournment or postponement thereof, upon the following matters, as described in the EDO Corporation and AIL Technologies Inc. Joint Proxy Statement/Prospectus, receipt of which is hereby acknowledged, and in the discretion of the Trustee or any duly appointed proxy agent of the Trustee, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.


           (CONTINUED, AND TO BE DATED AND SIGNED ON THE OTHER SIDE.)

                        ANNUAL REPORT TO EDO SHAREHOLDERS

To our shareholders:

           In January 2000, EDO and AIL Technologies announced the signing of a definitive merger agreement. The Proxy Statement enclosed with this annual report describes the proposed merger in detail. Please read it carefully.

           EDO shareholders will be asked to vote upon the transaction at a meeting of shareholders that will be combined with the Company's 2000 annual meeting. We have decided to postpone production of a "glossy" annual report pending completion of the proposed transaction.

1999 RESULTS

           For the twelve months ended December 31, 1999, earnings from continuing operations available for common shares were $5,084,000, or $0.65 per diluted share, reflecting a 30% effective tax rate. This compares with earnings from continuing operations available for common shares for 1998, excluding litigation settlement income (net of income taxes) of $2,024,000, or $0.26 per diluted share, of $7,260,000, or $0.95 per diluted share, reflecting an 8% effective tax rate. Including the litigation settlement income, earnings from continuing operations available for common shares for 1998 were $9,284,000, or $1.21 per diluted share.

           The decrease in earnings from continuing operations for 1999 compared with 1998, excluding the litigation settlement income (net of income taxes), resulted from the adverse impact on margins of lower sales of electro-ceramics products, lower relative margins of recent acquisitions, and the higher effective tax rate.

           Sales for 1999 increased 20% to $97,936,000 from $81,403,000 from
1998. This increase was the result of the contributions of recent acquisitions and higher sales of aircraft stores suspension and release equipment, airborne mine countermeasures systems and integrated combat systems, partially offset by reduced sales of undersea warfare sonar systems and electro-ceramic and fiber composite products.

           The backlog of unfilled orders from continuing operations at December 31, 1999 rose to $133,880,000 from $130,151,000 a year earlier.

           We are pleased with EDO's performance for 1999. We look forward to reporting our progress to you.